   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1997

                                                 REGISTRATION NO. 333-27467
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                              AMENDMENT NO. 1

                                    TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                                   WAI, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         OKLAHOMA                    4923
     (STATE OR OTHER          (PRIMARY STANDARD           (IRS EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION    IDENTIFICATION NO.)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

                                --------------
                             100 WEST FIFTH STREET
                             TULSA, OKLAHOMA 74103
                                 (918) 588-7000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------
     EUGENE N. DUBAY           JOHN K. ROSENBERG          JOHN K. ROSENBERG
    VICE PRESIDENT OF              PRESIDENT                EXECUTIVE VICE
  CORPORATE DEVELOPMENT            WAI, INC.                PRESIDENT AND
        ONEOK INC.          C/O WESTERN RESOURCES,         GENERAL COUNSEL
  100 WEST FIFTH STREET              INC.              WESTERN RESOURCES, INC.
  TULSA, OKLAHOMA 74103        818 KANSAS AVENUE          818 KANSAS AVENUE
      (918) 588-7000         TOPEKA, KANSAS 66612        TOPEKA, KANSAS 66612
                                (913) 575-6300              (913) 575-6300
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                --------------
                                   Copies to:
     DONALD A. KIHLE            PAUL M. REINSTEIN         FRANCIS J. AQUILA
    GABLE GOTWALS MOCK        FRIED, FRANK, HARRIS,      SULLIVAN & CROMWELL
  SCHWABE KIHLE GABERINO       SHRIVER & JACOBSON          125 BROAD STREET
  100 WEST FIFTH STREET,        ONE NEW YORK PLAZA        NEW YORK, NEW YORK
        SUITE 1000           NEW YORK, NEW YORK 10004           10004
  TULSA, OKLAHOMA 74103           (212) 859-8000            (212) 558-4000
      (918) 585-8141

                                --------------
  Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective and all other conditions to the transactions (the "Transactions") among Western Resources, Inc., ONEOK Inc. ("ONEOK") and WAI, Inc. pursuant to the Agreement, dated as of December 12, 1996, as amended and restated as of May 19, 1997 (the "Agreement"), described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                --------------
                        CALCULATION OF REGISTRATION FEE
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--------------------------------------------------------------------------------

                                                           PROPOSED
                                             PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF                      MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE       AMOUNT TO BE   OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED        REGISTERED(1)(2)   PER SHARE      PRICE(2)      FEE(2)
----------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share........    27,481,337         N/A       $757,385,648 $229,511.13
----------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Based upon the number of issued and outstanding shares of common stock of ONEOK Inc. on Friday, March 14, 1997.

(2) Reflect the market price of the common stock of ONEOK to be converted into common stock of the registrant in connection with the Transactions computed in accordance with Rule 457(f) and Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale prices of the common stock of ONEOK as reported by the New York Stock Exchange, Inc. on March 14, 1997. The proposed maximum aggregate offering price are estimated solely to determine the registration fee.

                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 [ONEOK LOGO]

                                                             July   , 1997

Dear Shareholders of ONEOK Inc.:

  On behalf of the Board of Directors, I am pleased to enclose the Proxy Statement/Prospectus for the proposed combination of the local natural gas distribution business of Western Resources, Inc. ("WRI") and the natural gas transportation and marketing businesses conducted by Mid Continent Market Center, Inc. and Westar Gas Marketing, Inc., direct or indirect wholly-owned subsidiaries of WRI (collectively, with WRI's local natural gas distribution business, the "Gas Business") with the business of ONEOK Inc. ("ONEOK"). The proposed combination will be effected in two steps, namely (i) the contribution (the "Asset Transaction") by WRI of the Gas Business to WAI, Inc. ("WAI"), a corporation newly formed by WRI under the laws of the State of Oklahoma, followed by (ii) the merger of ONEOK into WAI (the "Merger" and, together with the Asset Transaction, the "Transactions") (WAI being referred to herein, after the Merger, as "New ONEOK"). Upon the consummation of the Transactions, ONEOK shareholders will receive one share of common stock of New ONEOK, par value $0.01 per share ("New ONEOK Common Stock"), for each share of common stock of ONEOK, without par value ("ONEOK Common Stock"), that they own and WRI will receive 2,996,702 shares of New ONEOK Common Stock and 19,317,584 shares of Series A Convertible Preferred Stock of New ONEOK, par value $0.01 per share ("Series A Convertible Preferred Stock"). On a fully diluted basis and based on the number of shares of ONEOK Common Stock outstanding as of December 12, 1996, (a) the holders of ONEOK Common Stock will hold shares of New ONEOK Common Stock representing in the aggregate at least 90.1% of the New ONEOK Common Stock to be outstanding or, assuming conversion of all Series A Convertible Preferred Stock to be held by WRI, not less than 55.0% of the New ONEOK Common Stock to be outstanding and (b) WRI will hold shares of New ONEOK Common Stock and Series A Convertible Preferred Stock together representing in the aggregate up to 9.9% of the New ONEOK Common Stock to be outstanding prior to conversion of the Series A Convertible Preferred Stock and up to 45.0% of the New ONEOK Common Stock outstanding thereafter, of which up to 35.1% represents New ONEOK Common Stock issuable assuming the conversion of the Series A Convertible Preferred Stock. As part of the Transactions, New ONEOK will also assume $35 million (subject to adjustment) of debt of WRI.

  The consummation of the Transactions, which have been approved by the Boards of Directors of ONEOK, WRI and WAI, requires the approval of the ONEOK common shareholders but does not require the approval of the WRI shareholders, and will be considered by the ONEOK common shareholders at the special meeting of
shareholders to be held on    , 1997. The Transactions are viewed by
management of ONEOK as an attractive opportunity to enhance both immediate and long-term shareholder value. The Transactions constitute a significant step forward in the evolution and growth of ONEOK by enabling ONEOK to become stronger, healthier and more competitive as the energy industry undergoes a period of deregulation and consolidation. Your affirmative vote in support of the Transactions on the enclosed Proxy Card is respectfully requested.

  The consummation of the Transactions furthers ONEOK's goal of pursuing strategic alliances and acquisition opportunities in local natural gas distribution and other energy-related businesses. The combination will increase ONEOK's customer base from approximately 730,000 to almost 1.4 million customers, making the combined business the eighth largest natural gas distribution company in the United States. As a result of the Transactions, ONEOK will expand its system distribution and customer base into Kansas and additional markets in Oklahoma. ONEOK expects to achieve significant synergies in the combined contiguous service areas through enhanced operating efficiencies. The combination will lower the debt-to-equity ratio of the combined business relative to ONEOK prior to the Transactions and strengthen its balance sheet, thereby enabling the combined business to have greater financial flexibility to pursue opportunities through internal growth and other transactions. Although the equity WRI will receive in the Transactions will make WRI the most significant holder of equity in the combined enterprise, the terms of the Transactions maintain control of the ongoing entity and its business strategy in the hands of the public ONEOK shareholders, subject to certain provisions, including minority Board representation, which permit WRI to protect its equity investment. WRI's equity holdings in the surviving entity make WRI a joint participant in the success of the combined business and are expected to lead to significant cross-marketing opportunities for both companies. The ongoing alliance between WRI and ONEOK contemplated by the Transactions provides the combined business with an enhanced opportunity to deliver a variety of products, in addition to natural gas, to ONEOK's natural gas customers in the future. Shareholders should also review carefully the factors discussed under "Risk Factors" in the attached Proxy Statement/Prospectus, in evaluating the proposed Transactions.

  At any time following the occurrence of a Regulatory Change (as defined in the attached Proxy Statement/Prospectus), the Series A Convertible Preferred Stock to be issued to WRI in connection with the Transactions will be convertible, at the option of WRI, in whole or in part, into New ONEOK Common Stock at the rate of one share of New ONEOK Common Stock per share of Series A Convertible Preferred Stock (as adjusted). Holders of Series A Convertible Preferred Stock will be entitled to receive a dividend payment amount for each New ONEOK Common Stock dividend period that will be 1.25 to 1.50 times the dividend amount declared on the New ONEOK Common Stock for such period, depending on when such period occurs, and that will be no less than $1.80 per share (as adjusted). In addition, upon conversion from time to time of any shares of Series A Convertible Preferred Stock into shares of Common Stock, WRI will be entitled to receive a payment amount that is formulated to ensure that, after conversion of all of WRI's shares of Series A Convertible Preferred Stock, WRI will have received $35 million in dividend payments for the first five years and/or a lump sum payment, if necessary.

  It is the considered opinion of your directors and management that the proposed Transactions are fair to, and in the best interests of, ONEOK and its shareholders.

  The terms of the Transactions are described in detail in the enclosed Proxy Statement/Prospectus. This document also contains important information relating to the Gas Business being contributed by WRI to the combined company, including historical financial information, pro forma financial information relating to the combined business and the full text of the opinion of PaineWebber Incorporated dated December 11, 1996, financial advisor to ONEOK, to the effect that the proposed Transactions are fair to ONEOK's common shareholders from a financial point of view. The opinion of PaineWebber has not been updated and will not be updated prior to the closing of the Transactions.

  The affirmative vote of the holders of a majority of the outstanding shares of ONEOK common stock is required to approve the proposed Transactions. In order to expedite action upon these matters, I respectfully urge all shareholders to execute and return the enclosed Proxy Card as soon as possible.

  I appreciate the confidence ONEOK shareholders have accorded management in the past, and I assure you that we will put forth every effort to merit your continued support in the future.

  PLEASE SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED
ENVELOPE.

                                          Sincerely,

                                          Larry W. Brummett

                                          Chairman, President and Chief

                                          Executive Officer

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                     , 1997

                                                             July   , 1997

To the Shareholders of ONEOK Inc.:

  A special meeting of shareholders (the "Special Meeting") of ONEOK Inc., a
Delaware corporation ("ONEOK"), will be held on      , 1997, at 10:00 a.m.,
local time, at ONEOK's offices at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma. Attendance at the Special Meeting will be limited to shareholders of
record on      , 1997, or their proxies, beneficial owners having evidence of ownership on that date, and invited guests of ONEOK.

  The purpose of the Special Meeting is to consider and vote upon the following proposal:

  1. The combination of the local natural gas distribution business of Western Resources, Inc. ("WRI"), and WRI's direct or indirect wholly-owned natural gas transportation and marketing subsidiaries, Mid Continent Market Center, Inc. ("MCMC") and Westar Gas Marketing, Inc. ("Westar" and, together with MCMC, their respective subsidiaries and WRI's local natural gas distribution business, the "Gas Business") with the business of ONEOK in accordance with the terms of the Agreement, dated as of December 12, 1996, as amended and restated as of May 19, 1997 (the "Agreement"), among WRI, ONEOK and WAI, Inc. ("WAI"), a newly formed Oklahoma corporation and wholly-owned subsidiary of WRI, pursuant to which: (A) immediately prior to the effective time of the Merger (as defined below) (the "Merger Effective Time"), WRI will contribute, or will cause to be contributed (the "Asset Transaction" and, together with the Merger and the other transactions contemplated by the Agreement and the other agreements ancillary thereto, the "Transactions"), to WAI all of the assets of WRI that are primarily used in, or primarily related to or primarily generated by, the field operations of the Gas Business, and all of the outstanding capital stock of Westar and MCMC (the "Assets"), whereupon WAI will assume (i) all of the liabilities of WRI that arise primarily out of, or relate primarily to or are primarily generated by, the Assets and (ii) approximately $35 million (subject to adjustment) aggregate principal amount of debt of WRI, and (B)(i) ONEOK will merge (the "Merger") with and into WAI, with WAI as the surviving corporation, whereupon WAI's name will be changed to "ONEOK, Inc." (WAI being referred to herein, after the Merger Effective Time, as "New ONEOK"),
     (ii) the shares of common stock of ONEOK, without par value ("ONEOK Common Stock"), outstanding as of the Merger Effective Time will be converted on a one-for-one basis into shares of common stock of New ONEOK, par value $0.01 per share ("New ONEOK Common Stock"), whereupon, on a fully diluted basis after giving effect to the Transactions and based on the number of shares of ONEOK Common Stock outstanding as of December 12, 1996, (a) the holders of ONEOK Common Stock will hold shares of New ONEOK Common Stock representing in the aggregate at least 90.1% of the New ONEOK Common Stock to be outstanding or, assuming conversion of all Series A Convertible Preferred Stock, par value $0.01 per share ("Series A Convertible Preferred Stock"), of New ONEOK to be held by WRI pursuant to the Agreement, not less than 55.0% of the New ONEOK Common Stock to be outstanding, and (b) WRI will hold 2,996,702 shares of New ONEOK Common Stock and 19,317,584 shares of Series A Convertible Preferred Stock, together representing in the aggregate up to 9.9% of the New ONEOK Common Stock to be outstanding prior to conversion of the Series A Convertible Preferred Stock and up to 45.0% of the New ONEOK Common Stock outstanding thereafter, and (iii) WRI will be entitled, upon conversion of its shares of Series A Convertible Preferred Stock at any time following a Regulatory Change (as defined in the attached Proxy Statement/Prospectus under "The Shareholder Agreement"), to receive from New ONEOK an amount equal to $35 million if the conversion were to occur at the Closing (as defined in the attached Proxy Statement/Prospectus under "Summary--The Transactions--Closing Date; Effective Time"), which amount reduces to zero over five years or less as dividends are paid on WRI's shares of Series A Convertible Preferred Stock. All shares of New ONEOK Common

     Stock will be issued together with the corresponding number of associated rights to purchase one one-hundredths of a share of Series C Participating Preferred Stock, par value $0.01 per share, of New ONEOK pursuant to a Rights Agreement to be entered into at the Closing between WAI and Liberty Bank and Trust Company of Oklahoma City, N.A., as rights agent.

  2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

  The Board of Directors of ONEOK has fixed the close of business on      ,
1997, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. Only holders of record of ONEOK Common Stock at the close of business on the record date will be entitled to notice of, and to vote on, matters at the Special Meeting and any adjournment thereof. Reference is made to the attached Proxy Statement/Prospectus for a more complete description of the Agreement and the Transactions. Under applicable Delaware law and relevant organizational documents of ONEOK, holders of ONEOK Common Stock will not be entitled to dissenters' appraisal rights with respect to the approval of the Transactions. A list of ONEOK shareholders will be available at the Special Meeting and, during the ten-day period prior to the Special Meeting, at the offices of ONEOK Inc., 100 West Fifth Street, Tulsa, Oklahoma 74103-0871, during ordinary business hours.

                                        By Order of the Board of Directors,

                                        /s/ N. E. Duckworth
                                        ---------------------------------------

                                            N. E. Duckworth

                                         Secretary

Tulsa, Oklahoma

July   , 1997

  To assure your representation at the Special Meeting, please sign and mail the enclosed proxy, which is being solicited on behalf of the Board of Directors of ONEOK Inc. A return envelope that requires no postage if mailed in the United States is enclosed for your convenience in returning your proxy. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account. All proxy forms received by you should be signed and returned promptly to ensure that all your shares are voted.

  If your shares are held in the name of a broker, trust, bank or other nominee and you plan to attend the Special Meeting and vote your shares in person, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

  YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF ONEOK INC. IS REQUIRED TO APPROVE THE TRANSACTIONS. YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON, IF YOU WISH, AND REVOKE ANY PREVIOUSLY SUBMITTED PROXY CARD.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JULY 2, 1997

                                   ONEOK INC.
                                PROXY STATEMENT

                                  ----------

                                   WAI, INC.
                                   PROSPECTUS

                                  ----------

                   ONEOK INC. SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD       , 1997

                                  ----------

  This Proxy Statement/Prospectus is being furnished to holders of shares of common stock, without par value ("ONEOK Common Stock"), of ONEOK Inc., a Delaware corporation ("ONEOK"), in connection with the solicitation of proxies by the Board of Directors of ONEOK, for use at a special meeting (the "Special
Meeting") of shareholders of ONEOK to be held on    , 1997, at 10:00 a.m.,
local time, at ONEOK's offices at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma, and any adjournments or postponements thereof.

  At the Special Meeting, the shareholders of ONEOK will be asked to consider and vote upon transactions contemplated by an Agreement, dated as of December 12, 1996 (the "Original Execution Date"), as amended and restated as of May 19, 1997 (the "Amendment Date") (such Agreement, as amended and restated, the "Agreement"), among Western Resources, Inc., a Kansas corporation ("WRI"), ONEOK and WAI, Inc. ("WAI"), a newly formed Oklahoma corporation and wholly-owned subsidiary of WRI, pursuant to which: (A) immediately prior to the effective time of the Merger (as defined below) (the "Merger Effective Time"), WRI will contribute, or will cause to be contributed (the "Asset Transaction" and, together with the Merger and the

                                                        (continued on next page)

  This Proxy Statement/Prospectus and the accompanying form of proxy are first
being mailed to shareholders of ONEOK on or about    , 1997.

                                  ----------

  This Proxy Statement/Prospectus also constitutes a prospectus of WAI with respect to up to 27,933,705 shares of New ONEOK Common Stock to be issued to ONEOK shareholders pursuant to the Agreement in exchange for currently outstanding shares of ONEOK Common Stock and any additional shares of ONEOK Common Stock that may become outstanding prior to the Merger. Any shares of New ONEOK Common Stock that may be issued pursuant to the Agreement will be authorized for listing, subject to official notice of issuance, on the New York Stock Exchange (the "NYSE") prior to the Merger Effective Time.

  SEE "RISK FACTORS" BEGINNING ON PAGE 21 FOR A DISCUSSION OF CERTAIN MATTERS
     THAT SHOULD BE CONSIDERED BY SHAREHOLDERS OF ONEOK WITH RESPECT TO THE
                                 TRANSACTIONS.

                                  ----------

THE  SECURITIES TO  BE ISSUED  IN THE TRANSACTIONS  HAVE NOT  BEEN APPROVED  OR
 DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
  SECURITIES COMMISSION  PASSED UPON THE  ACCURACY OR ADEQUACY OF  THIS PROXY
   STATEMENT/PROSPECTUS. ANY  REPRESENTATION TO  THE CONTRARY IS  A CRIMINAL
   OFFENSE.

                                  ----------

           The date of this Proxy Statement/Prospectus is    , 1997.

other transactions contemplated by the Agreement and other agreements ancillary thereto, the "Transactions"), to WAI all of the assets of WRI that are primarily used in, or primarily related to or primarily generated by, the field operations of the local natural gas distribution business of WRI, and all of the outstanding capital stock of WRI's direct or indirect wholly-owned subsidiaries, Westar Gas Marketing, Inc. ("Westar") and Mid Continent Market Center, Inc. ("MCMC" and, together with Westar, their respective subsidiaries and WRI's local natural gas distribution business, the "Gas Business") (the "Assets"), whereupon WAI will assume (i) all of the liabilities of WRI that arise primarily out of, or relate primarily to or are primarily generated by, the Assets and (ii) approximately $35 million (subject to adjustment) aggregate principal amount of debt of WRI, and (B)(i) ONEOK will merge (the "Merger") with and into WAI, with WAI as the surviving corporation, and whereupon WAI's name will be changed to "ONEOK, Inc." (WAI being referred to herein, after the Merger Effective Time, as "New ONEOK") and (ii) the shares of ONEOK Common Stock outstanding as of the Merger Effective Time will be converted on a one-for-one basis into shares of common stock of New ONEOK, par value $0.01 per share ("New ONEOK Common Stock"), whereupon, on a fully diluted basis after giving effect to the Transactions and based on the number of shares of ONEOK Common Stock outstanding as of December 12, 1996, (a) the holders of ONEOK Common Stock will hold shares of New ONEOK Common Stock representing in the aggregate at least 90.1% of the New ONEOK Common Stock to be outstanding or, assuming conversion of all Series A Convertible Preferred Stock, par value $0.01 per share ("Series A Convertible Preferred Stock"), of New ONEOK to be held by WRI pursuant to the Agreement, not less than 55.0% of the New ONEOK Common Stock to be outstanding, and (b) WRI will hold 2,996,702 shares of New ONEOK Common Stock and 19,317,584 shares of Series A Convertible Preferred Stock, together representing in the aggregate up to 9.9% of the New ONEOK Common Stock to be outstanding prior to conversion of the Series A Convertible Preferred Stock and up to 45.0% of the New ONEOK Common Stock outstanding thereafter, of which up to 35.1% represents New ONEOK Common Stock issuable assuming conversion of the Series A Convertible Preferred Stock.

  The Series A Convertible Preferred Stock is convertible, at the option of the holder, in whole or in part, at any time following the occurrence of a Regulatory Change (as defined below under "Summary--The Transactions--Terms of the Series A Convertible Preferred Stock"), into New ONEOK Common Stock at the rate of one share of New ONEOK Common Stock for each share of Series A Convertible Preferred Stock (as adjusted). In addition, any shares of the Series A Convertible Preferred Stock transferred by WRI to any person other than WRI or its affiliates is required to be converted into shares of New ONEOK Common Stock. The holders of Series A Convertible Preferred Stock will be entitled, with respect to each dividend period on the New ONEOK Common Stock, to receive a dividend payment thereon that is equal, prior to the fifth anniversary of the Closing (as defined below under "The Transactions--Closing Date; Effective Time"), to 1.5 times the dividend amount declared in respect of each share of New ONEOK Common Stock (as adjusted) for such dividend period and thereafter 1.25 times the dividend amount declared in respect of each share of New ONEOK Common Stock (as adjusted) for such dividend period, provided that the aggregate annual dividend amount payable in respect of each share of Series A Convertible Preferred Stock is not less than $1.80 per share (as adjusted). WRI will be entitled, upon conversion of its shares of Series A Convertible Preferred Stock to receive from New ONEOK an amount equal to $35 million if such conversion were to occur at the Closing, which amount reduces to zero over five years or less as dividends are paid out on shares of Series A Convertible Preferred Stock. All shares of New ONEOK Common Stock will be issued together with the corresponding number of associated rights, each right ("Right") entitling the holder to purchase one one-hundredths of a share of Series C Participating Preferred Stock, par value $0.01 per share ("Series C Preferred Stock"), of New ONEOK pursuant to a Rights Agreement to be entered at the Closing between New ONEOK and Liberty Bank and Trust Company of Oklahoma City, N.A., as rights agent (the "Rights Agreement").

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR

REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ONEOK, WRI OR WAI. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF ONEOK, WRI OR WAI SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   2
SUMMARY...................................................................   3
  The Companies...........................................................   3
  The Special Meeting.....................................................   4
   Date, Time and Place...................................................   4
   Purpose of the Special Meeting.........................................   4
   Record Dates; Shares Entitled to Vote..................................   4
   Quorum; Vote Required..................................................   4
   Security Ownership of Management.......................................   4
  The Transactions........................................................   5
   The Transactions; Transaction Consideration............................   5
   Ownership of New ONEOK Following the Transactions......................   5
   Terms of the Series A Convertible Preferred Stock......................   5
   Terms of the Series B Convertible Preferred Stock......................   7
   Terms of the Series C Preferred Stock..................................   7
   Board of Directors and Management of New ONEOK Following the
    Transactions..........................................................   7
   Conditions to the Transactions.........................................   8
   Termination of the Agreement...........................................   8
   Termination Fees; Expenses; Covenants..................................   8
   Closing Date; Effective Time...........................................   9
   The Shareholder Agreement..............................................  10
   Other Agreements.......................................................  12
   Recommendation of ONEOK's Board; Background and Reasons for the
    Transactions..........................................................  13
   Opinion of Financial Advisor...........................................  13
   Exchange of ONEOK Common Stock Certificates............................  13
   Regulatory Approvals...................................................  13
   Accounting Treatment...................................................  14
   Tax Consequences.......................................................  14
   Appraisal Rights.......................................................  14
   Comparative Rights of Holders of ONEOK and New ONEOK Capital Stock.....  14
   Risk Factors...........................................................  15
   Cautionary Statement Concerning Forward-Looking Statements.............  15
   Pro Forma Combined Condensed Financial Information.....................  15
  Market Price Data of ONEOK Common Stock.................................  16
  Comparative Per Share Data..............................................  17
  Summary Selected Financial Data.........................................  18
  Summary Selected Historical Financial Data of ONEOK.....................  18
  Summary Selected Historical Financial Data of the Gas Business..........  19
  ONEOK and the Gas Business Summary Selected Unaudited Pro Forma Combined
   Financial Information..................................................  20
RISK FACTORS..............................................................  21
  Uncertainties Related to the Transactions...............................  21
  Uncertainty Regarding Trading Prices of New ONEOK Stock Following the
   Transactions...........................................................  21
  Risks Relating to Dilution of Voting Rights.............................  21
  Risks Relating to the Shareholder Agreement.............................  21
  Uncertainty Regarding WRI's Regulatory Status...........................  22
  Transactions with Interested Parties....................................  22
  Potential Environmental Risks...........................................  22
  Uncertainty Regarding Future Dividend Policies..........................  23

                                                                           PAGE
                                                                           ----
  Regulated Industry......................................................  23
  Post-Retirement Benefits................................................  24
  Certain Antitakeover Features...........................................  24
THE SPECIAL MEETING.......................................................  25
  Special Meeting.........................................................  25
  Voting Securities and Record Date.......................................  25
  Purpose of Special Meeting..............................................  25
  Proxies.................................................................  25
THE TRANSACTIONS..........................................................  27
  The Companies...........................................................  27
  The Transactions........................................................  28
  Background and Reasons for the Transactions.............................  29
  Recommendation of the ONEOK Board.......................................  34
  Opinion of Financial Advisor............................................  34
  Interests of Certain Persons in the Transactions........................  38
  New ONEOK Board and Management Following the Transactions...............  39
  Effects of the Transactions on ONEOK's Existing Shareholders............  39
  Plans for the Operation of the Gas Business Following the Transactions..  40
  Governmental and Regulatory Approvals...................................  40
  Accounting Treatment of the Transactions................................  41
  Income Tax Consequences of the Transactions.............................  42
  Absence of Appraisal Rights.............................................  42
  Name Change.............................................................  42
  Stock Exchange Listing; Delisting and Deregistration of ONEOK Common
   Stock..................................................................  42
  Treatment of Stock Certificates.........................................  42
  Closing Date; Effective Time............................................  42
THE AGREEMENT.............................................................  43
  The Transactions........................................................  43
  Assets Contributed......................................................  44
  Excluded Assets.........................................................  45
  Assumed Liabilities.....................................................  45
  Excluded Liabilities....................................................  45
  Closing.................................................................  45
  Representations and Warranties..........................................  45
  Certain Covenants of WRI and WAI........................................  47
  Certain Covenants of ONEOK..............................................  48
  Certain Covenants of WRI and ONEOK......................................  49
  Certain Covenants in Respect of WAI.....................................  49
  Tax Matters.............................................................  50
  Conditions to Closing...................................................  50
  Indemnification.........................................................  51
  Termination.............................................................  52
  Expenses................................................................  53
THE SHAREHOLDER AGREEMENT.................................................  54
  General.................................................................  54
  Restriction of Certain Actions by WRI...................................  55
  Make Whole Payment......................................................  56
  Prohibition on Senior Securities........................................  57
  Board Representation....................................................  57
  Top-Up Rights...........................................................  58
  Voting..................................................................  59

                                                                          PAGE
                                                                          ----
  Restrictions on Transfer and Conversion................................  59
  Agreement Not To Convert...............................................  60
  Restrictions on Repurchase by New ONEOK................................  60
  Buy/Sell Option in Favor of Either Party...............................  60
  Term...................................................................  61
  Regulatory Matters; Other..............................................  62
OTHER AGREEMENTS.........................................................  63
  Marketing Agreement....................................................  63
  Shared Services Agreement..............................................  63
  Employee Agreement.....................................................  63
  Environmental Indemnity Agreement......................................  66
  Registration Rights Agreement..........................................  66
  Rights Agreement.......................................................  67
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS..............  69
DESCRIPTION OF CAPITAL STOCK.............................................  70
  Authorized Capital Stock...............................................  70
  Common Stock...........................................................  70
  Preferred Stock........................................................  71
  Preemptive Rights......................................................  71
  Transfer Agent and Registrar...........................................  71
DESCRIPTION OF THE PREFERRED STOCK.......................................  72
  Convertible Preferred Stock............................................  72
  Series C Preferred Stock...............................................  74
COMPARATIVE RIGHTS OF HOLDERS OF ONEOK AND NEW ONEOK CAPITAL STOCK.......  75
  General................................................................  75
  Classified Board of Directors..........................................  76
  Removal of Directors...................................................  76
  Business Combinations..................................................  76
  Control Share Acquisitions.............................................  76
  Rights Agreement.......................................................  77
MARKET PRICES............................................................  78
SELECTED FINANCIAL DATA..................................................  79
SELECTED HISTORICAL FINANCIAL DATA OF ONEOK..............................  79
SELECTED HISTORICAL FINANCIAL DATA OF THE GAS BUSINESS...................  80
THE GAS BUSINESS.........................................................  81
  General................................................................  81
  Principal Products Produced and Services Rendered......................  83
  Source and Availability of Raw Material................................  83
  Seasonal Variations of Business........................................  85
  Dependence Upon a Limited Number of Customers..........................  85
  Competitive Conditions.................................................  86
  Material Effects of Environmental Control Compliance...................  87
  Number of Persons Employed.............................................  87
  Description of Property................................................  87
  Other Information......................................................  88
  Wells and Developed Acreage............................................  89
  Legal Proceedings......................................................  89
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS OF THE WRI GAS BUSINESS...................................  90
  Results of Consolidated Operations.....................................  90

                                                                            PAGE
                                                                            ----
  Operating Revenues.......................................................  90
   The Regulated Entities..................................................  91
   The Non-Regulated Entities..............................................  91
  Operating Expenses.......................................................  91
   The Regulated Entities..................................................  92
   The Non-Regulated Entities..............................................  92
  Liquidity and Capital Resources..........................................  92
  Other Information........................................................  93
   Inflation...............................................................  93
   Regulatory..............................................................  93
   Impairments.............................................................  93
   Postretirement Benefits.................................................  94
   Customer Bankruptcy.....................................................  94
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS................  95
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME................  96
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET.......................  98
NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS..........................  99
EXPERTS.................................................................... 101
LEGAL MATTERS.............................................................. 101
INCORPORATION OF DOCUMENTS BY REFERENCE.................................... 102
INDEX TO FINANCIAL STATEMENTS.............................................. F-1

APPENDICES:
A--Amended and Restated Agreement
B--Form of Shareholder Agreement

C--Form of Certificate of the Designations, Powers, Preferences and Relative,
  Participating, Optional or Other Rights, and the Qualifications, Limitations or Restrictions thereof, of Convertible Preferred Stock
D--Form of Rights Agreement
E--Certificate of Incorporation of WAI, Inc.

F--Fairness Opinion of PaineWebber Incorporated

                             INDEX OF DEFINED TERMS

TERM                                                                      PAGE
----                                                                     -------
Acquiring Person........................................................      67
Acquisition Proposal....................................................       8
Adjusted Maximum Ownership Percentage...................................      58
Agreement............................................................... Cover-1
Amendment Date.......................................................... Cover-1
Amoco...................................................................      84
Antitrust Division......................................................      13
Applicable Shares.......................................................      75
Assets.................................................................. Cover-2
Asset Transaction....................................................... Cover-1
Assumed Debt............................................................      28
Base Contract...........................................................      84
Bishop entities.........................................................      89
Board...................................................................       7
Board of Directors......................................................       7
Buy/Sell Notice.........................................................      61
Buy/Sell Price..........................................................      61
Buyout Tender Offer.....................................................      61
Capital Expenditure Amount..............................................      43
CFFO....................................................................      36
Change in Control.......................................................      54
Clearly Credible Tender Offer...........................................      60
Closing.................................................................       9
Closing Date............................................................       9
Code....................................................................       8
COGR....................................................................      89
COLI....................................................................      94
Commission..............................................................       2
Comparable Companies....................................................      36
Comparable Transactions.................................................      36
Continuing Employees....................................................      63
control share acquisition...............................................      14
Control Share Acquisition Statute.......................................       9
Convertible Preferred Stock.............................................       7
Decision Period.........................................................      61
Demand Registration.....................................................      66
DGCL....................................................................       4
Dilutive Issuance.......................................................      58
Dilutive Issuance Right.................................................      58
Distribution Date.......................................................      68
Dividend Premium........................................................      54
EBIT....................................................................      37
EBITDA..................................................................      37
EITF 92-12..............................................................      94
Employee Agreement......................................................      12
Environmental Indemnity Agreement.......................................      12
EPS.....................................................................      37
Exchange Act............................................................       2
Exchange Agent..........................................................      42
FERC....................................................................      41

TERM                                                                      PAGE
----                                                                     -------
Fiscal 1997 Interim Period..............................................      91
Fiscal 1996 Interim Period..............................................      91
FTC.....................................................................      13
Gas Business............................................................ Cover-2
HSR Act.................................................................      13
Independent Directors...................................................      15
Indian Basin............................................................      82
Initial Shareholder Nominees............................................      38
Initial Termination Date................................................      52
Interested Person.......................................................      76
K System................................................................      83
KCC.....................................................................       9
KCC Order...............................................................       8
KDHE....................................................................      23
KGE.....................................................................       3
KPL.....................................................................       3
KPP.....................................................................      83
Latest Balance Sheets...................................................      37
LDC.....................................................................      81
Losses..................................................................      51
LTM.....................................................................      36
Make Whole Payment......................................................      56
Marketing Agreement.....................................................      12
Material Adverse Change.................................................      51
Material Adverse Effect.................................................      51
Maximum Ownership Percentage............................................      10
MCMC.................................................................... Cover-2
Merger.................................................................. Cover-2
Merger Effective Time................................................... Cover-1
Minneola................................................................      82
Net Amount..............................................................      43
New ONEOK............................................................... Cover-2
New ONEOK By-laws.......................................................       7
New ONEOK Certificate...................................................       9
New ONEOK Common Stock.................................................. Cover-2
New ONEOK DB Plan.......................................................      64
New ONEOK DC Plan.......................................................      64
New ONEOK Properties....................................................      66
1935 Act................................................................       6
1995 Fiscal Year........................................................      90
1994 Fiscal Year........................................................      91
1996 Fiscal Year........................................................      90
1997 Balance Sheets.....................................................      37
Non-Regulated Entities..................................................      90
NYSE.................................................................... Cover-1
OCC.....................................................................       9
OCC Order...............................................................       8
OGCA....................................................................       3
ONEOK................................................................... Cover-1
ONEOK By-laws...........................................................      14
ONEOK Certificate.......................................................      14

TERM                                                                      PAGE
----                                                                     -------
ONEOK Common Stock...................................................... Cover-1
ONEOK 1996 Form 10-K....................................................     103
ONEOK Preferred Stock...................................................       5
ONEOK Rights Agreement..................................................       5
ONEOK Shareholder Approval..............................................       8
Operational Efficiencies................................................      36
opportunity gas.........................................................      90
Opt-out Amendment.......................................................       9
Orders..................................................................       8
Original Execution Date................................................. Cover-1
PaineWebber.............................................................      13
PaineWebber Opinion.....................................................      13
Panhandle...............................................................      84
Permitted Offer.........................................................      68
PGA.....................................................................      90
Piggy-Back Registration.................................................      67
Post-Retirement Plans...................................................      65
Quarterly Reports.......................................................     103
Rate Order..............................................................      95
Record Date.............................................................       4
Registration Rights Agreement...........................................      11
Registration Statement..................................................       2
Regulated Entities......................................................      90
Regulatory Change.......................................................       6
Reimbursed Expenses.....................................................       9
Related Person..........................................................      15
Repurchase..............................................................      60
Retained Manufactured Gas Plant Sites...................................      45
Retired Employees.......................................................      64
Right................................................................... Cover-2
Rights Agreement........................................................ Cover-2
Securities..............................................................      10
Securities Act..........................................................       2
Series A Convertible Preferred Stock.................................... Cover-2
Series B Convertible Preferred Stock....................................       7
Series C Preferred Stock................................................ Cover-2
SFAS 71.................................................................      90
SFAS 121................................................................      93
Shared Properties.......................................................      66
Shared Services Agreement...............................................      12
Shareholder Agreement...................................................      10
Shareholder Group.......................................................      10
Shareholder Nominees....................................................      57
Shares..................................................................      66
Southern Union..........................................................      30
Special Meeting......................................................... Cover-1
Successor Shareholder Nominees..........................................      57
Tariff..................................................................      41
T System................................................................      83
Tax Opinion.............................................................      69

TERM                                                                      PAGE
----                                                                     -------
Third Party Claim.......................................................      51
Thrift Plan.............................................................      25
13D Group...............................................................      55
Total Ownership Percentage..............................................      10
Total Per Share Pay Down Amount.........................................      56
Transaction Value.......................................................      36
Transactions............................................................ Cover-2
Transferred Subsidiaries................................................      45
Votes...................................................................      54
Voting Ownership Percentage.............................................      11
Voting Power............................................................      54
Voting Securities.......................................................      11
WAI..................................................................... Cover-1
Welfare Plans...........................................................      64
Westar.................................................................. Cover-2
Westar Gas Company......................................................      81
WNG.....................................................................      83
WRI..................................................................... Cover-1
WRI DB Plan.............................................................      64
WRI DC Plan.............................................................      64
WRI Properties..........................................................      66

                             AVAILABLE INFORMATION

  ONEOK is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by ONEOK can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. ONEOK's filings with the Commission are also available to the public from commercial document retrieval services and at the Website maintained by the Commission at "http://www.sec.gov." The ONEOK Common Stock is listed on the NYSE and such reports, proxy statements and other information concerning ONEOK may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  WAI has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to New ONEOK Common Stock which may be issued to holders of ONEOK Common Stock, of which Registration Statement this Proxy Statement/Prospectus constitutes a part. The information contained herein with respect to ONEOK and its affiliates has been provided by ONEOK and the information contained herein with respect to WRI, the Gas Business and WAI has been provided by WRI. The unaudited pro forma combined condensed financial statements have been prepared by ONEOK's management using historical financial information relating to the Gas Business provided by WRI. See "Unaudited Pro Forma Combined Condensed Financial Statements." This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO ONEOK THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO ONEOK (EXCLUDING EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE UPON REQUEST FROM WELDON WATSON, MANAGER OF INVESTOR RELATIONS, ONEOK INC., 100 WEST FIFTH STREET, P.O. BOX 871, TULSA, OKLAHOMA 74103-0871, TELEPHONE
(918) 588-7000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY
REQUEST SHOULD BE MADE BY      , 1997. SEE "INCORPORATION OF DOCUMENTS BY
REFERENCE."

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement/Prospectus and in the appendices hereto. Unless otherwise defined, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. Shareholders of ONEOK Inc. are urged to read carefully this Proxy Statement/Prospectus and the appendices hereto, and the documents incorporated by reference herein, in their entirety.

                                 THE COMPANIES

  ONEOK INC. ONEOK Inc. and its subsidiaries (collectively, "ONEOK") engage in several aspects of the energy business. ONEOK purchases, gathers, compresses, transports, and stores natural gas for distribution to consumers. It transports gas for others, leases pipeline capacity to others for their use in transporting gas, and leases a small intrastate transmission system in Texas to others. ONEOK explores for and produces oil and gas, extracts and sells natural gas liquids, and is engaged in the gas marketing business. In addition, it leases and operates a headquarters office building (leasing excess space to others) and owns and operates a related parking facility. As a regulated natural gas utility, ONEOK distributes natural gas to approximately 730,000 customers in a geographic service area comprising approximately three-fourths of the State of Oklahoma, thereby meeting the natural gas needs of over two million people. ONEOK is a Delaware corporation with its principal executive offices located at 100 West Fifth Street, Tulsa, Oklahoma 74103-0871, and its telephone number is (918) 588-7000. See "The Transactions--The Companies."

  WESTERN RESOURCES, INC. Western Resources, Inc. ("WRI") is engaged principally in the production, purchase, transmission, distribution and sale of electricity, the delivery and sale of natural gas and the provision of electronic monitored security services. WRI serves approximately 601,000 electric customers in eastern and central Kansas, approximately 648,000 natural gas customers in Kansas and northeastern Oklahoma and approximately 400,000 security customers in 44 states. WRI's non-utility subsidiaries provide security services, market natural gas primarily to small and medium-sized commercial and industrial customers, engage in international power project development and provide other energy-related products and services.

  WRI and its divisions and direct or indirect wholly-owned subsidiaries include KPL, a rate-regulated electric and gas division of WRI ("KPL"), Kansas Gas and Electric Company ("KGE"), a rate-regulated utility and wholly-owned subsidiary of WRI, Westar, Westar Capital, Inc., Westar Security, Inc., Westar Energy, Inc. and The Wing Group, Ltd., non-utility subsidiaries of WRI, and MCMC, a regulated gas transmission service provider. KGE owns 47% of Wolf Creek Nuclear Operating Corporation, the operating company for the Wolf Creek Generating Station.

  The Assets to be contributed to WAI pursuant to the Agreement consist of
(i) certain assets and liabilities of the field operations of the local natural gas distribution business of WRI in the States of Kansas and Oklahoma and (ii) all of the outstanding capital stock and liabilities of MCMC and Westar, direct or indirect wholly-owned subsidiaries of WRI. MCMC offers natural gas transportation, wheeling, parking, balancing and storage services to customers throughout the central and midwestern regions of North America. Westar provides natural gas marketing and sales, purchasing and supply and other marketing related services. See "The Gas Business."

  WRI is a Kansas corporation with its principal executive offices located at 818 Kansas Avenue, Topeka, Kansas 66612 and its telephone number is (913) 575-6300. See "The Transactions--The Companies."

  WAI, INC. WAI, Inc. ("WAI") is a wholly-owned subsidiary of WRI, newly formed by WRI under the Oklahoma General Corporation Act (the "OGCA") on May 16, 1997 for the purpose of effectuating the Transactions contemplated by the Agreement. Prior to the Merger Effective Time, WAI will not engage in any activity other than activities related to the Transactions. WAI is an Oklahoma corporation with executive offices at 818 Kansas Avenue, Topeka, Kansas 66612, and its telephone number is (913) 575-1950. Following the consummation of the Merger, WAI will have its executive offices at 100 West Fifth Street, Tulsa, Oklahoma 74103-0871, and its telephone number will be
(918) 588-7000. See "The Transactions--The Companies."

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

  The Special Meeting of shareholders of ONEOK will be held on      , 1997, at
ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103-0871, commencing at 10:00 a.m. local time. See "The Special Meeting."

PURPOSE OF THE SPECIAL MEETING

  The purpose of the Special Meeting is to (i) consider and vote upon the Transactions and (ii) transact such other business as may properly come before the Special Meeting and at any and all adjournments or postponements thereof. See "The Special Meeting--Purpose of Special Meeting."

RECORD DATE; SHARES ENTITLED TO VOTE

  Only holders of record of shares of ONEOK Common Stock at the close of business on July , 1997 (the "Record Date") are entitled to notice of and to
vote at the Special Meeting. On such date, there were       shares of ONEOK
Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting by the holders of ONEOK Common Stock. ONEOK will have no shares of preferred stock or preference stock outstanding as of the Record Date. See "The Special Meeting--Voting Securities and Record Date."

QUORUM; VOTE REQUIRED

  The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the shares of ONEOK Common Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the shares of ONEOK Common Stock outstanding and entitled to vote thereon at the Special Meeting is required under the Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation of ONEOK and the rules of the NYSE to approve the Transactions. An abstention or a failure to vote with respect to the Transactions will have the effect of a vote cast against the proposed Transactions. Brokers who hold shares of ONEOK Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any votes which are not cast by a nominee-broker will have the effect of votes cast against the Transactions. See "The Special Meeting--Voting Securities and Record Date" and "--Proxies."

SECURITY OWNERSHIP OF MANAGEMENT

  As of the Record Date, the directors and executive officers of ONEOK beneficially owned approximately % of the outstanding shares of ONEOK Common Stock entitled to vote at the Special Meeting. Each of the directors and executive officers of ONEOK has advised ONEOK that he or she plans to vote or to direct the vote of all shares of ONEOK Common Stock beneficially owned by him or her, and entitled to vote, in favor of the Transactions.

                                THE TRANSACTIONS

THE TRANSACTIONS; TRANSACTION CONSIDERATION

  The Agreement and the form of Shareholder Agreement are attached as Appendices A and B, respectively, to this Proxy Statement/Prospectus.

  The Transactions contemplate that (A) immediately prior to the Merger Effective Time, WRI will contribute, or will cause to be contributed, to WAI all of the Assets, whereupon WAI will assume (i) all of the liabilities of WRI that arise primarily out of, or relate primarily to or are primarily generated by, the Assets and (ii) approximately $35 million (subject to adjustment) aggregate principal amount of debt of WRI, and (B)(i) ONEOK will merge with and into WAI, with WAI as the surviving corporation, and whereupon WAI's name will be changed to "ONEOK, Inc.," (ii) the shares of ONEOK Common Stock outstanding at the Merger Effective Time will be converted on a one-for-one basis into shares of New ONEOK Common Stock, and (iii) all shares of New ONEOK Common Stock will be issued together with the corresponding number of associated Right to purchase one one-hundredths of a share of Series C Preferred Stock pursuant to the Rights Agreement.

  Pursuant to the Agreement, ONEOK has redeemed all of its outstanding shares of preferred stock, Series A, par value $50 per share ("ONEOK Preferred Stock"), and will redeem at the Closing of the Merger all rights contemplated by the Shareholder Protection Rights Agreement, dated as of March 21, 1988, between ONEOK and The Chase Manhattan Bank (the "ONEOK Rights Agreement") at the applicable redemption price. See "The Agreement."

OWNERSHIP OF NEW ONEOK FOLLOWING THE TRANSACTIONS

  Upon the consummation of the Transactions, on a fully diluted basis after giving effect to the Transactions and based on the number of shares of ONEOK Common Stock outstanding as of December 12, 1996, (a) the holders of ONEOK Common Stock will hold shares of New ONEOK Common Stock representing in the aggregate at least 90.1% of the New ONEOK Common Stock to be outstanding or, assuming conversion of all Series A Convertible Preferred Stock of New ONEOK to be held by WRI pursuant to the Agreement, not less than 55.0% of the New ONEOK Common Stock to be outstanding, and (b) WRI will hold 2,996,702 shares of New ONEOK Common Stock and 19,317,584 shares of Series A Convertible Preferred Stock, together representing in the aggregate up to 9.9% of the New ONEOK Common Stock to be outstanding prior to conversion of the Series A Convertible Preferred Stock and up to 45.0% of the New ONEOK Common Stock outstanding thereafter, and (iii) WRI will be entitled, upon conversion of its shares of Series A Convertible Preferred Stock at any time following a Regulatory Change, to receive from New ONEOK an amount equal to $35 million if such conversion were to occur at the Closing, which amount reduces to zero over five years or less as dividends are paid out on WRI's shares of Series A Convertible Preferred Stock. See "The Agreement--The Transactions."

  In the event ONEOK issues additional shares of ONEOK Common Stock between the Original Execution Date and the Closing, WRI has the right under the Shareholder Agreement to purchase at the Closing additional shares of New ONEOK Common Stock and/or Series A Convertible Preferred Stock, at a price equal to the average market price of the ONEOK Common Stock for the 20 trading days prior to the Closing, so as to restore WRI's percentage ownership at the Closing to up to 9.9% of the outstanding New ONEOK Common Stock and up to 45.0% of the outstanding New ONEOK Common Stock on a fully diluted basis. See "The Shareholder Agreement."

TERMS OF THE SERIES A CONVERTIBLE PREFERRED STOCK

  The Series A Convertible Preferred Stock is convertible, at the option of the holder, in whole or in part, at any time following the occurrence of a Regulatory Change, into New ONEOK Common Stock at the rate of one share of New ONEOK Common Stock for each share of Series A Convertible Preferred Stock (as adjusted to reflect any stock split or similar events). In addition, any shares of the Series A Convertible Preferred Stock transferred by WRI to any person other than WRI or its affiliates is required to be converted into New ONEOK Common Stock. See "Description of the Preferred Stock-- Convertible Preferred Stock--Conversion Rights." In connection with the Transactions, ONEOK and WRI have requested and expect to obtain a no-action letter from the Commission confirming that, for purposes of the Public Utility Holding Company Act of 1935 (the "1935 Act"), WRI's ownership interest in New ONEOK will not cause New ONEOK to be deemed a "subsidiary" of WRI nor WRI to be deemed a "holding company" under the 1935 Act. A "Regulatory Change" will be deemed to have occurred upon the receipt by WRI of an opinion of WRI's counsel (which counsel must be reasonably acceptable to New ONEOK) to the effect that either (1) the 1935 Act has been repealed, modified, amended or otherwise changed or (2) WRI has received an exemption, or, in the unqualified opinion of WRI's counsel, is entitled without any regulatory approval to claim an exemption, or has received an approval or no-action letter from the Commission or its staff under the 1935 Act or has registered under the 1935 Act, or any combination of the foregoing, and as a consequence of (1) and/or (2), WRI may fully and legally exercise such rights under the Shareholder Agreement as take effect in the period after a Regulatory Change has occurred.

  The holders of Series A Convertible Preferred Stock will be entitled, with respect to each dividend period on the New ONEOK Common Stock, to receive a dividend payment thereon that is equal, prior to the fifth anniversary of the Closing, to 1.5 times the dividend amount declared in respect of each share of New ONEOK Common Stock (as adjusted to reflect any stock split or similar events) for such dividend period and thereafter 1.25 times the dividend amount declared in respect of each share of New ONEOK Common Stock (as adjusted to reflect any stock split or similar events) for such dividend period. In no event, however, will the aggregate annual dividend amount payable in respect of each share of Series A Convertible Preferred Stock be less than $1.80 per share (as adjusted to reflect any stock split or similar events). Presently, the annual indicated dividend rate on the ONEOK Common Stock is $1.20 per share.

  In addition, upon conversion of any shares of Series A Convertible Preferred Stock, the holders thereof will be entitled to receive their proportionate share of an amount equal to $35 million if such conversion were to occur at Closing, which amount reduces to zero over five years, assuming the annual dividend amount on the Series A Convertible Preferred Stock is maintained at $1.80 per share (and over less than five years if the annual dividend amount on the Series A Convertible Preferred Stock is in excess of $1.80 per share). This conversion payment amount is formulated to ensure that WRI will receive dividend payments for the first five years and/or a lump sum payment which in the aggregate totals at least $35 million. See "The Shareholder Agreement--Make Whole Payment."

  Shares of Series A Convertible Preferred Stock are non-voting, except that they vote with the New ONEOK Common Stock (and any other class or series of stock which may be similarly entitled to vote with the holders of New ONEOK Common Stock) as a single class with respect to (i) any proposal relating to the Opt-out Amendment (as defined in "Summary--The Transactions--Termination Fees; Expenses; Covenants") and any proposed amendment to the New ONEOK Certificate or New ONEOK By-laws which would have the effect of modifying in any way the Opt-out Amendment or would reasonably cause New ONEOK to become subject to (a) the Control Share Acquisition Statute or (b) any other provisions which are substantially similar to the Control Share Acquisition Statute and (ii) any transaction which, if consummated, would constitute a Change in Control (as defined below under "The Shareholder Agreement--General") of New ONEOK. With respect to any such transaction, each share of Series A Convertible Preferred Stock shall carry a number of votes equal to the number of votes carried in the aggregate by the number of shares of New ONEOK Common Stock issuable upon conversion of one share of Series A Convertible Preferred Stock. See "The Shareholder Agreement--Voting," "--Restrictions on Transfer and Conversion" and "Description of the Preferred Stock--Convertible Preferred Stock."

TERMS OF THE SERIES B CONVERTIBLE PREFERRED STOCK

  Shares of the Series B Convertible Preferred Stock, par value $0.01 per share ("Series B Convertible Preferred Stock" and, together with the Series A Convertible Preferred Stock, "Convertible Preferred Stock") will be issued to WRI in exchange for shares of New ONEOK Common Stock purchased by WRI in the open market upon WRI's exercise of the Top-Up Rights pursuant to the Shareholder Agreement so as to enable WRI to restore its Total Ownership Percentage to the Maximum Ownership Percentage or, in the case of any dilutive security issuances in connection with any acquisition or other business combination, in exchange for payment of the issue price per share of the Dilutive Issuance, so as to restore its Total Ownership Percentage to the Maximum Ownership Percentage minus 10% (capitalized terms are as defined below under "The Shareholder Agreement"). See "The Shareholder Agreement--Top-Up Rights." The terms of the Series B Convertible Preferred Stock are the same as the Series A Convertible Preferred Stock, except that (i) the dividend amount on each share of Series B Convertible Preferred Stock is equal to 1.25 times the dividend amount declared in respect of each share of New ONEOK Common Stock for each dividend period (as adjusted to reflect any stock split or similar events) and (ii) prior to the fifth anniversary of the Closing Date, the aggregate annual dividend amount will equal an amount not less than $1.50 per share of Series B Convertible Preferred Stock and, thereafter, the aggregate annual dividend amount will equal an amount not less than $1.80 per share of Series B Convertible Preferred Stock. See "Description of the Preferred Stock-- Convertible Preferred Stock."

TERMS OF THE SERIES C PREFERRED STOCK

  New ONEOK will, as of the Closing Date, adopt a Rights Agreement that is designed to protect New ONEOK shareholders from coercive or unfair takeover tactics. The Rights Agreement may have the effect of delaying, deterring or preventing a takeover of New ONEOK. In connection with the Rights Agreement, the New ONEOK Board has established a series of Preferred Stock, designated as Series C Preferred Stock. Holders of the Series C Preferred Stock are entitled to receive, in preference to the holders of New ONEOK Common Stock, quarterly dividends payable in cash on the last day of each fiscal quarter of New ONEOK in each year, or such other dates as the New ONEOK Board ("Board" or "Board of Directors") deems appropriate, in an amount per share equal to the greater of
(a) $1 or (b) subject to adjustment, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends, other than a dividend payable in New ONEOK Common Stock, payable with respect to New ONEOK Common Stock. The Series C Preferred Stock dividends are cumulative but do not bear interest. Shares of Series C Preferred Stock are not redeemable. Subject to adjustment, each share of Series C Preferred Stock entitles the holder thereof to 100 votes on all matters submitted to a vote of the New ONEOK shareholders and during a certain dividend default period, holders of the Series C Preferred Stock have other special voting rights. Upon any liquidation, dissolution or winding-up of New ONEOK, holders of Series C Preferred Stock are entitled to priority over the holders of shares of New ONEOK Common Stock or other junior ranking stock. No such shares of Series C Preferred Stock are outstanding; however, each holder of New ONEOK Common Stock will be granted the right to purchase one one-hundredths of a share of Series C Preferred Stock upon the happening of certain events, such as a hostile takeover attempt of New ONEOK, as described in the Rights Agreement. See "Description of the Preferred Stock--Series C Preferred Stock" and "Other Agreements--Rights Agreement."

BOARD OF DIRECTORS AND MANAGEMENT OF NEW ONEOK FOLLOWING THE TRANSACTIONS

  Immediately following the Merger, the Board and management of New ONEOK will be the same as that of ONEOK prior to the Merger, except for (i) the expansion of the New ONEOK Board of Directors from 14 to 16 directors to allow the appointment of two directors designated by WRI and (ii) the appointment of five persons who are currently officers of WRI with respect to the Gas Business (including officers of MCMC and Westar) as additional officers of New ONEOK, with comparable responsibilities. Under certain circumstances, following the occurrence of a Regulatory Change, WRI has the right to designate additional directors providing for aggregate representation of up to one-third of the New ONEOK Board. In addition, the By-laws of New ONEOK (the "New ONEOK By-laws") provide that the chief executive officer of New ONEOK must be elected by the affirmative vote of 80% of the directors of New ONEOK. See "The Shareholder Agreement--Board Representation" and "The Transactions--New ONEOK Board and Management Following the Transactions."

CONDITIONS TO THE TRANSACTIONS

  The consummation of the Transactions depends upon the satisfaction of a number of conditions including, but not limited to, the following:

    (a) the receipt of an opinion from WRI's legal counsel or a private letter ruling from the Internal Revenue Service regarding the qualification of the Asset Transaction under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and the receipt of an opinion from ONEOK's counsel regarding the applicability of Section 368 of the Code to the Merger;

    (b) the receipt of a letter from WRI's independent public accountants regarding WRI's continued eligibility to qualify a certain other unrelated business combination for "pooling of interests" accounting treatment following consummation of the Transactions;

    (c) the receipt of satisfactory orders from each of the Kansas Corporation Commission (the "KCC Order") and the Oklahoma Corporation Commission (the "OCC Order" and, together with the KCC Order, the "Orders"), which Orders shall be reasonably satisfactory to both ONEOK and WRI; and

    (d) the receipt of an order from the Commission, under Section 9(a)(2) of the 1935 Act, authorizing the Merger and the receipt of a no-action letter or order from the Commission or its staff, as the case may be, to the effect that, as a result of the Merger, WRI will not be deemed a "holding company" under Section 2(a)(7) of the 1935 Act, and that New ONEOK will not be deemed a "subsidiary company" under Section 2(a)(8) of the 1935 Act.

  Any condition to the Transactions may be waived by the party entitled to assert such condition. See "The Agreement--Conditions to Closing."

TERMINATION OF THE AGREEMENT

  The Agreement may be terminated by either ONEOK or WRI and the Merger abandoned at any time prior to the Merger Effective Time under certain circumstances, including, but not limited to, the occurrence of any of the following:

    (a) any Governmental Entity having issued a permanent injunction or restraint prohibiting the consummation of the Transactions;

    (b) the requisite approval of the Transactions by a majority of the ONEOK shareholders (the "ONEOK Shareholder Approval") is not obtained;

    (c) the Merger not having been consummated by December 12, 1997, subject to certain exceptions;

    (d) a party to the Agreement fails to comply, in any material respect, with any of its covenants or agreements contained in the Agreement and such breach (i) not having been cured within 30 days following receipt of notice of such breach by the breaching party and (ii) existing at the time of termination of the Agreement;

    (e) any of the representations or warranties of a party to the Agreement contained in the Agreement not having been true, in all material respects, and such inaccuracy (i) not having been cured within 30 days following receipt of notice of such inaccuracy by such party and (ii) existing at the time of termination of the Agreement (except where such inaccuracy could not reasonably be expected to have a Material Adverse Effect on ONEOK or the Gas Business, as applicable); or

    (f) there having been a material adverse change with respect to ONEOK or the Gas Business, as the case may be, after the Original Execution Date.

See "The Agreement--Termination."

TERMINATION FEES; EXPENSES; COVENANTS

  If, at the time of the Agreement's termination by either party because of a failure to obtain the ONEOK Shareholder Approval, there is outstanding and publicly announced an Acquisition Proposal (as defined below), ONEOK will reimburse WRI for all expenses incurred by WRI and its Subsidiaries in connection with the transactions contemplated by the Agreement and related agreements (as specified in writing by WRI to ONEOK)

("Reimbursed Expenses") up to $1.5 million. As defined in the Agreement, "Acquisition Proposal" means any proposal or offer, other than the Merger, for, or that could be reasonably expected to lead to, a tender or exchange offer, merger, consolidation or other business combination involving ONEOK or any proposal to acquire in any manner a substantial equity interest in, or any substantial portion of, the assets of ONEOK. In addition, upon consummation of an Acquisition Proposal entered into within twelve months of a termination of the Agreement in circumstances in which ONEOK would be obligated to pay Reimbursed Expenses to WRI, ONEOK will pay WRI $20 million less the amount of Reimbursed Expenses.

  In addition, if either party terminates the Agreement for non-fulfillment of the condition relating to the issuance of a satisfactory order by the Kansas Corporation Commission ("KCC") or the Oklahoma Corporation Commission ("OCC"), as the case may be, then the terminating party will reimburse the non-terminating party promptly for expenses reasonably incurred by the non-terminating party in connection with the Agreement, in an amount not to exceed $1.5 million. See "The Agreement--Termination," "--Expenses" and "Other Agreements."

  In the event of the Agreement's termination, there will be no liability or obligation under the Agreement on the part of WRI, ONEOK or WAI except with respect to: the misuse of information obtained pursuant to the Agreement's "Access to Information" provision; breach of the Confidentiality Agreement between WRI and ONEOK, dated June 17, 1996; and the termination, expense and indemnification provisions of the Agreement. See "The Agreement--Termination."

  ONEOK and WRI have agreed that ONEOK will bear 55% and WRI will bear 45% of the final cost of preparing and filing this Proxy Statement/Prospectus and requisite financial statements filed with this Proxy Statement/Prospectus and all other filings required to be made under the Securities Act and the Exchange Act. Upon the consummation of the Merger, New ONEOK will reimburse WRI in full for that portion of such expenses borne by WRI (other than fees and expenses of counsel and fees and expenses payable to financial advisors).

  ONEOK has also agreed that it will cause New ONEOK after the Merger to submit to its shareholders for a vote at the earlier of the first annual meeting of New ONEOK to occur after the Merger Effective Time (provided that the Merger Effective Time shall have occurred at least 60 days prior to the annual meeting), or at a special meeting to be held no later than 120 days after the Merger Effective Time, a proposal for New ONEOK to amend (such Amendment, the "Opt-out Amendment") the New ONEOK Certificate of Incorporation (the "New ONEOK Certificate") (i) to opt out, as of a date no more than two days after the date of such shareholders' meeting, from Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes, as it may be amended, which relates to control share acquisitions (the "Control Share Acquisition Statute") and (ii) to provide that this amendment may be further amended only by the affirmative vote of at least 66 2/3% of the voting power of all Securities (as defined below under "--The Shareholder Agreement."), voting as a class. The effect of the Opt-out Amendment is that a third party who acquires Securities of New ONEOK above the applicable thresholds will not need to obtain a shareholder resolution in order to exercise all voting rights attributable to such Securities, as would otherwise be required by the Control Share Acquisition Statute.

CLOSING DATE; EFFECTIVE TIME

  If the shareholders of ONEOK approve the Transactions, the Merger of ONEOK with and into WAI will become effective upon the effective time of filing of their respective Certificates of Merger in accordance with the DGCL and the OGCA. It is expected that the Transactions will be consummated in the second half of 1997, provided all conditions to the closing of the Transactions (the "Closing") specified in the Agreement have been satisfied (or waived). The date of the Closing is referred to herein as the "Closing Date." See "The Agreement--The Transactions" and "--Conditions to Closing."

THE SHAREHOLDER AGREEMENT

  Pursuant to the Agreement, New ONEOK and WRI will enter into the Shareholder Agreement between WRI and New ONEOK (the "Shareholder Agreement") on the Closing Date which will provide for, among other matters, the matters specified below:

  Standstill; Top-Up Rights. The shareholder Agreement will provide, among other things, that WRI and its Affiliates (as defined in the Shareholder Agreement) will be prohibited from taking certain actions, including, without limitation:

    (a) prior to the occurrence of a Regulatory Change, the acquisition of Voting Securities (as defined below) of New ONEOK that would cause the Shareholder Group (as defined below) to have securities representing more than 9.9% of the total outstanding voting power of New ONEOK and, at any time, the acquisition of securities that would cause the Shareholder Group's Total Ownership Percentage to exceed the Maximum Ownership Percentage;

    (b) the deposit of New ONEOK Securities in a voting trust or subjecting of such Securities to any similar arrangement or proxy with respect to the voting of such Securities;

    (c) the commencement of a merger, acquisition or other business combination transaction relating to New ONEOK; and

    (d) engagement in any other action, either alone or in concert with others, to seek to control or influence New ONEOK's management, Board or policies.

  In the event that the Shareholder Group's Total Ownership Percentage falls below the Maximum Ownership Percentage, WRI has certain rights to acquire additional Securities to restore the Total Ownership Percentage of the Shareholder Group to the Maximum Ownership Percentage. WRI may exercise such rights either (i) by purchasing New ONEOK Common Stock in the open market or otherwise (and, to the extent such purchases would cause the Shareholder Group's Voting Ownership Percentage to exceed 9.9% prior to a Regulatory Change, exchanging such shares on a share for share basis for Series B Convertible Preferred Stock issued by New ONEOK) or (ii) in certain events where the reduction in the Shareholder Group's Total Ownership Percentage is caused by a Dilutive Issuance (as defined under "The Shareholder Agreement") by New ONEOK, by requiring New ONEOK to issue to WRI at the issue price per share of the Dilutive Issuance, prior to a Regulatory Change, additional shares of New ONEOK Common Stock and, to the extent such issuance would cause the Shareholder Group's Voting Ownership Percentage to exceed 9.9%, Series B Convertible Preferred Stock sufficient to restore the Shareholder Group's Total Ownership Percentage to the Maximum Ownership Percentage and, after a Regulatory Change, shares of New ONEOK Common Stock sufficient to restore the Shareholder Group's Total Ownership Percentage to the Maximum Ownership Percentage minus 10%. See "The Shareholder Agreement--Top-Up Rights."

  "Shareholder Group" means WRI, any WRI Affiliate and any person with whom WRI or any of its Affiliates is part of a partnership, limited partnership, syndicate or other group of persons acquiring, holding, voting or disposing of any voting securities which would be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the Commission.

  "Maximum Ownership Percentage" means, calculated at a particular point in time, a Total Ownership Percentage of 45.0%, less the voting power represented by all voting securities transferred by the Shareholder Group during the term of the Shareholder Agreement (including the Voting Power (as defined under "The Shareholder Agreement") represented by any shares of Convertible Preferred Stock which were converted into shares of New ONEOK Common Stock contemporaneously with such transfer pursuant to the terms of the Shareholder Agreement).

  "Securities" means any equity securities of New ONEOK.

  "Total Ownership Percentage" means, calculated at a particular point in time, the Voting Power which would be represented by the securities beneficially owned by the person whose Total Ownership Percentage is being determined if all shares of Convertible Preferred Stock (or other Securities convertible into Voting Securities) beneficially owned by such person were converted into shares of New ONEOK Common Stock (or other Voting Security).

  "Voting Ownership Percentage" means, calculated at a particular point in time, the Voting Power represented by New ONEOK Common Stock and shares of any other class of capital stock of New ONEOK then entitled to vote in the election of directors (not including Convertible Preferred Stock) ("Voting Securities") beneficially owned by the person whose voting ownership percentage is being determined.

  Restrictions on Transfer. During the term of the Shareholder Agreement, the Shareholder Group is prohibited, without the prior written consent of a majority of New ONEOK's independent directors, from transferring any Securities of New ONEOK, except (a) transfers of Securities representing Voting Power of less than 5% provided that the transferee does not have a Voting Ownership Percentage of 5% or more immediately prior to such transfer; (b) in a bona fide underwritten public offering pursuant to the Registration Rights Agreement ("Registration Rights Agreement") to be entered into between New ONEOK and WRI on the Closing Date; (c) pursuant to a pro rata distribution to WRI's shareholders; and (d) pursuant to a procedure which permits WRI to transfer Securities representing 5% or more of New ONEOK's Voting Power, provided that New ONEOK has been given notice thereof, and has failed, within a specified period of time, to purchase from WRI the Securities proposed to be sold at a cash purchase price per share equal to 98.5% of the then current market price for New ONEOK's Common Stock. In addition, in the case of a bona fide third party tender offer for New ONEOK, WRI may tender into such offer a proportionate amount of its New ONEOK Securities. See "The Shareholder Agreement--Restrictions on Transfer and Conversion" and "Description of the Preferred Stock."

  Voting. During the term of the Shareholder Agreement, WRI has agreed to vote all Voting Securities owned by it as follows: with respect to the election of directors, WRI will vote its Voting Securities in favor of the election of all candidates for director nominated by the New ONEOK Board. With respect to any proposal initiated by a shareholder of New ONEOK relating to the redemption of the rights issued pursuant to the Rights Agreement or any modification of the Rights Agreement (other than nonbinding precatory resolutions), WRI shall, and shall cause each member of the Shareholder Group to, vote all Voting Securities Beneficially Owned by WRI or any member of the Shareholder Group in accordance with the recommendation of the New ONEOK Board. With respect to transactions constituting a Change in Control or with respect to any proposal relating to the Opt-out Amendment, WRI may vote any or all of the Voting Securities and Convertible Preferred Stock (which, as described above, has the right in such circumstance to vote together with the New ONEOK Common Stock on a one vote per share basis, as adjusted to reflect any stock split or similar events) held by the Shareholder Group in its sole discretion. With respect to any proposed amendment to the New ONEOK Certificate or New ONEOK By-laws which would reasonably have the effect of modifying in any way the Opt-out Amendment or would reasonably cause New ONEOK to become subject to (i) the Control Share Acquisition Statute or (ii) any other provisions which are substantially similar to the Control Share Acquisition Statute, WRI or any member of the Shareholder Group has the right to abstain or vote against such amendment. With respect to all other matters, (i) prior to the occurrence of a Regulatory Change, WRI may vote any Voting Securities of New ONEOK held by the Shareholder Group in WRI's sole discretion, (ii) after the occurrence of a Regulatory Change, WRI may vote in its sole discretion up to 9.9% of the New ONEOK outstanding voting power and WRI must vote any other Voting Securities owned by it in the same proportion as all Voting Securities voted on such other matter are voted by the other shareholders of New ONEOK. See "The Shareholder Agreement--Voting."

  Term; Buy/Sell Option. The Shareholder Agreement terminates under certain circumstances, including, but not limited to: (a) New ONEOK's quarterly dividend on the New ONEOK Common Stock falling below $0.30 per share (as adjusted to reflect any stock split or similar events) in any five quarters or New ONEOK's failure to pay the stated quarterly dividend on any series of Convertible Preferred Stock in any five quarters, (b) the Shareholder Group's Total Ownership Percentage falling below 9.9% at any time or (c) the Shareholder Group's Total Ownership Percentage falling below 30% at any time following the 15th anniversary of the signing of the

Shareholder Agreement. In addition, on the 15th and each subsequent anniversary of the signing of the Shareholder Agreement, each of WRI and New ONEOK, on behalf of New ONEOK's shareholders, has the right to buy from or sell to the other, by purchase, sale or credible tender offer, as appropriate, all outstanding shares of New ONEOK capital stock beneficially owned by the selling party (which, in the case of New ONEOK, means the shareholders of New ONEOK other than WRI and the Shareholder Group). In addition, if at any time after the occurrence of a Regulatory Change, New ONEOK believes in good faith that WRI's regulatory status as modified by such Regulatory Change would place an unreasonable restriction on the implementation of New ONEOK's strategic business plans, New ONEOK may immediately initiate its buy/sell rights. See "The Shareholder Agreement--Buy/Sell Option in Favor of Either Party" and "Risk Factors--Risks Relating to the Shareholder Agreement."

OTHER AGREEMENTS

  WRI, WAI and ONEOK have also entered into or intend to enter into the following agreements:

  Marketing Agreement. At the Closing, WRI and New ONEOK will execute a Marketing Agreement (the "Marketing Agreement"). Under the Marketing Agreement, New ONEOK will provide certain support services in its service area exclusively to WRI for WRI's residential and commercial electronic monitoring security business. The services to be provided include promotional programs by New ONEOK's customer service employees, billing inserts, billing service and customer information. WRI will provide all necessary training and education of New ONEOK employees for the promotional programs. The parties will develop mutually agreed guidelines for the promotional programs. New ONEOK will be paid specified fees for providing the services. Any disputes relating to the Marketing Agreement will be settled under dispute resolution provisions in the Marketing Agreement. The Marketing Agreement will also authorize WRI to use certain of New ONEOK's trade names, trademarks, servicemarks, etc. in connection with the marketing of monitored security services in ONEOK's service area. See "Other Agreements--Marketing Agreement."

  Shared Services Agreement. At the Closing, WRI and New ONEOK will execute a Shared Services Agreement (the "Shared Services Agreement"). The Shared Services Agreement will provide for cooperation between the parties with respect to various services and shared facilities related to New ONEOK and the electric utility business of WRI in Kansas, such as billing, meter reading and phone center coverage. See "Other Agreements--Shared Services Agreement."

  Employee Agreement. WRI and ONEOK entered into an Employee Agreement, dated as of December 12, 1996 (the "Employee Agreement"), which provides for certain employment arrangements in respect of the employees of the Gas Business following the Closing. See "Other Agreements--Employee Agreement."

  Environmental Indemnity Agreement. WRI, ONEOK and New ONEOK have agreed to enter into, on the Closing Date, an Environmental Indemnity Agreement (the "Environmental Indemnity Agreement") whereby New ONEOK will assume responsibility for certain environmental related liabilities related to the Gas Business and WRI will retain certain other environmental related liabilities. See "Other Agreements--Environmental Indemnity Agreement."

  Registration Rights Agreement. WRI and New ONEOK have agreed to enter into, on the Closing Date, the Registration Rights Agreement, which provides that WRI will have certain rights to require New ONEOK to register under the Securities Act WRI's shares of New ONEOK Common Stock and shares of New ONEOK Common Stock obtainable upon conversion of the Convertible Preferred Stock, subject to certain conditions. See "Other Agreements--Registration Rights Agreement."

  Rights Agreement. Each share of New ONEOK Common Stock will be associated with a Right to purchase one one-hundredths of a share of New ONEOK Series C Preferred Stock. The Rights will be attached to certificates of shares of New ONEOK Common Stock and will not be separately tradeable and will become exercisable only upon certain conditions. In the event that, without the prior consent of the Board of Directors of New ONEOK, any person or group (other than WRI with respect to shares acquired pursuant to the Agreement and Shareholder Agreement) acquires beneficial ownership of 15% or more of the voting power of all outstanding voting securities of New ONEOK, each Right (other than Rights held by such acquiring person or group) will entitle the holder to purchase, at the then-current exercise price of the Right, a number of shares of New ONEOK Common Stock having a value of twice the exercise price of the Right, subject to certain exceptions. See "Other Agreements--Rights Agreement."

RECOMMENDATION OF ONEOK'S BOARD; BACKGROUND AND REASONS FOR THE TRANSACTIONS

  THE BOARD OF DIRECTORS OF ONEOK HAS UNANIMOUSLY APPROVED THE TRANSACTIONS AND RECOMMENDS THAT THE HOLDERS OF ONEOK COMMON STOCK VOTE FOR APPROVAL OF THE TRANSACTIONS. For a discussion of the factors considered by the ONEOK Board in reaching its decision and the background and reasons for the Transactions, see "The Transactions--Recommendation of the ONEOK Board" and "--Background and Reasons for the Transactions."

OPINION OF FINANCIAL ADVISOR

  PaineWebber Incorporated ("PaineWebber") has delivered its written opinion to the Board of Directors of ONEOK, dated December 11, 1996 (the "PaineWebber Opinion"), and confirmed as of the date of this Proxy Statement/Prospectus, to the effect that, as of such dates, the proposed Transactions were and are fair to the shareholders of ONEOK from a financial point of view. The full text of the PaineWebber Opinion dated December 11, 1997, which sets forth the assumptions made, matters considered and the limits of the review of PaineWebber, is attached hereto as Appendix F and should be read carefully and in its entirety. The PaineWebber Opinion has not been updated and will not be updated prior to the Closing of the Transactions. See "The Transactions-- Opinion of Financial Advisor."

EXCHANGE OF ONEOK COMMON STOCK CERTIFICATES

  As of the Merger Effective Time, New ONEOK will deposit with the Exchange Agent (as defined under "The Transactions--Treatment of Stock Certificates") certificates representing shares of New ONEOK Common Stock. As soon as reasonably practicable after the Merger Effective Time, the Exchange Agent will mail to each holder of record of certificates which, immediately prior to the Merger Effective Time, represented outstanding shares of ONEOK Common Stock, a letter of transmittal with instructions for use in effecting the surrender of certificates which represent shares of ONEOK Common Stock in exchange for certificates representing shares of New ONEOK Common Stock. Certificates should not be surrendered by the holders of ONEOK Common Stock until they have received the letter of transmittal from the Exchange Agent. See "The Transactions--Treatment of Stock Certificates."

REGULATORY APPROVALS

  The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), prohibits consummation of the Transactions until Premerger Notification and Report Forms have been submitted by WRI and ONEOK and certain information has been furnished to the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the specified waiting period requirements of the HSR Act have expired or been terminated. The required waiting period under the HSR Act with respect to the Transactions expired for ONEOK and WAI on May 4, 1997.

  Consummation of the Transactions will also require the approval of, among other things, the KCC and the OCC. Under the Agreement, it is a closing condition that each of the KCC Order and the OCC Order be in such form and substance, and cover such matters, as is reasonably satisfactory to both WRI and ONEOK.

  Consummation of the Transactions is also subject to ONEOK and WRI obtaining a no-action letter or order from the Commission or its staff, as the case may be, to the effect that, as a result of the Merger, WRI will not be deemed a "holding company" under Section 2(a)(7) of the 1935 Act, and that New ONEOK will not be deemed a "subsidiary company" under Section 2(a)(8) of the 1935 Act. See "The Transactions--Governmental and Regulatory Approvals" and "The Agreement--Conditions to Closing."

  On January 31, 1997, WRI received a letter from the Commission regarding WRI's continued eligibility to qualify a certain other unrelated business combination for "pooling of interests" treatment following consummation of the Transactions. Consummation of the Transactions is subject to WRI's receiving a letter from WRI's independent public accountants confirming such eligibility.

ACCOUNTING TREATMENT

  The Transactions will be accounted for by New ONEOK under the purchase method of accounting. See "The Transactions--Accounting Treatment of the Transactions."

TAX CONSEQUENCES

  The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and hence that no gain or loss be recognized by the shareholders of ONEOK upon the conversion of the outstanding ONEOK Common Stock to New ONEOK Common Stock pursuant to the Merger. The parties also intend the Asset Transaction to qualify as a transfer within the meaning of Section 351 of the Code. See "Certain Federal Income Tax Consequences of the Transactions."

APPRAISAL RIGHTS

  If the Transactions are consummated, holders of ONEOK Common Stock who do not vote in favor of the Transactions will not be entitled to appraisal rights under Delaware law with respect to any of their shares of ONEOK Common Stock. See "The Transactions--Absence of Appraisal Rights."

COMPARATIVE RIGHTS OF HOLDERS OF ONEOK AND NEW ONEOK CAPITAL STOCK

  SHAREHOLDERS' COMPARATIVE RIGHTS. The rights of holders of ONEOK capital stock are currently governed by Delaware law and by ONEOK's Certificate of Incorporation (the "ONEOK Certificate") and By-laws (the "ONEOK By-laws"). If the Merger is consummated and becomes effective pursuant to the terms of the Agreement and related agreements, the rights of former ONEOK shareholders who become New ONEOK shareholders pursuant to the Merger and other holders of New ONEOK Common Stock will consequently be governed by Oklahoma law and by the New ONEOK Certificate and the New ONEOK By-laws.

  The OGCA is generally similar to the DGCL. However, the Oklahoma Statutes, unlike those of Delaware, also contain regulations concerning control share acquisitions. (For purposes of this Proxy Statement/Prospectus, the OGCA is deemed to include the control share acquisition regulations.) A "control share acquisition" is an acquisition of shares which has the result of increasing the voting power the acquiring person is entitled to exercise above certain thresholds. Once a control share acquisition is deemed to have occurred, the voting power of all of the control shares is reduced to zero unless and until the shareholders of the issuer approve a resolution restoring to the control shares the same voting rights they would have had before the control share acquisition was deemed to have occurred, subject to certain significant exceptions. Pursuant to the Agreement, ONEOK has agreed to cause New ONEOK after the Merger to submit to its shareholders for a vote at the earlier of the first annual meeting of New ONEOK to occur after the Merger Effective Time (provided that the Merger Effective Time shall have occurred at least 60 days prior to the annual meeting), or at a special meeting to be held no later than 120 days after Merger Effective Time, a proposal to approve the Opt-out Amendment. The effect of the Opt-out Amendment is that a third party who acquires Securities of New ONEOK above the applicable thresholds will not need to obtain a shareholder resolution in order to exercise all voting rights attributable to such Securities, as would otherwise be required by the Control Share Acquisition Statute.

  The New ONEOK Certificate and the New ONEOK By-laws are generally identical to the ONEOK Certificate and the ONEOK By-laws, except that, among other things, (i) the New ONEOK By-laws now provide that the affirmative vote of 80% of directors is required for the election of a chief executive officer and (ii) the New ONEOK Certificate provides that any merger, consolidation or other business combination with or upon a proposal by any person who is a direct or indirect beneficial owner of more than 10% of the outstanding voting shares of New ONEOK (a "Related Person") shall require the approval of a majority vote of all directors who are not affiliated with or nominated by a Related Person ("Independent Directors") or by the holders of at least two-thirds (66 2/3%) of the shares otherwise entitled to vote as a single class with the New ONEOK Common Stock to approve such business combination, excluding shares owned by such Related Person, subject to certain exceptions.

  See "Comparative Rights of Holders of ONEOK and New ONEOK Capital Stock."

RISK FACTORS

  SHAREHOLDERS OF ONEOK SHOULD CONSIDER THE FACTORS DISCUSSED UNDER "RISK FACTORS" IN EVALUATING THE PROPOSED TRANSACTIONS, INCLUDING, AMONG OTHERS, THE POTENTIAL EFFECTS OF THE FOLLOWING:

  . The possible failure of the management of New ONEOK to successfully integrate the operations of the Gas Business into ONEOK's business, each of which have previously operated independently, or the inability to achieve the operating efficiencies contemplated by the ONEOK Board, could have a material adverse effect on the business, results of operations or financial condition of New ONEOK, as well as the market value of the New ONEOK Common Stock. See "Risk Factors--Uncertainties Related to the Transactions."

  . Risk related to actions permitted to WRI under the Shareholder Agreement and to termination of such agreement, under certain circumstances, which could have the effect of restricting New ONEOK's activities or affecting control of New ONEOK. See "Risk Factors--Risks Relating to the Shareholder Agreement."

  . The uncertainty that the annual dividend rate to be received by the New ONEOK shareholders may not equal or be greater than the annual dividend rate which such holders historically received on the ONEOK Common Stock. In that regard, it should be noted that holders of the Convertible Preferred Stock must receive minimum dividend payments then due before any dividends can be paid on the New ONEOK Common Stock. See "Risk Factors--Uncertainty Regarding Future Dividend Policies."

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  This Proxy Statement/Prospectus contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of ONEOK, New ONEOK and the Gas Business set forth under "Risk Factors," "The Transactions--Background and Reasons for the Transactions," "--Recommendation of the ONEOK Board" and "--Opinion of Financial Advisor" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. The following important factors, in addition to those discussed elsewhere in this Proxy Statement/Prospectus and in the documents which are incorporated by reference herein, could affect the future results of the energy industry in general, and New ONEOK and/or the Gas Business in particular, and could cause such results to differ materially from those expressed in such forward-looking statements: future regulatory actions and conditions in the operating territories of the business; material adverse changes in economic conditions in the markets served by either business; a significant delay in the expected closing of the Transactions; and competition from others in the energy industry.

PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

  See "Unaudited Pro Forma Combined Condensed Financial Statements."

                    MARKET PRICE DATA OF ONEOK COMMON STOCK

  The shares of ONEOK Common Stock are listed and traded on the NYSE. The following sets forth the high and low trading prices per share of ONEOK Common Stock on the NYSE for the fiscal periods indicated as reported in published financial sources and the dividends declared per share for such fiscal periods:

                                                                      DIVIDENDS
                                                                      DECLARED
                                                     HIGH      LOW    PER SHARE
                                                     ----      ---    ---------
FISCAL YEAR 1995
  First Quarter..................................... 18        15 7/8   $0.28
  Second Quarter.................................... 18 3/8    16 7/8   $0.28
  Third Quarter..................................... 19 5/8    17 1/4   $0.28
  Fourth Quarter.................................... 23 7/8    18 3/4   $0.28
FISCAL YEAR 1996
  First Quarter..................................... 24 13/16  22       $0.29
  Second Quarter.................................... 23 7/8    20       $0.29
  Third Quarter..................................... 27 1/2    21 1/8   $0.30
  Fourth Quarter.................................... 28 7/8    24 3/8   $0.30
FISCAL YEAR 1997
  First Quarter..................................... 28 5/8    25 1/4   $0.30
  Second Quarter ................................... 30 7/8    26       $0.30
  Third Quarter..................................... 30 7/8    26       $0.30
  Fourth Quarter (through June 30, 1997)............ 32 1/4    30         --

  On December 11, 1996, the last full trading day prior to the first public announcement of the Transactions, the reported closing price per share of ONEOK Common Stock on the NYSE was $26 1/2. On June 30, 1997, the reported closing price per share of ONEOK Common Stock on the NYSE was $32 3/16. Shareholders are urged to obtain current market quotations for shares of ONEOK Common Stock.

                           COMPARATIVE PER SHARE DATA

  The following table setting forth per share data of ONEOK on a historical basis and New ONEOK on a pro forma combined basis gives effect to the business combination contemplated by the Transactions, described elsewhere in this Proxy Statement/Prospectus. This table should be read in conjunction with the historical consolidated financial statements, the notes thereto contained in the ONEOK 1996 Form 10-K (as defined under "Incorporation of Documents by Reference") which are incorporated by reference herein, and the unaudited pro forma combined condensed financial statements and notes thereto included elsewhere in this Proxy Statement/Prospectus. See "Unaudited Pro Forma Combined Condensed Financial Statements."

  Pro forma combined per share data reflects the results of New ONEOK on a combined basis as if the Merger had occurred for all periods presented. This information has been prepared on the basis of accounting for the Merger as a purchase and is based on the assumptions set forth in the notes thereto. This information does not reflect the estimated synergies ONEOK expects to achieve as a result of the Merger. The pro forma per share data is not necessarily indicative of actual results had the Merger occurred on such dates or of future expected results.

                                                          SIX MONTHS
                                                            ENDED     YEAR ENDED
                                                         FEBRUARY 28, AUGUST 31,
                                                             1997        1996
                                                         ------------ ----------
      ONEOK
      Book value per common share.......................    $16.67      $15.21
      Earnings per common share.........................      1.84        1.93
      Cash dividends per common share...................       .60        1.18
      PRO FORMA COMBINED(1)(2)
      Book value per common share.......................    $17.60      $16.31
      Earnings per common share.........................      2.11        1.10
      Cash dividends per common share...................       .54        1.06

--------
(1) The number of shares used in the calculation is adjusted for additional shares of New ONEOK Common Stock to be issued at the Closing of the Transactions but does not include the number of shares of New ONEOK Common Stock issuable upon conversion of the Convertible Preferred Stock.
(2) Derived from the Unaudited Pro Forma Combined Condensed Financial
  Statements.

                        SUMMARY SELECTED FINANCIAL DATA

  The financial data below sets forth summary selected historical financial data. This financial data should be read in conjunction with the historical consolidated financial statements, the notes thereto and "Management's Discussion and Analysis and Results of Operations" contained in the ONEOK 1996 Form 10-K, incorporated by reference herein, and of the Gas Business, included elsewhere in this Proxy Statement/Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the WRI Gas Business" and "Selected Historical Financial Data of ONEOK."

              SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF ONEOK

  The summary selected historical financial data presented below for each of the years in the five-year period ended August 31, 1996 has been derived from the consolidated financial statements of ONEOK Inc. and subsidiaries as they appeared in the ONEOK 1996 Form 10-K incorporated by reference herein. The summary selected historical financial data for the six months ended February 28, 1997 and February 29, 1996 is unaudited and derived from the unaudited consolidated condensed financial statements included in the ONEOK Quarterly Reports (as defined under "Incorporation of Documents by Reference") on Form 10-Q incorporated by reference herein; however, in the opinion of management, all adjustments which are of a normal recurring nature necessary for a fair presentation of the results of such periods have been made. The results of operations for the six months ended February 28, 1997 and February 29, 1996 are not necessarily indicative of the results to be expected for the entire fiscal year or any other interim period.

                                                                          AS OF AND FOR THE
                           AS OF AND FOR THE YEARS ENDED AUGUST 31,       SIX MONTHS ENDED
                         -------------------------------------------- -------------------------
                                                                      FEBRUARY 28, FEBRUARY 29,
                           1996     1995     1994     1993     1992       1997         1996
                         -------- -------- -------- -------- -------- ------------ ------------
                                    (IN MILLIONS, EXCEPT RATIOS AND PER SHARE DATA)
Statement of Income
 Data:
  Operating revenues.... $1,224.3 $  954.2 $  784.1 $  789.1 $  677.1   $  722.4     $  703.2
  Operating income
   before income taxes.. $  121.0 $  105.5 $   92.0 $   96.5 $   83.9   $   99.7     $   94.3
  Net Income............ $   52.8 $   42.8 $   36.2 $   38.4 $   32.6   $   50.4     $   47.0
  Preferred stock
   dividends............ $    0.4 $    0.4 $    0.4 $    0.4 $    0.4   $    0.2     $    0.2
  Income available for
   common stock......... $   52.4 $   42.4 $   35.8 $   38.0 $   32.2   $   50.2     $   46.8
  Earnings per common
   share................ $   1.93 $   1.58 $   1.34 $   1.43 $   1.21   $   1.84     $   1.73
  Cash dividends paid
   per common share..... $   1.18 $   1.12 $   1.11 $   1.06 $   0.96   $   0.60     $   0.58
  Ratio of earnings to
   combined fixed
   charges and preferred
   stock dividend
   requirements(a)......    3.38x    2.77x    2.59x    2.51x    2.40x      5.50x        5.08x
Balance Sheet Data:
  Total assets.......... $1,219.9 $1,181.2 $1,148.1 $1,115.1 $1,069.9   $1,333.4     $1,259.5
  Long-term debt(b)..... $  351.9 $  363.9 $  376.9 $  391.9 $  397.8   $  361.1     $  364.1
  Preferred stock....... $    9.0 $    9.0 $    9.0 $    9.0 $    9.0   $    9.0     $    9.0
  Total common equity... $  414.7 $  388.6 $  370.5 $  363.1 $  353.5   $  463.6     $  422.7

--------
(a) For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, "earnings" consists of net income plus interest charges, amortization of debt issue costs, and income taxes. "Fixed charges" consists of interest charges and the amortization of debt issue costs. "Preferred dividend requirements" consists of the pre-tax preferred dividend requirement.
(b) Includes the current portion of long-term debt.

         SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF THE GAS BUSINESS

  The summary selected historical financial data presented below for each of the years in the five-year period ended August 31, 1996 and for the interim six-month periods ended February 28, 1997 and February 29, 1996 have been derived from the Gas Business' records. In the opinion of management, all adjustments which are of a normal recurring nature necessary for a fair presentation of the results of such periods have been made for the interim six months ended February 28, 1997 and February 29, 1996. The results of operations for the six months ended February 28, 1997 and February 29, 1996 are not necessarily indicative of the results to be expected for the entire fiscal year or any other interim period.


                                                                           AS OF AND FOR THE
                           AS OF AND FOR THE YEARS ENDED AUGUST 31,        SIX MONTHS ENDED
                         --------------------------------------------- -------------------------
                                                                       FEBRUARY 28, FEBRUARY 29,
                           1996     1995      1994     1993     1992       1997         1996
                         -------- --------  -------- -------- -------- ------------ ------------
                                                     (IN MILLIONS)
Statement of Income
Data:
  Operating revenues.... $  720.8   $515.0  $  598.9   $540.5   $411.9    $544.7       $418.2
  Operating income
  before income taxes... $   35.9   $  1.2  $   27.5 $   40.0 $    5.2    $ 58.9       $ 37.7
  Net income (loss)..... $   19.3 $   (1.0) $   16.3 $   29.6 $    8.0    $ 32.9       $ 20.8
Balance Sheet Data:
  Total assets.......... $  773.2   $707.7    $641.9   $607.9   $527.6    $884.8
  Equity in net assets
  acquired.............. $  532.5   $487.8    $438.7   $404.3   $345.8    $594.3
  Long-term debt........ $   35.0 $   35.0  $   35.0 $   35.0 $   35.0    $ 35.0

             ONEOK AND THE GAS BUSINESS SUMMARY SELECTED UNAUDITED
                    PRO FORMA COMBINED FINANCIAL INFORMATION

  The following table sets forth certain unaudited pro forma combined financial information giving effect to the Transactions accounted for as a purchase in accordance with generally accepted accounting principles. The summary selected pro forma financial data for the periods indicated has been derived from the unaudited pro forma combined condensed financial statements and related notes appearing elsewhere in this Proxy Statement/Prospectus. See "Unaudited Pro Forma Combined Condensed Financial Statements." These statements do not reflect the estimated synergies ONEOK believes will result from the Transactions. The following pro forma information is not necessarily indicative of actual results that would have occurred had the Transactions occurred on such dates or of expected future results.

                                                (UNAUDITED)      (UNAUDITED)
                                                YEAR ENDED    SIX MONTHS ENDED
                                              AUGUST 31, 1996 FEBRUARY 28, 1997
                                              --------------- -----------------
                                               (IN MILLIONS, EXCEPT RATIOS AND
                                                       PER SHARE DATA)
Statement of Income Data:
  Operating revenues.........................    $1,945.50        $1,267.1
  Operating income before income taxes.......    $   154.8        $  157.5
  Net income.................................    $    68.0        $   81.3
  Preferred stock dividends..................    $    34.8        $   17.4
  Income available for common stock..........    $    33.3        $   64.0
  Earnings per common share(a)...............    $    1.10        $   2.11
  Cash dividends paid per common share.......    $    1.06        $   0.54
  Ratio of earnings to combined fixed charges
   and preferred stock dividend
   requirements(b)...........................         2.04x           4.05x
Balance Sheet Data:
  Total assets...............................                     $2,285.0
  Long-term debt(c)..........................                     $  439.5
  Preferred stock............................                     $  546.9
  Total common equity........................                     $  542.5

--------
(a) The number of shares used in the calculation is adjusted for additional shares of New ONEOK Common Stock to be issued at the Closing of the Transactions but does not include the number of shares of New ONEOK Common Stock issuable upon conversion of the Convertible Preferred Stock.
(b) For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, "earnings" consists of net income plus interest charges, amortization of debt issue costs, and income taxes. "Fixed charges" consists of interest charges and the amortization of debt issue costs. "Preferred dividend requirements" consists of the pre-tax preferred dividend requirement.
(c) Includes the current portion of long-term debt.

                                 RISK FACTORS

  The following factors should be considered, in conjunction with the other information included in this Proxy Statement/Prospectus, by the holders of ONEOK Common Stock in evaluating the Transactions.

UNCERTAINTIES RELATED TO THE TRANSACTIONS

  The Transactions involve the integration of the operations of ONEOK's business and of the Gas Business, each of which previously operated independently. There is no assurance that successful integration of the operations of the Gas Business and of ONEOK's business or that the benefits expected to result from such integration will be realized. Any delays or unexpected costs that arise in connection with such integration could have a material adverse effect on the business, results of operations or financial condition of New ONEOK as well as the market value of New ONEOK securities. In addition, the non-recurring costs and expenses associated with the negotiation and consummation of the Transactions cannot be determined until the transition plan relating to the integration of operations is completed. As of June 30, 1997, such non-recurring costs and expenses aggregated approximately $3,025,892. New ONEOK intends to include such costs as part of the purchase, as appropriate, or expense such costs in the quarter in which the Transactions are consummated, which is anticipated to occur in the second half of 1997.

UNCERTAINTY REGARDING TRADING PRICES OF NEW ONEOK STOCK FOLLOWING THE
TRANSACTIONS

  Upon consummation of the Transactions, holders of ONEOK Common Stock as of the Merger Effective Time will have the right to receive shares of New ONEOK Common Stock in exchange for shares of ONEOK Common Stock.

  There is no assurance as to whether the market value of the shares of New ONEOK Common Stock to be received by ONEOK shareholders in exchange for shares of ONEOK Common Stock will be less than, equal to or greater than the market value of shares of ONEOK Common Stock prior to the Merger Effective Time.

RISKS RELATING TO DILUTION OF VOTING RIGHTS

  Upon completion of the Transactions, the ONEOK shareholders will own in the aggregate at least 90.1% of the outstanding Voting Securities of New ONEOK, and not less than 55.0% of outstanding New ONEOK Common Stock on a fully diluted basis. Assuming conversion by WRI of all Convertible Preferred Stock held by WRI, WRI could hold in the aggregate up to 45.0% of outstanding New ONEOK Common Stock. The issuance of such Securities to WRI could cause a proportional dilution of voting rights to the existing shareholders of ONEOK.

RISKS RELATING TO THE SHAREHOLDER AGREEMENT

  The Shareholder Agreement imposes certain restrictions on WRI's voting, transfer, acquisition and other rights with respect to its shares of New ONEOK capital stock, thereby limiting its ability to control New ONEOK. The termination of the Shareholder Agreement upon the occurrence of certain events could affect the control of New ONEOK. Subject to certain conditions, the Shareholder Agreement allows WRI to take actions which also have the effect of affecting control of New ONEOK. For example, in the event WRI decides to transfer 5.0% or more of its shares as a block to a third party and New ONEOK does not exercise its right of first refusal to purchase such block, such third-party transferee will not be subject to the terms of the Shareholder Agreement nor be considered an "Acquiring Person" under the Rights Agreement as a result of such purchase, thereby enabling such transferee to vote its shares of New ONEOK or acquire additional shares of New ONEOK without any restrictions. The Shareholder Agreement permits WRI to vote all shares of New ONEOK Voting Securities held by the Shareholder Group representing both before and after conversion of the Convertible Preferred Stock up to 45% of New ONEOK's voting power at its sole discretion with respect to a merger or other transaction constituting a Change in Control (as defined below under "The Shareholder Agreement"), making the consummation of any such transaction, if opposed by WRI, difficult to obtain. See "The Shareholder Agreement--Voting." At the fifteenth and at each succeeding anniversary of the date of the Shareholder Agreement, WRI has the right to offer to purchase all shares of New ONEOK capital stock held by New ONEOK's shareholders (other than the Shareholder Group) by means of a tender offer, although at such time New ONEOK also may exercise a similar right to offer to purchase all shares of New ONEOK capital stock then held by the Shareholder Group. The foregoing could enable WRI or its transferee to acquire control of New ONEOK without paying a control premium to the New ONEOK shareholders and may adversely affect the value and prices for New ONEOK Common Stock.

  See "The Shareholder Agreement--Term," "--Restrictions of Certain Actions by WRI," "--Voting" and "--Restrictions on Transfer and Conversion."

UNCERTAINTY REGARDING WRI'S REGULATORY STATUS

  Neither the Agreement nor the Shareholder Agreement prohibits WRI from becoming a registered holding company under the 1935 Act. Were WRI to become a registered holding company under the 1935 Act and, as a result thereof, New ONEOK were to be deemed, under the 1935 Act, a subsidiary company of a registered holding company, New ONEOK would be subject to extensive regulatory and reporting requirements under the 1935 Act, relating to, among other things, the issue and sale of securities, various charter amendments, the acquisition of any securities or utility assets or any interest in another business, the disposition of utility assets, intrasystem financings, certain proxy solicitations and other affiliate transactions. Under the Shareholder Agreement, if WRI's regulatory status as modified by a Regulatory Change would place an unreasonable restriction on New ONEOK's implementation of its strategic business plan, New ONEOK has the right to exercise the buy/sell option to purchase WRI's New ONEOK shares at a certain price within a specified period of time. There can be no assurance that New ONEOK would or could so exercise this right. See "The Shareholder Agreement--Buy/Sell Option in Favor of Either Party."

TRANSACTIONS WITH INTERESTED PARTIES

  At the Closing, WRI and New ONEOK will enter into the Marketing Agreement and the Shared Services Agreement. The interests of WRI in New ONEOK upon consummation of the Transactions may create potential conflicts of interest in connection with the Marketing Agreement and the Shared Services Agreement or other transactions between New ONEOK and WRI. Under the Agreement, the execution of the Marketing Agreement and the Shared Services Agreement is a condition to Closing and such agreements will be negotiated prior to the Merger. Such agreements will have been negotiated on an arm's-length basis, and entered into, between ONEOK, on behalf of New ONEOK, and WRI prior to the Closing. In connection with approval of transactions with affiliates, the New ONEOK Certificate provides that, in the absence of fraud, no contract or other transaction of New ONEOK shall be affected or invalidated in any way by the fact that any directors of New ONEOK are in any way interested in or connected with any other party to such contract or transaction or are themselves parties to such contract or transaction, provided that such interest is fully disclosed or otherwise known to the New ONEOK Board at the meeting of the Board at which such contract or transaction is authorized or confirmed, and provided further that at the meeting of the Board authorizing or confirming such contract or transaction there is present a quorum of directors not so interested or connected and such contract or transaction shall be approved by a majority of such quorum and no such interested director shall vote on any such contract or transaction.

POTENTIAL ENVIRONMENTAL RISKS

  The Gas Business is subject to various federal, state and local laws or regulations relating to the protection of the environment. The Assets to be contributed to WAI include 12 former manufactured gas plant sites which may contain hazardous materials subject to control or remediation under various environmental laws and regulations. These sites are currently subject to investigation and risk assessment by the Kansas Department of

Health and Environment ("KDHE") pursuant to a ten-year term consent agreement. Although the costs incurred for site investigation and risk assessment has been minimal, there can be no assurance that such costs or other environmental remediation costs in the future will not have a material adverse effect upon New ONEOK's financial condition and results of operations. See Note 5 to the Audited Financial Statements of the Gas Business.

UNCERTAINTY REGARDING FUTURE DIVIDEND POLICIES

  Historically, ONEOK has paid cash dividends on ONEOK Common Stock. The future payments of dividends by New ONEOK will depend on decisions that will be made by the New ONEOK Board of Directors from time to time based on the results of operations and financial conditions of New ONEOK (subject to restrictions, if any, contained in debt instruments of each entity in effect from time to time and the terms of any preferred stock which may be issued and the OGCA). The Convertible Preferred Stock must receive minimum dividend payments then due before any dividends can be paid on the New ONEOK Common Stock. While the ONEOK Board does not currently contemplate a change in its dividend policy, there can be no assurance that the annual dividend rate received by holders of New ONEOK Common Stock after the Transactions will be equal to or greater than the annual dividend rate which such holders historically received on the ONEOK Common Stock. The failure of New ONEOK to pay quarterly dividends on its Common Stock of at least $0.30 per share or to pay the stated quarterly dividends on the Convertible Preferred Stock in any five quarters during the term of the Agreement will give WRI the right to terminate the Shareholder Agreement. Assuming none of the shares of Convertible Preferred Stock is converted and giving effect to the Transactions as if they had occurred as of August 31, 1996, the dividend to be paid on the Convertible Preferred Stock in the fiscal year ended August 31, 1997 would aggregate in the amount of $34,771,651. For the twelve months ended August 31, 1996, ONEOK's historical dividend payout ratio equals 61% and after giving effect to the Transactions assuming none of the shares of Convertible Preferred Stock is converted, the pro forma dividend payout ratio equals 64%. See "Description of the Preferred Stock--Convertible Preferred Stock" and "The Shareholder Agreement--Term."

REGULATED INDUSTRY

  The natural gas industry is subject to numerous legislative and regulatory requirements, standards and restrictions, which are subject to change and which affect ONEOK and the Gas Business to varying degrees. Significant industry factors that have affected or may affect ONEOK and the Gas Business from time to time include the following: (i) difficulty in obtaining rate increases from regulatory authorities in adequate amounts and on a timely basis, (ii) difficulty in earning an adequate return on invested capital,
(iii) attrition in earnings produced by the combination of increasing expenses and the costs of new increments of capital, which may exceed allowed rates of return, (iv) fluctuations, including rapid reductions, in the prices of oil and propane, which can make those fuels less costly than natural gas in some markets, (v) volatility in the supply and price of natural gas, (vi) increasing competition with alternative gas sources for industrial and other significant customers, including potential attempts to by-pass the ONEOK system and/or the Gas Business, and (vii) uncertainty in projected energy requirements of ONEOK's or the Gas Business' customers.

  The KCC has recently initiated an informal investigation into the possible restructuring ("unbundling") of the residential gas market in the State of Kansas. It is anticipated that this informal investigation will become a formal KCC docket matter and that a subsequent KCC order will be issued within the next one to three years.

  In May, 1996, the OCC commenced a Notice of Inquiry into unbundling the gas utility industry. Numerous meetings between the industry and the OCC staff followed, and after a public hearing in December, the OCC voted to proceed with a rulemaking to establish the procedures for such unbundling. On February 18, 1997, the OCC issued a Notice of Intent to Solicit Proposed Rules relating to such unbundling. The final order with respect to unbundling has not yet been issued, nor has a notice of proposed rulemaking been filed. In addition to the OCC action, there is also a bill pending in the Oklahoma legislature which proposes to deregulate the transportation of natural gas under certain competitive conditions and remove it from the OCC jurisdiction and authority.

  ONEOK is actively working with the OCC to develop a plan and schedule to unbundle services for its Oklahoma customers. Under ONEOK's current proposal, all of ONEOK's customers who use 150 Mcf of gas or more per year would receive unbundled services by 1998, and all of ONEOK's remaining customers would receive unbundled services by 1999.

POST-RETIREMENT BENEFITS

  Upon the consummation of the Transactions, New ONEOK will assume certain obligations of WRI associated with certain post-retirement benefits. See Note 7 to the Audited Financial Statements of the Gas Business for a description of such liabilities and the risks associated therewith.

CERTAIN ANTITAKEOVER FEATURES

  Upon consummation of the Transactions, certain provisions of the New ONEOK Certificate and the New ONEOK By-laws, along with the Shareholder Agreement and New ONEOK's Rights Agreement and Oklahoma statutory law, could discourage potential acquisition proposals and could delay or prevent a change in control of New ONEOK. In addition, WRI, as owner of up to 45.0% of the equity interest of the Company, could vote its shares of New ONEOK Voting Securities at its sole discretion with respect to a merger or other transaction constituting a Change in Control, making the consummation of any such transaction, if opposed by WRI, difficult to obtain. Certain provisions of the Shareholder Agreement, such as the Buy/Sell Option, may also have the effect of discouraging or rendering more difficult a takeover attempt involving New ONEOK or deterring a third party from seeking to acquire control of New ONEOK. The combined effect of the foregoing could diminish the opportunities for a shareholder to participate in tender offers, including tender offers at a price above the then current market value of New ONEOK Common Stock, inhibit fluctuations in the market price of New ONEOK Common Stock that could result from takeover attempts, and have the effect of making it more difficult for third parties to cause the immediate removal and replacement of the members of the then current Board of Directors of New ONEOK or the then current management of New ONEOK without the concurrence of the Board of Directors of New ONEOK. See "Description of the Preferred Stock--Convertible Preferred Stock" and "Comparative Rights of Holders of ONEOK and New ONEOK Capital Stock."

                              THE SPECIAL MEETING

SPECIAL MEETING

  The Special Meeting of shareholders of ONEOK will be held at 10:00 a.m.
local time, on            ,               , 1997, at ONEOK's offices at ONEOK
Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74102-0871 for the purpose set forth in the accompanying Notice of Special Meeting and as described below. This Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Directors of ONEOK of proxies to be used at the Special Meeting and at any and all adjournments or postponements of the Special Meeting. Any person executing a Proxy Card may revoke it prior to its exercise.

VOTING SECURITIES AND RECORD DATE

  Holders of record of shares of ONEOK Common Stock at the close of business
on               , 1997 are entitled to notice of and to vote at the Special
Meeting. On July   , 1997, there were            outstanding shares of ONEOK
Common Stock. Each share of ONEOK Common Stock is entitled to one vote. ONEOK will have no shares of preferred stock or preference stock outstanding as of the Record Date. The affirmative vote of the holders of a majority of the outstanding shares of ONEOK Common Stock is required under the DGCL, the ONEOK Certificate and the rules of the NYSE to approve the Transactions at the Special Meeting. Abstentions will be counted for the purpose of determining the existence of a quorum.

  As of August 31, 1996, Bank of Oklahoma, as trustee of the Thrift Plan for Employees of ONEOK and Subsidiaries ("Thrift Plan"), reported on a Schedule 13G that it held 3,378,318 shares of ONEOK Common Stock (approximately % of
the ONEOK Common Stock outstanding on               , 1997). Bank of Oklahoma
expressly disclaimed beneficial ownership of these shares. Each participant in the Thrift Plan will receive an instruction card on which the participant may direct the trustee as to the manner in which shares of ONEOK Common Stock allocated to the participant's plan account are to be voted. If the participant does not return a voting instruction card to the trustee in a timely manner or returns a card without indicating any voting instructions, the trustee will vote the shares in the same proportion as shares for which the trustee receives voting instructions for that plan.

  To the best of ONEOK's knowledge, no entity (other than as disclosed above) owned more than 5% of any class of ONEOK's outstanding voting securities at the close of business on June 30, 1997.

PURPOSE OF SPECIAL MEETING

  At the Special Meeting, ONEOK's shareholders will (i) consider and vote upon the Transactions and (ii) transact such other business as may properly come before the Special Meeting and at any and all adjournments or postponements thereof. See "The Transactions."

PROXIES

  All shares of ONEOK Common Stock that are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not duly and timely revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed returned proxy, such proxy will be voted FOR the approval of the Transactions. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the Special Meeting, will not be voted. Accordingly, since the affirmative vote of a majority of outstanding shares is required for approval of the proposed Transactions, a proxy marked "ABSTAIN" will have the effect of a vote against the proposed Transactions. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at the Special Meeting but with respect to which the broker or nominee is not empowered to vote) will be counted for purposes of determining whether there is a quorum at the Special Meeting. In accordance with NYSE rules, brokers and nominees are precluded from exercising their voting discretion with respect to the approval and adoption of the Transactions and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the approval and adoption of the Transactions. Therefore, since the affirmative vote of a majority of the aggregate voting power is required for approval of the Transactions, a "broker non-vote" with respect to the Transactions will have the effect of a vote against the Transactions. In addition, the failure to vote in person or by proxy will have the same effect as a vote against the proposed Transactions or an abstention.

  The ONEOK Board is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their judgment. Such adjournments or postponements may be for the purpose of soliciting additional proxies. Shares represented by proxies voting against the approval and adoption of the Transactions will be voted against a proposal to adjourn the Special Meeting for the purpose of soliciting additional proxies. ONEOK does not currently intend to seek an adjournment of the Special Meeting.

  Any proxy given pursuant to this solicitation may be revoked at any time before the proxy is voted by filing with the Secretary of ONEOK prior to or at the Special Meeting, at the address specified in the last paragraph on page 2, either an instrument revoking the proxy or a duly executed proxy bearing a later date. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

  The cost of soliciting proxies will be borne by ONEOK. In addition to the use of the mails, proxies may be solicited personally or by telephone by officers and regular employees of ONEOK. Morrow & Co., Inc., New York, New York, will assist in solicitation of proxies. ONEOK will pay $12,500 to Morrow & Co., Inc., for proxy solicitation services. ONEOK does not expect to pay any additional compensation for the solicitation of proxies; however, the proxy solicitor, brokers and other custodians, nominees, and fiduciaries will be reimbursed for expenses incurred in forwarding proxy material to principals and obtaining their proxies.

  SHAREHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR ONEOK COMMON STOCK WILL BE MAILED BY THE EXCHANGE AGENT AS SOON AS PRACTICABLE AFTER THE CONSUMMATION OF THE MERGER.

                               THE TRANSACTIONS

  The Transactions contemplate (i) the contribution of the Assets referred to below, including the outstanding capital stock of Westar and MCMC, direct or indirect wholly-owned subsidiaries of WRI, to WAI, a newly formed Oklahoma corporation that is wholly-owned by WRI, and, immediately thereafter, (ii) the Merger of ONEOK with and into WAI, with WAI as the surviving corporation.

THE COMPANIES

  ONEOK Inc. ONEOK engages in several aspects of the energy business. ONEOK purchases, gathers, compresses, transports, and stores natural gas for distribution to consumers. It transports gas for others, leases pipeline capacity to others for their use in transporting gas, and leases a small intrastate transmission system in Texas to others. ONEOK explores for and produces oil and gas, extracts and sells natural gas liquids, and is engaged in the gas marketing business. In addition, it leases and operates a headquarters office building (leasing excess space to others) and owns and operates a related parking facility. As a regulated natural gas utility, ONEOK distributes natural gas to approximately 730,000 customers in a geographic service area comprising approximately three-fourths of the State of Oklahoma, thereby meeting the natural gas needs of over two million people. ONEOK is a Delaware corporation with principal executive offices at 100 West Fifth Street, Tulsa, Oklahoma 74103-0871, and its telephone number is (918) 588-7000.

  Western Resources, Inc. WRI is engaged principally in the production, purchase, transmission, distribution and sale of electricity, the delivery and sale of natural gas and the provision of electronic monitored security services. WRI serves approximately 601,000 electric customers in eastern and central Kansas, approximately 648,000 natural gas customers in Kansas and northeastern Oklahoma and approximately 400,000 security customers in 44 states. WRI's non-utility subsidiaries provide security services, market natural gas primarily to small and medium-sized commercial and industrial customers, engage in international power project development and provide other energy-related products and services.

  WRI and its divisions and direct or indirect wholly-owned subsidiaries include KPL, a rate-regulated electric and gas division of WRI, KGE, a rate-regulated utility and wholly-owned subsidiary of WRI, Westar, Westar Capital, Inc., Westar Security, Inc., Westar Energy, Ltd. and The Wing Group, Ltd., non-utility subsidiaries of WRI, and MCMC, a regulated gas transmission service provider. KGE owns 47% of Wolf Creek Nuclear Operating Corporation, the operating company for the Wolf Creek Generating Station.

  The Assets to be contributed to WAI pursuant to the Agreement consist of (i) certain assets and liabilities of the local natural gas distribution businesses of WRI which are operated in the States of Kansas and Oklahoma and
(ii) all of the outstanding capital stock and liabilities of MCMC and Westar, direct or indirect wholly-owned subsidiaries of WRI. MCMC offers natural gas transportation, wheeling, parking, balancing and storage services to customers throughout the central and midwestern regions of North America. Westar provides natural gas marketing and sales, purchasing and supply and other marketing related services. See "The Gas Business."

  WRI is a Kansas corporation with its principal executive offices located at 818 Kansas Avenue, Topeka, Kansas 66612 and its telephone number is (913) 575-6300.

  WAI, Inc. WAI is a wholly-owned subsidiary of WRI, newly formed by WRI under the OGCA on May 16, 1997 for the purpose of effectuating the Transactions contemplated by the Agreement. Prior to the Merger Effective Time, WRI will not engage in any activity other than activities related to the Transactions. WAI is an Oklahoma corporation with executive offices at 818 Kansas Avenue, Topeka, Kansas 66612, and its telephone number is (913) 575-1950. Following the Merger Effective Time, WAI will have its executive offices at 100 West Fifth Street, Tulsa, Oklahoma 74103-0871, and its telephone number will be
(918) 588-7000.

THE TRANSACTIONS

  The Agreement is attached as Appendix A to this Proxy Statement/Prospectus.

  The Agreement among WRI, WAI and ONEOK provides that WRI will contribute, or will cause to be contributed, to WAI all of the Assets. WRI will then cause WAI to assume all of the liabilities of WRI that arise primarily out of, or relate primarily to or are primarily generated by, the Assets and approximately $35 million aggregate principal amount of debt of WRI with terms permitting prepayment with no more than 30 days' prior notice without penalty and a maturity of no more than three years (the "Assumed Debt"). The amount of Assumed Debt will be subject to adjustment based on changes in the working capital of the Gas Business and the dollar amounts of capital expenditures to be made by each of ONEOK and WRI for the period from December 1, 1996, through the Closing Date.

  Immediately after the Asset Transaction, ONEOK will merge with and into WAI, with WAI as the surviving corporation, whereupon WAI's name will be changed to "ONEOK, Inc." The outstanding shares of ONEOK Common Stock will be converted on a one-for-one basis into the right to receive shares of New ONEOK Common Stock. Each share of New ONEOK Common Stock will be issued together with the corresponding number of associated Rights to purchase one one-hundredths of a share of Series C Preferred Stock of New ONEOK pursuant to the Rights Agreement.

  Upon consummation of the Transactions, on a fully diluted basis, after giving effect to the Transactions and based on the number of shares of ONEOK Common Stock outstanding as of December 12, 1996, WRI will hold 2,996,702 shares of New ONEOK Common Stock and 19,317,584 shares of Series A Convertible Preferred Stock of New ONEOK, representing up to 9.9% of the New ONEOK Common Stock outstanding before conversion of the Series A Convertible Preferred Stock into New ONEOK Common Stock and up to 45.0% of the New ONEOK Common Stock outstanding after such conversion. Holders of ONEOK Common Stock will hold shares of New ONEOK Common Stock representing at least 90.1% of the New ONEOK Common Stock outstanding and not less than 55.0% of the New ONEOK Common Stock after conversion of the Series A Convertible Preferred Stock to be held by WRI pursuant to the Agreement. In the event ONEOK issues additional shares of ONEOK Common Stock between the Original Execution Date and the Closing, WRI has the right pursuant to the Shareholder Agreement to require WAI at the Closing to issue to it additional shares of New ONEOK Common Stock and/or Series A Convertible Preferred Stock, at a price per share equal to the average market price of the ONEOK Common Stock for the 20 trading days prior to the Closing, so as to restore WRI's percentage ownership at the Closing to up to 9.9% of the outstanding New ONEOK Common Stock and up to 45.0% of the outstanding New ONEOK Common Stock on a fully diluted basis. See "The Shareholder Agreement."

  Pursuant to the Agreement, ONEOK has redeemed all of its outstanding shares of ONEOK Preferred Stock and will redeem at the Closing of the Merger all rights contemplated by the ONEOK Rights Agreement at the applicable redemption price.

  A copy of the Agreement (excluding all exhibits, attachments and schedules thereto), the form of the Shareholder Agreement and the form of the Certificate of Designations of the Convertible Preferred Stock are attached to this Proxy Statement/Prospectus as Appendices A, B and C, respectively.

  The following chart illustrates the Transactions and the end result thereof.



                       [Chart Describing Transactions]




BACKGROUND AND REASONS FOR THE TRANSACTIONS

  Background of the Transactions. The Board of Directors of ONEOK believes that changes in the natural gas business are inevitable and that such changes will significantly affect the manner in which natural gas and related services are marketed. In response to this trend, commencing in 1994, senior management of ONEOK conducted a strategic review of its business and of ongoing developments in the natural gas distribution and energy related industry regarding competition, regulation and consolidation. Management concluded that the domestic natural gas business was undergoing a process of deregulation which would lead, over the next several years, to "unbundling" of services at the residential level. In other words, residential consumers would be able to choose from a number of unregulated service providers to sell natural gas to them which would be physically transported through existing distribution systems, resulting in increased competition to sell natural gas to residential consumers. Management further concluded that markets for electricity and natural gas were converging and consolidating and that these trends and competition for customers would alter the structure and business practices of companies serving these markets in the future.

  In order to better position ONEOK competitively, the ONEOK Board and management determined that it should seek both to expand its gas distribution operations and become a provider of energy services not limited to natural gas. ONEOK sought a strategy to pursue, and began to analyze, possible acquisitions or strategic alliances with companies that would enhance and expand its natural gas distribution, marketing and transportation business and provide ONEOK with the opportunity to deliver to its customers, in addition to a gas energy product, a variety of other products and services, including electric energy and other services.

  In October 1992, WRI began actively to pursue bids for the sale of its gas operations. Financial information relating to WRI's Missouri, certain Kansas and Oklahoma gas operations was distributed to potential purchasers, including ONEOK. Given WRI's geographic proximity, ONEOK identified WRI's Kansas and Oklahoma gas operations as being attractive candidates for a strategic alliance with ONEOK. In May 1993, ONEOK and the Southern Union Company ("Southern Union") submitted a joint proposal to separately acquire certain portions of the gas business of WRI. Southern Union's bid was for WRI's Missouri distribution system, while ONEOK's bid was for WRI's Oklahoma and certain of WRI's Kansas gas distribution systems. On June 22, 1993, ONEOK publicly announced that WRI and ONEOK were conducting negotiations regarding the possible sale to ONEOK of WRI's local natural gas distribution operations in Oklahoma and gas only utility operations in eastern Kansas. Negotiations between ONEOK and WRI continued through mid-July 1993. The parties were unable to reach mutual agreement on the terms of the proposed sale, and on July 15, 1993, ONEOK publicly announced the termination of negotiations with WRI.

  In February 1995, ONEOK executives, including Larry Brummett, Chairman, President and Chief Executive Officer of ONEOK, approached John Hayes, Chairman and Chief Executive Officer of WRI and suggested that their respective corporations renew discussions. Throughout 1995, there were interim discussions between executives of ONEOK and executives of WRI regarding ONEOK's interest in purchasing WRI's Oklahoma local natural gas distribution system. On January 29, 1996, Eugene Dubay of ONEOK and certain executives of WRI met in Topeka, Kansas regarding the possible purchase by ONEOK of WRI's Oklahoma and certain of its Kansas local natural gas distribution systems. During April 1996, executives of WRI held several discussions with ONEOK executives regarding the size and form of consideration for the transactions, and WRI's proposal to retain a significant investment in the business through ownership of capital equity in the combined business as full or partial consideration for the transactions.

  In June 1996, WRI and ONEOK executed a confidentiality agreement relating, among other things, to the information to be provided by each company to the other. Following the execution of such confidentiality agreement, the parties began their respective due diligence reviews.

  On July 16, 1996, managements of ONEOK and WRI met in Topeka, Kansas to discuss the structure and terms of the transactions and the potential operating synergies which might result.

  On July 18, 1996, the ONEOK Board held a regularly scheduled meeting at which it reviewed the status of the negotiations with WRI. Following presentations by ONEOK's management regarding WRI's gas operations and ONEOK's business and potential operating synergies, the ONEOK Board determined that it would continue to evaluate the proposed transactions. The ONEOK Board authorized its management to continue its discussions with WRI and to report back to the ONEOK Board as discussions progressed. See "The Transactions-- Opinion of Financial Advisor."

  On September 4, 1996, senior management of ONEOK and WRI had a meeting in Tulsa, Oklahoma to further discuss the structure of the transactions and the prospect of WRI's continued equity ownership in the combined business after the closing of such proposed transactions. ONEOK management indicated its willingness to enter into a proposed transaction structure in which WRI would subsequently hold, subject to certain standstill restrictions, up to 45.0% of the common stock of the combined entity on a fully diluted basis and receive a certain amount of cash.

  On September 19, 1996, the ONEOK Board held a regularly scheduled meeting at which it reviewed the status of ONEOK's negotiations with WRI and heard presentations from ONEOK's management and legal advisors regarding the proposed structure. Following such presentations, the ONEOK Board determined that it would continue to evaluate the proposed transactions and authorized management to continue discussions with WRI and its advisors and proceed with due diligence.

  During October 1996 through mid-November 1996, members of the respective senior managements of each of ONEOK and WRI and their respective counsel held several discussions relating to the terms of the Shareholder Agreement and other matters, including, but not limited to, the number of shares of the combined business to be received by WRI in the Transactions, WRI's board representation in the combined business, WRI's voting rights, a standstill provision, WRI's top-up rights, the Rights Agreement, WRI's registration rights, transfer restrictions on WRI regarding its stock holding in New ONEOK, and a buy/sell option for both WRI and New ONEOK. See "The Shareholder Agreement." During this time period, WRI and ONEOK exchanged detailed operational, financial and other business information and the respective senior managements and legal and financial advisors of each of ONEOK and WRI continued to conduct their due diligence reviews.

  From the end of November 1996 through the beginning of December 1996, discussions between the respective senior managements of each of ONEOK and WRI and their counsel progressed toward finalization of the terms of the Agreement and the Shareholder Agreement.

  On December 11, 1996, the WRI Board, at its regularly scheduled meeting, unanimously approved the Agreement, the Shareholder Agreement and the Transactions.

  On December 11, 1996, the ONEOK Board met to consider approval of the Agreement, the Shareholder Agreement and the Transactions. At the meeting, PaineWebber presented its oral opinion to the ONEOK Board that, as of such date, the proposed Transactions were fair to ONEOK's shareholders from a financial point of view. After further discussion by the ONEOK Board of the proposed Transactions, the ONEOK Board concluded that the Transactions were in the best interest of ONEOK's shareholders and unanimously approved the Agreement, the Shareholder Agreement, other ancillary agreements and the Transactions contemplated thereby.

  On December 12, 1996, WRI and ONEOK executed the Agreement and publicly announced the Transactions.

  On January 31, 1997, WRI received a letter from the Commission confirming WRI's continued eligibility to account for a certain other unrelated business combination as a "pooling of interests." It is a condition to WRI's obligations to close the Transactions that WRI's accountants confirm such eligibility.

  On May 19, 1997, WRI and ONEOK amended and restated the Agreement to include New ONEOK as a party and to make several technical revisions.

  Reasons for the Transactions. In approving and recommending the Transactions, the ONEOK Board of Directors considered the following material information and made various evaluations thereof:

  . Consummation of the Transactions would combine ONEOK's roughly $600 million rate base (the amount of investment upon which a utility is allowed to earn a return) with WRI's roughly $500 million rate base, nearly doubling ONEOK's gas utility franchise. The Transactions would also nearly double ONEOK's customer base from 730,000 customers currently to almost 1.4 million customers, making New ONEOK the eighth largest natural gas distribution company in the United States, and geographically diversify ONEOK's distribution network and customer base into the State of Kansas, enabling ONEOK, in the ONEOK Board's view, to have greater regulatory and marketing flexibility.

  . The ONEOK Board's belief that the local natural gas distribution and transmission operations of WRI would be a good strategic fit for the ONEOK Oklahoma properties by strengthening the earnings capability of ONEOK's existing system, by benefiting the present customers of ONEOK and the Gas Business over time through resulting economies of scale and system coordination with WRI by means of the Shared Services Agreement.

  . The ONEOK Board's belief that cross-marketing opportunities arising from WRI's continued investment in the combined entity and the arrangements contemplated by the Marketing Agreement, which would provide the opportunity to (i) in cooperation with WRI, deliver a variety of services to its customers that ultimately would include gas or electric energy, home security and other services and (ii) deliver gas and gas services to WRI's electric customers, thereby enhancing revenues.

  . The ONEOK Board's belief that the acquisition of MCMC would enhance
   ONEOK's gas marketing efforts.

  . The ONEOK Board's belief that recent utility industry restructurings, combinations and electric and gas company convergences resulting in the development of energy services companies have increased the size and scale requirements necessary for future success in the utility industry, and that consummation of the Transactions places ONEOK in a more competitive position.

  . The Transactions would lower the debt to equity ratio of the combined business relative to ONEOK prior to the Transactions from 45% to 30% in debt. Pro forma cash flow from operations would increase from 22% to 28% and from 31% to 35% for the fiscal year ended February 28, 1997 and the twelve months ended August 31, 1996, respectively. Pro forma earnings to fixed charges would increase from 4.57x to 6.31x and from 2.42x to 2.76x for the fiscal year ended February 28, 1997 and the twelve months ended August 31, 1996, respectively. In the ONEOK Board's view, the foregoing would strengthen its balance sheet, enabling the combined business to have greater financial flexibility to pursue other attractive transactions. The Transactions also create a more competitive company because of the anticipated financial strength, prospects and cash flow of the combined business.

  . The intended federal income tax consequences of the Transactions including the ability of the ONEOK shareholders to have a tax-free exchange of ONEOK Common Stock for New ONEOK Common Stock. See "Certain Federal Income Tax Consequences of the Transactions."

  . The arrangements contemplated by the Shareholder Agreement for corporate governance restrictions on WRI's significant equity holding in the combined business, including WRI's agreement not to seek control of New ONEOK, WRI's right to designate two directors prior to a Regulatory Change, and additional directors comprising up to one-third of the New ONEOK Board after a Regulatory Change, and New ONEOK's right to purchase New ONEOK Common Stock from WRI in the event WRI wishes to sell a greater-than-5.0% block of New ONEOK capital equity. See "The Shareholder Agreement."

  . The terms and conditions of the Agreement, including the consideration for the Transactions, the absence of any provision for adjusting such consideration based on changes in the trading price for the ONEOK Common Stock after the date of the Agreement, the parties' representations, warranties and covenants, the conditions to their respective obligations, and the amount of termination fees payable under the Agreement and the ONEOK Board's belief that such terms and conditions were appropriate for the proposed Transactions.

  . The ONEOK Board's belief that the incorporation of New ONEOK under the laws of the State of Oklahoma was desirable in light of the fact that substantial portions of New ONEOK's operations will be conducted in the State of Oklahoma.

  . The regulatory approvals required to consummate the Transactions, including the OCC and KCC approvals, and the ONEOK Board's belief that it was likely that such approvals would be obtained upon terms reasonably satisfactory to the parties.

  . The recommendation of the Transactions by the ONEOK management.

  . The presentations made by management and PaineWebber at the December 11, 1996 ONEOK Board meeting that for fiscal 1998 through fiscal 2000 the Transactions will improve the combined business' balance sheet and provide greater flexibility for future transactions as well as the approximately $26 million potential operating synergies achievable in one to three years which might result from the combination of contiguous service territories and resulting operating efficiencies. See "The Transactions--Opinion of Financial Advisor."

  . Additionally, the ONEOK Board relied on the PaineWebber Opinion to the effect that the proposed Transactions are fair to the shareholders of ONEOK from a financial point of view. (The full text of the written opinion of PaineWebber, dated the date hereof, which sets forth the procedures followed, the factors considered and the assumptions made by PaineWebber, is attached as Appendix F to this Proxy Statement/Prospectus and is incorporated by reference. You should read the opinion of PaineWebber carefully and in its entirety.)

  . The results of the due diligence review of the Gas Business conducted by ONEOK's management and legal and financial advisors.

  . The oral advice obtained from the Commission that WRI will not be a holding company under the 1935 Act and New ONEOK will not be a subsidiary company under the 1935 Act as a result of the Transactions.

  In approving the Transactions, the ONEOK Board also considered the following potentially negative material information and factors relating to the Transactions which the ONEOK Board determined were outweighed by the benefits of the Transactions:

  . The lack of assurance that the combined entity would achieve the approximately $26 million expected potential operational cost savings and efficiencies resulting in revenue enhancements in one to three years.

  . The termination and transfer provisions of the Shareholder Agreement, which under certain circumstances could, subject to applicable law, enable WRI or its transferee to acquire control of New ONEOK without paying a control premium to the New ONEOK shareholders, and the fact that WRI's aggregate voting power in New ONEOK with respect to mergers or similar transactions involving a Change in Control may make the consummation of such a transaction, which is opposed by WRI, difficult to obtain. See "Risk Factors--Risks Relating to the Shareholder Agreement."

  . The Board also evaluated other risk factors, including (i) the uncertainty that New ONEOK may be subject to extensive regulatory and reporting requirements under the 1935 Act if WRI were to become a registered holding company under the 1935 Act and (ii) the potential antitakeover effect of the New ONEOK Certificate, the New ONEOK By-laws, the New ONEOK Rights Agreement, the Shareholder Agreement and Oklahoma statutory law. The ONEOK Board determined that these negative factors did not provide a sufficient basis for rejecting the Transactions. See "Risk Factors" and "The Shareholder Agreement."

  In analyzing the Transactions, the ONEOK Board evaluated the factors and considerations described above and consulted with its financial and legal advisors and with ONEOK management. The ONEOK Board did not adopt the PaineWebber Opinion as the exclusive basis for its determination as to the fairness of the Transactions; rather, the ONEOK Board, as indicated above, included the PaineWebber Opinion in the total mix of information regarding the Transactions that was available to, and evaluated by, it. Given the uncertain timing of the occurrence of the Regulatory Change, the ONEOK Board, in evaluating the Convertible Preferred Stock, has considered the conversion effect of the Convertible Preferred Stock as if it were to occur at Closing. The ONEOK Board concluded that the combination of the factors discussed above (including reliance on the PaineWebber Opinion that the Transactions were fair to the shareholders of ONEOK, from a financial point of view), together with the ONEOK Board independent evaluation, supported the ONEOK Board's determination that the

Transactions were fair to, and in the best interests of, the ONEOK shareholders. In reaching this conclusion, the ONEOK Board did not assign relative or specific weights to the above information and factors or determine that any information or factor was of particular importance. A determination of various weightings would, in the view of the ONEOK Board, be impractical. Rather, the ONEOK Board viewed its position and recommendations as being based on the totality of the information and factors presented to and considered by it. In addition, individual members of the ONEOK Board may have given different weight to different information and factors.

  For the reasons described above, the ONEOK Board, by a unanimous vote on December 11, 1996, approved the Agreement and the Transactions and unanimously recommends that ONEOK shareholders vote for approval and adoption of the Transactions.

RECOMMENDATION OF THE ONEOK BOARD

  THE ONEOK BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE PROPOSED TRANSACTIONS AT A MEETING HELD ON DECEMBER 11, 1996 AND DETERMINED THAT THE TRANSACTIONS ARE FAIR TO, AND IN THE BEST INTEREST OF, ONEOK AND ITS SHAREHOLDERS, AND AT A MEETING HELD ON JULY , 1997 UNANIMOUSLY RECOMMENDED THAT THE ONEOK SHAREHOLDERS VOTE TO APPROVE THE TRANSACTIONS.

  In approving the Transactions and making its recommendation, the ONEOK Board of Directors took into account all of the factors described above under "-- Background and Reasons for the Transactions," and the terms of the Agreement, as well as events subsequent to December 11, 1996, the date on which the Board approved the Transactions, including the business and results of operations of ONEOK since that date, and the increase in the market price of the ONEOK Common Stock since such date as reflected under the heading "Market Prices." In addition, the ONEOK Board relied upon the PaineWebber Opinion dated as of December 11, 1996, which is described below. See "--Opinion of Financial Advisor." The PaineWebber Opinion has not been updated, and will not be updated prior to the closing of the Transactions. The Agreement does not contain a requirement that PaineWebber update its opinion as of a date subsequent to the date of the PaineWebber Opinion, nor does the ONEOK Board of Directors deem such to be necessary. In the view of the ONEOK Board of Directors, no material change has occurred from the date of the PaineWebber Opinion to the date hereof which altered the reliance of the ONEOK Board of Directors on the PaineWebber Opinion that the Transactions are fair, from a financial point of view, to the holders of ONEOK Common Stock. While the ONEOK Board of Directors is aware that the market price per share of ONEOK Common Stock has increased approximately 20% since the date of the Agreement, in the view of the ONEOK Board of Directors, such change in the market price of the ONEOK Common Stock does not materially change the basis for its approval of the Transaction.

OPINION OF FINANCIAL ADVISOR

  The full text of the opinion of PaineWebber, dated as of December 11, 1996, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Appendix F to this Proxy Statement/Prospectus. The PaineWebber Opinion has not been updated and will not be updated prior to the Closing of the Transactions. ONEOK shareholders are urged to read such opinion carefully and in its entirety. The summary of the PaineWebber Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

  ONEOK retained PaineWebber as its financial advisor in connection with rendering a fairness opinion relating to the Transactions. In connection with such engagement, ONEOK requested PaineWebber to render an opinion as to whether or not the proposed Transactions are fair, from a financial point of view, to the holders of ONEOK Common Stock.

  In connection with the ONEOK Board of Directors' consideration of the Agreement, PaineWebber delivered the PaineWebber Opinion on December 11, 1996 to the effect that, as of the date of the PaineWebber Opinion, and based on its review and assumptions and subject to the limitations summarized below, the proposed Transactions were fair to the holders of ONEOK Common Stock from a financial point of view. The PaineWebber Opinion was prepared at the request and for the information of the Board of Directors of ONEOK and does not constitute a recommendation to any holder of ONEOK Common Stock as to how any such shareholder should vote with respect to the Transactions. The PaineWebber Opinion does not address the relative merits of the Transactions and any other transactions or business strategies discussed by the Board of Directors of ONEOK as alternatives to the Transactions or the decision of the Board of Directors of ONEOK to proceed with the Transactions. ONEOK did not place any limitations upon PaineWebber with respect to the procedures followed or factors considered in rendering the PaineWebber Opinion.

  In arriving at its opinion, PaineWebber, among other things: (i) reviewed, among other public information, ONEOK's Annual Reports, Forms 10-K and related financial information for the four fiscal years ended August 31, 1996; (ii) reviewed, among other public information, WRI's Annual Reports, Forms 10-K and related financial information for the four fiscal years ended December 31, 1995, and WRI's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1996; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flows, assets and prospects of ONEOK and the Gas Business, provided to PaineWebber;
(iv) conducted discussions with members of the respective senior management of each of ONEOK and WRI concerning the respective businesses and prospects of each of their natural gas operations; (v) reviewed the historical market prices and trading activity for ONEOK shares and compared such prices and trading histories with those of certain other publicly traded companies which PaineWebber deemed to be relevant; (vi) compared the financial position and operating results of ONEOK and the Gas Business with that of certain publicly traded companies which PaineWebber deemed to be relevant; (vii) compared the financial terms of the Transactions with the financial terms of certain other business combinations which PaineWebber deemed to be relevant; (viii) considered the potential pro forma effects of the Transactions on ONEOK; (ix) reviewed the draft of the Agreement dated December 10, 1996 and the draft of the Shareholder Agreement dated December 2, 1996; (x) reviewed certain information provided to PaineWebber relating to potential stand-alone operational efficiencies of the Gas Business; and (xi) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary, including PaineWebber's assessment of regulatory, general economic, market and monetary conditions.

  In preparing the PaineWebber Opinion, PaineWebber relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to PaineWebber by ONEOK and WRI and PaineWebber has not independently verified the same. PaineWebber has assumed that the financial forecasts provided to it were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments as to the future performance of ONEOK and the Gas Business, respectively. PaineWebber has also assumed, with the consent of ONEOK, that (i) the contribution of the Gas Business will be accounted for under the purchase method of accounting and
(ii) any material liabilities (contingent or otherwise, known or unknown) of ONEOK and the Gas Business are as set forth in the consolidated financial statements of ONEOK and WRI, respectively. PaineWebber has not made an independent appraisal of the assets or liabilities (contingent or otherwise) of ONEOK or the Gas Business, nor has PaineWebber been furnished with any such appraisals. The PaineWebber Opinion is based upon regulatory, economic, monetary and market conditions existing on the date thereof. Furthermore, PaineWebber expresses no opinion as to the price or trading range at which the shares of ONEOK or New ONEOK will trade in the future.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the PaineWebber Opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ONEOK and WRI. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and neither ONEOK nor PaineWebber assume responsibility for the accuracy of such analyses and estimates.

  The following paragraphs summarize the significant analyses delivered to the ONEOK Board performed by PaineWebber in arriving at the PaineWebber Opinion, dated as of December 11, 1996.

  In its analysis PaineWebber calculated the equity value of the Transactions as of December 11, 1996 to be $626.3 million based on ONEOK's closing Common Stock price on December 11, 1996 of $26.50 per share (the "Transaction Value"). PaineWebber noted that the Transaction Value did not include the $35 million of debt of WRI to be assumed by WAI.

  Selected Comparable Public Company Analysis: Using publicly available information, PaineWebber compared selected historical and projected operating performance data of the Gas Business to the corresponding data of a group of comparable companies. The comparable companies included 12 gas distribution utility companies: AGL Resources, Inc.; Bay State Gas Company; Eastern Enterprises; Indiana Energy, Inc.; KN Energy, Inc.; Laclede Gas Company; Northwest Natural Gas Company; NUI Corporation; Piedmont Natural Gas Company, Inc.; Southwest Gas Corporation; Southern Union Company; and Washington Gas Light Company (collectively, the "Comparable Companies"). PaineWebber implied a transaction valuation range of $700 million to $900 million based on an analysis it conducted as follows: PaineWebber calculated the Comparable Companies' multiples of market value (share price multiplied by shares outstanding including in-the-money options and warrants) to latest twelve months ("LTM") net income, LTM cash flow from operations (net income plus depreciation and amortization) ("CFFO"), book value of equity, and estimated 1997 and 1998 net income (adjusted to reflect a December year end) as estimated by First Call research earnings estimates. As of December 6, 1996, the Comparable Companies' ranges of multiples of LTM net income, LTM CFFO, book value of equity and estimated 1997 and 1998 net income were 11.1x--20.7x, 5.8x--11.1x, 1.3x--2.4x, 12.3x--16.9x and 10.5x--15.6x, respectively.
PaineWebber calculated comparable Transaction Value multiples of the Gas Business LTM net income, LTM adjusted net income (LTM net income pro forma for entire twelve months for (i) a $33.8 million rate increase received in April 1996 and (ii) certain estimated annual stand-alone operational efficiencies as provided to PaineWebber (the "Operational Efficiencies")), LTM CFFO, LTM adjusted CFFO (adjusted net income plus depreciation and amortization), book value of equity and estimated 1997 and 1998 net income (estimated by WRI management) to be 35.6x (as compared to 11.1x--20.7x), 11.6x (as compared to 11.1x--20.7x), 14.6x (as compared to 5.8x--11.1x), 7.9x (as compared to 5.8x--
11.1x), 1.1x (as compared to 1.3x--2.4x), 10.4x (as compared to 12.3x--16.9x)
and 9.2x (as compared to 10.5x--15.6x), respectively. Based upon discussions with management, PaineWebber felt it instructive to calculate LTM adjusted net income and LTM adjusted CFFO, because management considered these calculations more representative of the performance of the Gas Business going forward than the LTM net income and LTM CFFO. However, there cannot be any assurances that such calculations will in the end be more representative. Based upon the analysis of Transaction Value multiples, PaineWebber concluded that such multiples fall within the range of fairness.

  Selected Comparable Mergers and Acquisitions Analysis: PaineWebber reviewed publicly available financial information for selected mergers and acquisitions involving target companies in the gas distribution utility business. The selected mergers and acquisitions PaineWebber analyzed included (acquiror/target): Enova Corporation/Pacific Enterprises; Houston Industries/NorAm Energy Corporation; Atmos Energy Corporation/United Cities Gas Company; Texas Utilities Company/Enserch Corporation; Puget Sound Power & Light Company/Washington Energy Company; Atmos Energy Corporation/Greeley Gas Company; NIPSCO Industries, Inc./North Indiana Fuel and Light Company; Arkla, Inc./Diversified Energies, Inc.; and Citizens Utilities Company/Louisiana General Services, Inc. (collectively, the "Comparable Transactions"). PaineWebber noted that there are no directly comparable transactions to the Transactions. PaineWebber implied a transaction valuation range of $800 million to $1.1 billion based on an analysis it conducted as follows:
PaineWebber calculated the Comparable Transactions' ranges of multiples of equity purchase prices to LTM net income, LTM CFFO and book value of equity to be 11.7x--33.9x, 5.7x--11.7x and 2.1x--2.8x, respectively.

PaineWebber calculated comparable Transaction Value multiples of the Gas Business LTM net income, LTM adjusted net income, LTM CFFO, LTM adjusted CFFO and book value of equity to be 35.6x (as compared to 11.7x--33.9x), 11.6x (as compared to 11.7x--33.9x), 14.6x (as compared to 5.7x--11.7x), 7.9x (as compared to 5.7x--11.7x) and 1.1x (as compared to 2.1x--2.8x), respectively. Based upon the analysis of Transaction Value multiples, PaineWebber concluded that such multiples fall within the range of fairness.

  Contribution Analysis: PaineWebber noted that based on the Agreement, WRI will own no more than 45.0% of the fully-diluted New ONEOK Common Stock. PaineWebber analyzed ONEOK's and the Gas Business' relative contribution to the combined entity with respect to LTM and 1997 revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), net income and CFFO. The Gas Business would have contributed to LTM revenue, EBITDA, EBIT, net income (assuming LTM adjusted net income for the Gas Business) and CFFO (assuming LTM adjusted CFFO for the Gas Business), 32.0%, 37.6%, 43.1%, 50.7% and 38.7%, respectively. Assuming the Transactions were consummated at the beginning of fiscal 1997, the Gas Business is projected to contribute to 1997 revenue, EBITDA, EBIT, net income and CFFO, 31.9%, 42.0%, 43.9%, 51.8% and 45.5%, respectively. PaineWebber also analyzed the relative contribution of (i) ONEOK's and the Gas Business' balance sheet items as of August 31, 1996 and September 30, 1996, respectively (collectively, the "Latest Balance Sheets") and (ii) ONEOK's and the Gas Business' projected balance sheet items provided to PaineWebber as of August 31, 1997 and September 30, 1997, respectively (collectively, the "1997 Balance Sheets"). For both the Latest Balance Sheets and the 1997 Balance Sheets the balance sheet items PaineWebber analyzed included: total assets, book value of equity and total debt. Based on the Latest Balance Sheets, the Gas Business would have contributed to total assets, book value of equity and total debt, 37.6%, 57.0% and 9.4%, respectively. Based on the 1997 Balance Sheets and assuming the Transactions were consummated at the beginning of fiscal 1997, the Gas Business is projected to contribute to total assets, book value of equity and total debt, 38.9%, 57.2% and 0.0% (assumes Gas Business debt is repaid in 1997), respectively. The results of this contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

  Discounted Cash Flow Analysis: PaineWebber analyzed the Gas Business based on an unleveraged discounted cash flow analysis of the projected financial performance of the Gas Business. Such projected financial performance was based upon a five-year forecast for the Gas Business provided to PaineWebber. Based on this analysis, PaineWebber implied a transaction valuation range of $725 million to $925 million. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the five-year period and then added a terminal value based upon a range of EBITDA multiples from 6.5x to 8.0x. The unleveraged after-tax cash flows and terminal value were discounted using a range of discount rates from 9.0% to 10.5%.

  Pro Forma Merger Analysis: PaineWebber performed an analysis of the potential pro forma effect of the Transactions on ONEOK's earnings per share ("EPS") for the fiscal years ending 1997 through 2001. In performing this analysis, PaineWebber assumed (i) in exchange for the Gas Business, WRI will hold 3.0 million shares of New ONEOK Common Stock and 19.3 million shares of Series A Convertible Preferred Stock convertible on a one share for one share basis into shares of New ONEOK Common Stock upon a Regulatory Change, at WRI's option;
(ii) the contribution of the Gas Business would be accounted for under the purchase method of accounting; and (iii) no cost savings would be achieved from the Transactions other than the Operational Efficiencies. PaineWebber combined the projected operating results of ONEOK provided to PaineWebber with the corresponding projected operating results of the Gas Business provided to PaineWebber to arrive at the New ONEOK projected net income. PaineWebber divided this by the pro forma shares outstanding to arrive at the New ONEOK EPS. PaineWebber then compared the New ONEOK EPS to ONEOK's projected stand-alone EPS provided to PaineWebber to determine the pro forma impact on ONEOK's EPS. This analysis suggested that the Transactions would result in accretion to ONEOK's EPS (assuming adjusted net income for the Gas Business) on a LTM ended August 31, 1996 basis of approximately 10% and, assuming the Transactions were consummated at the beginning of fiscal 1997, should result in accretion to ONEOK's EPS in 1997 and thereafter.

  ONEOK selected PaineWebber to be its financial advisor in connection with rendering a fairness opinion relating to the Transactions because PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

  Pursuant to an engagement letter between ONEOK and PaineWebber, dated December 2, 1996, PaineWebber has earned a fee of $875,000 for the rendering of the PaineWebber Opinion. In addition, PaineWebber will be reimbursed for certain of its related expenses. PaineWebber will not be entitled to any additional fees or compensation in the event the Transactions are not approved or otherwise consummated. ONEOK also agreed, under separate agreement, to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under federal securities laws.

  In the past, PaineWebber and its affiliates have provided financial advisory services and financing services for ONEOK and have received fees for the rendering of these services. PaineWebber may provide financial advisory services to, and may act as underwriter or placement agent for, the combined company in the future. In the ordinary course of PaineWebber's business, PaineWebber may actively trade the securities of ONEOK and WRI for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

  In considering the Transactions, the ONEOK shareholders should be aware that WRI and New ONEOK will enter into the Marketing Agreement and the Shared Services Agreement. The interests of WRI in New ONEOK upon consummation of the Transactions may create potential conflicts of interest in connection with the Marketing Agreement and the Shared Services Agreement or other transactions between New ONEOK and WRI. Under the Agreement, the execution of the Marketing Agreement and the Shared Services Agreement is a condition to Closing and such agreements will be negotiated prior to the Merger. Such agreements will be reached on the basis of arm's-length negotiations between ONEOK, on behalf of New ONEOK, and WRI prior to the Closing. In connection with approval of transactions with affiliates, the New ONEOK Certificate provides that, in the absence of fraud, no contract or other transaction of New ONEOK shall be affected or invalidated in any way by the fact that any directors of New ONEOK are in any way interested in or connected with any other party to such contract or transaction or are themselves parties to such contract or transaction, provided that such interest is fully disclosed or otherwise known to the New ONEOK Board at the meeting of the Board at which such contract or transaction is authorized or confirmed, and provided further that at the meeting of the New ONEOK Board authorizing or confirming such contract or transaction there is present a quorum of directors not so interested or connected and such contract or transaction shall be approved by a majority of such quorum and no such interested director shall vote on any such contract or transaction.

  Mr. William M. Bell, a director and chairman of Liberty Bank and Trust Company of Oklahoma City, N.A. and a director of ONEOK, will be a director of New ONEOK. At the Closing Date, New ONEOK will enter into the Rights Agreement with Liberty Bank and Trust Company of Oklahoma City, N.A., as rights agent. ONEOK believes that the transactions with such rights agent will be conducted on an arm's-length basis and will be on terms no less favorable to New ONEOK than can be obtained from an unrelated third party.

  New ONEOK will provide indemnification and liability insurance arrangements for officers and directors of ONEOK.

  The Transactions will not trigger any severance policy or employment agreement of ONEOK. The severance pay policy for ONEOK employees has been amended to exclude the Transactions. In addition, termination agreements with certain officers of ONEOK have also been amended to exclude the Transactions.

NEW ONEOK BOARD AND MANAGEMENT FOLLOWING THE TRANSACTIONS

  If the proposed Transactions are approved and consummated, holders of ONEOK Common Stock will become shareholders of New ONEOK, which will be under the direction of the Board of Directors and management of New ONEOK. Initially, the directors of New ONEOK are expected to consist of the persons now serving as directors of ONEOK and two individuals designated by WRI ("Initial Shareholder Nominees") pursuant to the Shareholder Agreement. WRI has designated Steven L. Kitchen and Howard R. Fricke, described below, as the Initial Shareholder Nominees. WRI shall be entitled to representation on committees of the New ONEOK Board, except that a director designated by WRI shall not chair a committee of the New ONEOK Board nor serve on the Nominating Committee prior to the occurrence of a Regulatory Change. If a Regulatory Change occurs, New ONEOK will cause additional persons designated by WRI to be elected or recommended for election so that the aggregate number of Shareholder Nominees (as defined below under "The Shareholder Agreement--Board Representation") will be equal to (x) four directors if the total size of the Board is 14 (excluding any Shareholder Nominees) or fewer directors or (y) one-third (rounding down to the nearest whole director) of the Board if the total size of the Board is more than 14 directors (excluding any Shareholder Nominees). See "The Shareholder Agreement--Board Representation."

  Mr. Steven L. Kitchen, age 51, has been the Executive Vice President and Chief Financial Officer of WRI during the past five years. Mr. Kitchen has served as a director of Central National Bank since March 1994.

  Howard R. Fricke, age 61, has been Chairman of the Board, President and Chief Executive Officer of The Security Benefit Group of Companies since 1988. Mr. Fricke has served as a director of Payless Shoesource, Inc. since April 1996.

  Upon consummation of the Merger, the directors of ONEOK will be elected and assigned to classes of the Board of Directors of New ONEOK corresponding to the present classes of the Board of Directors of ONEOK. In addition, Steven L. Kitchen will be added to the New ONEOK Board class next standing for election and Howard R. Fricke will be added to the following New ONEOK Board class. Assuming the Transactions are consummated prior thereto, the first annual meeting of the shareholders of New ONEOK will be held on January 15, 1998. At that meeting, shareholders of New ONEOK will, among other things, vote on the election of directors of the class whose term of office expires at that meeting.

  The executive officers and headquarters personnel of ONEOK will hold similar positions with New ONEOK and, based upon discussions between ONEOK and certain persons, the provisions of the Agreement and the Employee Agreement, up to five officers of the Gas Business will become additional officers of New ONEOK, with comparable responsibilities, effective as of consummation of the Transactions.

EFFECTS OF THE TRANSACTIONS ON ONEOK'S EXISTING SHAREHOLDERS

  Except as described herein under "Description of Capital Stock," "Comparative Rights of Holders of ONEOK and New ONEOK Capital Stock" and "Description of Convertible Preferred Stock" and as contemplated by the Agreement and the Shareholder Agreement, the New ONEOK Certificate and the New ONEOK By-laws will be substantially identical to those of ONEOK. See "Comparative Rights of Holders of ONEOK and New ONEOK Capital Stock."

PLANS FOR THE OPERATION OF THE GAS BUSINESS FOLLOWING THE TRANSACTIONS

  Immediately following the consummation of the Transactions, New ONEOK will operate the Gas Business and the businesses of ONEOK. ONEOK does not have a plan or intention for New ONEOK to dispose of or transfer, whether to related or unrelated persons, any significant portion of the Assets. New ONEOK expects to evaluate the individual and combined operations and formulate arrangements, as appropriate, to effectively integrate the businesses.

  Pursuant to the Agreement, WRI and ONEOK will agree, among other things, to the provision of certain services and shared facilities to each other following the Closing pursuant to the Shared Services Agreement to be entered into by WRI and New ONEOK at the Closing. See "Other Agreements--Shared Services Agreement."

GOVERNMENTAL AND REGULATORY APPROVALS

  Antitrust Matters. Under the HSR Act, and the rules promulgated thereunder by the FTC, the Transactions may not be consummated until the following steps have been taken: (1) Premerger Notification and Report Forms have been submitted and certain information has been furnished to the FTC and the Antitrust Division; and (2) required waiting periods have expired or terminated.

  WRI and ONEOK have agreed, pursuant to the Agreement, to file or cause to be filed with the FTC and the Antitrust Division such notifications as are required to be filed under the HSR Act and the rules and regulations promulgated thereunder; to use all commercially reasonable efforts to make such filings promptly; and to respond on a timely basis to any requests for additional information made by either the FTC or the Antitrust Division. Accordingly, WRI and ONEOK each filed Premerger Notification and Report Forms with the FTC and the Antitrust Division, on April 4, 1997. The statutory waiting period expired for ONEOK and WRI on May 4, 1997.

  At any time before or after the consummation of the Transactions and notwithstanding the expiration or termination of the HSR Act waiting period, any federal or state antitrust authorities could take action under the antitrust laws as they deem necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Transactions or seeking divestiture of all or part of the assets of ONEOK or the Gas Business. Private parties may also seek to take legal action under the antitrust laws, if circumstances permit.

  If the Antitrust Division, or any other federal or state antitrust authority, were to challenge the Transactions, the Closing of the Transactions could be postponed beyond December 12, 1997, the first anniversary of the original execution date of the Agreement, in which event, either WRI or ONEOK may terminate the Agreement, pursuant to its terms, at any time after December 12, 1997. See "The Shareholder Agreement--Term."

  Public Utility Holding Company Act. WRI is an exempt public utility holding company under the 1935 Act and, as such, is exempt from all provisions of the 1935 Act except Section 9(a)(2) thereof ("acquisition of securities and utilities assets and other interests"), which requires approval of the Commission prior to the acquisition by any person, directly or indirectly, of 5% or more of the voting securities of a second or subsequent utility. Consummation of the Merger is conditioned upon the receipt of an order of the Commission under Section 9(a)(2) of the 1935 Act authorizing the Merger and the receipt of an order or no action letter from the Commission or its staff, as the case may be, to the effect that, as a result of the Merger, WRI will not be deemed a "holding company" under Section 2(a)(7) of the 1935 Act and that New ONEOK will not be deemed a "subsidiary company" under Section 2(a)(8) of the 1935 Act, in each case, not materially impairing the economic and strategic benefits of the Transactions and the other transactions contemplated by the Agreement among WRI, ONEOK and WAI and agreements ancillary thereto. See "Risk Factors--Uncertainties Regarding WRI's Regulatory Status."

  Kansas Corporation Commission; Oklahoma Corporation Commission. WRI is subject, as a gas and electric utility operating in the States of Kansas and Oklahoma, to the jurisdiction of the KCC and the OCC, respectively. The KCC and OCC have general regulatory and supervisory authority regarding the rates, extensions, abandonment of service or facilities, valuation of property, classification of accounts and various other activities of WRI and the Gas Business. MCMC is similarly regulated by the KCC as a public utility company in the State of Kansas. The KCC also has jurisdiction over WRI with respect to the issuance of securities. There is, however, no state regulatory body in Oklahoma having jurisdiction over WRI in connection with the issuance of securities.

  The KCC has recently initiated an informal investigation into the possible unbundling of the residential gas market in the state of Kansas. It is anticipated that this informal investigation will become a formal KCC docket matter and that a subsequent KCC order will be issued within the next one to three years.

  In May, 1996, the OCC commenced a Notice of Inquiry into unbundling the gas utility industry. Numerous meetings between the industry and the OCC staff followed, and after a public hearing in December, the OCC voted to proceed with a rulemaking to establish the procedures for such unbundling. On February 18, 1997, the OCC issued a Notice of Intent to Solicit Proposed Rules relating to such unbundling. The final order with respect to unbundling has not yet been issued, nor has a notice of proposed rulemaking been filed. In addition to the OCC action, there is also a bill pending in the Oklahoma legislature which proposes to deregulate the transportation of natural gas under certain competitive conditions and remove it from the OCC jurisdiction and authority.

  ONEOK is actively working with the OCC to develop a plan and schedule to unbundle services for its Oklahoma customers. Under ONEOK's current proposal, all of ONEOK's customers who use 150 Mcf of gas or more per year would receive unbundled services by 1998, and all of ONEOK's remaining customers would receive unbundled services by 1999.

  Under the Agreement, it is a condition precedent to the obligations of WRI, WAI and ONEOK that the KCC and OCC each issue an order approving the Transactions which is, in form, substance and scope, reasonably satisfactory to WRI and ONEOK, respectively. See "The Agreement--Conditions to Closing."

  As with the procedures required to be followed under the HSR Act, WRI, WAI and ONEOK have each agreed, pursuant to the Agreement, to cooperate and use their respective best efforts to promptly prepare and file all necessary documentation, to obtain all requisite approvals and to allow the other an opportunity to review and approve in advance all applications filed by the filing party and to consult each other in obtaining all necessary orders and approvals. See "The Agreement."

  Neither WRI nor any of its Subsidiaries is engaged in the interstate transmission or sale of natural gas and therefore is not subject to the regulatory provisions of the Natural Gas Act.

  Federal Energy Regulatory Commission. ONEOK Power Marketing Company, a subsidiary of ONEOK, has a rate schedule for market based rates (the "Tariff") issued by the Federal Energy Regulatory Commission (the "FERC"), which authorizes ONEOK to sell electric power in interstate commerce. ONEOK has not sold any electric power or capacity pursuant to the Tariff for any purpose. Notice of cancellation of such Tariff will be filed with the FERC prior to the Merger. Such cancellation requires FERC approval. Upon such cancellation, any claim of jurisdiction over the Merger by the FERC should be foreclosed. However, in the event the FERC were to claim jurisdiction, an application would be filed under Section 203 of the Federal Power Act for approval of the Merger, such being the most expedient method under the circumstances of resolving the matter. Securing approval of cancellation of the Tariff and approval of the Merger, if required, is a condition precedent to the obligations of WRI, WAI and ONEOK to effect the Transactions under the Agreement.

ACCOUNTING TREATMENT OF THE TRANSACTIONS

  The Transactions contemplated by the Agreement will be accounted for under the purchase method of accounting as prescribed under generally accepted accounting principles. For purposes of applying the purchase method of accounting, ONEOK is deemed to be the acquiring enterprise and the Gas Business is deemed to be the acquired enterprises without regard to which enterprise is the surviving enterprise. Accordingly, the historical financial statements of ONEOK are presented as the historical financial statements of New ONEOK and the assets and liabilities of the Gas Business are accounted for as required by the purchase method of accounting. The results of operations of the Gas Business are included in the financial statements of New ONEOK only from the date of acquisition.

  Under the purchase method of accounting, the consideration will be allocated to the assets acquired and liabilities assumed of the Gas Business based on their estimated fair values as of the Closing Date. Any excess of purchase price over the estimated fair value of the net assets acquired will be recorded as goodwill, which will be amortized on a straight-line basis over the estimated period of benefit.

INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

  See "Certain Federal Income Tax Consequences of the Transactions."

ABSENCE OF APPRAISAL RIGHTS

  If the Transactions are consummated, holders of ONEOK Common Stock who do not vote in favor of the Transactions will not be entitled to appraisal rights under Delaware law with respect to any of their shares of ONEOK Common Stock.

NAME CHANGE

  Pursuant to the Agreement under which the Merger will be consummated, the name of WAI will be changed to "ONEOK, Inc." immediately prior to or at the Closing.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF ONEOK COMMON STOCK

  It is a condition to the Transactions that upon consummation of the Transactions, the shares of New ONEOK Common Stock to be issued by New ONEOK in connection with the Transactions will be authorized for listing on the NYSE upon official notice of issuance. It is expected that the symbol under which ONEOK Common Stock now trades will continue to be used for the shares of New ONEOK Common Stock. If the Transactions are consummated, ONEOK Common Stock will cease to be listed on the NYSE.

TREATMENT OF STOCK CERTIFICATES

  After the Merger Effective Time, each certificate previously representing shares of ONEOK Common Stock will automatically, with no further action by the holder thereof, represent the right to receive an equal number of shares of New ONEOK Common Stock. Liberty Bank & Trust Company of Oklahoma City, N.A. is a transfer agent and registrar for ONEOK Common Stock and will act in the same capacities for New ONEOK Common Stock. As soon as reasonably practicable after the Merger Effective Time, a bank or trust company designated by ONEOK will, in its capacity as exchange agent (the "Exchange Agent"), mail a letter of transmittal with instructions to each holder of record of ONEOK Common Stock outstanding immediately prior to the Merger Effective Time for use in exchanging certificates formerly representing shares of ONEOK Common Stock for certificates representing shares of New ONEOK Common Stock. Certificates should not be surrendered by any holders of ONEOK Common Stock until they have received the letter of transmittal from the Exchange Agent.

CLOSING DATE; EFFECTIVE TIME

  If the shareholders approve the Transactions, the Merger of ONEOK with and into WAI will become effective upon the effective time of filing of their respective Certificates of Merger in accordance with the DGCL and the OGCA. It is expected that the Assets will be contributed to, and substantially all of the liabilities relating to the Assets will be assumed by WAI in the second half of fiscal 1997, provided that all conditions to the Closing have been satisfied (or waived). See "The Agreement--The Transactions" and "--Conditions to Closing."

  THE ONEOK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE TRANSACTIONS.

                                 THE AGREEMENT

  The following summary of the terms of the Agreement is qualified in its entirety by reference to the Agreement, which is incorporated by reference herein and attached as Appendix A hereto. Certain defined terms used in the description of the Agreement below which are not otherwise defined in the Proxy Statement/Prospectus and which are defined in the Agreement or the exhibits thereto shall have the respective meanings set forth therein.

THE TRANSACTIONS

  Prior to the Merger Effective Time, WRI will form WAI and will then contribute to WAI all of the Assets. In addition to such Assets, WAI will also assume all of the liabilities of WRI that arise primarily out of, or relate primarily to or are primarily generated by, the Assets, as well as the Assumed Debt of $35 million (subject to adjustment). At the Closing, to occur shortly after the Asset Transaction, ONEOK will then merge with and into WAI, with WAI as the surviving corporation and WAI's name will be changed to "ONEOK, Inc." Each share of ONEOK Common Stock outstanding at the Merger Effective Time will be converted into the right to receive one share of New ONEOK Common Stock. All shares of New ONEOK Common Stock will be issued together with a corresponding number of associated Rights.

  The amount of the Assumed Debt will be subject to adjustment to provide either for New ONEOK's assumption of additional debt (to the extent that the Net Amount, as defined below, exceeds $40 million), or for a reduction in the amount of debt assumed by New ONEOK (to the extent that the Net Amount falls short of $40 million). As defined in the Agreement, the "Net Amount" means the Working Capital of the Gas Business as of the close of business on the Closing Date minus the amount, if any, by which the ONEOK Capital Expenditure Amount exceeds the WRI Capital Expenditure Amount and plus the amount, if any, by which the WRI Capital Expenditure Amount exceeds the ONEOK Capital Expenditure Amount, as applicable. The "Capital Expenditure Amount" means, with respect to either party, the dollar amount anticipated to be expended by such party with respect to capital expenditures and construction work in progress for the period from December 1, 1996, through the Closing Date.

  Pursuant to the Agreement, ONEOK has redeemed all of its outstanding shares of ONEOK Preferred Stock and will redeem at the Closing of the Merger all rights contemplated by the ONEOK Rights Agreement at the applicable redemption price.

  Upon the consummation of the Transactions, on a fully diluted basis after giving effect to the Transactions and based on the number as shares of ONEOK Common Stock outstanding as of December 12, 1996, (a) the holders of ONEOK Common Stock will hold shares of New ONEOK Common Stock representing in the aggregate at least 90.1% of the New ONEOK Common Stock to be outstanding or, assuming conversion of all Series A Convertible Preferred Stock of New ONEOK to be held by WRI pursuant to the Agreement, not less than 55.0% of the New ONEOK Common Stock to be outstanding, and (b) WRI will hold 2,996,702 shares of New ONEOK Common Stock and 19,317,584 shares of Series A Convertible Preferred Stock, together representing in the aggregate up to 9.9% of the New ONEOK Common Stock to be outstanding prior to conversion of the Series A Convertible Preferred Stock and up to 45.0% of the New ONEOK Common Stock outstanding thereafter, of which up to 35.1% represents New ONEOK Common Stock issuable assuming the conversion of the Series A Convertible Preferred Stock. In the event ONEOK issues additional shares of ONEOK Common Stock between the Original Execution Date and the Closing, WRI has the right under the Shareholder Agreement to purchase at Closing additional shares of New ONEOK Common Stock and/or Series A Convertible Preferred Stock, at a price per share equal to the average market price of the ONEOK Common Stock for the 20 trading days prior to the Closing, so as to restore WRI's percentage ownership at Closing to up to 9.9% of the outstanding New ONEOK Common Stock and up to 45.0% of the outstanding New ONEOK Common Stock on a fully diluted basis. See "The Shareholder Agreement."

  The Series A Convertible Preferred Stock is convertible, at the option of the holder, at any time following the occurrence of a Regulatory Change, into New ONEOK Common Stock at the rate of one share of New ONEOK Common Stock for each share of Series A Convertible Preferred Stock, as adjusted to reflect any stock split or similar events. In addition, the Series A Convertible Preferred Stock is mandatorily convertible into New ONEOK Common Stock upon the transfer by WRI to any non-affiliate.

  The consummation of the Transactions is conditioned upon WRI's and ONEOK's receipt of an order from the Commission, under Section 9(a)(2) of the 1935 Act, authorizing the Merger and a no-action letter from the staff of the Commission or order from the Commission to the effect that, for purposes of the 1935 Act, WRI's ownership interest in ONEOK will not cause New ONEOK to be deemed "a subsidiary" of WRI nor WRI to be deemed a "holding company" under the 1935 Act.

  The holders of Series A Convertible Preferred Stock will be entitled, with respect to each dividend period on the New ONEOK Common Stock, to receive a dividend payment thereon that is equal, prior to the fifth anniversary of the Closing, to 1.5 times the dividend amount declared in respect of each share of New ONEOK Common Stock for such dividend period (as adjusted to reflect any stock split or similar events) and thereafter 1.25 times the dividend amount declared in respect of each share of New ONEOK Common Stock for such dividend period. In no event, however, will the aggregate annual dividend amount payable in respect of each share of Series A Convertible Preferred Stock be less than $1.80 per share (as adjusted to reflect any stock split or similar events). Presently, the annual indicated dividend rate on the ONEOK Common Stock is $1.20 per share.

  In addition, upon conversion of any shares of Series A Convertible Preferred Stock, the holders thereof will be entitled to receive their proportionate share of an amount equal to $35 million if such conversion were to occur at Closing, which amount reduces to zero over five years, assuming the annual dividend amount on the Series A Convertible Preferred Stock is maintained at $1.80 per share (and over less than five years if the annual dividend amount on the Series A Convertible Preferred Stock is in excess of $1.80 per share). See "The Shareholder Agreement--Make Whole Payment."

  Shares of Series A Convertible Preferred Stock are non-voting, except that they vote with the New ONEOK Common Stock (and any other class or series of stock which may be similarly entitled to vote with the holders of New ONEOK Common Stock) as a single class with respect to any transaction which, if consummated, would constitute a Change in Control of New ONEOK. With respect to any such transaction, each share of Series A Convertible Preferred Stock shall carry a number of votes equal to the number of votes carried in the aggregate by the number of shares of New ONEOK Common Stock issuable upon conversion of one share of Series A Convertible Preferred Stock. See "The Shareholder Agreement--Voting," "--Restrictions on Transfer and Conversion" and "Description of the Preferred Stock--Convertible Preferred Stock."

  Shares of the Series B Convertible Preferred Stock will be issued to WRI upon WRI's exercise of the Top-up Rights pursuant to the Shareholder Agreement so as to enable WRI to restore its Total Ownership Percentage to the Maximum Ownership Percentage or in the case of any Dilutive Issuances in connection with any acquisition or other business combination, in exchange for payment of the issue price per share of the Dilutive Issuance, so as to restore its Total Ownership Percentage to the Maximum Ownership Percentage minus 10%. See "The Shareholder Agreement--Top-Up Rights." The terms of the Series B Convertible Preferred Stock are the same as those of Series A Convertible Preferred Stock, except that (i) the dividend amount on each share of Series B Convertible Preferred Stock is equal to 1.25 times the dividend amount declared with respect to each share of the New ONEOK Common Stock (as adjusted to reflect any stock split or similar events) for each dividend period and (ii) prior to the fifth anniversary of the Closing Date, the aggregate annual dividend amount will equal an amount not less than $1.50 per share of Series B Convertible Preferred Stock and, thereafter, the aggregate annual dividend amount will equal an amount not less than $1.80 per share of Series B Convertible Preferred Stock. See "Description of the Preferred Stock-- Convertible Preferred Stock."

ASSETS CONTRIBUTED

  As noted above, pursuant to the Agreement, WRI will contribute the Assets including, but not limited to: all Gas Pipelines and Plants; all Gas and other substances and materials located in the Gas Pipelines or at the Plants; all tangible personal property; all rights under agreements; all leasehold interests in tangible personal property; all government permits, authorizations, franchises, certificates and licenses, to the extent transferable; all leases of real property; all intangible personal property rights and regulatory assets; all Accounts Receivable; all of the outstanding stock of Westar and MCMC (MCMC, together with Westar, the "Transferred Subsidiaries"); copies of all customer and vendor lists, files, documents, books, records and data bases relating to the operation of the Gas Business or ownership of the Assets; all Easements; all Inventory; and all rights and claims relating to the Assets or the Gas Business under insurance policies.

EXCLUDED ASSETS

  The Agreement excludes from the Asset Transaction those assets set forth in a schedule thereto including, but not limited to, the retained manufactured gas plant sites (the "Retained Manufactured Gas Plant Sites") and any intellectual property rights relating to the names "Westar," "Western Resources," "KPL," or "KGE."

ASSUMED LIABILITIES

  As noted above, pursuant to the Agreement, New ONEOK will assume any and all of the liabilities, debts, claims, losses, obligations, including, without limitation, Environmental Claims and claims with respect to any contracts included in the Assets, that arise primarily out of, or relate primarily to, or are primarily generated by the Assets whether arising before or after the Asset Transaction and whether known or unknown, fixed or contingent, other than Retained Liabilities. Assumed Liabilities also include the Assumed Debt, subject to adjustment, as outlined above under "--The Transactions."

EXCLUDED LIABILITIES

  The Agreement excludes from the Assumed Liabilities all liabilities of WRI and its Subsidiaries that do not arise primarily out of, do not relate primarily to, or are not primarily generated by, the Assets and the field operations of the Gas Business; liabilities of WRI and its Subsidiaries (other than the Transferred Subsidiaries) for Income Taxes; all liabilities, including environmental liabilities, relating to Retained Manufactured Gas Plant Sites; all liabilities relating to or resulting from, the divestiture by WRI of the Missouri Gas assets to Southern Union Company; and all liabilities of WRI and its Subsidiaries, whether or not related to the Gas Business, relating to indebtedness for borrowed money or guarantees, other than the Assumed Debt and other than capital leases primarily related to the Gas Business.

CLOSING

  The Closing of the Merger will take place at the headquarters of WRI, as promptly as practicable after satisfaction or waiver of all of the conditions precedent to each party's obligation to consummate the Merger.

REPRESENTATIONS AND WARRANTIES

  The Agreement contains representations and warranties by ONEOK, including those as to: (1) ONEOK's and its Significant Subsidiaries' organization, standing and power to carry on their respective businesses as presently being conducted; (2) ONEOK's capital structure as of the Original Execution Date;
(3) the execution and delivery and the validity and enforceability against ONEOK of the Agreement and the related agreements and non-contravention thereby of the charter and by-laws of ONEOK or its Subsidiaries, or subject to third party consents, any loan, credit agreement or other material agreement or any applicable law, other than those contraventions which, individually or in the aggregate, would not have a Material Adverse Effect on ONEOK; (4) the receipt of all requisite approvals and making of all necessary filings by ONEOK, other than those specified in the Agreement; (5) ONEOK's compliance with the requirements of the Securities Act and the Exchange Act; (6) the accuracy of certain information supplied by ONEOK for inclusion in the Form S-4 and this Proxy Statement/ Prospectus and the absence of certain changes in respect of ONEOK; (7) the absence of any undisclosed material liabilities or any material default or violation on the part of ONEOK or any of its Subsidiaries; (8) ONEOK and its Subsidiaries' compliance with applicable laws;
(9) the absence of any undisclosed material litigation; (10) certain tax matters; (11) certain employee, pension benefit plan and welfare benefit plan matters; (12) certain labor matters; (13) ONEOK's and its Subsidiaries' entitlement to use all intangible property necessary for the operation of each of their respective businesses;
(14) certain environmental matters; (15) ONEOK's maintenance of insurance coverage as is customary for the industry in which ONEOK operates and such insurance not being adversely affected by the transactions contemplated by the Agreement; (16) the performance of all Material Contracts and the review and approval of such contracts, to the extent required; (17) the absence of any regulatory proceeding pending which could result in orders having a Material Adverse Effect on ONEOK; (18) the regulation of ONEOK as a utility; (19) the ONEOK's Board's receipt of a fairness opinion; (20) the absence of any vote necessary to approve the Agreement and the transactions contemplated thereby, other than the ONEOK Shareholder Approval; (21) ONEOK and its Subsidiaries not being beneficial owners of any shares of WRI Common Stock; (22) brokers' fees;
(23) related party transactions; (24) the absence of any applicable takeover provisions; (25) the exclusion of WRI from the definition of an Acquiring Person under the ONEOK Rights Agreement; (26) the condition of and title to the properties and assets reflected in the ONEOK Balance Sheet as of August 31, 1996 and all properties and assets purchased since August 31, 1996; and
(27) the validity of those obligations represented by the Accounts Receivable of ONEOK.

  The Agreement contains representations and warranties by WRI and, solely to the extent of representations and warranties concerning WAI, by WAI, including, but not limited to, those as to: (1) the organization, standing and power to carry on their respective businesses, as presently being conducted, of WRI, Westar, MCMC, the Significant Subsidiaries of Westar and MCMC and WAI;
(2) WAI's capital structure and the sufficiency of the Assets to be contributed pursuant to the Agreement; (3) the execution and delivery and the validity and enforceability against WRI and WAI of the Agreement and the Ancillary Documents to the extent WRI and/or WAI are parties and non-contravention thereby of the certificates of incorporation and by-laws of WRI, Westar, MCMC or WAI, any of the Subsidiaries of Westar or MCMC, any loan, credit agreement or other material agreement or any applicable law, other than those contraventions which, individually or in the aggregate, would not have a Material Adverse Effect on the Gas Business (see below under "--Conditions to Closing"); (4) the receipt of all requisite approvals and making of all necessary filings by WRI and/or WAI relating to the Gas Business and/or the Transferred Subsidiaries, other than those specified in the Agreement; (5) WRI's compliance with the requirements of the Securities Act and the Exchange Act and the due preparation and fairness of certain unaudited financial information relating to the Gas Business, Westar and/or MCMC; (6) the accuracy of certain information supplied by WRI or WAI for inclusion in the Registration Statement and this Proxy Statement/Prospectus and the absence of certain changes in respect of the Gas Business; (7) the absence of any undisclosed material liabilities or any default or violation on the part of WRI, with respect to the Gas Business, or any of the Transferred Subsidiaries;
(8) WRI's and the Transferred Subsidiaries' compliance with applicable laws relating to the Gas Business; (9) the absence of any undisclosed material litigation; (10) certain tax matters; (11) certain employee, pension benefit plan and welfare benefit plan matters; (12) certain labor matters; (13) WRI's and the Transferred Subsidiaries' entitlement to use all intangible property necessary for the operation of the Gas Business; (14) certain environmental matters; (15) the performance of all Material Contracts and the review and approval of such contracts, to the extent required; (16) the absence of any regulatory proceeding pending which could result in orders having a Material Adverse Effect on the Gas Business; (17) the regulation of each of WRI, the Gas Business and MCMC as a utility; (18) WRI's Board's receipt of a fairness opinion; (19) the condition of and title to the properties and assets reflected in the balance sheet as of September 30, 1996 included in the Consolidated Financial Information of the Gas Business and all properties and assets purchased since September 30, 1996; (20) the validity of those obligations represented by the Accounts Receivable with respect to the Gas Business; (21) WRI and its Subsidiaries not being beneficial owners of any shares of ONEOK Common Stock or ONEOK Preferred Stock; (22) brokers' fees;
(23) WRI's and the Transferred Subsidiaries' maintenance of insurance coverage as is customary for the industries in which they operate; (24) WAI's non-engagement in any business and non-incurrence of any liabilities prior to the Closing except as expressly contemplated by the Agreement; (25) the discharge of all intercompany liabilities prior to the Closing; and (26) related party transactions.

  None of the representations and warranties contained in the Agreement will survive beyond the Closing Date.

CERTAIN COVENANTS OF WRI AND WAI

  Conduct of Business Pending the Merger. From the Original Execution Date until the Merger Effective Time, WRI has agreed, as to itself and the Transferred Subsidiaries, to conduct the Gas Business in the usual, regular and ordinary course in substantially the same manner as conducted through the Original Execution Date and to endeavor to preserve intact the business organizations and relationships of the Gas Business. In particular, except as provided for in the Agreement or specified in a schedule thereto, WRI has agreed: (1) not to permit Westar or MCMC to engage in any changes of stock;
(2) not to, and not to permit any of the Transferred Subsidiaries to, acquire assets of any local natural gas distribution business conducted in the States of Kansas, Missouri or Oklahoma with an aggregate book value of $6.5 million or more, or to dispose of any of the Assets (except for dispositions in the ordinary course of business consistent with past practice that are not material to the Gas Business and other dispositions with an aggregate of inventory and equipment book value not to exceed $6.5 million); (3) that certain actions in respect of employee matters, leases, capital expenditures, affiliate transactions, rate matters and Material Contracts will not be taken by WRI, with respect to the Gas Business, or permitted by WRI to be taken by the Transferred Subsidiaries; (4) that insurance will be maintained with respect to the Gas Business consistent with past practice and that reasonable efforts will be used to ensure that existing WRI permits material to the operations of the Gas Business are maintained; (5) that certain elections, settlements or changes regarding Taxes in respect of the Gas Business will not be taken or permitted by WRI; (6) that certain liabilities will not be discharged or permitted to be discharged by WRI, or other material actions taken, or permitted to be taken by WRI, with respect to the Gas Business; (7) that WRI will not, nor will it permit any of the Transferred Subsidiaries to, enter into any agreement inconsistent with the foregoing; (8) that WRI and New ONEOK will enter into the Shareholder Agreement (see "The Shareholder Agreement"); (9) that neither WRI nor any of its Subsidiaries will use the name "Mid Continent Market Center" or any similar name; and (10) not to take or fail to take any action the taking or failure to take of which would reasonably be expected to prevent, impede materially, interfere with or delay the transactions contemplated by the Agreement and related agreements.

  Non-Competition. WRI has agreed that from the Closing Date until the fifth anniversary of the Closing Date, it will not, nor will it permit any of its Subsidiaries, directly or indirectly, to engage in certain activities in competition with New ONEOK in the local natural gas distribution business in the States of Kansas, Oklahoma and Missouri. Specifically, WRI has agreed that it will not (nor will it permit any of its Subsidiaries to): own, manage, operate, join, control, finance; participate in the ownership, management, operation etc.; be connected as a partner, consultant or otherwise with; permit its name to be used in connection with; or solicit any contracts or business relationships involving local natural gas distribution in the States of Kansas, Oklahoma or Missouri.

  The Agreement does not prohibit WRI or its Subsidiaries from acquiring or retaining any entity which engages in any such competing business, provided that the assets of such competing business do not constitute more than 20% of the consolidated assets of such acquired entity, or acquiring in the aggregate beneficial ownership of not more than 20% of any class of publicly traded equity securities or any profit or loss interest in any publicly-held entity which competes with New ONEOK in the business of local natural gas distribution, in the States of Kansas, Oklahoma or Missouri.

  Standstill. WRI has agreed that, from the Original Execution Date through the Closing Date, except as expressly permitted or contemplated by the Agreement, WRI will not, nor will it permit its Subsidiaries to: (1) directly or indirectly acquire any securities or property of ONEOK or its Subsidiaries;
(2) except at the specific written request of ONEOK, propose to enter into, directly or indirectly, any merger or business combination involving ONEOK or any of its Subsidiaries or purchase, directly or indirectly, a material portion of the assets of ONEOK or any of its Subsidiaries; (3) make or participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) to vote or seek to advise or influence any person in the voting of any voting securities of ONEOK or its Subsidiaries; (4) form, join or participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting security of ONEOK or any of its Subsidiaries; (5) otherwise seek to control or influence the management, Board of Directors, or policies of ONEOK; (6) disclose any intention, plan or arrangement inconsistent with the foregoing;

(7) advise, assist or encourage any other persons in connection with the foregoing; (8) request ONEOK, directly or indirectly, to amend or waive the provision of the Agreement regarding this standstill restriction to which WRI is subject; or (9) take any action which might require ONEOK to make a public announcement regarding the possibility of a business combination or merger.

CERTAIN COVENANTS OF ONEOK

  Conduct of Business Pending the Merger. From the Original Execution Date of the Agreement through the Merger Effective Time, ONEOK has agreed that it will not, among other things: (1) (x) engage in any repurchase, recapitalization, restructuring, redemption, other acquisition or reorganization with respect to its capital stock, (y) split, combine or reclassify any of the outstanding shares of capital stock of ONEOK or issue, authorize or propose the issuance of any other securities in respect of or in substitution for shares of capital stock of ONEOK or (z) amend any material term of the ONEOK Common Stock, except to the extent that any redemption or repurchase by ONEOK of its Preferred Stock is at a price not in excess of the redemption price required to be paid under the ONEOK Certificate of Incorporation; (2) amend its Certificate of Incorporation or By-laws as amended through the Original Execution Date or effect any transactions which, if effected after Closing, would constitute a Change in Control; (3) present any matter to the Board of Directors of ONEOK, other than with respect to an Acquisition Proposal and the enforcement or interpretation by ONEOK of its rights under the Agreement or the Ancillary Documents, without providing written notice to WRI ten days prior to such presentation (or, if not possible, at the same time that the ONEOK Board of Directors will receive such notice) and delivering to WRI any written materials to be provided to the Board of Directors of ONEOK at the same time as they are provided to the ONEOK Board or, if not possible, prior to the applicable meeting of the ONEOK Board; (4) take or fail to take any action the taking or failure to take of which would reasonably be expected to prevent, impede materially, interfere with or delay the transactions contemplated by the Agreement and related agreements; (5) agree (nor permit any of its Subsidiaries to agree) to take any action inconsistent with the foregoing; or (6) issue any ONEOK options, nor issue any equity securities except in connection with the acquisition, by merger or otherwise, of any third party or the assets of any third party.

  ONEOK agreed further that it will (1) cause the rights contemplated by the ONEOK Rights Agreement to be redeemed prior to the Merger Effective Time; (2) repurchase or redeem all of the outstanding shares of the ONEOK Preferred Stock, so that the holders of ONEOK Preferred Stock will not have the right to vote on the Merger; (3) use its best efforts to keep WRI informed of any material business developments; and (4) use its (and ONEOK's Subsidiaries will use their) best efforts to enter into the Shared Services Agreement and the Marketing Agreement.

  As used in the Agreement, "Acquisition Proposal" means any proposal or offer (other than the Merger) for, or that could reasonably be expected to lead to, a tender or exchange offer, a merger, consolidation or other business combination involving ONEOK, or any proposal to acquire in any manner a substantial equity interest in, or any substantial portion of, the assets of ONEOK.

  No Solicitation. ONEOK has agreed that from and after the Original Execution Date, except as permitted by the Agreement, it will not, nor will it authorize or permit any of its representatives or those of any of its Subsidiaries to, directly or indirectly, (1) solicit, initiate or encourage the making of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal from any person, including by way of providing information to any prospective buyer; (2) engage in any negotiations or discussions or provide any non-public information or data with respect to any Acquisition Proposal; and (3) otherwise cooperate with or assist or participate in, or facilitate any effort or attempt to make or implement any, Acquisition Proposal. ONEOK has agreed, further, immediately to cease any solicitation, initiation, encouragement, activity, discussion or negotiation being conducted by ONEOK or any ONEOK representatives, with respect to any Acquisition Proposal existing as of the Original Execution Date.

  Notwithstanding the foregoing, ONEOK's Board of Directors will not be prohibited by the Agreement from taking any of the following actions: taking and disclosing to shareholders of ONEOK a position contemplated by Rule 14e-2(a) under the Exchange Act; prior to the ONEOK Shareholder Approval and following receipt from a third party of an unsolicited bona fide Acquisition Proposal, engaging in discussions or negotiations with such third party and furnishing such third party information concerning ONEOK and its business, properties and assets, provided that such third party executes a confidentiality agreement in favor of ONEOK; or prior to the ONEOK Shareholder Approval and following receipt from a third party of an unsolicited bona fide Acquisition Proposal, withdrawing, modifying or choosing not to make a recommendation to the shareholders of ONEOK suggesting that they vote to approve the Transactions. In the event that the ONEOK Board takes either or both of the last two actions open to it, ONEOK is required by the Agreement to notify WRI contemporaneously with the taking of such action and the provision of the Agreement imposing a standstill obligation upon WRI will thereupon terminate. (See "--Certain Covenants of WRI and WAI--Standstill.")

  Shareholders' Meeting. ONEOK has agreed, as promptly as possible after the Amendment Date, to call a meeting of its shareholders for the purpose of voting upon the Agreement and the Merger and to use its best efforts to obtain such shareholders' approval.

CERTAIN COVENANTS OF WRI AND ONEOK

  The Agreement contains certain covenants and agreements of WRI and ONEOK customary for transactions such as those contemplated by the Agreement. These relate to, among other things: (1) the preparation of the Registration Statement and this Proxy Statement/Prospectus; (2) each party using its best efforts to cause the delivery to each of WAI and ONEOK, respectively, of a letter from independent public accountants, the receipt of which is customary in connection with registration statements; (3) each party allowing the other access, during normal business hours, to its properties, books, contracts, commitments and records, documents filed pursuant to requirements of the Commission and such other information to which the other party may reasonably request access, subject to the Confidentiality Agreement between WRI and ONEOK dated June 17, 1996; (4) each party filing such notifications as are required to be filed under the HSR Act, obtaining all requisite government approvals, consents or orders and filing all necessary documentation; (5) mutual cooperation in defense of the validity and legality of the transactions contemplated by the Agreement and Ancillary Documents, should these be subject to challenge; (6) consultation prior to the issuance of any press release or other public statement; (7) avoidance of action inconsistent with the Agreement; (8) regular consultation and reciprocal disclosure regarding operational matters and material developments; and (9) the use of all reasonable efforts to consummate and make effective the transactions contemplated by the Agreement.

  In addition, ONEOK and WRI have agreed that WRI will bear 45% of the final cost of preparing and filing this Proxy Statement/Prospectus and requisite financial statements included in this Proxy Statement/Prospectus and all other filings required to be made under the Securities Act and the Exchange Act with respect to the Transactions. Upon the consummation of the Merger, New ONEOK will reimburse WRI in full for that portion of the expenses borne by WRI (other than fees and expenses of counsel and fees and expenses payable to financial advisors).

  The Agreement also provides that at the earlier of the New ONEOK first annual meeting of its shareholders after the Merger Effective Time (provided that the Merger Effective Time shall have occurred at least 60 days prior to the annual meeting), or at a special meeting to be held no later than 120 days after the Merger Effective Time, ONEOK will cause New ONEOK to, through its Board of Directors, propose and recommend, and use its best efforts to obtain, approval of the Opt-out Amendment, and shall properly file such amendment, if so approved, with the Secretary of State of the State of Oklahoma.

CERTAIN COVENANTS IN RESPECT OF WAI

  Conduct of Business Pending the Merger. The Agreement provides that (i) WAI will not issue any voting securities or securities convertible into warrants or options to acquire such securities; (ii) WAI will not authorize or propose its own complete or partial liquidation; (iii) WRI will not permit WAI to engage in any business or incur any liabilities other than as contemplated by the Agreement and Ancillary Documents thereto; and (iv) WRI and New ONEOK will enter into the Shareholder Agreement. See "The Shareholder Agreement."

  Assumption of Stock Options. The Agreement provides that, at the Merger Effective Time, New ONEOK will assume each outstanding vested and unvested ONEOK stock option and, as soon as practicable after the Merger Effective Time, will file a registration statement on Form S-8 with respect to the shares of New ONEOK Common Stock subject to former ONEOK stock options.

  Authorization for Shares and NYSE Listing. The Agreement provides that, prior to the Merger Effective Time, WRI will have caused WAI to take all necessary action to permit the issuance of New ONEOK Common Stock pursuant to the Agreement and to use all reasonable efforts to have such issuances of shares of New ONEOK Common Stock to be reserved for issuance upon exercise of ONEOK options assumed by New ONEOK and issuances under ONEOK's stock plans, all approved for listing on the NYSE.

TAX MATTERS

  It is the intention of the parties that the Asset Transaction qualify as a transfer under Section 351 of the Code and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of the parties has agreed not to take or omit to take any action that would cause the Merger or the Asset Transaction not to be so treated. For a discussion of WRI and ONEOK's conditions to closing relating to such treatments, see "-- Conditions to Closing."

  The Agreement provides that WRI prepare and file all Income Tax Returns of Westar, MCMC and each of their subsidiaries, and pay all Taxes to which such Returns relate, for any period ending on or before the Closing Date. New ONEOK will prepare and file all Income Tax Returns of New ONEOK, Westar, MCMC and each of their subsidiaries, and will pay all Taxes to which such Returns relate, for any period which begins before and ends after the Closing Date. Subject to certain exceptions, WRI will reimburse New ONEOK for Taxes paid by New ONEOK with respect to Income Tax Returns required to be filed by New ONEOK which relate to the portion of any period ending on the Closing Date. ONEOK will pay all transfer, stamp, sales or use taxes and any filing, recording, regulatory or similar fees or assessments payable in connection with the execution, delivery or performance of the Agreement.

  For a discussion of WRI's tax indemnification obligations and the conduct of certain tax audits, see "--Indemnification."

CONDITIONS TO CLOSING

  The respective obligations of WRI, WAI and ONEOK to consummate the transactions contemplated by the Agreement are subject to the satisfaction or waiver of certain conditions, including, without limitation, (1) the Agreement and the Merger having been adopted and approved by the holders of a majority of the outstanding shares of ONEOK Common Stock; (2) the shares of New ONEOK stock required to be issued pursuant to the Agreement having been authorized for listing on the NYSE; (3) the expiration of any applicable waiting period, the making of all requisite regulatory filings and the receipt of all necessary consents, approvals and authorizations in connection with the execution and delivery of the Agreement and the consummation of the transactions contemplated by it; (4) the declaration of effectiveness of the Registration Statement; (5) the absence of any injunctions or restraints; (6) entry by WRI and ONEOK, on behalf of New ONEOK, into the Shared Services Agreement and the Marketing Agreement (see below under "Other Agreements");
(7) WRI's and WAI's execution and delivery of the Shareholder Agreement (see below under "The Shareholder Agreement"); and (8) receipt of an order of the Commission, under Section 9(a)(2) of the 1935 Act, authorizing the Merger and receipt of a no-action letter or order from the Commission or its staff, as the case may be, to the effect that, as a result of the Merger, WRI will not be deemed a "holding company" under Section 2(a)(7) of the 1935 Act, and New ONEOK will not be deemed a "subsidiary company" under Section 2(a)(8) of the 1935 Act.

  The obligations of WRI and WAI to consummate the transactions contemplated by the Agreement and related agreements are also subject to the satisfaction or waiver of the following conditions: (1) certain representations and warranties of ONEOK will be true and correct in all material respects as of the Original Execution Date, the Amendment Date and the Closing Date as if made on or as of each such date (except to the extent any such representation or warranty speaks as of a specific date), except where such inaccuracy could not reasonably be expected to have a Material Adverse Effect on ONEOK; (2) ONEOK will have performed, in all material respects, all obligations required to be performed by ONEOK under the Agreement; (3) WRI will have received either an opinion from WRI's counsel reasonably satisfactory to WRI or a private letter ruling from the Internal Revenue Service regarding the qualification of the Asset Transaction under
Section 351 of the Code and an opinion from ONEOK's counsel regarding the applicability of Section 368 of the Code to the Merger; (4) all consents required by either party will have been obtained; (5) the KCC and the OCC will have issued orders reasonably satisfactory to WRI; and (6) WRI will have received a letter from WRI's independent public accountants confirming WRI's continued eligibility to account for a certain other unrelated business combination as a "pooling of interests."

  The obligations of ONEOK to consummate the transactions contemplated by the Agreement are similarly subject to the satisfaction or waiver of the following conditions: (1) certain representations and warranties of WRI and WAI will be true and correct in all material respects as of the Original Execution Date, the Amendment Date and the Closing Date as if made on or as of each such date (except to the extent any such representation or warranty speaks as of a specific date), except where such inaccuracy could not reasonably be expected to have a Material Adverse Effect on the Gas Business; (2) each of WAI and WRI will have performed, in all material respects, all obligations required to be performed by each under the Agreement at or prior to the Closing Date; (3) ONEOK will have received either an opinion from WRI's counsel or a private letter ruling from the Internal Revenue Service regarding the qualification of the Asset Transaction under Section 351 of the Code and an opinion from ONEOK's counsel reasonably satisfactory to ONEOK regarding the applicability of Section 368 of the Code to the Merger; (4) all consents required by the parties will have been obtained; (5) the KCC and the OCC will have issued orders reasonably satisfactory to ONEOK; and (6) the Asset Transaction will have been consummated pursuant to the Agreement and related agreements.

  The terms "Material Adverse Effect" and "Material Adverse Change," for the purposes of the Agreement, are defined as any effect or change that is, or is reasonably likely to be, materially adverse to the business, operations, assets, condition (financial or otherwise), results of operations or prospects of ONEOK and its Subsidiaries, New ONEOK, or the Gas Business, as applicable, in each case taken as a whole.

INDEMNIFICATION

  WRI has agreed to indemnify ONEOK and its Affiliates (including, from and after the Closing, New ONEOK) and their respective officers, directors, employees, shareholders, agents and representatives against, and has agreed to hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses, collectively "Losses") incurred for, on account of, arising from, in connection with, or otherwise with respect to (1) any breach of any covenant of WRI contained in the Agreement or any document delivered in connection therewith, and (2) the Retained Liabilities. See above under "--Excluded Liabilities."

  ONEOK and, from and after the Closing, New ONEOK have agreed to indemnify WRI and its Affiliates and their respective officers, directors, employees, shareholders, agents and representatives against, and have agreed to hold them harmless from, any Losses incurred for, on account of, arising from, in connection with, or otherwise with respect to (1) any breach of any covenant of ONEOK contained in the Agreement or any document delivered in connection therewith, and (2) the Assumed Liabilities (see above under "--Assumed Liabilities").

  In respect of either party's agreement to indemnify, the Agreement requires that written notice be given to the indemnifying party of a claim made by any person against the indemnified party (a "Third Party Claim") within a reasonable time after receipt by such indemnified party of written notice of the Third Party Claim unless the indemnifying party shall have previously obtained actual knowledge thereof. The Agreement provides further that the indemnifying party will be entitled to participate in and, if it so chooses to assume, with the indemnified party's cooperation, the defense of any Third Party Claim, provided that the indemnifying party first admits in writing to the indemnified party its liability with respect to all material elements of such claim.

  The Agreement provides further that, from the Closing Date, WRI will indemnify and hold harmless New ONEOK, Westar, MCMC and each of their subsidiaries against any liability assessed against such corporations (including liability resulting from changes made on audit) for: (1) Income Tax of any such entity, with respect to taxable periods ending on or before the Closing Date; (2) Income Taxes of WRI or any of its Affiliates, pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision; and (3) with respect to taxable periods which begin before and end after the Closing Date, Income Taxes of New ONEOK, Westar, MCMC or any of their subsidiaries relating to the portion of any period ending on the Closing Date, other than Taxes for which WRI has paid New ONEOK otherwise pursuant to the Agreement and other than liability taken into account in the calculation of Closing Working Capital. Each party will, pursuant to the Agreement, promptly notify the other in writing upon such party's receipt of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments, which may affect the Tax liabilities of New ONEOK, Westar, MCMC or any of their subsidiaries with respect to periods ending on or before the Closing Date.

  WRI will generally assume responsibility for the control of any audit or determination and the defense of any assessment, notice of deficiency or other adjustment of Income Taxes of New ONEOK, Westar, MCMC or any of their subsidiaries attributable to taxable periods ending on or before the Closing Date. New ONEOK will, at its own expense, generally control all Income Tax contests attributable to taxable periods ending after the Closing Date and will be responsible for the timely payment of Income Taxes that relate to such periods, subject to indemnification rights described in the preceding paragraph. Any refunds or credits of Income Taxes of Westar, MCMC or any of their subsidiaries received by New ONEOK, Westar, MCMC or any of their subsidiaries attributable to periods or portions of periods ending on or before the Closing Date will generally be paid to WRI. However, Westar, MCMC or any of their subsidiaries (as appropriate) will be entitled to any Tax benefit or refund of Taxes realized as a result of Westar, MCMC or any of their subsidiaries carrying back any loss, deduction or credit arising in a taxable period ending after the Closing Date into a taxable period beginning before the Closing Date.

TERMINATION

  The Agreement may be terminated and the Merger abandoned at any time prior to the Merger Effective Time by the following means: (1) by mutual written consent of ONEOK and WRI, or mutual action of their respective Boards of Directors; and (2) by either party, if (a) any Governmental Entity issues a permanent injunction or restraint prohibiting the consummation of the transactions contemplated by the Agreement; or (b) the ONEOK Shareholder Approval is not obtained; or (c) the Merger has not been consummated by the first anniversary of the Original Execution Date of the Agreement (the "Initial Termination Date"), provided that such a right to terminate will not arise in favor of the party whose failure to fulfill any covenant of the Agreement has triggered such a right and provided further that the Initial Termination Date may be extended until June 30, 1998 if all conditions, except the condition that the Registration Statement become effective under the Securities Act, have been satisfied.

  The Agreement provides further that it may be terminated by WRI, if (a) ONEOK fails to call and hold a shareholder meeting by July 31, 1997 in order to obtain the ONEOK Shareholder Approval (except if the Registration Statement has not then been declared effective by the Commission at least 45 days prior to the date of termination or if ONEOK would be entitled to terminate under another provision of the Agreement); (b) ONEOK fails to comply, in any material respect, with any of the covenants or agreements contained in the Agreement and such breach has not been cured within 30 days following receipt by ONEOK of notice of such breach and is existing at the time of termination of the Agreement; (c) any of the representations or warranties of ONEOK contained in the Agreement is not true, in all material respects, and such inaccuracy has not been cured within 30 days following receipt by ONEOK of notice of such breach and is existing at the time of termination of the Agreement (except where such inaccuracy could not reasonably be expected to have a Material Adverse Effect on ONEOK); (d) after the Original Execution Date there has been a Material Adverse Change (see above under "--Conditions to Closing") with respect to ONEOK; or (e) any Governmental Entity has issued an injunction or taken other action preventing or making illegal the consummation of the transactions contemplated by the Agreement.

  The Agreement provides further that it may be terminated by ONEOK, if (a) WRI or WAI fails to comply, in any material respect, with any of the covenants or agreements contained in the Agreement and such failure has not been cured within 30 days following receipt by WRI of notice of such breach and is existing at the time of termination of the Agreement; (b) any of the representations or warranties of WRI and/or WAI contained in the Agreement is not true and correct, in all material respects, and such inaccuracy has not been cured within 30 days following receipt by WRI of notice of such inaccuracy and is existing at the time of termination of the Agreement (except where such inaccuracy could not reasonably be expected to have a Material Adverse Effect on the Gas Business); (c) after the Original Execution Date there has been a Material Adverse Change (see above under "--Conditions to Closing") with respect to the Gas Business; or (d) any Governmental Entity has issued an injunction or taken other action preventing or making illegal the consummation of the transactions contemplated by the Agreement.

  In the event of the Agreement's termination as provided above, there will be no liability or obligation on the part of WRI, WAI or ONEOK except with respect to: the misuse of information obtained pursuant to the Agreement's "Access to Information" provision; breach of the Confidentiality Agreement between WRI and ONEOK, dated June 17, 1996; or the termination, expense indemnification provisions of the Agreement. A party will be liable to the extent that such termination results from the willful breach by WRI, ONEOK or WAI as the case may be, of any of their respective representations or warranties or any of their respective covenants or agreements contained in the Agreement.

  If, at the time of the Agreement's termination by either party because of a failure to obtain the ONEOK Shareholder Approval, there is outstanding and publicly announced, an Acquisition Proposal, ONEOK will reimburse WRI for all expenses incurred by WRI and its Subsidiaries in connection with the transactions contemplated by the Agreement and the related agreements (as specified in writing by WRI to ONEOK) up to $1.5 million. In addition, upon the consummation of an Acquisition Proposal entered into within twelve months of termination of the Agreement in circumstances in which ONEOK would be obligated to pay Reimbursed Expenses to WRI, ONEOK will pay WRI $20 million, less the amount of Reimbursed Expenses.

  In addition, if WRI terminates the Agreement for non-fulfillment of the condition demanding issuance of a satisfactory KCC Order, or if ONEOK terminates for non-fulfillment of the condition requiring issuance of a satisfactory OCC Order, then the terminating party will reimburse the non-terminating party promptly for expenses reasonably incurred by the non-terminating party in connection with the Agreement, in an amount not to exceed $1.5 million.

  At any time prior to the Merger Effective Time, the parties to the Agreement may by signed, written instrument, to the extent legally permitted, extend the time for performance of any of the obligations arising thereunder, waive any inaccuracies in the representations and warranties of either party, or waive compliance with any of the agreements or fulfillment of any of the conditions contained therein.

EXPENSES

  Except as otherwise provided in the Agreement, ONEOK will pay all fees and expenses incurred by ONEOK and WRI will pay all fees and expenses incurred by WRI or WAI, in each case, in connection with the transactions contemplated by the Agreement and the related agreements.

                           THE SHAREHOLDER AGREEMENT

  Following is a summary of certain provisions of the Shareholder Agreement, which New ONEOK and WRI have agreed to execute and deliver on the Closing Date. The following description of the Shareholder Agreement is qualified in its entirety by reference to the complete text of the form of Shareholder Agreement, which is incorporated herein by reference and attached hereto as Appendix B. Pursuant to the Agreement, WRI and New ONEOK will enter into the Shareholder Agreement on the Closing Date in the form incorporated therein or with such changes as will be agreed to by WRI and New ONEOK.

GENERAL

  As used in this description and in the Shareholder Agreement:

  "Change in Control" means the occurrence of any one of the following events:

    (1) any person (other than the Shareholder Group) becoming the beneficial owner, directly or indirectly, of Voting Securities, pursuant to the consummation of a merger, consolidation, sale of all or substantially all of New ONEOK's assets, share exchange or similar form of corporate transaction involving New ONEOK or any of its subsidiaries that requires the approval of New ONEOK's shareholders, whether for such transaction or the issuance of securities in such transaction, so as to cause such person's Voting Ownership Percentage to exceed a Voting Ownership Percentage of 15% prior to a Regulatory Change and a Voting Ownership Percentage of 35% thereafter; provided, however, that the event described in this paragraph (1) shall not be deemed to be a Change in Control if it occurs as the result of any of the following acquisitions: (A) by any employee benefit plan sponsored or maintained by New ONEOK or any affiliate, or (B) by any underwriter temporarily holding securities pursuant to an offering of such securities;

    (2) the consummation of a merger, consolidation, sale of all or substantially all of New ONEOK's assets, share exchange or similar form of corporate transaction involving New ONEOK or any of its subsidiaries that requires the approval of New ONEOK's shareholders, whether for such transaction or the issuance of securities in such transaction, unless immediately following such transaction more than 50% of the total voting power of (x) the corporation resulting from such transaction, or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of such resulting corporation, is represented by Voting Securities that were outstanding immediately prior to such transaction (or, if applicable, shares into which such Voting Securities were converted pursuant to such transaction), and such voting power among the holders of such Voting Securities that were outstanding immediately prior to such transaction is in substantially the same proportion as the voting power of such Voting Securities among the holders thereof immediately prior to such transaction; or

    (3) the consummation of a plan of complete liquidation or dissolution of New ONEOK.

  "Dividend Premium" means, with respect to any share of Series A Convertible Preferred Stock calculated at any time, the aggregate of the present values as of the Closing (assuming a discount rate of 9.25%) of the excess of (i) each quarterly dividend actually paid by New ONEOK to the Shareholder Group with respect to such share of Series A Convertible Preferred Stock over (ii) $0.45.

  "Votes" means votes entitled to be cast generally in the election of directors, not including the votes that would be able to be cast by holders of shares of Convertible Preferred Stock upon their conversion into shares of Common Stock, unless such conversion occurs or is deemed to have occurred.

  "Voting Power" means the ratio calculated at a particular point in time and expressed as a percentage, of (a) the Votes represented by the Voting Securities with respect to which Voting Power is being determined to (b) the aggregate Votes calculated at a particular point in time represented by all then outstanding Voting Securities;

  "Voting Securities" means the Common Stock and shares of any other class of capital stock of New ONEOK then entitled to vote generally in the election of directors of New ONEOK, not including Convertible Preferred Stock (or other Securities convertible into Voting Securities) prior to its conversion into Common Stock or other Voting Security;

  The "Maximum Ownership Percentage" means, calculated at a particular point in time, a Total Ownership Percentage (as defined below) of 45.0%, less the Voting Power represented by all Voting Securities transferred by the Shareholder Group (as defined below) during the term of the Shareholder Agreement (including the Voting Power represented by any shares of Convertible Preferred Stock which were converted into shares of Common Stock contemporaneously with such transfer pursuant to the terms of the Shareholder Agreement).

  The "Total Ownership Percentage" means, calculated at a particular point in time, the Voting Power which would be represented by the Securities of New ONEOK "Beneficially Owned" (as such term is defined under the Exchange Act) by the person whose Total Ownership Percentage is being determined, if all shares of Convertible Preferred Stock (or other securities convertible into Voting Securities) Beneficially Owned by such person were converted into shares of Common Stock (or other Voting Security).

  The "Voting Ownership Percentage" means, calculated at a particular point in time, the Voting Power represented by the Voting Securities Beneficially Owned by the person whose Voting Ownership Percentage is being determined.

  A "Regulatory Change" is deemed to have occurred upon the receipt by WRI of an opinion of WRI's counsel (which counsel must be reasonably acceptable to New ONEOK) to the effect that either (1) the 1935 Act has been repealed, modified, amended or otherwise changed or (2) WRI has received an exemption, or, in the unqualified opinion of WRI's counsel, is entitled without any regulatory approval to claim an exemption, or has received an approval or no-action letter from the Commission or its staff under the 1935 Act or has registered under the 1935 Act, or any combination of the foregoing, and as a consequence of (1) and/or (2), WRI may fully and legally exercise the rights set forth in such provisions of the Shareholder Agreement which take effect in the period after a Regulatory Change has occurred.

  "Shareholder Group" means WRI, any WRI Affiliate and any person with whom WRI or any of its Affiliates is part of a 13D Group (as defined below).

  The foregoing definitions notwithstanding, capitalized terms are, in all cases, used herein as defined in the Shareholder Agreement.

RESTRICTION OF CERTAIN ACTIONS BY WRI

  During the term of the Shareholder Agreement, WRI has agreed that, without the prior approval of a majority of the New ONEOK Board, it will not, and it will cause any WRI Affiliate not to take any of the following actions:

    (a) prior to the occurrence of a Regulatory Change, singly or as part of a partnership, limited partnership, syndicate or other group of persons acquiring, holding, voting or disposing of any Voting Security which would be required under Section 13(d) of the Exchange Act to file a statement on
  Schedule 13D with the Commission (a "13D Group"), directly or indirectly, acquire Beneficial Ownership of any Voting Security so as to cause the Voting Ownership Percentage of the Shareholder Group to exceed 9.9%.

    (b) singly or as part of a partnership, limited partnership, syndicate or other 13D Group, directly or indirectly, acquire, propose to acquire, or publicly announce or otherwise disclose an intention to propose to acquire, or offer or agree to acquire, by purchase or otherwise, Beneficial Ownership of any security so as to cause the Shareholder Group's Total Ownership Percentage to exceed the Maximum Ownership Percentage;

    (c) deposit (either before or after the date of the execution of the Agreement) any Security in a voting trust or subject any security to any similar arrangement or proxy with respect to the voting of such Security;

    (d) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies", or become a "participant" in a "solicitation" (as such terms are used in Regulation 14A under the Exchange Act) to seek to advise or influence any person to vote against any proposal or director nominee recommended to the shareholders of New ONEOK or any of its subsidiaries by at least a majority of the Board of Directors;

    (e) form, join or in any way participate in a 13D Group with respect to any Security of New ONEOK or any securities of its subsidiaries;

    (f) commence (including by means of proposing or publicly announcing or otherwise disclosing an intention to propose, solicit, offer, seek to effect or negotiate) a merger, acquisition or other business combination transaction relating to New ONEOK;

    (g) initiate a "proposal," as such term is used in Rule 14a-8 under the Exchange Act, "propose", or otherwise solicit the approval of, one or more shareholders for a "proposal" or induce or attempt to induce any other person to initiate a "proposal";

    (h) otherwise act, alone or in concert with others, to seek to control or influence the management, the Board or policies of New ONEOK; or

    (i) take any other action to seek or effect control of New ONEOK other than in a manner consistent with the terms of the Shareholder Agreement.

  In addition, WRI has agreed that if at any time WRI becomes aware that the Shareholder Group's Total Ownership Percentage exceeds the Maximum Ownership Percentage and/or, prior to the occurrence of a Regulatory Change, the Shareholder Group's Voting Ownership Percentage exceeds 9.9%, then WRI will, or will cause its affiliates to, promptly take all action necessary to reduce the amount of Securities or Voting Securities Beneficially Owned by the Shareholder Group such that the Shareholder Group's Total Ownership Percentage is not greater than the Maximum Ownership Percentage, and that the Shareholder Group's Voting Ownership Percentage is not greater than 9.9%, as the case may be.

  WRI's ability to vote its shares will be governed by the New ONEOK Certificate of Incorporation, as amended by the Certificate of Designations of the Convertible Preferred Stock, provisions of the Shareholder Agreement summarized under "--Voting" and applicable law. The Shareholder Agreement will not restrict WRI from engaging in private and confidential discussions with the Board or the management of New ONEOK, nor will it restrict those persons designated by WRI to become directors of New ONEOK from participating as Board members in the direction of New ONEOK.

MAKE WHOLE PAYMENT

  New ONEOK has agreed, immediately upon the conversion by WRI of any shares of Series A Convertible Preferred Stock (which shares will be held by WRI at the Closing pursuant to the Agreement) into New ONEOK Common Stock, to pay to WRI a specified amount (a "Make Whole Payment") with respect to each share so converted. This amount will be equal to $35 million, divided by the total number of shares of Series A Convertible Preferred Stock issued to WRI at the Closing (the "Total Per Share Pay Down Amount"), minus the sum of (I) the product of (x) the Total Per Share Pay Down Amount divided by 20 and (y) the number of quarters since the date of the Closing in which New ONEOK has paid a dividend of at least $0.45 per share on the Series A Convertible Preferred Stock plus (II) the Dividend Premium applicable with respect to each such share, through such quarters. This conversion payment amount is formulated to ensure that WRI will receive dividend payments for the first five years and/or a lump sum payment which in the aggregate totals at least $35 million.

  New ONEOK's obligation to make such a Make Whole Payment will not be triggered by WRI's conversion of fewer than 25,000 shares of Series A Convertible Preferred Stock. To the extent that a conversion by WRI does not trigger the obligation to pay a Make Whole Payment, the amount of shares so converted will be carried forward and taken into account in determining whether New ONEOK will be required to make any subsequent Make Whole Payment.

PROHIBITION ON SENIOR SECURITIES

  New ONEOK has agreed during the term of the Shareholder Agreement not to create, authorize or reclassify any authorized New ONEOK stock into any class or series of New ONEOK stock ranking prior to the Convertible Preferred Stock as to dividends or distributions of assets upon liquidation, dissolution or winding up, or any security convertible into shares of such a prior-ranking class or series. New ONEOK has also agreed not to create, authorize or reclassify any authorized New ONEOK stock into any class or series of New ONEOK stock entitled to vote separately as a class on any matter other than an amendment to the New ONEOK Certificate which would adversely affect such class, or any security convertible into shares of a class or series so entitled to vote.

BOARD REPRESENTATION

  Pursuant to the Shareholder Agreement, New ONEOK's Board of Directors will expand the size of the Board of Directors by two directors and appoint as additional directors two persons designated by WRI.

  Immediately following the occurrence of a Regulatory Change, New ONEOK's Board of Directors will expand the size of the Board of Directors further and will appoint additional Initial Shareholder Nominees sufficient to ensure that WRI's nominees comprise (1) one-third (rounding down to the next whole director) of the total number of members of the Board of Directors if the New ONEOK Board consists of more than 14 Directors (excluding any Shareholder Nominees (as defined below)) or (2) four Directors if the New ONEOK Board consists of 14 or fewer Directors (excluding any Shareholder Nominees). In the event of a vacancy caused by the disqualification, removal, resignation or other cessation of service of any Initial Shareholder Nominee from the Board, New ONEOK has agreed that the Board will elect as a director of New ONEOK (to serve until New ONEOK's immediately succeeding annual meeting of shareholders) a new Initial Shareholder Nominee who has been designated by WRI.

  Following the occurrence of a Regulatory Change and until such time as the Initial Shareholder Nominees and persons designated by WRI and nominated prior to each annual meeting of New ONEOK's shareholders to succeed any Director of New ONEOK ("Successor Shareholder Nominees" and, together with Initial Shareholder Nominees, "Shareholder Nominees") together comprise one-third of all members of the Board of Directors, New ONEOK has agreed that, at each subsequent meeting of New ONEOK's shareholders at which (1) the term of any director is to expire or (2) a vacancy is caused by the removal, resignation, retirement, death, disability or disqualification or other cessation of service of any director, New ONEOK may, at its option, either cause such directorship to remain vacant, with the size of the Board being reduced correspondingly, or designate as a replacement director a Successor Shareholder Nominee to be included in the slate of nominees recommended by the Board to New ONEOK's shareholders for election as directors.

  WRI has agreed to consult with New ONEOK in connection with the identity of any proposed Shareholder Nominee and agrees to withdraw any proposed Shareholder Nominee (and offer a replacement) if New ONEOK is advised in writing that such Shareholder Nominee is not qualified under applicable law, or if New ONEOK otherwise reasonably objects within one month of WRI's proposal, including, without limitation, an objection because the proposed nominee is a director or officer of a direct competitor of New ONEOK or has engaged in adverse conduct that would require disclosure under Item 7 of
Schedule 14A under the Exchange Act.

  Prior to the occurrence of a Regulatory Change, no more than one Shareholder Nominee may be a director, officer or employee of WRI and, following the occurrence of a Regulatory Change, no more than two Shareholder Nominees may be directors, officers or employees of WRI. In addition, no Shareholder Nominee may chair a committee of the Board or serve on the Nominating Committee of the Board prior to the occurrence of a Regulatory Change. Following the occurrence of a Regulatory Change, WRI will be entitled to designate Shareholder Nominees to be members of each committee of the Board and to fill any vacancies caused by the departure of Shareholder Nominees from such committees (if no other Shareholder Nominee remains as a member of such committee), for so long as Shareholder Nominees are not represented pro rata (based on the number of directors who are Shareholder Nominees) with respect to each committee of the Board.

  Each Shareholder Nominee to be added to or retained on the Board pursuant to the Shareholder Agreement will be included in the slate of nominees recommended by the Board to New ONEOK's shareholders for election as directors. New ONEOK has agreed to use its best efforts to cause the election or reelection of each such Shareholder Nominee to the Board, including soliciting proxies in favor of the election of such persons.

  Unless New ONEOK agrees otherwise, WRI will cause each of the Shareholder Nominees then serving on the Board to offer their resignations from the Board immediately upon the earlier to occur of (1) the termination of the Shareholder Agreement, pursuant to the provisions outlined below under "-- Term" or (2) the Shareholder Group's Total Ownership Percentage falling below 10.0%.

TOP-UP RIGHTS

  Prior to the occurrence of a Regulatory Change, if the Shareholder Group's Voting Ownership Percentage falls below 9.9%, WRI will be entitled to purchase Voting Securities in the open market or otherwise or convert shares of Convertible Preferred Stock in an amount sufficient to restore the Shareholder Group's Voting Ownership Percentage to 9.9%.

  If the Shareholder Group's Total Ownership Percentage falls below the Maximum Ownership Percentage, WRI will be entitled to purchase Voting Securities in the open market or otherwise in an amount sufficient to restore the Shareholder Group's Total Ownership Percentage to the Maximum Ownership Percentage, in which case New ONEOK will exchange, at no cost to WRI, New ONEOK Common Stock purchased in exercise of such top-up rights for Series B Convertible Preferred Stock on a one-to-one basis (as adjusted to reflect any stock split or similar events), in an amount sufficient to ensure that the Shareholder Group's Voting Ownership Percentage does not exceed 9.9% prior to the occurrence of a Regulatory Change.

  If dilution of the Shareholder Group's Total Ownership Percentage results from any security issuance by New ONEOK (a "Dilutive Issuance"), WRI will have a right, pursuant to the Shareholder Agreement (a "Dilutive Issuance Right"), to require New ONEOK to issue to WRI, in exchange for payment of the issue price per share of the Dilutive Issuance, additional shares of New ONEOK Common Stock and Series B Convertible Preferred Stock up to the maximum number of such shares necessary to restore the Shareholder Group's Total Ownership Percentage to the Maximum Ownership Percentage and its Voting Ownership Percentage up to 9.9% provided that in the case of any Dilutive Issuance in connection with any acquisition or other business combination transaction, by merger or otherwise, New ONEOK shall only be required to provide WRI with the Dilutive Issuance Right to restore the Shareholder Group's Total Ownership Percentage to the Maximum Ownership Percentage minus 10.0% (the "Adjusted Maximum Ownership Percentage").

  The price per share issued pursuant to WRI's exercise of its Dilutive Issuance Right will be equal to the issue price per share of the Dilutive Issuance, which is deemed to be the aggregate amount of cash plus the fair market value of any other property received by New ONEOK as consideration divided by the number of shares being issued in such Dilutive Issuance. Such fair market value will be decided in good faith by the Board of Directors of New ONEOK, or, if WRI objects to this valuation, by an independent, nationally-recognized financial advisor mutually acceptable to WRI and New ONEOK, at the sole expense of New ONEOK.

  New ONEOK will not be obligated to provide WRI with a Dilutive Issuance Right (1) in connection with issuances of securities pursuant to employee benefit plans and programs in the ordinary course of business or (2) which would require the issuance of fewer than 25,000 shares of Series B Convertible Preferred Stock; provided,

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

however, that any share issuances not required to be made will be carried forward and taken into account in determining whether New ONEOK must provide WRI with a subsequent Dilutive Issuance Right.

  Following the occurrence of a Regulatory Change, WRI will be entitled to purchase Voting Securities from time to time in the open market in an amount sufficient to restore the Shareholder Group's Total Ownership Percentage to the Maximum Ownership Percentage. WRI's Dilutive Issuance Right, pursuant to a Dilutive Issuance by New ONEOK in primary or secondary offerings, mergers, acquisitions or otherwise, will entitle WRI to require the issuance of New ONEOK Common Stock (but not Convertible Preferred Stock), in an amount adequate to restore the Shareholder Group's Total Ownership Percentage to the Adjusted Maximum Ownership Percentage.

  All Securities purchased or converted pursuant to the "top-up" provisions of the Shareholder Agreement remain subject to its terms.

VOTING

  During the term of the Shareholder Agreement, WRI will and will cause each WRI Affiliate to be present, in person or by proxy, at all meetings of New ONEOK's shareholders. Prior to the occurrence of a Regulatory Change, WRI will ensure that all Voting Securities Beneficially Owned by the Shareholder Group are voted as follows: (1) with respect to the election of directors, in favor of the election of all candidates for director nominated by the New ONEOK Board (including Shareholder Nominees); (2) with respect to any proposal initiated by a shareholder of New ONEOK relating to the redemption of the Rights issued pursuant to the Rights Agreement or any modification of the Rights Agreement (other than nonbinding precatory resolutions, WRI shall, and shall cause each member of the Shareholder Group to, vote all Voting Securities Beneficially Owned by WRI or any member of the Shareholder Group in accordance with the recommendation of the New ONEOK Board; and (3) with respect to all other matters, in WRI's sole discretion.

  Following the occurrence of a Regulatory Change, WRI will ensure that all Voting Securities Beneficially Owned by the Shareholder Group are voted as follows: (1) with respect to the election of directors, in favor of the election of all candidates for director nominated by the New ONEOK Board (including Shareholder Nominees); (2) with respect to any proposal initiated by a shareholder of New ONEOK relating to the redemption of the Rights issued pursuant to the Rights Agreement or any modification of the Rights Agreement (other than nonbinding precatory resolutions), WRI shall, and shall cause each member of the Shareholder Group to, vote all Voting Securities Beneficially Owned by WRI or any member of the Shareholder Group in accordance with the recommendation of the New ONEOK Board; and (3) with respect to all other matters, (a) the number of Voting Securities Beneficially Owned by the Shareholder Group representing a Voting Ownership Percentage not in excess of 9.9% will be voted in WRI's sole discretion and (b) the number of Voting Securities Beneficially Owned by the Shareholder Group representing a Voting Ownership Percentage in excess of 9.9% will be voted in the same proportion as all Voting Securities voted on such other matter are voted by the other shareholders of New ONEOK.

  The foregoing notwithstanding, (1) with respect to the Opt-out Amendment and with respect to transactions which would constitute a Change in Control if consummated, the Shareholder Group may vote at their sole discretion any or all of the Voting Securities Beneficially Owned by the Shareholder Group; and
(2) with respect to any proposed amendment to the New ONEOK Certificate or New ONEOK By-laws which would reasonably have the effect of modifying in any way the Opt-out Amendment or would reasonably cause New ONEOK to become subject to
(i) the Control Share Acquisition Statute or (ii) any other provisions which are substantially similar to the Control Share Acquisition Statute, the Shareholder Group has the right to abstain or vote against such amendment.

RESTRICTIONS ON TRANSFER AND CONVERSION

  Without the prior written consent of a majority of those directors who are not Shareholder Nominees and are otherwise independent of the Shareholder Group, members of the Shareholder Group will be prohibited from transferring Securities, directly or indirectly, except under the following circumstances: (1) transfers of Securities representing Voting Power of less than 5%, provided that the transferee (or a 13D Group of which the transferee is a member) does not have a Voting Ownership Percentage of 5% or more immediately prior to such transfer; (2) transfers of securities representing Voting Power of 5% or more, provided the transfer is made pursuant to a "Sale Option" procedure set forth in the Shareholder Agreement (requiring written notice to New ONEOK of WRI's intention to transfer such shares, whereupon New ONEOK will have for at least 90 days the right, but not the obligation, to purchase or cause its designee to purchase, the shares subject to such sale notice at a cash price equal to 98.5% of the market price, as of the date of such sale notice, and then if New ONEOK does not so purchase such shares, permitting WRI to sell such shares within a specified period thereafter to any transferee, such transferee taking such shares free of any restrictions under the Shareholder Agreement and without becoming an "Acquiring Person" under the Rights Agreement with respect to such shares); (3) transfers of Securities to the public in a bona fide underwritten offering pursuant to the Registration Rights Agreement, the key terms of which are described below under "Other Agreements--Registration Rights Agreement"; (4) transfers of all or part of the Shareholder Group's Securities pursuant to a pro rata distribution of securities among WRI's shareholders; (5) transfers of Securities among members of the Shareholder Group, after any member who is a transferee has agreed in writing to be bound by the terms of the Shareholder Agreement with respect to such Securities; or (6) transfers of Securities by means of tender into any bona fide offer, tender offer or exchange offer that is subject to Section 14 of the Exchange Act (restricting the solicitation of proxies), other than an offer the consummation of which would be in violation of applicable law and other than an offer unsupported by definitive commitment letters from reputable financial institutions in customary form with respect to the offer's financing (a "Clearly Credible Tender Offer"), such tender by WRI being in an amount not exceeding that proportion of the Voting Securities of which WRI is Beneficial Owner (on the basis of total Votes and assuming the conversion of all shares of Convertible Preferred Stock into Common Stock) equal to the highest percentage of the aggregate of all Voting Securities (on the basis of total Votes) Beneficially Owned by shareholders other than members of the Shareholder Group which has ever been announced to have been tendered into such Clearly Credible Tender Offer.

AGREEMENT NOT TO CONVERT

  Prior to the occurrence of a Regulatory Change, WRI has agreed, and has agreed to cause any WRI Affiliate, not to convert shares of Convertible Preferred Stock Beneficially Owned by the Shareholder Group into shares of New ONEOK Common Stock, except for conversion (1) concurrent with the transfer of securities to any person other than a member of the Shareholder Group and (2) pursuant to WRI's top-up rights, discussed above under "--Top-Up Rights."

RESTRICTIONS ON REPURCHASE BY NEW ONEOK

  If New ONEOK purchases its own Securities from the public, whether by tender offer, open market purchase or otherwise (a "Repurchase"), New ONEOK will provide advance notice of such Repurchase to WRI and will contemporaneously offer to repurchase from WRI, on the same terms and conditions (including price) as the Repurchase, a percentage (on the basis of total votes and assuming conversion of all shares of Convertible Preferred Stock into New ONEOK Common Stock) of the securities Beneficially Owned by WRI equal to the percentage (as the basis of total votes and assuming conversion of all shares of Convertible Preferred Stock into New ONEOK Common Stock) of Securities to be repurchased from other shareholders. WRI may accept New ONEOK's offer in its sole discretion, except that WRI will be required to sell Securities and/or Voting Securities which it Beneficially Owns to New ONEOK in an amount sufficient to ensure that its Total Ownership Percentage does not exceed the Maximum Ownership Percentage and/or, prior to the occurrence of a Regulatory Change and not thereafter, that the Shareholder Group's Voting Ownership Percentage does not exceed 9.9%, in each case other than as permitted pursuant to the terms of the Shareholder Agreement.

BUY/SELL OPTION IN FAVOR OF EITHER PARTY

  In addition, the Shareholder Agreement provides that a "Buy/Sell Option" will arise on the 15th anniversary and each succeeding anniversary of the date of the Shareholder Agreement, if at such times it remains in force. Pursuant to this Option, either of WRI or New ONEOK may, at its respective option, provide notice (the "Buy/Sell Notice") to the other of the price ("Buy/Sell Price") at which such party intends in good faith to sell to the receiving party all of the Securities Beneficially Owned by WRI or by shareholders of New ONEOK other than the Shareholder Group pursuant to a Buyout Tender Offer (as defined below), as the case may be, to the other party, or their intention to buy for cash all of the Securities Beneficially Owned by WRI or New ONEOK, as the case may be. Upon receipt of such Buy/Sell Notice, the recipient party will have a 90-day period (the "Decision Period") within which: (1) in the case of WRI, to agree to sell for cash all of the Securities beneficially owned by the Shareholder Group or make a Clearly Credible Tender Offer (a "Buyout Tender Offer") to buy at the Buy/Sell Price all New ONEOK Securities not owned by WRI; and (2) in the case of New ONEOK, to agree to buy all of the Securities Beneficially Owned by the Shareholder Group or to seek an opinion regarding the fairness to New ONEOK's shareholders of tendering all of their shares into the Buyout Tender Offer on the terms proposed. A non-waivable condition to the consummation of any such Buyout Tender Offer by WRI shall be the valid tender into such offer, on or prior to the 20th day following receipt of all regulatory approvals required for consummation of the offer, of Voting Securities representing in the aggregate two-thirds (2/3) of the voting power of all Voting Securities held by shareholders of New ONEOK other than the Shareholder Group. Any purchase by New ONEOK of the Shareholder Group's Securities pursuant to this Buy/Sell Option will be closed within a 90-day period after the end of the applicable Decision Period, or 30 days after the receipt of all necessary regulatory approvals, whichever is later. If New ONEOK elects to seek a fairness opinion within the specified period, then New ONEOK will have the right during the Decision Period to obtain a fairness opinion and execute a merger agreement with a member of the Shareholder Group, pursuant to which WRI will acquire all Securities not owned by it at the price proposed by WRI. If New ONEOK fails to take the foregoing steps within the Decision Period, then the Shareholder Agreement will terminate.

  If WRI and New ONEOK each provide a Buy/Sell Notice to the other party on the same day, the Buy/Sell Notice containing the higher valued Buy/Sell Price will be the effective and controlling Buy/Sell Notice.

TERM

  The Shareholder Agreement will take effect immediately upon the Closing and, unless otherwise agreed to in writing by WRI, will remain in effect until it is terminated on the earliest of:

    (1) the date on which the quarterly dividend on the New ONEOK Common Stock has fallen below $0.30 per share (as appropriately adjusted to reflect any stock split, stock dividend, reverse stock split, reclassification or any other transaction with a comparable effect) in any five quarters;

    (2) the date on which New ONEOK has failed to pay the stated quarterly dividend on any series of Convertible Preferred Stock in any five quarters;

    (3) the date on which a majority of directors other than those nominated by the Nominating Committee of the New ONEOK Board is elected to the Board;

    (4) the date on which the size of New ONEOK's Board of Directors is increased to more than 21 directors;

    (5) the date on which the Total Ownership Percentage of the Shareholder Group falls below 9.9%;

    (6) the date on which, at any time following the 15th anniversary of the date of the signing of the Shareholder Agreement, the Total Ownership Percentage of the Shareholder Group falls below 30.0%;

    (7) the date on which New ONEOK materially breaches the provisions of the Shareholder Agreement or the Agreement, provided that such breach has remained uncured for 30 days after New ONEOK received notice of such breach, or if cure within 30 days is not possible, New ONEOK has not made reasonable efforts to cure such breach within 90 days from the date of first notice of such breach;

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

    (8) the date of termination provided for in a mutual written agreement between WRI and New ONEOK;

    (9) the date on which a court having jurisdiction enters a decree or order for relief in an involuntary case or proceeding, adjudges New ONEOK bankrupt or insolvent, approves the filing of a petition seeking reorganization, or appoints a custodian, receiver, liquidator, assignee, trustee or other similar official, in respect of New ONEOK, under any Federal or State bankruptcy, insolvency, reorganization or other similar law, and the continuance of such decree or order for a period of 60 consecutive days; and

    (10) the date on which New ONEOK commences a voluntary case or proceeding, consents to the entry of a decree or order in an involuntary case or proceeding or the filing of a petition, files a petition, answer or consent, makes an assignment for the benefit of creditors, or admits an inability to pay debts as they become due, in respect of New ONEOK, under any federal or state bankruptcy, insolvency, reorganization or other similar law, or takes corporate action in furtherance of such action by New ONEOK.

REGULATORY MATTERS; OTHER

  During the term of the Shareholder Agreement, New ONEOK has agreed to take all commercially reasonable steps to assist WRI (a) with respect to each provision of the Shareholder Agreement, in causing a Regulatory Change which would not reasonably be expected to have an adverse effect on New ONEOK to occur as soon as reasonably practicable, and (b) in securing such regulatory approvals as would not reasonably be expected to have a material adverse effect on New ONEOK and as may be necessary to allow WRI to exercise its rights under the Shareholder Agreement at all times. Following the occurrence of a Regulatory Change, if New ONEOK believes in good faith that WRI's regulatory status as modified by such Regulatory Change would place an unreasonable restriction on the implementation of New ONEOK's strategic business plan, then New ONEOK shall have a right to exercise its Buy/Sell Option as provided above, except that New ONEOK may exercise it immediately.

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

                               OTHER AGREEMENTS

  The following summary of the key terms of agreements between WRI and ONEOK, or between WRI, ONEOK and New ONEOK, as the case may be, is qualified in its entirety by reference to each of the agreements, which are incorporated by reference herein. The form of Rights Agreement is attached hereto as Appendix
D. Definitions heretofore notwithstanding, capitalized terms used in this Section are, in all cases, used as defined in those agreements.

MARKETING AGREEMENT

  WRI and New ONEOK will enter into a Marketing Agreement with a term specified in the Marketing Agreement. Under the Marketing Agreement, New ONEOK will provide certain support services in its service area exclusively to WRI for WRI's residential and commercial electronic monitoring security business. The services to be provided include promotional programs by New ONEOK's customer service employees, billing inserts, billing service and customer information. WRI will provide all necessary training and education of New ONEOK employees for the promotional programs. The parties will develop mutually agreed guidelines for the promotional programs. New ONEOK will be paid specified fees for providing the services. Any disputes relating to the Marketing Agreement will be settled under dispute resolution provisions in the Marketing Agreement. The Marketing Agreement will also authorize WRI to use certain of New ONEOK's trade names, trademarks, servicemarks, etc. in connection with the marketing of monitored security services in ONEOK's service area.

SHARED SERVICES AGREEMENT

  The Shared Services Agreement, to be entered into by WRI and New ONEOK, will provide for cooperation between the parties with respect to various services and shared facilities related to New ONEOK and WRI's utility businesses, such as billing, meter reading and phone center coverage. Gas and electric service charges for both parties may be sent to customers under one consolidated bill with proceeds to be returned to each of the parties as appropriate. Each party's phone centers may provide backup service for the other party's phone centers in case of emergencies. Other services and shared facilities may be identified prior to or after Closing provided such is economically beneficial to both parties. Any dispute arising from the Shared Services Agreement will be settled under dispute resolution provisions therein.

EMPLOYEE AGREEMENT

  Pursuant to the Employee Agreement, dated as of December 12, 1996, between WRI and ONEOK, ONEOK, on behalf of New ONEOK, will make bona fide written offers of employment to all persons determined by WRI to be working in or for the Gas Business (such persons numbering approximately 1,320 individuals) and all persons occupying job positions which WRI has decided in its sole discretion to "allocate" to the transactions contemplated by the Agreement less up to ten individuals which ONEOK may delete on behalf of New ONEOK (such persons, after ONEOK's deletions, numbering between approximately 245 and 255 individuals). Such offers will be extended both to persons who are actively at work and those who are absent on leave or otherwise, provided that such absent persons are ready, willing and able to work within six months of the Closing Date (or such longer period if required by applicable law or collective bargaining agreement). New ONEOK will employ and enter on its employee records all persons who accept such offers and will pay persons who accept such offers and commence employment ("Continuing Employees") the same base salary or wage paid by WRI immediately prior to the Closing Date, except for those employees who are covered by a collective bargaining agreement, who will be paid wages applicable under such agreement. New ONEOK agrees not to reduce any Continuing Employee's salary or wage during the first twelve months following the Closing Date, or at any time in violation of an applicable collective bargaining agreement. New ONEOK will retain each Continuing Employee for at least twelve months following the Closing Date unless termination is by voluntary normal or voluntary early retirement, voluntary resignation or for "cause" (as defined in the Separation Plan attached as an exhibit to the Employee Agreement).

  The Employee Agreement provides assurance of a certain degree of continuity in the remuneration, plans, benefits and programs enjoyed by the employees of WRI, Westar, MCMC and their Subsidiaries immediately prior to and after the Closing Date. Specifically, the Employee Agreement provides that on the Closing Date, WRI will assign to New ONEOK and New ONEOK shall accept the assignment of all collective bargaining agreements and other labor and employment agreements listed in a schedule to the Employee Agreement covering Continuing Employees and vested former employees of the Gas Business and their beneficiaries (the "Retired Employees"). Pursuant to the Employee Agreement, New ONEOK will assume the defense of all labor arbitrations and grievances which concern Continuing Employees and are pending on or after the Closing Date (with the assistance of a WRI representative in respect of arbitrations relating to grievances filed before the Closing Date). New ONEOK will also comply with and pay any arbitration awards (with the sole exception of back-pay and judgments for periods before the Closing Date, which WRI will pay) that may result from grievances and arbitrations which were pending on or after the Closing Date.

  The Employee Agreement also provides, effective as of the Closing Date, for New ONEOK's assumption of WRI's obligations to Continuing Employees and Retired Employees and their beneficiaries arising out of any qualified defined benefit plan of WRI and its Affiliates (the "WRI DB Plan"), New ONEOK's establishment of an equivalent successor plan (the "New ONEOK DB Plan") and the transfer from the WRI DB Plan to the New ONEOK DB Plan of the amount of assets and liabilities attributable to the accrued vested benefits of the Continuing Employees and the Retired Employees, as adjusted, if necessary, to comply with Section 414(l) of the Code and the regulations thereunder. New ONEOK will credit each Continuing Employee with all years of service performed by each Continuing Employee with WRI and New ONEOK and with each predecessor or Affiliate of WRI, to the same extent such service was credited under the WRI DB Plan, for purposes of determining eligibility to participate, vesting and credited service under the New ONEOK DB Plan. Each Continuing Employee will become immediately vested in the New ONEOK DB Plan to the extent of such employee's accrued benefit at the date of transfer. The New ONEOK DB Plan will cover each Retired Employee who is covered immediately prior to the Closing Date under the WRI DB Plan and each Retired Employee will receive from the New ONEOK DB Plan an equivalent pension benefit of not less than that amount which such Retired Employee would have received from the WRI DB Plan as presently in effect.

  All benefit payments with respect to Continuing Employees and Retired Employees and their beneficiaries to be made up to the date on which assets are transferred from the WRI DB Plan to the New ONEOK DB Plan will be made from the WRI DB Plan. As of the Closing Date, Continuing Employees will begin to accrue benefits under the New ONEOK DB Plan. The Employee Agreement provides, further, that New ONEOK will establish or maintain qualified defined contribution plans (the "New ONEOK DC Plan") to provide, for at least one year, benefits equivalent to those provided under WRI's qualified defined contribution plan (the "WRI DC Plan"). New ONEOK will credit each covered Continuing Employee and Retired Employee with all years of service performed with WRI and each predecessor or Affiliate of WRI to the same extent such service was credited under the WRI DC Plan for purposes of determining eligibility to participate and vesting under the New ONEOK DC Plan.

  Pursuant to the Employee Agreement, New ONEOK will make available to Continuing Employees and their eligible dependents all policies, programs and plans listed on a schedule to the Employee Agreement, and worker's compensation, unemployment compensation and all other government-mandated plans (collectively, "Welfare Plans") and will, for at least one year after the Closing Date, provide benefits under New ONEOK's Welfare Plans equivalent to benefits provided by WRI to such Continuing Employees immediately prior to the Closing Date. Thereafter, the benefits provided under New ONEOK's Welfare Plans will be at least equivalent to those available to New ONEOK's other active employees.

  WRI will retain responsibility, under the Employee Agreement, for the following payments with respect to Continuing Employees, subject to the terms and conditions of WRI's Welfare Plans and in certain cases subject to WRI's written approval (which approval will not be withheld unreasonably): (1) medical and dental expenses incurred prior to the Closing Date; (2) payments for sick leave taken for accidents occurring or sicknesses commencing prior to the Closing Date; (3) long-term disability plan payments relating to disabilities which commenced prior to the Closing Date; (4) benefit expenses and workers' compensation expenses, including settlement amounts, incurred prior to the Closing Date; and (5) expenses, including settlement amounts, incurred after the Closing Date, for workers' compensation claims arising out of occurrences prior to the Closing Date, to the extent that such expenses are recovered by WRI under WRI's insurance. New ONEOK will be responsible for all benefits of Continuing Employees which are incurred on or after the Closing Date and are payable under the terms and conditions of New ONEOK's Welfare Plans.

  The Employee Agreement also provides that, as of the Closing Date, New ONEOK will assume responsibility for WRI obligations to Retired Employees and Continuing Employees under any scheduled post-retirement medical, dental and life insurance plans, programs and agreements (collectively, "Post-Retirement Plans") and for non-scheduled, non-material WRI obligations up to $2,000 per year per Retired Employee. New ONEOK will also establish, for all Retired Employees, Post-Retirement Plans equivalent (as to benefits, charges and otherwise) to WRI's Post-Retirement Plans existing as of the date of the Employee Agreement so that such Retired Employees will receive benefits equal to or greater than those received from WRI's and WRI's predecessors' Post-Retirement Plans. New ONEOK will treat Continuing Employees at least as favorably as New ONEOK's other employees with respect to Post-Retirement Plans.

  Pursuant to the Employee Agreement, New ONEOK will, effective as of the Closing Date, establish and adopt a Separation Plan and a Relocation Plan for the benefit of all Continuing Employees not covered by a collective bargaining agreement and will maintain such Plans (in the form of those attached to the Employee Agreement, except that the Relocation Advance for Miscellaneous Expenses will be equal to one month's salary, without any amendment thereof) for a period of at least one year from the Closing Date. The Employee Agreement provides that New ONEOK will be responsible for the severance pay (equal to an amount determined in accordance with the Separation Plan were such Plan applicable) of any individual identified on the Operating Personnel List or the Final Allocated Personnel List who is required by New ONEOK as a condition of employment to report to work at a location more than 35 miles from such individual's work location at the time of the offer of employment (provided that such new work location is not actually closer to such individual's residence) and who does not accept employment with New ONEOK and is terminated by WRI on or within 30 days after the Closing Date (but WRI will repay such amount to New ONEOK if WRI rehires a Continuing Employee within twelve months of the termination of employment of such Continuing Employee).

  To the extent that any officers of WRI accept employment with New ONEOK and become Continuing Employees, New ONEOK will assume and honor all existing employee agreements and change of control agreements between the officer and WRI, provided that such officer agrees that certain events shall not constitute "good reason" (as defined under such agreements) for the officer to terminate employment with New ONEOK.

  Prior to the Closing, all obligations of New ONEOK under the Employee Agreement will be attributed to ONEOK. Upon the Closing, New ONEOK will be deemed to have adopted and ratified all agreements, commitments and actions of ONEOK under the Employee Agreement; provided, however, that the Employee Agreement will be null and void if the Agreement fails to close.

  In addition to the Employee Agreement, the Agreement provides that WRI will not (nor will it permit the Transferred Subsidiaries), with respect to employees of the Gas Business: amend or increase amounts of (or accelerate the payment or vesting of) any benefits or amounts payable under any employee benefit plan (or other commitment providing for compensation or benefits to current or former officers or employees); increase (or enter into any agreement to increase in any manner) compensation or fringe benefits; enter into any employment agreement, severance agreement; or pay or agree to pay any pension, retirement allowance or other benefit not required by WRI Benefit Plans existing as of the date of the Agreement, except to the extent that such amendments, increases or undertakings are in the ordinary course of business and are not material to the Gas Business.

  The Agreement provides further that neither the Agreement, the Confidentiality Agreement nor any of the Ancillary Documents is intended to confer rights or remedies upon any person, other than as expressly provided therein.

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

ENVIRONMENTAL INDEMNITY AGREEMENT

  Pursuant to the Environmental Indemnity Agreement to be executed by WRI, ONEOK and New ONEOK, New ONEOK assumes responsibility for, and will pay all environmental costs with respect to, all environmental claims pending or arising with respect to certain properties listed on a schedule to such Agreement (the "New ONEOK Properties").

  Notwithstanding the foregoing, in addition to the Assumed Liabilities, WRI will retain responsibility for, and will pay all environmental costs with respect to, all environmental claims pending as of the date of the Environmental Indemnity Agreement with respect to properties listed on a schedule to such Agreement (the "WRI Properties").

  All other manufactured gas plants owned or controlled by WRI or any of its predecessors prior to the date of the Environmental Indemnity Agreement and formerly used in the operations of the Gas Business (the "Shared Properties") will be subject to certain cost sharing provisions of the Environmental Indemnity Agreement, except that all Environmental Claims and Environmental Costs related to the Shared Properties which are discovered by New ONEOK more than 15 years following the date of the Environmental Indemnity Agreement will be the sole responsibility of New ONEOK. WRI will have conducted, as of the date of the Environmental Indemnity Agreement, an "environmental insurance archaeology survey" relating to the assets and properties used by or with respect to the New ONEOK Properties and the Shared Properties and WRI will have provided New ONEOK with the results of such surveys. WRI agrees that the insurance coverage disclosed by such survey will constitute the first line of recovery for environmental costs and claims relating to the Shared Properties. The second line of recovery will be recovery from other potentially responsible parties. The third line of recovery will be rate relief. When recovery is protracted under any line of recovery, cost-sharing may be accelerated with subsequent reimbursement for sums paid out.

  After payment by insurance providers and other potentially responsible parties, if any, for the costs incurred by New ONEOK or WRI in connection with Covered Matters, up to $2.5 million of environmental costs will be paid by New ONEOK regardless of the number of claims concerning Covered Matters. Above and beyond that, additional liabilities of up to $7.5 million will be shared equally by WRI and New ONEOK, of which WRI will not be responsible for more than $3.75 million, with New ONEOK retaining responsibility for any excess liability.

  The Environmental Indemnity Agreement imposes on New ONEOK and WRI a duty to consult with each other and reciprocal duties of disclosure with respect to all activities and costs relating to the New ONEOK Properties and the WRI Shared Properties and any Environmental Claims and Environmental Costs associated therewith. In the event of a dispute arising, the Environmental Indemnity Agreement provides for alternative dispute resolution procedures, to be followed to the extent that it is not deemed necessary to take immediate legal action. In addition, the Environmental Indemnity Agreement contains notice requirements with respect to a claim made by any third party against a party indemnified under the Environmental Indemnity Agreement.

  The Environmental Indemnity Agreement is to take effect as of the Closing Date of the Agreement, and will survive beyond that date. Its terms will not affect or limit those warranties or representations made by WRI in the Agreement.

REGISTRATION RIGHTS AGREEMENT

  Pursuant to the Registration Rights Agreement between WRI and New ONEOK to be entered into on the Closing Date, WRI will have the right on five occasions to require New ONEOK to register under the Securities Act (a "Demand Registration") all and any portion of WRI's shares of New ONEOK Common Stock including New ONEOK Common Stock obtainable upon conversion of Convertible Preferred Stock (the "Shares"), provided that such Demand Registration covers at least 25,000 shares. In addition, if New ONEOK proposes to register any New ONEOK Common Stock under the Securities Act for purposes of a primary, secondary or combined offering of such New ONEOK Common Stock to the public, WRI will have the right to have such number of Shares as WRI requests included in New ONEOK's registration statement (a "Piggy-Back Registration"). WRI has agreed not to make any sale, transfer or other disposition of shares of New ONEOK Common Stock except in compliance with the registration requirements of the Securities Act and the rules and regulations thereunder or in accordance with the Registration Rights Agreement.

  Notwithstanding the foregoing, New ONEOK will be entitled to delay such Demand Registration if the filing of such Demand Registration would: (1) in the good faith judgment of New ONEOK's Board of Directors, unreasonably impede, delay or otherwise interfere with any pending or contemplated financing, acquisition, corporate reorganization or other similar transaction, involving New ONEOK; (2) based upon advice from New ONEOK's investment banker or financial advisor adversely affect any pending or contemplated offering or sale of any class of securities by New ONEOK; or (3) in the good faith judgment of New ONEOK's Board of Directors, require disclosure of material, non-public information the disclosure of which would be materially harmful to the interests of New ONEOK and its shareholders. Such delay will be for a reasonable period of time not to exceed 90 days (in the case of (1) or (2)) or thirty days (in the case of (3)). New ONEOK may not exercise the right pursuant to clause (1) or (2) above to postpone or delay the filing of any Demand Registration more than twice in any twelve month period. In addition, where WRI seeks to exercise its right to a Piggy-Back Registration in connection with an underwritten offering of shares of New ONEOK Common Stock and the managing underwriter thereof reasonably advises New ONEOK, any holder of New ONEOK Common Stock intending to offer such New ONEOK Common Stock in a secondary or combined offering or WRI that (1) the inclusion in the registration statement of some or all of the shares of New ONEOK Common Stock requested to be registered by WRI creates a substantial risk that the price per share of New ONEOK Common Stock that New ONEOK or any holder thereof will derive from such registration will be materially and adversely affected or (2) that the total number of shares of New ONEOK Common Stock requested to be registered (including any shares of New ONEOK Common Stock sought to be registered at the request of New ONEOK and any other holder thereof and those sought to be registered by WRI) is greater than can be reasonably sold, New ONEOK will include in the registration statement such number of shares of New ONEOK Common Stock as such managing underwriter advises can be sold without such effect.

  Under the Registration Rights Agreement, New ONEOK will agree to bear all fees and expenses incident to New ONEOK's compliance with the Registration Rights Agreement (and to reimburse WRI, any sales or placement agent for the Shares and the underwriters thereof for any such fees and expenses incurred) including, without limitation, all fees and expenses: (1) in connection with the qualification of the registered shares for offering and sale under state securities or "blue sky" laws; (2) relating to the preparation, printing, distribution and reproduction of the registration statement, each prospectus, each amendment or supplement, certificates representing the Shares and all other documents to be prepared in connection with the Registration Rights Agreement; (3) of any escrow agent, transfer agent, registrar, custodian or attorney-in-fact appointed to act on behalf of WRI; (4) of New ONEOK's counsel, its independent public accountants and its other advisors and experts; (5) in connection with the listing of the Shares on the NYSE and any other stock exchange or national securities exchange; and (6) of counsel retained by WRI in connection with registration pursuant to the Registration Rights Agreement. WRI will pay all underwriting discounts and commissions and any capital gains, income or transfer taxes, if any, attributable to the sale of Shares.

RIGHTS AGREEMENT

  New ONEOK will, as of the Closing Date, adopt a Rights Agreement that is designed to protect New ONEOK shareholders from coercive or unfair takeover tactics. To implement the Rights Agreement, upon consummation of the Merger, New ONEOK's Board of Directors will declare a dividend distribution of one Right for each share of New ONEOK Common Stock outstanding at the record date and issued thereafter, subject to certain limitations. After the public announcement that a person or group has become the beneficial owner of 15% or more of all outstanding shares of New ONEOK Common Stock (other than as a result of a Permitted Offer (as defined below)) (any such person or group, an "Acquiring Person") or at the close of business on the tenth business day after the date of the commencement or announcement of a tender or exchange offer which would result in such person or group becoming an Acquiring Person (the earlier of such dates being the

"Distribution Date"), New ONEOK will issue separate Rights Certificates to each holder of New ONEOK Common Stock. At any time after the Distribution Date, each Right may be exercised to purchase from New ONEOK one one-hundredths of a share of New ONEOK Series C Preferred Stock, at a Purchase Price of $80 per one one-hundredths of such share, subject to adjustment.

  The Rights Agreement specifically excludes from the definition of an Acquiring Person, among other things, (i) any member of the Shareholder Group, but only to the extent of shares of New ONEOK Common Stock held or acquired by such Shareholder Group member in accordance with the Shareholder Agreement and provided that this exemption shall permanently expire at such time as the Ownership Percentage of WRI and its affiliates first falls below 10%; and (ii) any Transferee who acquires Beneficial Ownership of shares of New ONEOK Common Stock from the Shareholder Group pursuant to certain provisions of the Shareholder Agreement or who acquires Beneficial Ownership of less than 5% of the New ONEOK Common Stock in a public offering pursuant to the Shareholder Agreement, but only to the extent of shares of New ONEOK Common Stock acquired in accordance with the terms of the Shareholder Agreement (it being understood that any such Transferee shall become an Acquiring Person upon the concurrent or subsequent acquisition by such Transferee, or its Affiliates or Associates, of any additional shares of New ONEOK Common Stock if, after giving effect to such acquisition, and taking into account all shares beneficially owned by the Transferee including the shares acquired from the Shareholder Group, such Transferee would be an Acquiring Person but for the provisions of this clause
(ii)). See "The Shareholder Agreement--Restrictions on Transfer and
Conversion."

  A "Permitted Offer" is (i) a tender or exchange offer for all outstanding shares of New ONEOK Common Stock which is at a price and on terms determined, prior to the purchase of shares under such tender or exchange offer, by at least a majority of Disinterested Directors of New ONEOK to be adequate and otherwise in the best interests of New ONEOK, its shareholders and its other relevant constituencies (other than the Person or any Affiliate or Associate thereof on whose behalf the offer is being made), taking into account all factors that such Disinterested Directors may deem relevant and (ii) any tender or exchange offer required or permitted to be made by the Shareholder Group pursuant to, and in accordance with, the Shareholder Agreement.

  In the event that a Person or group becomes an Acquiring Person, then each Right not owned by the Acquiring Person will entitle its holder to purchase, within certain time periods and at the Right's then-current Purchase Price, shares of New ONEOK Common Stock (or, in certain circumstances, one one-hundredths of a share of Series C Preferred Stock) as shall equal the result obtained by (i) multiplying the then current Purchase Price by the then number of one one-hundredths of a share of New ONEOK Series C Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a Person becoming an Acquiring Person and (ii) dividing that product by 50% of the then current per share market price (as defined in the Rights Agreement) of New ONEOK Common Stock on the date of such first occurrence. If, after a Person becomes an Acquiring Person, New ONEOK is involved in a merger or consolidation with an Interested Stockholder or if in such merger or consolidation all holders of New ONEOK Common Stock are not treated alike, any other person, or it sells more than 50% of its assets or earning power, each Right will entitle the holder to purchase, at the Right's then-current Purchase Price, shares of common stock of the acquiring company as shall equal the result obtained by (i) multiplying the then current Purchase Price by the number of one one-hundredths of a Share of New ONEOK Series C Preferred Stock for which a Right is then exercisable and (ii) dividing the product by 50% of the then current per share market price of the Common Stock of such acquiring company. The Rights, which have no voting rights, expire no later than ten years from the date of the Rights Agreement. The New ONEOK Board may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights for New ONEOK Common Stock (or shares of other equity securities of New ONEOK, including one one-hundredths of a share of Series C Preferred Stock, with equivalent rights and privileges as New ONEOK Common Stock) at an exchange ratio of one share of New ONEOK Common Stock per Right, subject to adjustment, until such time as any Person, together with all affiliates and associates of such Person, has become the beneficial owner of 50% or more of the New ONEOK Common Stock then outstanding. The Rights may be redeemed by New ONEOK under certain circumstances at a purchase price of $0.01 per Right, subject to adjustment. The existence of the Rights may have the effect of delaying, deterring or preventing a takeover of New ONEOK.

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

          CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

  The following summary describes the material U.S. federal income tax consequences of the Merger to ONEOK and holders of ONEOK Common Stock who are citizens or residents of the United States. It does not discuss all the tax consequences that may be relevant to ONEOK shareholders in special tax situations (such as insurance companies, financial institutions, dealers in securities, tax exempt organizations or non-U.S. persons) or to ONEOK shareholders who acquired their shares of ONEOK Common Stock pursuant to the exercise of employee stock options or warrants, or otherwise as compensation. The summary also does not discuss tax consequences to holders of outstanding ONEOK warrants or stock options.

  Fried, Frank, Harris, Shriver & Jacobson, ONEOK's special counsel, is of the opinion, subject to the assumptions set forth below, that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (the "Tax Opinion"). It is a condition to the obligation of ONEOK to consummate the Transactions that ONEOK receive a tax opinion dated the Closing Date confirming that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code. This condition will not be waived by the Board of Directors of ONEOK.

  Under the reorganization provisions of the Code:

    (i) no gain or loss will be recognized by ONEOK as a result of the Merger;

    (ii) no gain or loss will be recognized by the shareholders of ONEOK upon their receipt in the Merger of New ONEOK Common Stock in exchange for their ONEOK Common Stock;

    (iii) the tax basis of New ONEOK Common Stock received in the Merger by a shareholder of ONEOK will be the same as the basis of such shareholder in the ONEOK Common Stock exchanged therefor; and

    (iv) the holding period for New ONEOK Common Stock received by a shareholder of ONEOK in the Merger will include the holding period of such shareholder in the ONEOK Common Stock exchanged therefor, provided that the ONEOK Common Stock is held as a capital asset at the Closing.

  The Tax Opinion is subject to and based upon certain assumptions, including
(i) the accuracy of certain representations, including representations customary for this type of transaction contained in certificates of WAI and ONEOK, and that the representations contained in such certificates would be true if given on and as of the Closing Date, (ii) that the Merger is consummated in accordance with the terms of the Agreement, and (iii) such other qualifications as are set forth therein. If any such representations are, or later become, inaccurate, the consequences of the Merger may be different than those described above. No ruling from the Internal Revenue Service concerning the tax consequences of the Merger has been requested, and the Tax Opinion will not be binding upon the Internal Revenue Service or the courts. If the Merger is consummated, and it is later determined that the Merger did not qualify as a tax-free reorganization, the shareholders of ONEOK would recognize taxable gain or loss in the Merger equal to the difference between the fair market value of the New ONEOK Common Stock they received and their basis in their ONEOK Common Stock exchanged therefor, and ONEOK would recognize taxable gain or loss equal to the difference between the fair market value of its assets and its basis in such assets, in each case as of the date of the Merger.

  THE DISCUSSION AND TAX OPINION ARE BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION AND THE TAX OPINION. NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER APPLICABLE STATE, LOCAL OR FOREIGN LAWS. ONEOK SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE POSSIBLE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

                         DESCRIPTION OF CAPITAL STOCK

  The summary of the terms of the stock of New ONEOK set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the New ONEOK Certificate that became effective May 16, 1997 and to the New ONEOK By-laws. The New ONEOK Certificate is attached hereto as Appendix E.

AUTHORIZED CAPITAL STOCK

  Under the New ONEOK Certificate, the total number of shares of all classes of stock that New ONEOK has authority to issue is 200 million shares, of which 100 million are shares of New ONEOK Common Stock and 100 million are shares of New ONEOK Preferred Stock. ONEOK has authority to issue 63,340,000 shares of which 60 million are shares of ONEOK Common Stock, 340,000 are shares of
preferred stock and 3 million are shares of preference stock. As of July   ,
1997, ONEOK had outstanding      shares of ONEOK Common Stock, and no shares
of preferred stock and preference stock.

  The additional shares of authorized stock available for issuance by New ONEOK might be issued at such times and under such circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of New ONEOK Common Stock. The ability of the New ONEOK Board to issue additional shares of stock could enhance the Board's ability to negotiate on behalf of the shareholders in a takeover situation but could also be used by the Board to make a change in control more difficult, thereby denying shareholders the potential to sell their shares at a premium and entrenching current management.

COMMON STOCK

  Subject to any preferential rights of any prior ranking class or series of capital stock, holders of shares of New ONEOK Common Stock will be entitled to receive dividends on such stock, payable either in cash, property or shares out of assets legally available for distribution when, as and if authorized and declared by the Board of Directors of New ONEOK and to share ratably in the assets of New ONEOK legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up. Subject to certain exceptions, New ONEOK will not be able to pay any dividend or make any distribution of assets on shares of New ONEOK Common Stock until dividends on any shares of preferred stock then outstanding with dividend or distribution rights senior to the New ONEOK Common Stock have been paid. Dividends on the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock are not cumulative to the extent not paid in full on each dividend payment date. See "Description of the Preferred Stock--Convertible Preferred Stock" and "Market Prices" for information regarding ONEOK's dividend history.

  Holders of New ONEOK Common Stock will be entitled to one vote per share on all matters voted on by the shareholders, including the election of directors. The New ONEOK Certificate does not provide for cumulative voting for the election of directors, which means that holders of more than one half of the outstanding shares of voting securities of New ONEOK will be able to elect all of the directors of New ONEOK then standing for election and holders of the remaining shares will not be able to elect any director.

  Shares of New ONEOK Common Stock issued to holders of outstanding shares of ONEOK Common Stock or to the Shareholder Group pursuant to the Transactions or upon the conversion of shares of Convertible Preferred Stock will be fully paid and nonassessable. As of the date of this Proxy Statement/Prospectus, no Oklahoma state statute imposed liabilities of New ONEOK (such as New ONEOK's liability towards its employees) upon the holders of New ONEOK Common Stock.

  The Board of Directors of New ONEOK may make rules and regulations concerning the transfer of shares of New ONEOK Common Stock from time to time, in accordance with the New ONEOK By-laws. Except for such rules and regulations and those restrictions to which WRI is subject under the Shareholder Agreement (see "The Shareholder Agreement--Restrictions on Transfer and Conversion"), there are no restrictions upon the alienability of New ONEOK Common Stock.

  Certain provisions of the Shareholder Agreement and certain provisions of the OGCA, the New ONEOK Certificate and the New ONEOK By-laws may discriminate against holders of New ONEOK Common Stock who own a substantial amount of the shares of New ONEOK Common Stock. See "The Shareholder Agreement" and "Comparative Rights of Holders of ONEOK and New ONEOK Capital Stock." Similarly, certain provisions of the New ONEOK Certificate and the New ONEOK By-laws may have the effect of delaying, deferring or preventing a change in control of New ONEOK with respect to an extraordinary corporate transaction, such as a merger, reorganization, tender offer, sale or transfer of substantially all of the assets of New ONEOK. See "Comparative Rights of Holders of ONEOK and New ONEOK Capital Stock."

  Holders of New ONEOK Common Stock will have no conversion, sinking fund or redemption rights.

PREFERRED STOCK

  The New ONEOK Board is authorized to issue shares of preferred stock, in one or more series or classes, and to fix for each such series or class the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or redemption, as are permitted by Oklahoma law and are as stated in the resolution or resolutions adopted by the Board providing for the issuance of shares of such series or class.

PREEMPTIVE RIGHTS

  No holder of any shares of any class of stock of New ONEOK will have any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock, provided, however, that under the Shareholder Agreement, the Shareholder Group has certain top-up rights to acquire additional New ONEOK shares under certain circumstances. See "The Shareholder Agreement--Top-Up Rights."

TRANSFER AGENT AND REGISTRAR

  The principal transfer agent and registrar for the New ONEOK Common Stock will be Liberty Bank & Trust Company of Oklahoma City, N.A., a transfer agent and registrar for ONEOK Common Stock.

                      DESCRIPTION OF THE PREFERRED STOCK

  The following summary of the terms of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Preferred Stock, is qualified in its entirety by reference to the Certificate of Designations of the Convertible Preferred Stock and the form of Certificate of Designations of the Series C Preferred Stock of New ONEOK, which are incorporated by reference herein and attached hereto as Appendix C and Exhibit A to Appendix E to this Proxy Statement/Prospectus, respectively. Capitalized terms used herein are in all cases used as defined in the Certificate of Designations of Convertible Preferred Stock and the form of Certificate of Designations of the Series C Preferred Stock of New ONEOK.

CONVERTIBLE PREFERRED STOCK

 Designation and Amount

  Twenty million shares of Series A Convertible Preferred Stock, and thirty million shares of Series B Convertible Preferred Stock will be authorized by the Board of Directors of New ONEOK.

  Both the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock will have a par value of $0.01 per share.

 Rank

  Except as otherwise provided by the Certificate of Designations of the Convertible Preferred Stock and except with respect to dividend rights (see "--Dividends" below), the Series A Convertible Preferred Stock will rank pari passu with the Series B Convertible Preferred Stock. With respect to dividend rights and distribution of assets upon liquidation, dissolution or winding up of the affairs of New ONEOK, the Convertible Preferred Stock will rank senior to shares of New ONEOK Common Stock, or any class of equity securities of New ONEOK which by its terms are junior to the Convertible Preferred Stock, and will not rank junior with respect to any class or series of preferred stock that may be issued by New ONEOK, unless the holders of 66 2/3 percent of the outstanding shares of the Convertible Preferred Stock consent to the creation of such class or any Security Convertible into shares of such class or series. In addition, New ONEOK has agreed under the Shareholder Agreement not to create, authorize or reclassify any authorized stock of New ONEOK into any class of capital stock ranking prior to the Convertible Preferred Stock. See "The Shareholder Agreement--Prohibition on Senior Securities."

 Dividends

  Preferential cash dividends will be payable or declarable quarterly on each share of Convertible Preferred Stock and shall not be cumulative to the extent not paid on any dividend payment date. Dividends on the Convertible Preferred Stock unpaid as of the dividend payment date for any dividend period shall permanently remain unpaid for such dividend period.

  The dividend amount on each share of Series A Convertible Preferred Stock, with respect to each dividend period on the New ONEOK Common Stock, will be equal to 1.5 times the dividend amount declared in respect of each share of New ONEOK Common Stock for such dividend period, as adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with comparable effect upon New ONEOK Common Stock. Following the fifth anniversary of the Closing Date, the dividend amount on each share of Series A Convertible Preferred Stock will be equal to 1.25 times the dividend amount declared in respect to each share of New ONEOK Common Stock for such dividend period, as adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with comparable effect upon New ONEOK Common Stock. In no event, however, will the aggregate annual dividend amount payable per share of Series A Convertible Preferred Stock at any time be less than $1.80 per share.

  The dividend amount on each share of Series B Convertible Preferred Stock will be equal to 1.25 times the dividend amount declared in respect of each share of New ONEOK Common Stock for each dividend period, as adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with comparable effect upon New ONEOK Common Stock. In no event, however, will the aggregate annual dividend amount declared in respect of each share of Series B Convertible Preferred Stock prior to the fifth anniversary of the Closing Date, be less than $1.50 per share and in no event will the aggregate annual dividend amount declared in respect of each share of Series B Convertible Preferred Stock following the fifth anniversary of the Closing Date, be less than $1.80 per share.

 Liquidation Preference

  The Liquidation Preference per share of Convertible Preferred Stock will be equal to that payable per share of New ONEOK Common Stock (as adjusted to reflect any stock split or similar events), assuming the conversion of all outstanding shares of Convertible Preferred Stock immediately prior to the event triggering such a Liquidation Preference, plus any dividends then due with respect to the Convertible Preferred Stock.

  Neither the merger or consolidation of New ONEOK into or with one or more other corporations, nor the voluntary sale, conveyance, exchange or transfer of all or substantially all of the property or assets of New ONEOK will be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of triggering a Liquidation Preference, unless such voluntary sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of the business of New ONEOK.

 Redemption

  In no event will shares of Convertible Preferred Stock be redeemable by New ONEOK.

 Conversion Rights

  After the occurrence of a Regulatory Change, holders of shares of Convertible Preferred Stock will have the right, at their option, to convert each such share into one fully paid and nonassessable share of New ONEOK Common Stock, as adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with comparable effect upon New ONEOK Common Stock. Conversion will, however, be automatic and mandatory upon the transfer of the beneficial ownership of any share of Convertible Preferred Stock to any person other than WRI or a WRI Affiliate. Such conversion will be at the same rate of exchange as that applicable to an optional conversion, described above.

  New ONEOK has agreed that, it will have at all times reserved and kept available, out of its authorized and unissued stock, shares of New ONEOK Common Stock in an amount sufficient for the conversion of all shares of Convertible Preferred Stock then outstanding.

 Anti-dilution Provisions

  The number of shares of New ONEOK Common Stock into which each share of Convertible Preferred Stock is convertible, the dividend amount payable on each share of such stock, and the Liquidation Preference attached to each share of such stock will be subject to adjustments for stock splits, stock dividends, reverse stock splits, or any transaction with comparable effect upon New ONEOK Common Stock.

 Voting Rights

  Holders of shares of Convertible Preferred Stock will be entitled to vote together with holders of shares of New ONEOK Common Stock, as a single class, with respect to (i) any proposal relating to the Opt-out Amendment; (ii) any proposed amendment to the New ONEOK Certificate or New ONEOK By-laws which would reasonably have the effect of modifying in any way the Opt-out Amendment or would reasonably cause New ONEOK to become subject to (a) the Control Share Acquisition Statute or (b) any other provisions which are substantially similar to the Control Share Acquisition Statute; and (iii) any transaction or series thereof which, if consummated, would constitute a Change in Control. With respect to such matters, each share of Convertible Preferred Stock will carry a number of votes equal to the number of votes carried in the aggregate by the number of shares of New ONEOK Common Stock issuable upon conversion of one share of Convertible Preferred Stock, in accordance with the Certificate of Designations of the Convertible Preferred Stock.

  Holders of Convertible Preferred Stock will not be entitled to vote in any election of directors to the Board of New ONEOK or on any matter submitted to New ONEOK shareholders other than the foregoing and other than as required by law.

 Certain Potential Anti-Takeover Effects of the Convertible Preferred Stock

  Although the issuance of shares of Convertible Preferred Stock to WRI in connection with the Transactions is not intended as an anti-takeover device, it should be noted that such issuance, the issuance of New ONEOK Common Stock into which the Convertible Preferred Stock is convertible or exchangeable together with the provisions of the Shareholder Agreement, may have certain anti-takeover implications. The combined effect of these issuances and the Shareholder Agreement may be to discourage or render more difficult a merger, tender offer or proxy contest involving New ONEOK, or to deter a third party from seeking to acquire control of New ONEOK. See "The Shareholder Agreement-- Voting" and "Comparative Rights of the Holders of ONEOK and New ONEOK Capital Stock."

SERIES C PREFERRED STOCK

  In connection with the New ONEOK Rights Agreement, the New ONEOK Board has established a series of Preferred Stock, designated as Series C Preferred Stock. A Certificate of Designations will be filed with the Secretary of State of the State of Oklahoma setting forth the determinations discussed below. Holders of the Series C Preferred Stock are entitled to receive, in preference to the holders of New ONEOK Common Stock, quarterly dividends payable in cash on the last day of each fiscal quarter of New ONEOK in each year, or such other dates as the New ONEOK Board deems appropriate, in an amount per share equal to the greater of (a) $1 or (b) subject to adjustment, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends, other than a dividend payable in New ONEOK Common Stock, payable with respect to New ONEOK Common Stock. The Series C Preferred Stock dividends are cumulative but do not bear interest. Shares of Series C Preferred Stock are not redeemable. Subject to adjustment, each share of Series C Preferred Stock entitles the holder thereof to 100 votes on all matters submitted to a vote of the New ONEOK shareholders and during a certain dividend default period, holders of the Series C Preferred Stock have other special voting rights. Upon any liquidation, dissolution or winding-up of New ONEOK, holders of Series C Preferred Stock are entitled to priority over the holders of shares of New ONEOK Common Stock or other junior ranking stock. No such shares of Series C Preferred Stock are outstanding; however, each holder of New ONEOK Common Stock will be granted the right to purchase one one-hundredths of a share of Series C Preferred Stock upon the happening of certain events, such as a hostile takeover attempt of New ONEOK, as described in the Rights Agreement. See "Other Agreements--Rights Agreement."

      COMPARATIVE RIGHTS OF HOLDERS OF ONEOK AND NEW ONEOK CAPITAL STOCK

GENERAL

  The rights of holders of ONEOK capital stock are currently governed by Delaware law and by the ONEOK Certificate and the ONEOK By-laws. If the Merger is consummated and becomes effective pursuant to the terms of the Agreement, the rights of former ONEOK shareholders who become New ONEOK shareholders pursuant to the Merger and other holders of New ONEOK Common Stock will consequently be governed by Oklahoma law and by the New ONEOK Certificate and the New ONEOK By-laws.

  The OGCA is modeled after and based on the DGCL and is generally amended from time to time to conform to amendments in the DGCL. Accordingly, the general corporate law applicable to holders of ONEOK capital stock and holders of New ONEOK capital stock is similar. In particular, the OGCA and the DGCL contain similar provisions with respect to: (1) amendments to Certificates of Incorporation and By-laws; (2) mergers, exchanges, consolidations and dissolutions; (3) dispositions of assets; (4) newly created directorships; (5) the removal of directors; (6) the power to call special meetings of shareholders; (7) the declaration of dividends; and (8) dissenters' rights.

  The provisions of the New ONEOK Certificate and the New ONEOK By-laws are based on and are generally identical to those of the ONEOK Certificate and the ONEOK By-laws except as contemplated by the Agreement and as described below. The Certificates of Incorporation and By-laws of ONEOK and New ONEOK contain similar provisions with respect to: number, liability, indemnification, election, resignation, replacement and removal of directors; board committees; requirement of approval of holders of 80% of outstanding voting power regarding adoption, amendment or repeal of By-laws and certain provisions of the Certificates of Incorporation; appointment and powers of officers; board and shareholder voting; fixing of shareholder record dates; and conduct of meetings.

  Several important distinctions exist between the New ONEOK Certificate and the New ONEOK By-laws, on the one hand, and the ONEOK Certificate and the ONEOK By-laws, on the other. First, the New ONEOK Certificate provides for an increased number of authorized shares of common and preferred stock in order to accommodate the transactions contemplated by the Agreement, the Shareholder Agreement and the other related agreements.

  Second, the New ONEOK Certificate as amended by the Certificate of Designations of the Convertible Preferred Stock and the Certificate of Designations of the Series C Preferred Stock provides that (a) any merger, consolidation or other business combination with or upon a proposal by a Related Person requires in addition to such approvals as are required by law, the approval of either two-thirds (66 2/3%) of the Applicable Shares (as defined below) not owned by such Related Person or a majority of New ONEOK's Independent Directors, provided, however, that this provision will not apply
(i) to any Related Person who becomes a Related Person pursuant to a single transaction in which such Related Person acquires 85% of the Applicable Shares then outstanding in a single transaction and (ii) to the Shareholder Group after the termination of the Shareholder Agreement to the extent the Shareholder Group acquires, in a single transaction, an amount of Applicable Shares equal to the difference between 85% of the then outstanding Applicable Shares and the amount of Applicable Shares held by the Shareholder Group at the time of termination of the Shareholder Agreement, provided, further, that for the purpose of the immediately preceding proviso, Applicable Shares owned by (i) persons who are directors and also officers of New ONEOK and (ii) employee stock plans, shall be excluded and (b) the authorized capital stock shall consist of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Preferred Stock. See "Description of the Preferred Stock." "Applicable Shares" means shares of New ONEOK entitled to vote as a single class with the New ONEOK Common Stock to approve the applicable Business Combination.

  Third, the New ONEOK By-laws contain a provision requiring the affirmative vote of 80% of the directors of New ONEOK in the election of a chief executive officer.

  Certain provisions of the New ONEOK Certificate and the New ONEOK By-laws and the OGCA, which except where otherwise noted are similar or identical to the ONEOK Certificate and the ONEOK By-laws and the DGCL, may have the effect of impeding the acquisition of control of New ONEOK by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by the New ONEOK Board. Such provisions, as described below, are designed to reduce the vulnerability of New ONEOK to an unsolicited proposal for the restructuring or sale of all or substantially all of the assets of New ONEOK or an unsolicited takeover attempt which does not provide that all New ONEOK outstanding shares will be acquired or which is otherwise unfair to New ONEOK shareholders.

CLASSIFIED BOARD OF DIRECTORS

  The New ONEOK Certificate provides that the New ONEOK Board be divided into three classes of directors, each comprising approximately one-third of the directors. The directors will serve staggered terms, with the terms of the directors initially in office expiring at the 1998, 1999 or 2000 annual meeting of shareholders. At each annual meeting, one class of directors will be elected for a term of three years and the directors in the other two classes will continue in office. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the Board in a relatively short period of time. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board. Under the New ONEOK Certificate, this provision may be amended or repealed only by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors.

REMOVAL OF DIRECTORS

  The New ONEOK Certificate provides that a director may be removed only for cause and only by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors. This provision makes it more difficult for shareholders to remove incumbent directors except upon a substantial affirmative vote.

BUSINESS COMBINATIONS

  As discussed above, the New ONEOK Certificate provides that any merger, consolidation or other business combination with or upon a proposal by a Related Person requires the approval of either two-thirds (66 2/3%) of the Applicable Shares not owned by such Related Person or a majority of New ONEOK's Independent Directors subject to certain exceptions. The OGCA, like the DGCL, provides that any merger or other business combination of New ONEOK with a 15% or greater shareholder or its affiliates (an "Interested Person") requires either (a) approval of the business combination by the holders of 66 2/3% of the shares not owned by such Interested Person and a majority of New ONEOK independent directors or (b) that, prior to becoming an Interested Person, the board of directors of the corporation approves either the business combination or the transaction which resulted in the person becoming an Interested Person.

CONTROL SHARE ACQUISITIONS

  Unlike the DGCL, the OGCA contains control share acquisition provisions. A "control share acquisition" is an acquisition of shares which has the result of increasing the voting power the acquiring person is entitled to exercise above certain thresholds. Once a control share acquisition is deemed to have occurred, the voting power of all of the control shares is reduced to zero unless and until the shareholders of the issuer approve a resolution restoring to the control shares the same voting rights they would have had before the control share acquisition was deemed to have occurred, subject to certain significant exceptions. Pursuant to the Agreement, ONEOK has agreed to cause New ONEOK after the Merger to submit to its shareholders for a vote at the earlier of the first annual meeting of New ONEOK to occur after the Merger Effective Time (provided that the Merger Effective Time shall have occurred at least 60 days prior to the annual meeting), or at a special meeting to be held no later than 120 days after the Merger Effective Time, a proposal for New ONEOK to amend the New ONEOK Certificate to provide for the Opt-out Amendment. Holders of Common Stock and Convertible Preferred Stock have the right to vote on such proposal. The effect of the Opt-out Amendment is that a third party who acquires Securities of New ONEOK above the applicable thresholds will not need to obtain a shareholder resolution in order to exercise all voting rights attributable to such Securities, as would otherwise be required by the Control Share Acquisition Statute.

RIGHTS AGREEMENT

  The rights under the ONEOK Rights Agreement will be redeemed pursuant to the Agreement. The Agreement further provides that New ONEOK will adopt the Rights Agreement and that the Transactions will not constitute a "Change of Control" for purposes of the Rights Agreement. Subject to certain conditions, members of the Shareholder Group and its transferees will not be considered "Acquiring Persons" within the meaning of the Rights Agreement as a result of acquisitions permitted under the Shareholder Agreement. The Rights Agreements provides, among other things, that New ONEOK shareholders other than the Acquiring Person will have the right to purchase additional shares of New ONEOK Common Stock at a discount of 50% of its market price upon the acquisition by a person or group of 15% or more of New ONEOK Common Stock. Upon the announcement under certain circumstances of a tender offer for New ONEOK Common Stock, the consummation of which would make the person or group an Acquiring Person, New ONEOK shareholders may exercise their rights in order to purchase one one-hundredths of a share of Series C Preferred Stock. See "Other Agreements--Rights Agreement."

  The foregoing summary does not purport to be complete or definitive and is qualified in its entirety by reference to the form of Certificate of Designations of the Convertible Preferred Stock, the Certificate of Incorporation, the By-laws of New ONEOK and the form of Rights Agreement. Copies of the form of Certificate of Designations of the Convertible Preferred Stock, the form of Rights Agreement and the New ONEOK Certificate are attached hereto as Appendices C, D and E, respectively.

                                 MARKET PRICES

  The shares of ONEOK Common Stock are listed and traded on the NYSE. The following sets forth the high and low trading prices per share of ONEOK Common Stock on the NYSE for the fiscal periods indicated as reported in published financial sources and the dividends paid per share for such fiscal periods:

                                                                      DIVIDENDS
                                                                      DECLARED
                                                     HIGH      LOW    PER SHARE
                                                     ----      ---    ---------
FISCAL YEAR 1995
  First Quarter..................................... 18        15 7/8   $0.28
  Second Quarter.................................... 18 3/8    16 7/8   $0.28
  Third Quarter..................................... 19 5/8    17 1/4   $0.28
  Fourth Quarter.................................... 23 7/8    18 3/4   $0.28
FISCAL YEAR 1996
  First Quarter..................................... 24 13/16  22       $0.29
  Second Quarter.................................... 23 7/8    20       $0.29
  Third Quarter..................................... 27 1/2    21 1/8   $0.30
  Fourth Quarter.................................... 28 7/8    24 3/8   $0.30
FISCAL YEAR 1997
  First Quarter..................................... 28 5/8    25 1/4   $0.30
  Second Quarter.................................... 30 7/8    26       $0.30
  Third Quarter..................................... 30 7/8    26       $0.30
  Fourth Quarter (through June 30, 1997)............ 32 1/4    30         --

  On December 11, 1996, the last full trading day prior to the first public announcement of the Transactions, the reported closing price per share of ONEOK Common Stock on the NYSE was $26 1/2. On June 30, 1997, the reported closing price per share of ONEOK Common Stock on the NYSE was $32 3/16. Shareholders are urged to obtain current market quotations for shares of ONEOK Common Stock.

                            SELECTED FINANCIAL DATA

  The financial data below sets forth selected historical financial data. This financial data should be read in conjunction with the historical consolidated financial statements, the notes thereto and "Management's Discussion and Analysis and Results of Operations" contained in the ONEOK Inc. 1996 Form 10-K, incorporated by reference herein, and of the Gas Business, included elsewhere in this Proxy Statement/Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Gas Business."

                  SELECTED HISTORICAL FINANCIAL DATA OF ONEOK

  The selected historical financial data presented below for each of the years in the five-year period ended August 31, 1996 has been derived from the consolidated financial statements of ONEOK Inc. and subsidiaries as they appeared in the ONEOK 1996 Form 10-K incorporated by reference herein. The selected historical financial data for the six months ended February 28, 1997 and February 29, 1996 is unaudited and derived from the unaudited consolidated condensed financial statements included in the ONEOK Quarterly Reports on Form 10-Q incorporated by reference herein; however, in the opinion of management, all adjustments which are of a normal recurring nature necessary for a fair presentation of the results of such periods have been made. The results of operations for the six months ended February 28, 1997 and February 29, 1996 are not necessarily indicative of the results to be expected for the entire fiscal year or any other interim period.

                                                                             AS OF AND FOR THE SIX
                           AS OF AND FOR THE YEARS ENDED AUGUST 31,              MONTHS ENDED
                         ------------------------------------------------  -------------------------
                                                                           FEBRUARY 28, FEBRUARY 29,
                           1996      1995      1994      1993      1992        1997         1996
                         --------  --------  --------  --------  --------  ------------ ------------
                                    (IN MILLIONS, EXCEPT RATIOS AND PER SHARE DATA)
Statement of Income
Data:
  Operating revenues.... $1,224.3  $  954.2  $  784.1  $  789.1  $  677.1    $  722.4     $  703.2
  Operating income
   before income taxes.. $  121.0  $  105.5  $   92.0  $   96.5  $   83.9    $   99.7     $   94.3
  Net income............ $   52.8  $   42.8  $   36.2  $   38.4  $   32.6    $   50.4     $   47.0
  Preferred stock
   dividends............ $    0.4  $    0.4  $    0.4  $    0.4  $    0.4    $    0.2     $    0.2
  Income available for
   common stock......... $   52.4  $   42.4  $   35.8  $   38.0  $   32.2    $   50.2     $   46.8
  Earnings per common
   share................ $   1.93  $   1.58  $   1.34  $   1.43  $   1.21    $   1.84     $   1.73
  Cash dividends paid
   per common share..... $   1.18  $   1.12  $   1.11  $   1.06  $   0.96    $   0.60     $   0.58
  Ratio of earnings to
   combined fixed
   charges and preferred
   stock dividend
   requirements (a).....     3.38x     2.77x     2.59x     2.51x     2.40x       5.50x        5.08x
Balance Sheet Data:
  Total assets.......... $1,219.9  $1,181.2  $1,148.1  $1,115.1  $1,069.9    $1,333.4     $1,259.5
  Long-term debt (b).... $  351.9  $  363.9  $  376.9  $  391.9  $  397.8    $  361.1     $  364.1
  Preferred stock....... $    9.0  $    9.0  $    9.0  $    9.0  $    9.0    $    9.0     $    9.0
  Total common equity... $  414.7  $  388.6  $  370.5  $  363.1  $  353.5    $  463.6     $  422.7

--------
(a) For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, "earnings" consists of net income plus interest charges, amortization of debt issue costs, and income taxes. "Fixed charges" consists of interest charges and the amortization of debt issue costs. "Preferred dividend requirements" consists of the pre-tax preferred dividend requirement.
(b) Includes the current portion of long-term debt.

            SELECTED HISTORICAL FINANCIAL DATA OF THE GAS BUSINESS

  The selected historical financial data presented below for each of the years in the five-year period ended August 31, 1996 and for the interim six-month periods ended February 28, 1997 and February 29, 1996 have been derived from the Gas Business' records. In the opinion of management, all adjustments which are of a normal recurring nature necessary for a fair presentation of the results of such periods have been made for the interim six months ended February 28, 1997 and February 29, 1996. The results of operations for the six months ended February 28, 1997 and February 29, 1996 are not necessarily indicative of the results to be expected for the entire fiscal year or any other interim period.

                                 AS OF AND FOR THE               AS OF AND FOR THE
                               YEARS ENDED AUGUST 31,            SIX MONTHS ENDED
                         ----------------------------------- -------------------------
                                                             FEBRUARY 28, FEBRUARY 29,
                          1996   1995    1994   1993   1992      1997         1996
                         ------ ------  ------ ------ ------ ------------ ------------
                                                (IN MILLIONS)
Statement of Income
Data:
  Operating revenues.... $720.8 $515.0  $598.9 $540.5 $411.9    $544.7       $418.2
  Operating income
  before income taxes... $ 35.9 $  1.2  $ 27.5 $ 40.0 $  5.2    $ 58.9       $ 37.7
  Net income (loss)..... $ 19.3 $ (1.0) $ 16.3 $ 29.6 $  8.0    $ 32.9       $ 20.8
Balance Sheet Data:
  Total assets.......... $773.2 $707.7  $641.9 $607.9 $527.6    $884.8
  Equity in net assets
  acquired.............. $532.5 $487.8  $438.7 $404.3 $345.8    $594.3
  Long-term debt........ $ 35.0 $ 35.0  $ 35.0 $ 35.0 $ 35.0    $ 35.0

                               THE GAS BUSINESS

GENERAL

  The Gas Business is comprised primarily of the following four components:
WRI's local natural gas distribution division which is subject to rate-regulation (the "LDC"); MCMC, a Kansas subsidiary of WRI that engages primarily in intrastate gas transmission, as well as gas wheeling, parking, balancing and storage services, and is also subject to rate-regulation; Westar, a Kansas non-regulated indirect subsidiary of WRI that engages primarily in marketing and selling natural gas to small and medium-sized commercial and industrial customers; and Westar Gas Company ("Westar Gas Company"), a Delaware non-regulated subsidiary of Westar that engages in extracting, processing and selling natural gas liquids.

  WRI has been involved in the gas industry for more than fifty years. WRI organized Westar, a Kansas corporation, in 1988; Westar Gas Company, a Delaware corporation, in 1992; and MCMC, a Kansas corporation, in 1995.

  Prior to the Transactions, the Gas Business has been operated as an integrated part of WRI's overall business and had not been separated from WRI's other operations for managerial, accounting, administrative or other purposes. See Notes 1 and 3 of Notes to the Financial Statements of the Gas Business.

LDC

  The LDC supplies natural gas at retail to approximately 650,000 customers in 362 communities and at wholesale to eight communities and two utilities in Kansas and Oklahoma. The natural gas systems of the LDC consist of distribution systems in both states which purchase natural gas from various suppliers that is transported by intrastate and interstate pipeline companies.

  In compliance with orders of the KCC and OCC applicable to all natural gas utilities, the LDC has established priority categories for service to its natural gas customers. The highest priority is for residential and small commercial customers and the lowest for large industrial customers.


  The percentage of retail natural gas deliveries and operating revenues for fiscal year 1996 by state were as follows:

                                                                         TOTAL
                                                              TOTAL     NATURAL
                                                             NATURAL      GAS
                                                               GAS     OPERATING
                                                            DELIVERIES REVENUES
                                                            ---------- ---------
     Kansas................................................    96.4%     95.7%
     Oklahoma..............................................     3.6%      4.3%

  LDC's natural gas deliveries by customer type for the last three fiscal years were as follows:

                                                  1996    1995   1994(1)
                                                 ------- ------- -------
                                                       (THOUSANDS OF MCF)
     Residential................................  60,174  54,000  85,125
     Commercial.................................  22,497  20,622  35,724
     Industrial.................................     504     552     819
     Opportunity gas............................  18,563  10,926     --
     Other......................................      53      24      34
     Transportation.............................  46,516  49,772  60,010
                                                 ------- ------- -------
       Total.................................... 148,307 135,896 181,712
                                                 ======= ======= =======

  LDC's natural gas revenues by customer type for the last three fiscal years were as follows:

                                               1996     1995     1994(1)
                                             -------- -------- --------
                                                   (DOLLARS IN THOUSANDS)
     Residential............................ $326,366 $251,568 $449,560
     Commercial.............................  113,676   86,556  174,760
     Industrial.............................    3,114    3,016    4,688
     Opportunity gas........................   37,463   15,232      --
     Other..................................    2,565    2,949   17,785
     Transportation.........................   22,590   21,842   25,916
                                             -------- -------- --------
       Total................................ $505,774 $381,163 $672,709
                                             ======== ======== ========

--------
(1) Information includes deliveries and revenues prior to the sales of the Missouri Properties effective January 31, and February 28, 1994.

MCMC

  MCMC provides the LDC and others with no-notice natural gas transportation, wheeling, parking, balancing and storage services. The pricing of these services is based, with respect to the LDC, on a long-term contract and, with respect to third parties, on prevailing market conditions.

  Under a long-term arrangement, LDC provides and manages the field operations and various administrative and general needs of MCMC.

  MCMC's natural gas revenues for the 1996 fiscal year and the 1995 fiscal year were approximately $5,567,000 and $673,000, respectively. Commercial operations began on July 1, 1995.


Westar

  Westar was formed in 1988 to pursue natural gas marketing opportunities.

  Gas marketing sales for the following fiscal years were:

                                                            1996   1995   1994
                                                           ------ ------ ------
     Volume (Bcf).........................................  95.53  77.86  59.78
     Amount (millions).................................... $  191 $  121 $  123
     Average price (per Mmbtu)............................ $1.999 $1.554 $2.058

Westar Gas Company

  Westar Gas Company owns and operates the Minneola Gas Processing Plant ("Minneola") in Ford County, Kansas. Minneola extracts liquids from natural gas provided by outside producers and sells the residue gas to third party marketers.

  Westar Gas Company, through its participation in various joint ventures, owns a 34.4% beneficial interest in the Indian Basin Processing Plant ("Indian Basin") near Artesia, New Mexico. ONEOK also owns an 8.0% beneficial interest in Indian Basin. Indian Basin is operated by Marathon Oil and extracts natural gas liquids for third party producers.

  Westar Gas Company's share of natural gas liquid sales and residue gas sales from Minneola and Indian Basin, including intercompany transactions, for the last three fiscal years are as follows :

                                                         1996    1995    1994
                                                        ------- ------- -------
Liquids (Mgal).........................................  57,048  50,892  38,789
Liquids (thousands).................................... $13,895 $ 9,540 $ 8,390
Average price per gallon............................... $ 0.244 $ 0.188 $ 0.216
Average production cost per gallon..................... $ 0.149 $ 0.101 $ 0.109
Residue gas (Mmcf).....................................   1,809     --      --
Residue gas (thousands)................................ $ 3,205     --      --
Average price per Mcf.................................. $ 1.772     --      --

PRINCIPAL PRODUCTS PRODUCED AND SERVICES RENDERED

LDC

  K System: The LDC's K System distributes natural gas at retail to approximately 518,000 customers located in central and eastern Kansas and northeastern Oklahoma with natural gas transported through interstate pipeline systems. The principal market areas include Wichita, Kansas City and Topeka, Kansas, and Bartlesville, Oklahoma.

  T System: The LDC's T System serves approximately 130,000 customers in central and north central Kansas with natural gas transported through MCMC. The principal market areas include Salina, Manhattan, Junction City and Hutchinson, Kansas.

MCMC

  MCMC provides the LDC and others with no-notice natural gas transportation, wheeling, parking, balancing and storage services. The pricing of these services is based, with respect to the LDC, on a long-term contract and, with respect to third parties, on prevailing market conditions.

Westar

  Westar purchases and markets natural gas to approximately 925 customers located in Kansas, Missouri, Nebraska, Colorado, Oklahoma, Iowa, Wyoming and Arkansas. Westar purchases natural gas under both long-term and short-term contracts from producers and operators in the Hugoton, Arkoma and Anadarko gas basins. Westar engages in certain transactions to hedge natural gas prices in its gas marketing activities.

Westar Gas Company

  Westar Gas Company owns and operates Minneola which extracts gas liquids from natural gas flows provided by third-party producers. A portion of the residue gas is sold to Westar. Westar Gas Company also owns, through its participation in various joint ventures, a 34.4% beneficial interest in Indian Basin. Indian Basin extracts gas liquids from natural gas flows provided by third-party producers.

SOURCE AND AVAILABILITY OF RAW MATERIAL

LDC

  K System: The LDC has transportation agreements for delivery of gas which have terms varying in length from one to twenty years with the following non-affiliated pipeline transmission companies: Williams Natural Gas Company ("WNG"), Kansas Pipeline Partnership ("KPP"), Panhandle Eastern Pipeline Company

("Panhandle"), and various other interstate and intrastate pipelines. The volumes reported under these agreements in fiscal years 1996, 1995 and 1994 were as follows:

                                                                  TRANSPORTATION
                                                                     VOLUMES
                                                                     (BCF'S)
                                                                  --------------
                                                                  1996 1995 1994
                                                                  ---- ---- ----
       WNG....................................................... 72.3 59.8 56.6
       KPP.......................................................  7.2  7.3  7.2
       Panhandle.................................................  1.2  1.0  0.8
       Others....................................................  3.8  1.8  3.7

  The LDC purchases all the natural gas it sells to K System customers directly from producers and marketers of natural gas. The LDC purchases this gas under contracts expiring at various times. The LDC purchased approximately
71.3 Bcf or 84.4%, 53.8 Bcf or 77.0% and 49.3 Bcf or 72.2% of its natural gas supply from these sources in fiscal years 1996, 1995 and 1994, respectively. Approximately 85.3 Bcf of natural gas is made available annually under these contracts which extend to the year 2005.

  The LDC purchases the remaining natural gas requirements for the K System from intrastate pipelines and from spot market suppliers under short-term contracts. These sources totaled 4.7 Bcf, 3.7 Bcf and 6.2 Bcf for fiscal years 1996, 1995 and 1994 representing 5.5%, 5.2% and 9.1% of the K System requirements, respectively.

  In October 1994, the LDC executed a long-term gas purchase contract ("Base Contract") and a peaking supply contract with Amoco Production Company ("Amoco") for the purpose of meeting the requirements of the customers served from the LDC's K System over the WNG pipeline system. The LDC anticipates that the Base Contract will supply between 50% and 65% of the LDC's demand served by the WNG pipeline system. Amoco is one of various suppliers over the WNG pipeline system and if this contract were canceled, management believes gas supplied by Amoco could be replaced with gas from other suppliers. Gas available under the Amoco contract is also available for sale by the LDC to other parties and sales are recorded as opportunity gas sales.

  The LDC also purchases natural gas from KPP under contracts expiring at various times. These purchases were approximately 5.1 Bcf or 6.1%, 5.3 Bcf or 7.5% and 4.4 Bcf or 6.4% of its natural gas supply in fiscal years 1996, 1995 and 1994, respectively.

  During fiscal years 1996, 1995 and 1994, approximately 3.4 Bcf, 7.1 Bcf and
8.4 Bcf of natural gas, respectively, were transferred from the LDC's T System to serve a portion of the demand for the K System. These system transfers represented 4.0%, 10.3% and 12.3% for fiscal years 1996, 1995 and 1994, respectively, of the K System supply.

  The average wholesale cost per thousand cubic feet (Mcf) purchased for the K System was $3.06, $2.80 and $3.23 for fiscal years 1996, 1995 and 1994, respectively. The increase in total average cost per Mcf in 1996 over 1995 reflects increases in pricing on the spot market.

  T System: Natural gas for the LDC's T System is purchased from a combination of direct wellhead production, from the outlet of natural gas processing plants, and from natural gas marketers and production companies. Such purchases are transported entirely through Gas Business owned transmission lines in Kansas.

  Natural gas purchased for the LDC's T System customer requirements is transported and/or stored by MCMC. The LDC retains a priority right to capacity on MCMC necessary to serve the T System customers. The LDC has the opportunity to negotiate for the purchase of natural gas with producers or marketers utilizing MCMC services, which increases the potential supply available to meet T System customer demands.

  During the fiscal year ended August 31, 1996, the LDC purchased approximately 9.5 Bcf of natural gas through the spot market. These purchases represented approximately 50.6% of the LDC's T System requirements during that period. These requirements were previously served under a long-term contract with Mesa Operating Limited Partnership. Purchases under this agreement for the fiscal years ended August 31, 1995 and 1994 were 13.7 Bcf and 16.6 Bcf, respectively, constituting 57.2% and 60.1%, respectively, of the LDC's System requirements during such periods.

  The Spivey-Grabs field in south-central Kansas supplied approximately 4.2 Bcf, 4.7 Bcf, and 4.8 Bcf of natural gas for the fiscal years ended August 31, 1996, 1995 and 1994, respectively, constituting 22.4%, 19.7% and 17.4%, respectively, of the T System's requirements during such periods. Such natural gas is supplied pursuant to contracts with producers in the Spivey-Grabs field, most of which are for the life of the field. Based on a reserve study performed by an independent petroleum engineering firm in 1995, significant quantities of gas are expected to be available from the Spivey-Grabs field until at least 2015.

  Other sources of gas included purchases from natural gas marketers which were transported through interstate pipelines for the T System requirements. These purchases were approximately 2.9 Bcf or 15.6%, 3.0 Bcf or 12.7%, and 3.7 Bcf or 13.2% for the fiscal years ended August 31, 1996, 1995 and 1994, respectively. The remainder of the supply for the T System for the fiscal years ended August 31, 1996, 1995 and 1994 of 2.1 Bcf, 2.5 Bcf and 2.6 Bcf representing 11.4%, 10.4% and 9.3%, respectively, was purchased directly from producers or gathering systems.

  For the fiscal years ended August 31, 1996, 1995 and 1994, approximately 3.4 Bcf, 7.2 Bcf and 8.4 Bcf, respectively, of the total T System supply was transferred to the LDC's K System. See "--Principal Products Produced and Services Rendered--LDC--K System."

  The T System's average wholesale cost per Mcf purchased for the fiscal years ended August 31, 1996, 1995 and 1994 were as follows:

                         NATURAL GAS SUPPLY--T SYSTEM

                            (AVERAGE COST PER MCF)

                                                            1996  1995     1994
                                                            ----- -----    -----
      Mesa-Hugoton Contract................................ $ --  $1.45(1) $1.90
      Other................................................  2.34  2.75     2.87
        Total Average Cost.................................  2.34  2.00     2.29

--------
(1) The Mesa-Hugoton Contract expired in May 1995.

  The load characteristics of the LDC's natural gas customers creates relatively high volume demand on the T System during cold winter days. To meet anticipated peak day service to high priority customers, the Gas Business owns and operates and has under contract natural gas storage facilities.

SEASONAL VARIATIONS OF BUSINESS

  Natural gas sales may be affected by changes in the following: weather conditions, the regulatory environment, competition from alternative energy and fuel sources, energy conservation efforts and the overall economy of the Gas Business' service area. The LDC's gas sales are higher during the winter peak periods as compared to other seasons of the year.

  The Gas Business stores gas in underground storage for delivery to customers during periods of higher demand. Inventories of stored gas are typically near maximum level immediately prior to the winter months and are reduced to much lower levels by the end of the winter season. Inventories are increased from time to time as the needs of the Gas Business warrant.

DEPENDENCE UPON A LIMITED NUMBER OF CUSTOMERS

  Revenues from no single customer accounted for more than five percent of the Gas Business' total operating revenue in fiscal year 1996.

COMPETITIVE CONDITIONS

LDC

  Of the Gas Business' consolidated revenue, revenue from the LDC represented approximately 70.2%, 74.0% and 77.8% for the fiscal years ended August 31, 1996, 1995 and 1994, respectively.

  The LDC provides natural gas sales service to its customers primarily for heating and cooking. Competition has been experienced from other energy marketers and suppliers. The principal means to compete against alternative fuels is lower prices. Natural gas continues to maintain its price advantage in residential, commercial and industrial markets. The LDC has also experienced competition from other pipelines for the transportation of natural gas to large commercial and industrial end-users. The LDC offers various incentive and economic development rates to remain competitive and retain this transportation revenue.

  The KCC has recently initiated an informal investigation into the possible unbundling of the residential gas market in the State of Kansas. It is anticipated that this informal investigation will become a formal KCC docket matter and that a subsequent KCC order will be issued within the next one to three years. Residential unbundling represents the final step in a process of transferring gas merchant activity from the utility company to the customer. At present, only industrial and large commercial customers have participated in gas merchant activity.

  In May, 1996, the OCC commenced a Notice of Inquiry into unbundling the gas utility industry. Numerous meetings between the industry and the OCC staff followed, and after a public hearing in December, the OCC voted to proceed with a rulemaking to establish the procedures for such unbundling. On February 18, 1997, the OCC issued a Notice of Intent to Solicit Proposed Rules relating to such unbundling. The final order with respect to unbundling has not yet been issued, nor has a notice of proposed rulemaking been filed. In addition to the OCC action, there is also a bill pending in the Oklahoma legislature which proposes to deregulate the transportation of natural gas under certain competitive conditions and remove it from the OCC jurisdiction and authority.

MCMC

  Of the Gas Business' consolidated revenue, revenue from MCMC, excluding intercompany transactions, represented approximately 0.8% and 0.1% for the fiscal years ended August 31, 1996 and 1995, respectively.

  To capitalize on opportunities in the non-regulated natural gas industry, WRI established MCMC on July 1, 1995. At MCMC's inception, WRI contributed certain natural gas transmission assets having a net book value of approximately $50 million to MCMC. MCMC provides no notice natural gas transportation, wheeling, parking, balancing and storage services to the LDC and others.

  MCMC competes directly with the various interstate pipelines within Kansas including Northern Natural Gas Company, Panhandle, WNG, ANR and Natural Gas Pipe Line of America. In 1996, MCMC completed construction of a 55,000 Mcf per day connection with Anadarko Petroleum Corporation gathering system located in Morton County, Kansas.

Westar

  Of the Gas Business' consolidated revenue, revenue from Westar represented approximately 26.4%, 23.6% and 20.6% for fiscal years ended August 31, 1996, 1995 and 1994, respectively.

  Westar competes with numerous other gas marketers, which vary in size and affiliation. The gas marketing business is very competitive, although Westar's potential market is growing because local distribution companies are further unbundling their services. This will allow more of their customers the option to purchase their own gas, increasing Westar's potential customer base.

Westar Gas Company

  Of the Gas Business' consolidated revenue, revenue from Westar Gas Company represented approximately 2.6%, 2.3% and 1.6% for the fiscal years ended August 31, 1996, 1995 and 1994, respectively.

  Westar Gas Company owns and operates Minneola and has, through its participation in various joint ventures, a 34.4% beneficial interest in Indian Basin. The natural gas liquids extracted by both plants are used as a petrochemical feedstock, for rural residential heating and cooking and for motor fuel production. The industry as a whole operates substantial numbers of such plants, many owned by large integrated oil and gas companies. The production costs of such liquids generally depends on the market price of the natural gas being processed and the underlying contracts.

MATERIAL EFFECTS OF ENVIRONMENTAL CONTROL COMPLIANCE

  The Gas Business has been associated with 12 former manufactured gas sites located in Kansas which may contain hazardous materials subject to control and remediation under various environmental laws and regulations. WRI and the KDHE entered into a consent agreement governing all future work at the 12 sites. The terms of the consent agreement will allow the Gas Business to investigate these sites and set remediation priorities based upon the results of the investigations and risk analysis. The prioritized sites will be investigated over a 10-year period. The agreement allows the Gas Business to set mutual objectives with the KDHE in order to expedite effective response activities and to control costs and environmental impact. The costs incurred for site investigation and risk assessment through August 31, 1996 have been minimal. In accordance with the terms of the Agreement, ownership of these 12 sites will be contributed to New ONEOK. See "Other Agreements--Environmental Indemnity Agreement" for a description of the agreement between ONEOK and WRI relating to environmental costs and liability in connection with certain of these sites.

NUMBER OF PERSONS EMPLOYED

  The Gas Business had 1,575 employees allocated to its operations as of August 31, 1996. The Gas Business did not experience any strikes or work stoppages during 1996. The Gas Business has contracts with four unions representing approximately 595 employees. Three of these contracts were negotiated in 1996 and will expire on June 4, 1998. A replacement for the fourth contract, which will expire on June 30, 1997, is currently being negotiated.

DESCRIPTION OF PROPERTY

LDC

  The LDC assets consist of approximately 10,000 miles of pipeline, related gauges, meters and other measuring equipment and tangible personal property.

  The LDC has contracted with MCMC for underground gas storage of a working storage capacity of 2.08 Bcf. This contract enables the LDC to supply customers up to 85 Mcf per day of gas supply to meet winter peaking requirements.

  The LDC has contracted with WNG for additional underground storage in the Alden field in Kansas. The contract, expiring March 31, 1998, enables the LDC to supply customers with up to 75 Mcf per day of gas supply during winter peak periods.

  The LDC's transmission and storage facility compressor stations, all located in Kansas, as of August 31, 1996, are as follows:

                                                                 MFR RATINGS OF
                                                                 MCF/HR CAPACITY
                             DRIVING   YEAR    TYPE OF  MFR. HP.  AT 14.65 PSIA
          LOCATION            UNITS  INSTALLED   FUEL   RATINGS  AT 60(degrees)F
          --------           ------- --------- -------- -------- ---------------
Bison.......................     1     1951      Gas       440          316
Hope........................     1     1970    Electric    600           44
Manhattan...................     1     1963    Electric    250          313
Marysville..................     1     1964    Electric    250          202
McPherson...................     1     1972    Electric  3,000        7,040
Pratt.......................     3   1963-1983   Gas     1,700        3,145

MCMC

  MCMC's assets consist of approximately 1,000 miles of pipeline, related gauges, meters and other measuring equipment and tangible personal property. The storage assets consist of 1.8 Bcf of reservoir storage and 2.2 Bcf of imbedded salt dome storage.

  MCMC's transmission and storage facility compressor stations, all located in Kansas, as of August 31, 1996, are as follows:

                                                                        MFR
                                                                     RATINGS OF
                                                                       MCF/HR
                                                                    CAPACITY AT
                                                                     14.65 PSIA
                                 DRIVING   YEAR    TYPE OF  MFR HP       AT
            LOCATION              UNITS  INSTALLED   FUEL   RATINGS 60(degrees)F
            --------             ------- --------- -------- ------- ------------
Abilene.........................     4     1930      Gas     4,000      5,920
Brehm Storage...................     2     1982      Gas       800        486
Calista.........................     3     1987      Gas     4,400      7,490
Hutchinson......................     2     1989      Gas     1,600        707
Minneola........................     5   1952-1978   Gas     9,650     14,018
Spivey..........................     4   1957-1964   Gas     7,200      1,368
Ulysses.........................    12   1949-1981   Gas    17,430      6,667
Yaggy Storage...................     3     1993    Electric  7,500      5,000

Westar

  Westar purchases and markets natural gas in Kansas, Missouri, Nebraska, Colorado, Oklahoma, Iowa, Wyoming and Arkansas. Westar engages in certain transactions to hedge natural gas prices in its gas marketing activities.

Westar Gas Company

  Westar Gas Company owns and operates Minneola with a capacity of 25 Mcf per day and owns, through its participation in various joint ventures, a 34.4% beneficial interest in Indian Basin, which has a 100% capacity of 217 Mcf per day.

OTHER INFORMATION

Quantities of Oil and Gas Produced

  The net quantities of oil and natural gas produced and sold by the Gas Business, including intercompany transactions, for the last three fiscal years were as follows:

                                                           1996   1995   1994
                                                          ------ ------ ------
     Oil (BBLS)..........................................  8,813 12,242 12,861
     Gas (Mcf)...........................................    132    163    217

Average Sales Price and Production (Lifting) Costs

  Average sales prices and lifting costs for the last three fiscal years are as follows:

                                                           1996   1995   1994
                                                          ------ ------ ------
     Average Sales Price (1)
       Per BBL of oil.................................... $18.78 $15.77 $16.84
       Per Mcf of gas....................................   2.03   1.57   1.25
     Average Lifting Costs Per equivalent barrel of oil
     and gas (2).........................................   6.56   6.97   6.52

--------
(l) In determining the average sales price of oil and gas, sales to affiliated companies were recorded on the same basis as sales to unaffiliated customers.
(2) For the purpose of calculating the average lifting cost per equivalent barrel of production, natural gas was converted to a liquid equivalent using six Mcf of natural gas to one barrel of oil. Lifting costs do not include depreciation or depletion.

WELLS AND DEVELOPED ACREAGE

  The table below illustrates gross new wells in which Westar has a working interest at August 31, 1996 and does not include wells in which Westar has royalty or overriding royalty interests.

                                               OIL  GAS
                                               --- -----
            Gross wells....................... 1.0 27.00
            Net wells......................... 0.3 19.45

LEGAL PROCEEDINGS

Bishop Contracts

  Subject to the approval of the KCC, WRI entered into five new gas supply contracts with certain entities affiliated with The Bishop Group, Ltd. (the "Bishop entities") which are currently regulated by the KCC. A contested hearing was held for the approval of those contracts. While the case was under consideration by the KCC, the FERC issued an order under which it extended jurisdiction over the Bishop entities. On November 3, 1995, the KCC stayed its consideration of the contracts between WRI and the Bishop entities until the FERC takes final appealable action on its assertion of jurisdiction over the Bishop entities.

  On June 28, 1996, the KCC issued its order by dismissing WRI's application for approval of the contracts and of recovery of the related costs from its customers. WRI appealed this ruling and on January 24, 1997, the Kansas Court of Appeals reversed the KCC order and upheld the contracts and WRI's recovery of related costs from its customers was approved by operation of law.

KPP Contracts

  On November 27, 1996, the KCC issued a Suspension Order and on December 3, 1996, an order which suspended, subject to refund, the Gas Business' ability to recover costs related to purchases from KPP included in the Cost of Gas Rider (the "COGR"). On April 4, 1997, the KCC issued its order setting a procedural schedule in this matter. Under the schedule established by the KCC, the Staff of the KCC filed its testimony on April 4, 1997 but did not quantify the amount of any proposed disallowance. Hearings are scheduled for May 27-28, 1997 and June 3-6, 1997 with a decision from the KCC expected in late July 1997.

Other

  On January 17, 1997, a lawsuit was filed in Wyandotte County, Kansas, District Court (Wells & Western Resources, et al) alleging negligence on the part of the LDC and several other parties in connection with carbon monoxide poisoning in a residence and claiming damages in excess of $50,000. The claim is currently under investigation, but it does not currently appear to WRI that resolution of the claim will result in any material impact on its financial results.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                      OPERATIONS OF THE WRI GAS BUSINESS

  The Gas Business is comprised primarily of the following four components: the LDC which is subject to rate-regulation; MCMC, a Kansas subsidiary of WRI that engages primarily in intrastate gas transmission, as well as gas wheeling, parking, balancing and storage services, and is also subject to rate-regulation; Westar, a Kansas non-regulated indirect subsidiary of WRI that engages primarily in marketing and selling natural gas to small and medium-sized commercial and industrial customers; and Westar Gas Company, a Delaware non-regulated subsidiary of Westar that engages in extracting, processing and selling natural gas liquids. Because the LDC and MCMC are regulated entities (the "Regulated Entities"), and Westar and Westar Gas Company are non-regulated entities (the "Non-Regulated Entities"), they have been treated separately below.

  The accounting policies followed for the Gas Business are in accordance with generally accepted accounting principles. The regulated operations of the Gas Business being contributed are accounted for under the provisions prescribed by Statement of Financial Accounting Standards No. 71 "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71") and are subject to regulation by the KCC, the OCC and the FERC. SFAS 71 sets forth the application of generally accepted accounting principles for those companies whose rates are established by or are subject to approval by an independent third-party regulator. The provisions of SFAS 71 require, among other things, that financial statements of a regulated enterprise reflect the actions of regulators, where appropriate. These actions may result in the recognition of revenues and expenses in time periods that are different than non-regulated enterprises. When this occurs, costs are deferred as assets in the balance sheet (regulatory assets) and recorded as expenses when those amounts are reflected in rates. Also, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for recovery of costs that are expected to be incurred in the future (regulatory liabilities).

                      RESULTS OF CONSOLIDATED OPERATIONS

  Net income for the Gas Business for the fiscal year ended August 31, 1996 (the "1996 Fiscal Year") was $19.3 million compared to a net loss of $1.0 million for the fiscal year ended August 31, 1995 (the "1995 Fiscal Year"). The increase in net income from the 1995 Fiscal Year to the 1996 Fiscal Year is attributable primarily to the LDC's increased sales volumes resulting from colder winter temperatures, higher "opportunity gas" (as defined below) sales volumes due to the inclusion of twelve months of opportunity gas sales in the 1996 Fiscal Year as opposed to seven months in the 1995 Fiscal Year, the Fiscal Year in which opportunity gas sales began, and Westar's increased sales volumes attributable to continuing marketing efforts.

  "Opportunity gas" means gas supplied to the LDC under contract that is not required for customer sales and that is either stored for future allocation by the LDC or, more typically, resold by the LDC to its non-traditional customers such as gas marketers and end-users. Seventy-five percent of profits on opportunity gas sales are passed on to customers while the remaining twenty-five percent is retained as revenue to the LDC. Due to the nature of opportunity gas sales, profits on such sales are minimal.

  The following is an explanation of significant variations in 1996 financial results for the consolidated operations of the Gas Business from prior year results broken down in terms of operating revenues, operating expenses, liquidity and capital resources and certain other matters.

                              OPERATING REVENUES

  The operating revenues of the Gas Business are determined in large part by sales volumes, which fluctuate with seasonal weather conditions, and rates which may be charged as authorized by certain regulatory commissions which maintain jurisdiction over the Gas Business. In addition, the KCC has established the COGR, and the OCC has established the Purchased Gas Adjustment (the "PGA"), both of which permit the LDC to automatically increase or decrease retail rates in response to natural gas cost changes. Future operating revenues may be affected by changes in the following: weather conditions, the regulatory environment, competition from alternative energy and fuel sources, energy conservation efforts, and the overall economy of the Gas Business' service area.

THE REGULATED ENTITIES

  Comparison of Six Month Periods Ended February 28, 1997 and February 29, 1996: Revenues for the Regulated Entities increased 20% for the six months ended February 28, 1997 (the "Fiscal 1997 Interim Period") as compared to the six months ended February 29, 1996 (the "Fiscal 1996 Interim Period") as a result of increased retail gas revenues and a 66% increase in opportunity gas revenues. Retail revenues were affected by higher gas costs which were passed on to customers through the COGR and the PGA. In addition, on July 11, 1996, the KCC issued an order approving WRI's application for a rate increase, allowing for increased natural gas revenues of $34.4 million annually for the LDC. (For additional information on the KCC rate increase order, see Note 4 of Notes to the Financial Statements.)

  Comparison of Fiscal Years Ended August 31, 1996 and August 31,
1995: Revenues for the Regulated Entities increased 34% from the 1995 Fiscal Year to the 1996 Fiscal Year as a result of colder winter temperatures, increased retail gas revenues through the COGR and the PGA and opportunity gas sales revenues that more than doubled due to the inclusion of twelve months of opportunity gas sales revenues in the 1996 Fiscal Year as opposed to seven months in the 1995 Fiscal Year, the Fiscal Year in which opportunity gas sales began. In addition, natural gas revenues increased for the Regulated Entities for the last two months of the 1996 Fiscal Year due to the KCC rate increase order described above.

  Comparison of Fiscal Years Ended August 31, 1995 and August 31,
1994: Revenues for the Regulated Entities decreased 18% from the fiscal year ended August 31, 1994 (the "1994 Fiscal Year") to the 1995 Fiscal Year as a result of a 16% decrease in natural gas retail sales caused by milder winter temperatures and lower retail gas revenues through the COGR and the PGA.

THE NON-REGULATED ENTITIES

  Comparison of Six Month Periods Ended February 28, 1997 and February 29, 1996: Revenues for the Non-Regulated Entities increased 62% from the Fiscal 1996 Interim Period to the Fiscal 1997 Interim Period primarily as a result of Westar's increased sales volumes attributable to continuing marketing efforts.

  Comparison of Fiscal Years Ended August 31, 1996 and August 31,
1995: Revenues for the Non-Regulated Entities increased 57% from the 1995 Fiscal Year to the 1996 Fiscal Year. This increase was a result of (i) continuing marketing efforts, (ii) Westar Gas Company's purchase of Minneola as of January 1995, leading to the inclusion of eight months of revenue from Minneola in the 1995 Fiscal Year as opposed to twelve months of revenue in the 1996 Fiscal Year and (iii) higher average gas liquids prices in the 1996 Fiscal Year compared to the 1995 Fiscal Year.

  Comparison of Fiscal Years Ended August 31, 1995 and August 31,
1994: Revenues for the Non-Regulated Entities were virtually unchanged from the 1994 Fiscal Year to the 1995 Fiscal Year.

                              OPERATING EXPENSES

  Total operating expenses for the Gas Business increased from the 1995 Fiscal Year to 1996 Fiscal Year primarily as a result of (i) larger purchases of natural gas by, and increased overhead and maintenance expense for, the LDC relating to increased natural gas sales combined with higher market prices for natural gas and (ii) increased income tax expense for the Gas Business as a whole in the 1996 Fiscal Year resulting from positive net income in the 1996 Fiscal Year compared with a net loss in the 1995 Fiscal Year.

THE REGULATED ENTITIES

  Comparison of Six Month Periods Ended February 28, 1997 and February 29, 1996: Operating expenses for the Regulated Entities increased 14% from the Fiscal 1996 Interim Period to the Fiscal 1997 Interim Period, primarily as a result of larger purchases of natural gas necessitated by increased natural gas sales combined with higher market prices for natural gas.

  Comparison of Fiscal Years Ended August 31, 1996 and August 31,
1995: Operating expenses for the Regulated Entities increased 26% from the 1995 Fiscal Year to the 1996 Fiscal Year due to larger purchases of natural gas by, and increased operating overhead and maintenance expense for, the LDC relating to increased natural gas sales combined with higher market prices for natural gas.

  Comparison of Fiscal Years Ended August 31, 1995 and August 31,
1994: Operating expenses for the Regulated Entities decreased 14% from the 1994 Fiscal Year to the 1995 Fiscal Year primarily due to the smaller natural gas purchases necessitated by milder winter temperatures and correspondingly lower natural gas sales.

THE NON-REGULATED ENTITIES

  Comparison of Six Month Periods Ended February 28, 1997 and February 29, 1996: Operating expenses for the Non-Regulated Entities increased 67% from the Fiscal 1996 Interim Period to the Fiscal 1997 Interim Period primarily as a result of higher natural gas purchases resulting from increased sales volumes of Westar due to continuing marketing efforts and increased natural gas expense resulting from higher gas prices.

  Comparison of Fiscal Years Ended August 31, 1996 and August 31,
1995: Operating expenses for the Non-Regulated Entities increased 57% from the 1995 Fiscal Year to the 1996 Fiscal Year as a result of (i) larger purchases of natural gas by, and increased operating overhead and maintenance expense for, Westar relating to its increased natural gas sales, (ii) Westar Gas Company's purchase of Minneola as of January 1995, leading to the inclusion of eight months of operating expense from Minneola in the 1995 Fiscal Year as opposed to twelve months of operating expense in the 1996 Fiscal Year and
(iii) Westar Gas Company's increased maintenance expense relating to its 34.4% beneficial interest in Indian Basin in the 1996 Fiscal Year.

  Comparison of Fiscal Years Ended August 31, 1995 and August 31,
1994: Operating expenses for the Non-Regulated Entities increased 5% from the 1994 Fiscal Year to the 1995 Fiscal Year due to (i) Westar Gas Company's purchase of Minneola as of January 1995, leading to the inclusion of eight months of operating expense from Minneola in the 1995 Fiscal Year and (ii) the capitalization by Westar Gas Company of an increase in its beneficial interest in Indian Basin as of April 1994, leading to the inclusion of related depreciation expense only in the latter part of the 1994 Fiscal Year as opposed to all of the 1995 Fiscal Year.

                        LIQUIDITY AND CAPITAL RESOURCES

  Because the Gas Business has not been treated as a separate entity by WRI for accounting, financing and administrative purposes, financing and cash management for the Gas Business have historically been administered by WRI through a centralized treasury system that services WRI's overall operations. WRI has provided for the liquidity needs of the Gas Business when capital requirements of the Gas Business have been in excess of internally generated funds. Long-term debt totaling $35 million has been assigned to the Gas Business and will be assumed by ONEOK. The interest expense on this debt has been calculated at a market-based interest rate of 7.25% for all periods presented.

  The Gas Business' capital expenditures for each of the last three fiscal years totaled approximately $66 million, $62 million and $65 million. A substantial portion of these capital expenditures were used to replace gas pipes to customers' homes and cast iron mains under programs approved by the KCC. The KCC had also issued orders that allowed the Gas Business to defer such replacement costs. As part of the LDC rate order in July 1996 (see below under "--Other Information--Regulatory"), the LDC stopped deferring these costs. As a result of the rate order, approximately $431,000 of deferred service line replacement costs will be amortized each month to income through June 1999. In the future, recovery of these costs and a return thereon will occur only if such costs are reflected in the LDC's rate base.

                               OTHER INFORMATION

INFLATION

  Under the ratemaking procedures prescribed by the state regulatory commissions whose jurisdictions include the service areas of the LDC, only the original cost of plant is recoverable in rates charged to customers. Therefore, because of inflation, present and future depreciation provisions may be inadequate for purposes of maintaining the purchasing power invested by common shareholders in the plant and equipment of the LDC and the related cash flows for maintaining and replacing property. The impact of this ratemaking process on common shareholders is mitigated to the extent depreciable property is financed with debt that can be repaid with dollars of less purchasing power. While the LDC has experienced relatively low inflation in the recent past, the cumulative effect of inflation on operating costs may require the Gas Business to seek regulatory rate relief. There can be no assurance that any such costs may be allowed to be recovered in rates.

REGULATORY

  On August 17, 1995, WRI filed a proceeding with the KCC seeking a $36 million annual increase in revenues for the LDC. On April 15, 1996, the KCC issued an order allowing a revenue increase of $33.8 million annually. After further proceedings, on July 11, 1996, the KCC issued a revised order allowing revenues to be increased by $34.4 million annually.

  On November 27, 1996, the KCC issued a Suspension Order and on December 3, 1996, an order which suspended, subject to refund, the LDC's ability to recover costs related to gas purchases from KPP included in the COGR. On April 4, 1997, the KCC issued its order setting a procedural schedule in this matter. Under the schedule established by the KCC, the Staff of the KCC filed its testimony on April 4, 1997 but did not quantify the amount of any proposed disallowance. Hearings are scheduled for May 27-28, 1997 and June 3-6, 1997 with a decision from the KCC expected in late July 1997.

  Pursuant to FERC Order 636, interstate pipelines' services have been "unbundled" such that gas supplies are being sold separately from interstate transportation services. The LDC has contracted for a mix of transportation and storage services which allows it to meet the needs of its customers. Pipelines are recovering from their customers certain transition costs associated with the restructuring under Order 636 regulation. Any such recovery is subject to established review procedures of the FERC.

  In November 1994, the KCC issued an order which approved the recovery of these FERC-allowed transition costs on a volumetric basis from the LDC's sales and transportation customers. Accordingly, regulatory assets, in amounts corresponding to the costs incurred but not yet collected, have been recorded. This KCC order has been appealed by consumer advocates and intervenors.

IMPAIRMENTS

  In January 1996, the Gas Business adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). This Statement imposes stricter criteria for the carrying of regulatory assets on the balance sheet by requiring that such assets be probable candidates for future recovery as of each balance sheet date. Based on the current regulatory structure in which the Gas Business operates, the adoption of SFAS 121 did not have a material impact on the financial position or results of operations of the Gas Business.

POSTRETIREMENT BENEFITS

  Postretirement benefits are provided to eligible employees of the Gas Business. Based on actuarial projections and adoption of the transition method of implementation which allows a 20-year amortization of the accumulated benefit obligation, the Gas Business postretirement benefits expense approximated $6.0 million, $5.4 million and $5.7 million for the 1996 Fiscal Year, the 1995 Fiscal Year and the 1994 Fiscal Year, respectively. In addition, WRI received an order from the KCC permitting the initial deferral of postretirement benefits expense in excess of amounts recognized on a pay-as-you-go basis. The amounts of postretirement benefits expense were deferred under the provisions of Emerging Issues Task Force No. 92-12 ("EITF 92-12"). The amounts of expense deferred at August 31, 1996 and 1995 were $10.7 million and $7.9 million, respectively. To mitigate the future impact the postretirement benefits expense accruals would have on LDC rates, WRI planned to offset this expense with income obtained from a corporate-owned life insurance ("COLI") program with respect to employees. However, in 1996 the tax benefits from the COLI program were significantly curtailed through federal legislation, and such COLI contracts will not be transferred to New ONEOK. Accordingly, in order for the Gas Business to continue to meet the provisions of EITF 92-12 that permit rate regulated utilities to defer postretirement benefits costs, the amortization of costs deferred from January 1, 1993 through December 31, 1997 and future accruals must either be offset by another form of income source, or the amortization of prior deferred postretirement benefits costs and current year postretirement benefits expense must be included in rates effective January 1, 1998. The Gas Business has the ability to seek recovery of postretirement costs through the ratemaking process. Based on regulatory precedents established by the KCC, and the current order which permits the Gas Business to seek recovery of postretirement costs upon a given change in legislation, management believes that it is probable that accrued postretirement benefits can be recovered in rates.

CUSTOMER BANKRUPTCY

  During Fiscal Year 1996, a large customer of Westar declared bankruptcy and Westar wrote off approximately $650,000 of accounts receivable. Westar was an unsecured creditor and is pursuing recovery through bankruptcy court.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The following unaudited pro forma financial statements give effect to the business combination contemplated by the Transactions, described elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma condensed balance sheet as of February 28, 1997 is presented as if the Transactions had occurred on that date. The unaudited pro forma condensed statements of income for the year ended August 31, 1996 and the six months ended February 28, 1997 assume that the Transactions occurred at the beginning of the earliest period presented. The Transactions will be treated as a purchase for accounting purposes. The assets acquired and the liabilities assumed will be recorded at their fair values. See "The Transactions -- Accounting Treatment of the Transactions."

  The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of ONEOK (incorporated by reference herein) and the Gas Business (included elsewhere in this Proxy Statement/Prospectus) and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of ONEOK (incorporated by reference herein) and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Gas Business" (included elsewhere in this Proxy Statement/Prospectus). The unaudited pro forma condensed statements of income are not necessarily indicative of the financial results that would have occurred had the Transactions been consummated on the indicated dates, nor are they necessarily indicative of future financial results. The results of operations for the six months ended February 28, 1997 are not necessarily indicative of the results to be expected for the entire fiscal year or any other interim period.

  The pro forma adjustments are based on preliminary assumptions and estimates made by ONEOK's management and do not reflect adjustments for anticipated synergies ONEOK expects to achieve as a result of the Merger. The actual allocation of the consideration paid for the Gas Business may differ from that reflected in the unaudited pro forma combined condensed financial statements after a more extensive review of the fair market values of the assets acquired and liabilities assumed has been completed. Amounts allocated will be based upon the estimated fair values at the Merger Effective Time, which could vary from the amounts as of February 28, 1997; however, ONEOK does not expect any differences to be material.

  On August 17, 1995, the Gas Business filed a rate proceeding with the KCC seeking a $36 million annual increase in revenues from its LDC customers in order to provide recovery of increased operating costs. The increase in operating costs resulted from operational changes occurring in the Gas Business since its last general rate increase granted in December 1991 and is believed to be indicative of costs to be incurred in the future. The rate proceeding also sought continuation of the recovery of costs associated with its service line replacement program including depreciation, property taxes and carrying costs which had been deferred since January 1992. The KCC had previously allowed for the recovery of service line costs which had been deferred prior to January 1992 in the December 1991 rate order. On April 15, 1996, the KCC issued an order allowing a general revenue increase of $33.8 million annually, and on July 11, 1996, issued a revised order increasing the general revenue requirement to $34.4 million. The revised rate order also provided for the continuated recovery through rates of the costs associated with the service line replacement program. The full impact of the rate increase is not reflected in the unaudited pro forma combined condensed financial statements described above.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                       SIX MONTHS ENDED FEBRUARY 28, 1997

                                           GAS     PRO FORMA       COMBINED
                                 ONEOK   BUSINESS ADJUSTMENTS       TOTAL
                                -------- -------- -----------     ----------
                                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE
                                                 DATA)
                                ---------------------------------------
Operating Revenues
  Regulated...................  $396,041 $384,138       --        $  780,179
  Nonregulated................   326,363  160,553       --           486,916
                                -------- --------  --------       ----------
    Total Operating Revenues..   722,404  544,691       --         1,267,095
                                -------- --------  --------       ----------
Operating Expenses
  Cost of gas.................   506,706  399,898       --           906,604
  Operations and maintenance..    68,944   63,226       --           132,170
  Depreciation, depletion and
   amortization...............    35,996   16,731        77 (d)       53,815
                                                      1,011 (e)
  General taxes...............    11,023    5,958       --            16,981
  Income taxes................    31,481   23,889      (649) (i)      54,721
                                -------- --------  --------       ----------
    Total Operating Expenses..   654,150  509,702       439        1,164,291
                                -------- --------  --------       ----------
Operating Income..............    68,254   34,989      (439)         102,804
Interest and other............    17,838    2,047     1,571 (c)       21,456
                                -------- --------  --------       ----------
Net Income....................    50,416   32,942    (2,010)          81,348
Preferred Stock Dividends.....       214      --       (214)(f)       17,386
                                                     17,386 (g)
                                -------- --------  --------       ----------
    Income Available for
     Common Stock.............  $ 50,202 $ 32,942  $(19,182)      $   63,962
                                ======== ========  ========       ==========
Earnings Per Share of Common
 Stock........................  $   1.84                          $     2.11
Average Shares of Common Stock
 Outstanding (Thousands)......    27,378                              30,375(h)


      See accompanying Notes to Unaudited Pro Forma Financial Statements.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                          YEAR ENDED AUGUST 31, 1996

                                           GAS     PRO FORMA      COMBINED
                                ONEOK    BUSINESS ADJUSTMENTS      TOTAL
                              ---------- -------- -----------    ----------
                               (THOUSANDS OF DOLLARS, EXCEPT PER SHARE
                                                DATA)
Operating Revenues
  Regulated.................. $  538,169 $511,341  $    --       $1,049,510
  Nonregulated...............    686,176  209,474       --          895,650
                              ---------- --------  --------      ----------
    Total Operating
     Revenues................  1,224,345  720,815       --        1,945,160
                              ---------- --------  --------      ----------
Operating Expenses
  Cost of gas................    807,694  515,938                 1,323,632
  Operations and
   maintenance...............    201,259  130,261                   331,520
  Depreciation, depletion and
   amortization..............     72,868   25,515       154 (d)     100,559
                                                      2,022 (e)
  General taxes..............     21,489   13,187                    34,676
  Income taxes...............     33,037   13,979    (1,275)(i)      45,741
                              ---------- --------  --------      ----------
    Total Operating
     Expenses................  1,136,347  698,880       901       1,836,128
                              ---------- --------  --------      ----------
Operating Income.............     87,998   21,935      (901)        109,032
Interest and other...........     35,162    2,685     3,141 (c)      40,988
                              ---------- --------  --------      ----------
Net Income...................     52,836   19,250    (4,042)         68,044
Preferred Stock Dividends....        428      --       (428)(f)      34,772
                                                     34,772 (g)
                              ---------- --------  --------      ----------
    Income Available for
     Common Stock............ $   52,408 $ 19,250  $(38,386)     $   33,272
                              ========== ========  ========      ==========
Earnings Per Share of Common
 Stock....................... $     1.93                         $     1.10
Average Shares of Common
 Stock Outstanding
 (Thousands).................     27,136                             30,133(h)

-------------------------------------------------------------------------------

  A rate increase granted by the KCC authorized an increase in annual gas distribution revenues effective April 15, 1996. It was amended effective July 11, 1996. The rate order provided recovery of increased operating costs and continuation of the recovery of costs associated with its service line replacement program including depreciation, property taxes and carrying costs which had been deferred since January 1992. Had this rate increase been in effect the entire twelve months ended August 31, 1996, it is estimated that it would have resulted in an increase in total operating revenues, net income and earnings per share of Common Stock of $27 million, $16.6 million and $0.56, respectively.


      See accompanying Notes to Unaudited Pro Forma Financial Statements.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AT FEBRUARY 28, 1997

                                              GAS     PRO FORMA      COMBINED
                                   ONEOK    BUSINESS ADJUSTMENTS      TOTAL
                                 ---------- -------- -----------    ----------
                                           (THOUSANDS OF DOLLARS)
ASSETS
Property........................ $1,386,538 $891,327  $   2,468 (d) $2,280,333
Accumulated depreciation,
 depletion & amortization.......    561,558  291,214        --         852,772
                                 ---------- --------  ---------     ----------
  Net Property..................    824,980  600,113      2,468      1,427,561
                                 ---------- --------  ---------     ----------
Current Assets:
  Cash and cash equivalents.....      6,095    2,622     (6,975)(e)     (7,798)
                                                         (9,540)(f)
  Accounts and notes
   receivable...................    232,948  181,270        --         414,218
  Inventories...................     50,932   23,364        --          74,296
  Other.........................     27,575   25,564        --          53,139
                                 ---------- --------  ---------     ----------
    Total current assets........    317,550  232,820    (16,515)       533,855
                                 ---------- --------  ---------     ----------
Deferred charges and other
 assets:
  Regulatory assets, net........    149,723   51,838        --         201,561
  Goodwill......................        --       --      80,887 (e)     80,887
  Other.........................     41,161        2        --          41,163
                                 ---------- --------  ---------     ----------
    Total deferred charges and
     other assets...............    190,884   51,840     80,887        323,611
                                 ---------- --------  ---------     ----------
      Total assets.............. $1,333,414 $884,773  $  66,840     $2,285,027
                                 ========== ========  =========     ==========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
  Common shareholders' equity... $  463,580 $594,250  $  79,413 (a) $  542,453
                                                       (594,250)(e)
                                                           (540)(f)
  Preferred stock...............      9,000      --      (9,000)(f)        --
  Convertible Preferred Stock...        --       --     546,916 (a)    546,916
                                 ---------- --------  ---------     ----------
    Total shareholders' equity..    472,580  594,250     22,539      1,089,369
                                 ---------- --------  ---------     ----------
Long-term debt, excluding
 current portion................    342,218   35,000     43,327 (b)    420,545
Current Liabilities:
  Long-term debt................     18,911      --         --          18,911
  Notes payable.................     35,066      --         --          35,066
  Accounts payable..............    146,481  111,861        --         258,342
  Accrued taxes.................     20,521      --         --          20,521
  Accrued interest..............      7,804      --         --           7,804
  Other.........................     29,052    5,010        --          34,062
                                 ---------- --------  ---------     ----------
    Total current liabilities...    257,835  116,871        --         374,706
                                 ---------- --------  ---------     ----------
Deferred credits:
  Deferred income taxes.........    182,104  116,920        974 (e)    299,998
  Customers' advances for
   construction and other
   deferred credits.............     78,677   21,732        --         100,409
                                 ---------- --------  ---------     ----------
    Total deferred credits and
     other liabilities..........    260,781  138,652        974        400,407
                                 ---------- --------  ---------     ----------
Commitments and Contingencies...        --       --         --             --
                                 ---------- --------  ---------     ----------
    Total liabilities and
     shareholders' equity....... $1,333,414 $884,773  $  66,840     $2,285,027
                                 ========== ========  =========     ==========

      See accompanying Notes to Unaudited Pro Forma Financial Statements.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  (a) The fair value of New ONEOK's equity securities to be issued to WRI, as determined by ONEOK's financial advisor, is $546,916,000 and $79,413,000 for the Series A Convertible Preferred Stock and Common Stock, respectively. The Series A Convertible Preferred Stock is convertible, at the option of the holder, in whole or in part, at any time following the occurrence of a Regulatory Change, into New ONEOK Common Stock at the rate of one share of New ONEOK Common Stock for each share of Series A Convertible Preferred Stock (as adjusted to reflect any stock split or similar events). In addition, any shares of the Series A Convertible Preferred Stock transferred by WRI to any person other than WRI or its affiliates is required to be converted into New ONEOK Common Stock. See "Summary--The Transactions--Terms of the Series A Convertible Stock."

  WRI's common stock equivalent ownership is based upon the assumption that on a fully diluted basis after giving effect to the Transactions and based upon the number of shares of ONEOK Common Stock outstanding at October 31, 1996, WRI will hold 9.9% of the New ONEOK Common Stock prior to the conversion of the Series A Convertible Preferred Stock and 45.0% thereafter.

  (b) In accordance with the terms of the Agreement, New ONEOK will assume all of the liabilities of WRI that arise primarily out of, or relate primarily to or are generated by, the assets of the Gas Business, as well as the Assumed Debt of $35 million. The amount of the Assumed Debt will be subject to adjustment to provide either for New ONEOK's assumption of additional debt (to the extent that the Net Amount, as defined, exceeds $40 million) or for a reduction in the amount of debt assumed by New ONEOK. The Net Amount of the adjustment to the Assumed Debt means the Working Capital of the Gas Business as of the Closing Date minus the amount, if any, by which the ONEOK Capital Expenditures Amount exceeds the WRI Capital Expenditures Amount and plus the amount, if any, by which the WRI Capital Expenditures Amount exceeds the ONEOK Capital Expenditures Amount. The pro forma adjustment to Assumed Debt is calculated based on the following assumptions:

                                                                    (THOUSANDS)
     Adjustment for changes in working capital:
       Gas Business working capital................................  $115,949
       Less:
         Anticipated capital expenditures to be made by ONEOK in
          excess of capital expenditures made by the Gas Business
          prior to Closing.........................................    32,622
         Base amount of working capital............................    40,000
                                                                     --------
           Total adjustment to Assumed Debt........................  $ 43,327
                                                                     ========

  (c) Interest expense adjustments to the Assumed Debt are as follows:

                                                                  (THOUSANDS)
     Adjustment to Assumed Debt--see note (b)...................    $43,327
     Assumed interest rate on adjustment to Assumed Debt........       7.25%(1)
                                                                    -------
     Interest expense adjustment for fiscal 1996................    $ 3,141
                                                                    =======
     Interest expense adjustment for the six months ended Febru-
      ary 28, 1997..............................................    $ 1,571
                                                                    =======

  (d) Based upon preliminary analyses, the following adjustments have been made to reflect the fair value of property, plant and equipment:

                                                                   (THOUSANDS)
                                                                   -----------
     Revaluation of gas processing plants to fair value...........   $2,468
     Adjustment to fiscal 1996 depreciation expense (assumes 16-
      year average depreciable life)..............................   $  154
     Adjustment to depreciation expense for the six months ended
      February 28, 1997 ..........................................   $   77

--------

(1) For purposes of the unaudited pro forma consolidated condensed statements of income, the annual interest rate on the Assumed Debt as adjusted is assumed to be 7.25% which is comparable to long-term borrowing rates available to ONEOK. A 1% change in the interest rate on the Assumed Debt as adjusted would change 1996 interest expense by $783,000 and interest expense for the first six months of 1997 by $391,500.

  (e) The excess of the total purchase price over the allocation of fair value to the net assets will be recorded as goodwill. ONEOK's calculation of goodwill is based on the following assumptions and calculations:

                                                                      SIX
                                                                  MONTHS ENDED
                                                                  FEBRUARY 28,
                                                                      1997
                                                                  ------------
                                                                  (THOUSANDS)
     Fair Value of equity securities owned by WRI-- see note
      (a)........................................................  $ 626,329
     Transaction costs...........................................      3,475
     Involuntary termination and employee relocation costs.......      3,500
                                                                   ---------
         Total consideration.....................................  $ 633,304
     Net asset value of the Gas Business at February 28, 1997....   (594,250)
     Adjustment to Assumed Debt -- see note (b)..................     43,327
                                                                   ---------
     Initial purchase price in excess of historical net asset
      value......................................................     82,381
     Increase (decrease) from fair value allocations: Property,
      plant and equipment-- see note (d).........................     (2,468)
     Deferred income tax on fair value allocation adjustments....        974
                                                                   ---------
         Total goodwill..........................................  $  80,887
                                                                   =========
     Goodwill amortization expense (assumes 40-year life):
       Adjustment to fiscal 1996 amortization expense............  $   2,022
       Adjustment to amortization expense for the six months
        ended
        February 28, 1997........................................  $   1,011

  (f) To record the redemption of all 180,000 shares of ONEOK Preferred Stock outstanding as of February 28, 1997, prior to the Closing at the stated voluntary redemption price of $53 per share. Because of the assumed redemption, $428,000 and $214,000 of preferred stock dividend payments have been eliminated for the year ended August 31, 1996, and the six months ended February 28, 1997, respectively.

  (g) To record the payment of the minimum dividend requirements of the Series A Convertible Preferred Stock issued in connection with the Transactions. The adjustment is calculated as follows:

     Series A Convertible Preferred Stock outstanding...................  19,318
     Minimum annual dividend rate per share.............................   $1.80
                                                                         -------
     Adjustment to preferred stock dividends for fiscal 1996............ $34,772
                                                                         =======
     Adjustment to preferred stock dividends for the six months ended
      February 28, 1997................................................. $17,386
                                                                         =======

  (h) Pro forma number of common shares outstanding represents the sum of historical weighted average shares outstanding of ONEOK Common Stock and the estimated number of shares of New ONEOK Common Stock assumed to be issued in the Transactions. The number of shares is adjusted for additional shares of New ONEOK Common Stock to be issued at the Closing of the Transactions but does not include the number of shares of New ONEOK Common Stock issuable upon conversion of the Convertible Preferred Stock.

  (i) Represents the tax effect at the statutory rate of all pre-tax pro forma adjustments after excluding nondeductible goodwill amortization.

                                    EXPERTS

  The consolidated financial statements of ONEOK Inc. and subsidiaries as of August 31, 1996 and 1995 and for each of the years in the three-year period ended August 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of such firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the August 31, 1996 financial statements refers to adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of."

  The audited financial statements of the Gas Business, a business unit of WRI, as of August 31, 1996 and 1995 and for each of the years in the three-year period ended August 31, 1996 included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  Representatives of KPMG Peat Marwick LLP will be present at the Special Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                                 LEGAL MATTERS

  The validity of the New ONEOK Common Stock to be issued by New ONEOK pursuant to the Transactions will be passed upon by Gable Gotwals Mock Schwabe Kihle Gaberino. Certain tax matters will be passed upon by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations).

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents previously filed by ONEOK with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed to be a part hereof:

  1. ONEOK's Annual Report on Form 10-K/A, for the year ended August 31, 1996 ("ONEOK 1996 Form 10-K").

  2. ONEOK's Quarterly Reports ("Quarterly Reports") on Form 10-Q for the fiscal quarters ended November 30, 1996, February 28, 1997 and May 31, 1997.

  3.ONEOK's Current Report on Form 8-K dated December 23, 1996.

  4. ONEOK's Proxy Statement dated November 7, 1996, in connection with its Annual Meeting of Shareholders held on December 12, 1996.

  All documents subsequently filed by ONEOK pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                         INDEX TO FINANCIAL STATEMENTS

I. Audited Financial Statements of the Gas Business
  Report of Independent Public Accountants................................  F-2
  Statement of Financial Position at August 31, 1996 and 1995.............  F-3
  Statement of Operations for the years ended August 31, 1996, 1995 and
   1994...................................................................  F-4
  Statement of Equity in Net Assets Acquired for the years ended August
   31, 1996, 1995 and 1994................................................  F-5
  Statement of Cash Flows for the years ended August 31, 1996, 1995 and
   1994...................................................................  F-6
  Notes to Financial Statements...........................................  F-7
II. Unaudited Financial Statements of the Gas Business
  Statement of Financial Position at February 28, 1997 and August 31,
   1996................................................................... F-19
  Statement of Operations for the six months ended February 28, 1997 and
   February 29, 1996...................................................... F-20
  Statement of Equity in Net Assets Acquired for the six months ended
   February 28, 1997 and February 29, 1996................................ F-21
  Statement of Cash Flows for the six months ended February 28, 1997 and
   February 29, 1996...................................................... F-22
  Notes to Interim Financial Statements................................... F-23

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Western Resources, Inc.:

We have audited the accompanying statement of financial position of the Gas Business (a business unit of Western Resources, Inc.) as of August 31, 1996 and 1995, and the related statements of operations, cash flows and equity in net assets acquired for each of the three years in the period ended August 31, 1996. These financial statements are the responsibility of Western Resources, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Gas Business as of August 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended August 31, 1996, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Kansas City, Missouri
February 4, 1997

                                  GAS BUSINESS
                  (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)
                        STATEMENT OF FINANCIAL POSITION

                                                             AUGUST 31,
                                                       ------------------------
                                                          1996         1995
                                                       -----------  -----------
                                                       (THOUSANDS OF DOLLARS)
                        ASSETS
Property
  Distribution system................................. $   721,762  $   676,642
  Transmission system.................................      76,166       69,437
  Gas storage.........................................      25,604       24,871
  Gas gathering.......................................      11,166       10,912
  Gas processing......................................      18,522       15,877
  Other...............................................       6,186        5,163
                                                       -----------  -----------
    Total Property....................................     859,406      802,902
  Accumulated depreciation............................    (277,964)    (261,613)
                                                       -----------  -----------
    Net Property......................................     581,442      541,289
                                                       -----------  -----------
Current Assets
  Cash and cash equivalents...........................         426          405
  Accounts receivable, net............................      71,386       49,256
  Materials and supplies..............................       5,997        6,659
  Gas in storage......................................      47,495       39,538
  Purchased gas cost adjustment.......................       9,816       14,066
  Other current assets................................       1,098          670
                                                       -----------  -----------
    Total Current Assets..............................     136,218      110,594
                                                       -----------  -----------
Deferred Charges and Other Assets
  Deferred future income taxes........................      25,280       28,911
  Other regulatory assets.............................      30,183       26,159
  Other...............................................          96          720
                                                       -----------  -----------
    Total Deferred Charges And Other Assets...........      55,559       55,790
                                                       -----------  -----------
    Total Assets...................................... $   773,219  $   707,673
                                                       ===========  ===========
                EQUITY AND LIABILITIES
Equity in Net Assets Acquired......................... $   532,477  $   487,815
Long-term debt........................................      35,000       35,000
Current Liabilities
  Accounts payable and other accrued liabilities......      71,529       46,147
  Customers' deposit..................................       4,742        5,081
                                                       -----------  -----------
    Total Current Liabilities.........................      76,271       51,228
Deferred Credits And Other Liabilities
  Deferred income taxes...............................      98,088       98,502
  Deferred investment tax credits.....................       9,994       10,665
  Customer advances for construction..................       3,283        3,050
  Other...............................................      18,106       21,413
                                                       -----------  -----------
    Total Deferred Credits and Other Liabilities......     129,471      133,630
Commitments and Contingencies (Notes 4, 5 and 7)
                                                       -----------  -----------
    Total Equity and Liabilities...................... $   773,219  $   707,673
                                                       ===========  ===========

                See accompanying notes to financial statements.

                                  GAS BUSINESS
                  (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                            STATEMENT OF OPERATIONS

                                                    FOR YEARS ENDED AUGUST 31,
                                                    ---------------------------
                                                      1996     1995      1994
                                                    -------- --------  --------
                                                      (THOUSANDS OF DOLLARS)
Operating Revenues
  Regulated........................................ $511,341 $381,836  $465,789
  Nonregulated:
    Marketing......................................  190,532  120,682   122,892
    Processing.....................................   18,877   11,627     9,624
    Other..........................................       65      848       556
                                                    -------- --------  --------
      Total Nonregulated...........................  209,474  133,157   133,072
                                                    -------- --------  --------
      Total Operating Revenues.....................  720,815  514,993   598,861
                                                    -------- --------  --------
Operating Expenses
  Cost of gas......................................  515,938  342,772   417,215
  Operations and maintenance.......................  130,261  122,754   112,902
  Depreciation, depletion and amortization.........   25,515   31,327    26,182
  General taxes....................................   13,187   16,915    15,034
  Income taxes.....................................   13,979      634     8,767
                                                    -------- --------  --------
    Total Operating Expenses.......................  698,880  514,402   580,100
                                                    -------- --------  --------
    Operating Income...............................   21,935      591    18,761
                                                    -------- --------  --------
Non-operating expenses
  Interest expense and other.......................    2,685    1,592     2,482
                                                    -------- --------  --------
Net Income (loss).................................. $ 19,250 $ (1,001) $ 16,279
                                                    ======== ========  ========


                See accompanying notes to financial statements.

                                  GAS BUSINESS
                  (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                   STATEMENT OF EQUITY IN NET ASSETS ACQUIRED

                                                   FOR YEARS ENDED AUGUST 31,
                                                   ---------------------------
                                                     1996     1995      1994
                                                   -------- --------  --------
                                                     (THOUSANDS OF DOLLARS)
Equity in Net Assets Acquired, beginning of the
 year............................................. $487,815 $438,696  $404,282
  Net Income (Loss)...............................   19,250   (1,001)   16,279
  Net Capital Contributions.......................   25,412   50,120    18,135
                                                   -------- --------  --------
Equity in Net Assets Acquired, end of the year.... $532,477 $487,815  $438,696
                                                   ======== ========  ========



                See accompanying notes to financial statements.

                                  GAS BUSINESS
                  (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                            STATEMENT OF CASH FLOWS

                                                 FOR YEARS ENDED AUGUST 31,
                                                 -----------------------------
                                                   1996       1995      1994
                                                 ---------  --------  --------
                                                   (THOUSANDS OF DOLLARS)
Operating Activities
 Net income (loss).............................. $  19,250  $ (1,001) $ 16,279
 Depreciation, depletion and amortization.......    25,515    31,327    26,182
 Changes in assets and liabilities:
  (Increase) decrease in accounts receivable....   (22,130)  (16,018)    4,215
  (Increase) decrease in gas in storage,
   materials and supplies.......................    (7,295)   (5,222)    7,375
  (Increase) decrease in other assets...........       196    (1,390)      --
  Decrease in deferred future income taxes......     3,631     4,000     4,000
  Increase in other regulatory assets...........    (4,024)  (10,463)   (4,883)
  (Increase) decrease in purchased gas cost
   adjustment...................................     4,250    (7,817)   (5,916)
  Increase in accounts payable and other accrued
   liabilities..................................    25,382     4,689     6,791
  Increase (decrease) in customers' deposit.....      (339)      281       --
  Increase (decrease) in deferred income taxes
   and deferred investment tax credits..........    (1,085)    1,827   (12,561)
  Increase (decrease) in other deferred credits
   and other liabilities........................    (3,074)    9,821     5,382
                                                 ---------  --------  --------
   Cash provided by operating activities........    40,277    10,034    46,864
                                                 ---------  --------  --------
Investing Activities
 Capital expenditures, net......................   (65,668)  (62,421)  (65,375)
                                                 ---------  --------  --------
Financing Activities
 Net capital contributions......................    25,412    50,120    18,135
                                                 ---------  --------  --------
Change in cash and cash equivalents.............        21    (2,267)     (376)
Cash and cash equivalents--beginning of the
 year...........................................       405     2,672     3,048
                                                 ---------  --------  --------
Cash and cash equivalents--end of the year...... $     426  $    405  $  2,672
                                                 =========  ========  ========


                See accompanying notes to financial statements.

                                 GAS BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                         NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  In December 1996, WRI and ONEOK announced the combination of the local natural gas distribution business (the "LDC") of Western Resources, Inc. ("WRI"), and WRI's direct or indirect wholly-owned natural gas transportation and marketing subsidiaries, Mid Continent Market Center, Inc. ("MCMC") and Westar Gas Marketing, Inc. ("Westar" and, together with MCMC, their respective subsidiaries and WRI's local natural gas distribution business, the "Gas Business") with the business of ONEOK in accordance with the terms of the Agreement, dated as of December 12, 1996 (the "Agreement"), between WRI and ONEOK, pursuant to which: (A) immediately prior to the Merger Effective Time, WRI will contribute, or will cause to be contributed, to WAI, Inc. ("WAI"), a newly formed Oklahoma corporation and wholly-owned subsidiary of WRI, all of the assets of WRI that are primarily used in, or primarily related to or primarily generated by, the field operations of the Gas Business, including all of the outstanding capital stock of Westar and MCMC (the "Assets"), whereupon WAI will assume (i) all of the liabilities of WRI that arise primarily out of, or relate primarily to or are primarily generated by, the Assets and (ii) approximately $35 million (subject to pre-closing adjustment) aggregate principal amount of debt of WRI and (B)(i) ONEOK will merge with and into WAI, with WAI as the surviving corporation, whereupon WAI's name will be changed to "ONEOK, Inc." (WAI being referred to herein, after the effective time of the Merger, as "New ONEOK"), (ii) shares of ONEOK Common Stock outstanding as of the Merger Effective Time will be converted on a one-for-one basis into shares of New ONEOK Common Stock, whereupon, on a fully diluted basis after giving effect to the Transactions and based on the number of shares of ONEOK Common Stock outstanding as of December 12, 1996, (a) the holders of ONEOK Common Stock will hold shares of New ONEOK Common Stock representing at least 90.1% of the New ONEOK Common Stock to be outstanding or, assuming conversion of all Series A Convertible Preferred Stock of New ONEOK to be held by WRI pursuant to the Agreement, not less than 55.0% of the New ONEOK Common Stock to be outstanding, and (b) WRI will hold 2,996,702 shares of New ONEOK Common Stock and 19,317,584 shares of Series A Convertible Preferred Stock, together representing in the aggregate up to 9.9% of the New ONEOK Common Stock to be outstanding prior to conversion of the Series A Convertible Preferred Stock and up to 45.0% of the New ONEOK Common Stock outstanding thereafter, and (iii) WRI will be entitled, upon conversion of its shares of Series A Convertible Preferred Stock at any time following a Regulatory Change (as defined in the Proxy Statement/Prospectus under "The Shareholder Agreement"), to receive from New ONEOK an amount equal to $35 million if the conversion were to occur at the Closing, which amount reduces to zero over 5 years or less as dividends are paid on WRI's shares of Series A Convertible Preferred Stock. Approximately 1,575 WRI employees are expected to be reassigned to positions with WAI upon consummation of the transactions. The transactions require the approval of ONEOK shareholders, the Oklahoma Corporation Commission (the "OCC"), the Kansas Corporation Commission (the "KCC") and the Securities and Exchange Commission. It is anticipated that the transactions will close during the second half of 1997.

  WRI's natural gas operations being contributed include its regulated operations in Kansas and Northeast Oklahoma related to the LDC and MCMC (the "Regulated Entities"). These Regulated Entities serve approximately 650,000 customers. In addition to the Regulated Entities, WRI will contribute its wholly-owned indirect subsidiary, Westar. Westar markets and sells natural gas primarily to small and medium-sized commercial and industrial customers and its subsidiary Westar Gas Company processes natural gas liquids.

  Prior to the Transactions, the Gas Business has been operated as an integrated part of WRI's overall business and has not been separated from WRI's other operations for managerial, accounting, administrative or other purposes. Consequently, the activities of the Gas Business have been included in the consolidated financial statements of WRI. In the normal course of business, the Gas Business has various transactions with WRI, including various expense allocations, which are material in amount. Certain accounts, principally working capital accounts are maintained by WRI on a common basis. Amounts applicable to WRI's electric business

                                 GAS BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

which are not being contributed are accounted for in the same general ledger accounts as WRI's Gas Business. Where it was practical, a determination of amounts applicable to the Gas Business was made. In other circumstances it was not possible to make this determination and allocation methodologies were used to quantify estimated amounts related to the Gas Business. The allocation methodologies utilized are, in the opinion of WRI, reasonable.

  These financial statements have been prepared from records maintained by WRI, and may not necessarily be indicative of the conditions which would have existed if the Gas Business had been operated as an independent entity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 General

  The accounting policies followed for the Gas Business are in accordance with generally accepted accounting principles. The regulated operations of the Gas Business being contributed are accounted for under the provisions prescribed by Statement of Financial Accounting Standards No. 71 "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71") and are subject to regulation by the KCC, the OCC and the Federal Energy Regulatory Commission (the "FERC"). SFAS 71 sets forth the application of generally accepted accounting principles for those companies whose rates are established by or are subject to approval by an independent third-party regulator. The provisions of SFAS 71 require, among other things, that financial statements of a regulated enterprise reflect the actions of regulators, where appropriate. These actions may result in the recognition of revenues and expenses in time periods that are different than non-regulated enterprises. When this occurs, costs are deferred as assets in the balance sheet (regulatory assets) and recorded as expenses when those amounts are reflected in rates. Also, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for recovery of costs that are expected to be incurred in the future (regulatory liabilities). The principal accounting policies used in the preparation of the financial statements of the Gas Business are described below:

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Regulated Property

  Regulated property, which includes distribution and transmission systems, is stated at historical cost. For constructed property, costs include contracted services, direct labor and materials, indirect charges for engineering, supervision, general and administrative costs, and an allowance for funds used during construction ("AFUDC"). The AFUDC rate was 5.79%, 6.05% and 3.84% in the 1996 Fiscal Year, the 1995 Fiscal Year and the 1994 Fiscal Year, respectively.

  The cost of additions and replacements of units of property is capitalized while maintenance costs and replacement of minor items of property are charged to expense as incurred. When units of depreciable property are retired, they are removed from the plant accounts and the original cost plus removal charges less salvage are charged to accumulated depreciation.

                                 GAS BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement imposes stricter criteria for the carrying of regulatory assets on the balance sheet by requiring that such assets be probable candidates for future recovery as of each balance sheet date. Based on the regulatory structure in which the Gas Business operates, the adoption of this standard by the Gas Business in January 1996 did not have a material impact on the Gas Business.

 Depreciation

  Depreciation is provided on the straight-line method over estimated useful lives prescribed by regulators for a substantial percentage of the Gas Business' fixed assets. The estimated useful lives for the primary components of property are as follows:

                                                                           YEARS
                                                                           -----
       Distribution system................................................ 25-30
       Transmission system................................................ 30-35
       Gas storage........................................................ 20-25
       Gas gathering...................................................... 20-25
       Gas processing.....................................................  15

  Composite provisions for book depreciation approximated 3.09%, 3.18% and 3.29% in the 1996 Fiscal Year, the 1995 Fiscal Year and the 1994 Fiscal Year respectively.

 Revenues and Gas Purchase Costs

  Local gas distribution customers are billed on a monthly-cycle basis. The related cost of gas is matched with billed revenue through the COGR. An estimate of unbilled revenues is recognized as gas is delivered or services are rendered which includes sales from the cycle-billing dates to the end of the month, unbilled gas purchase costs, and revenue related taxes. The accrual for unbilled revenues is included in revenues in the accompanying statement of operations.

  Nonregulated revenues from marketing, processing and storage are recognized as gas is delivered or services are rendered. Credit is typically granted to these customers on a non-collateralized basis.

 Inventories

  Materials and supplies are priced at average cost. Noncurrent gas in storage is classified as property and is priced at cost. Current gas in storage is valued using the weighted average cost of gas method.

 Income Taxes

  The results of operations of the Gas Business are included in WRI's consolidated federal and state income tax returns. The Gas Business' annual provision for income taxes included in the statement of operations was determined as if the Gas Business had filed a separate federal and state income tax return.

  The Gas Business accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are recognized based on temporary differences in amounts recorded for financial reporting purposes and their respective tax bases (See Note 6).

                                 GAS BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 Risk Management

  The Gas Business is exposed to price risk from fluctuating natural gas prices associated with gas marketing activities of Westar. Westar utilizes various financial instruments to mitigate much of this exposure. These financial instruments are designated as hedges and as such, gains or losses associated with these financial instruments are deferred until the commodity being hedged is delivered.

 Regulatory Assets and Liabilities

  Certain gas distribution and transmission operations of the Regulated Entities are subject to regulation. The Regulated Entities apply accounting standards that recognize the economic effect of regulation, and accordingly have recorded net regulatory assets related to such operations.

  The KCC and OCC have authorized the recovery of take-or-pay settlement costs through a combination of a surcharge to customers and revenues derived from certain transportation customers. Costs associated with the settlement of take-or-pay obligations are included in regulatory assets in the accompanying statement of financial position.

  The Regulated Entities have historically deferred certain service line replacement costs in accordance with rate orders from the KCC. The deferral of these costs was discontinued in July 1996 as part of the revised rate order from the KCC discussed below. Amounts deferred are being amortized each month to income through June 1999.

  The Regulated Entities, under rate orders from the KCC and OCC, recover increases in natural gas costs through various COGRs for natural gas customers. The KCC and OCC require the annual difference between actual gas cost incurred and the cost recovered through the COGR to be deferred and amortized through rates in subsequent periods.

  On August 17, 1995, the Gas Business filed a proceeding with the KCC seeking an annual increase in revenues for the LDC. On April 15, 1996, the KCC issued an order allowing a revenue increase which, after further proceedings, was revised upwards pursuant to a revised order issued by the KCC on July 11, 1996.

  Pursuant to FERC Order 636, interstate pipelines' services have been "unbundled" such that gas supplies are being sold separately from interstate transportation services. The Gas Business has contracted for a mix of transportation and storage services which allows them to meet the needs of their customers. Pipelines are recovering from their customers certain transition costs associated with the restructuring under Order 636 regulation. Any such recovery is subject to established review procedures of the FERC.

  In November 1994, the KCC issued an order which approved the recovery of these FERC-allowed transition costs on a volumetric basis from the LDC's sales and transportation customers. Accordingly, regulatory assets, in amounts corresponding to the costs incurred but not yet collected, have been recorded. The commission order has been appealed by consumer advocates and intervenors.

                                 GAS BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The following regulatory assets and regulatory liabilities were reflected in the accompanying statement of financial position as of August 31:

                                                                  1996    1995
                                                                 ------- -------
       Regulatory Asset
        Purchased Gas Cost Adjustment........................... $ 9,816 $14,066
                                                                 ------- -------
        Deferred Future Income Taxes, net....................... $25,280 $28,911
                                                                 ------- -------
        Other Regulatory Assets
         Service Line Replacement Costs......................... $14,643 $11,722
         Employee Benefit Obligations...........................  11,864   8,857
         Other..................................................   3,676   5,580
                                                                 ------- -------
                                                                 $30,183 $26,159
                                                                 ------- -------
       Regulatory Liability
         Deferred investment tax credits........................  $9,994 $10,665
                                                                 ------- -------

 Nonregulated Property

  All other properties are stated at cost and depreciated using the straight-line method over their estimated useful life.

 Transportation and Exchange Imbalances

  Temporary differences (imbalances) between volumes of gas purchased and nominated to customers and amounts actually delivered by the pipelines are included in accounts receivable or accounts payable, as appropriate, and are stated as amounts not in excess of market.

3. TRANSACTIONS WITH AFFILIATES

  The Gas Business engages in various transactions with WRI and its affiliates that are characteristic of a consolidated group under common control. WRI has historically provided the Gas Business with various financial and administrative functions and services for which the Gas Business is charged associated direct costs and expenses. In addition, certain indirect administrative costs are allocated to the various business divisions of WRI, including the Gas Business, principally based on formulas which consider such proportionate variables as number of customers, number of employees, and property balances. The methods utilized, in the opinion of WRI's management, are reasonable.

  Direct and indirect corporate administrative costs including employee benefits, information systems support, accounting and office services, and other general and administrative costs charged to the Gas Business by WRI approximated $39.6 million in the 1996 Fiscal Year, $40.5 million in the 1995 Fiscal Year and $34.1 million in the 1994 Fiscal Year. Such corporate administrative costs are included in operations and maintenance expense in the accompanying statements of operation.

  Long-term debt totaling $35 million is assigned to the Gas Business and will be assumed by New ONEOK subject to adjustment. The interest expense on this debt has been calculated at a market-based interest rate of 7.25% for all periods presented. WRI provides financing and cash management for the Gas Business through a centralized treasury system. WRI also provides for the liquidity needs of the Gas Business. Cash payments approximate interest expense in each period.

  Transactions of the Regulated Entities with the Gas Business' other operations have not been eliminated from the accompanying financial statements since the Regulated Entities are rate regulated. Westar had revenues

                                 GAS BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

of approximately $8.1 million, $6.5 million and $7.0 million in the 1996 Fiscal Year, in the 1995 Fiscal Year and in the 1994 Fiscal Year, respectively, from the sale of natural gas to the LDC. In addition, Westar had purchases of available gas from the LDC of $19.4 million and $12.4 million in the 1996 Fiscal Year and the 1995 Fiscal Year respectively. Westar's similar purchases for the 1994 Fiscal Year were not material.

4. RATE MATTERS AND REGULATION

  The regulated operations of the Gas Business, pursuant to rate orders from the KCC and OCC, recovers increases in natural gas costs through various COGRs. The KCC and the OCC require that the annual difference between actual gas cost incurred and gas cost recovered through the COGR be deferred and amortized through rates in subsequent periods.

  In July 1996, the KCC issued a rate order authorizing an increase in annual gas distribution revenues of $34.4 million.

  On June 30, 1995, the KCC granted a certificate authorizing the business operations of MCMC. MCMC began operations on July 1, 1995. WRI contributed certain natural gas transmission assets having a net book value of approximately $50 million to MCMC.

  In December 1991, the KCC and the OCC approved agreements authorizing WRI to refund to customers approximately $40 million of the proceeds from the Tight Sands antitrust litigation settlement to be collected on behalf of WRI's customers. To secure the refund of settlement proceeds, the KCC and the OCC authorized the establishment of an independently administered trust to collect and maintain cash receipts received under Tight Sands settlement agreements and provide for the refunds made. The trust has a term of ten years. At August 31, 1996, the trust owed approximately $4.3 million on a note which was used to provide refunds to WRI customers. The trust will continue to collect settlement proceeds and is expected to repay the note by the end of the fiscal year ended August 31, 1998.

  On November 27, 1996, the KCC issued a Suspension Order and on December 3, 1996, an order which suspended, subject to refund, the LDC's ability to recover costs related to gas purchases from the Kansas Pipeline Partnership ("KPP") included in the COGR. On December 12, 1996, WRI filed a "Petition for Reconsideration or For More Definite Statement by the Staff" of the issues to be addressed in this matter. On January 2, 1997, the KCC issued an order directing its Staff to file a Bill of Particulars within sixty days specifying which charges from KPP it asserts are inappropriate for inclusion in the COGR. Until such time as the amounts in question are identified, it is not possible to determine the impact of this matter on the Gas Business. WRI believes that its gas contract and purchasing practices have been prudent, and, therefore, such costs should be allowed to be recovered.

5. COMMITMENTS AND CONTINGENCIES

 Manufactured Gas Sites

  The net assets of the Gas Business to be contributed to New ONEOK include 12 former manufactured gas sites located in Kansas which may contain hazardous materials subject to control or remediation under various environmental laws and regulations. WRI and the Kansas Department of Health and Environment ("KDHE") entered into a consent agreement governing all future work at the 12 sites. The terms of the consent agreement allows WRI to investigate these sites and set remediation priorities based upon the results of the investigations and risk analysis. The prioritized sites will be investigated over a ten year period. The agreement allows WRI to set mutual objectives with the KDHE in order to expedite effective response activities and to control costs and environmental impact. The costs incurred for site investigation and risk management in the 1996 Fiscal Year, the 1995 Fiscal Year and the 1994 Fiscal Year were immaterial. Since the site investigations are preliminary, no

                                 GAS BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

formal agreement on costs to be incurred has been reached and the minimum potential liability would not be material to the financial statements, an accrual for these environmental contingencies has not been reflected in the accompanying financial statements. WRI's best current estimate of the most likely range of costs to be incurred per site based upon limited current information presently available is approximately $100,000 to $10 million. It should be noted that additional information and testing could result in costs significantly below or in excess of the amounts noted above to be incurred. The KCC has permitted another Kansas utility to recover its remediation costs through rates. To the extent that such remediation costs are not recovered through rates, the costs could be material to the Gas Business' financial position or results of operations depending on the degree of remediation required and number of years over which the remediation must be completed. See "Other Agreements--Environmental Indemnity Agreement" in the Proxy Statement/Prospectus for a description of the agreement between ONEOK and WRI relating to environmental costs and liability in connection with certain of these sites.

 Legal Proceedings

  Subject to the approval of the KCC, WRI entered into five new gas supply contracts with certain entities affiliated with the Bishop Group, Ltd. ("Bishop Entities") which are currently regulated by the KCC. A contested hearing was held for the approval of those contracts. While the case was under consideration by the KCC, the FERC issued an order under which it asserted jurisdiction over the Bishop Entities. On November 3, 1995, the KCC stayed its consideration of the contracts between WRI and the Bishop Entities until such time as the FERC takes final appealable action on its assertion of jurisdiction over the Bishop Entities.

  On June 28, 1996, the KCC issued an order dismissing WRI's application for approval of the contracts with the Bishop Entities and of recovery of related costs from its customers. WRI appealed this ruling and on January 24, 1997, the Kansas Court of Appeals reversed the KCC order thereby upholding the contracts. WRI's recovery of related costs from its customers were approved by operation of law.

  On January 17, 1997, a lawsuit was filed in Wyandotte County, Kansas, District Court (Wells & Western Resources, et al) alleging negligence on the part of WRI and several other parties in connection with carbon monoxide poisoning in a residence and claiming damages in excess of $50,000. The claim is currently under investigation, but it does not currently appear to WRI that resolution of the claim will result in any material impact on its financial results.

  See Note 4 for rate matters on regulation.

Leases

  At August 31, 1996, the Gas Business had leases covering various property and equipment. Rental payments for operating leases and estimated rental commitments are as follows:

   FOR YEARS ENDED AUGUST 31,                                     AMOUNT
   --------------------------                             ----------------------
                                                          (DOLLARS IN THOUSANDS)
     1996................................................         $9,630
     1995................................................          9,720
     1994................................................          7,010
   Future Commitments
     1997................................................          4,760
     1998................................................          2,641
     1999................................................            678
     2000................................................            117
     2001................................................             53
     Thereafter..........................................             42
                                                                  ------
                                                                  $8,291
                                                                  ======

                                 GAS BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

6. INCOME TAXES

  The income tax expense attributable to the Gas Business has been estimated as follows:

                                                   FOR YEARS ENDED AUGUST 31,
                                                   ----------------------------
   EXPENSE (BENEFIT)                                 1996      1995      1994
   -----------------                               --------  --------  --------
                                                     (DOLLARS IN THOUSANDS)
   Federal
     Current...................................... $ 10,027  $ (6,997) $ 14,958
     Deferred.....................................    2,872     8,113    (6,673)
     Investment tax credit........................     (671)     (649)     (656)
                                                   --------  --------  --------
       Total Federal income taxes.................   12,228       467     7,629
                                                   --------  --------  --------
   State
     Current......................................    1,407      (919)    2,071
     Deferred.....................................      344     1,086      (933)
                                                   --------  --------  --------
       Total state income taxes...................    1,751       167     1,138
                                                   --------  --------  --------
         Total income tax expense................. $ 13,979  $    634  $  8,767
                                                   ========  ========  ========

  The difference between the income tax provision at the federal statutory rate and income tax expense in the accompanying statement of operations is as follows:

                                                FOR YEARS ENDED AUGUST 31,
                                                ----------------------------
                                                  1996      1995      1994
                                                ---------  -------- --------
                                                  (DOLLARS IN THOUSANDS)
   Income tax provision (benefit) at federal
    statutory rate.............................   $11,630    $(128)   $8,766
   Effect of:
     State income taxes........................     1,751      167     1,138
     Amortization of investment tax credits....      (672)    (649)     (656)
     Flow through and amortization, net........     1,223    1,173      (522)
     Other differences.........................        47       71        41
                                                ---------  -------  --------
   Total income tax expense....................   $13,979  $   634    $8,767
                                                =========  =======  ========

  Under SFAS 109, temporary differences gave rise to net deferred tax liabilities at August 31, 1996 and 1995, respectively, as follows:

                                                            AUGUST 31,
                                                    ----------------------------
                                                       1996        1995
                                                    ----------- -----------
                                                    (DOLLARS IN THOUSANDS)
   Accumulated Deferred Income Taxes:
     Accelerated Depreciation & Other.............. $    62,695 $    61,976
     Deferred Future Income Taxes..................      25,280      28,911
     Purchased Gas Costs...........................       5,748       9,046
     Other.........................................       4,365      (1,431)
                                                    ----------- -----------
       Accumulated Deferred Income Taxes, Net...... $    98,088 $    98,502
                                                    =========== ===========

  In accordance with various rate orders received from the KCC and the OCC, the Gas Business has not yet collected through rates the amounts necessary to pay a significant portion of the net deferred income tax

                                 GAS BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

liabilities. As management believes it is probable that the net future increases in income taxes payable will be recovered from customers, it has recorded a deferred asset for these amounts. These assets are also a temporary difference for which deferred income tax liabilities have been provided. These amounts, which represent regulatory assets, are disclosed as deferred future income taxes.

7. EMPLOYEE BENEFIT PLANS

  The following pension, postretirement and postemployment data is based on actuarial estimates for identified and assumed transferred employees and retirees. These estimates were calculated based on approximately 1,575 employees and 1,100 retired Gas Business' employees who will be transferred from WRI to ONEOK pursuant to the Employee Agreement. Approximately 400 employees to be transferred are unidentified at this date. Liabilities for unidentified employees were estimated assuming they are average age non-union employees with an average length of service. The estimates presented below are based upon estimates and assumptions which WRI management believes to be reasonable. A final determination of these estimates will be computed after all employees to be transferred have been identified. This calculation will be made on or about the Closing Date which is expected to occur in the second half of 1997.

 Pensions

  The employees of the Gas Business participate in WRI's pension plans, which are qualified non-contributory defined benefit plans covering substantially all employees of the Gas Business. Pension benefits are based on years of service and the employee's compensation during the five highest paid consecutive years of the ten years immediately preceding retirement. WRI's policy is to fund pension costs accrued, subject to limitations set by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code.

  The following tables provide information on the estimated components of pension cost under Statement of Financial Accounting Standards No. 87 "Employers' Accounting for Pension Plans".

 Calculation of Estimated Pension Expense

                                             FOR YEARS ENDED AUGUST 31,
                                         ------------------------------------
                                            1996         1995         1994
                                         -----------  -----------  ----------
                                          (ESTIMATED DOLLARS IN THOUSANDS)
   Pension Expense:
     Service cost....................... $     3,400  $     3,100  $    3,000
     Interest cost on projected benefit
      obligation........................      10,200        9,400       9,100
     Expected return....................     (11,300)     (10,100)     (9,500)
     Net amortization...................         500         (100)        200
                                         -----------  -----------  ----------
   Estimated net expense................ $     2,800  $     2,300  $    2,800
                                         ===========  ===========  ==========

                                 GAS BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Calculation of Accrued Pension Cost

                                                        AUGUST 31,
                                             ----------------------------------
                                                1996        1995        1994
                                             ----------  ----------  ----------
                                             (ESTIMATED DOLLARS IN THOUSANDS)
   Reconciliation of Funded Status:
     Actuarial present value of benefit
      obligations..........................  $  111,100  $  108,200  $   91,800
                                             ==========  ==========  ==========
   Plan assets (principally debt and equity
    securities) at fair value..............  $  145,200  $  135,500  $  123,300
   Projected benefit obligation............     141,200     136,700     118,300
                                             ----------  ----------  ----------
   Funded status...........................       4,000      (1,200)      5,000
   Unrecognized transition asset...........        (900)     (1,000)     (1,100)
   Unrecognized prior service costs........      16,800      18,200      15,200
   Unrecognized net (gain).................     (24,400)    (20,000)    (21,700)
                                             ----------  ----------  ----------
   Estimated accrued pension cost..........  $   (4,500) $   (4,000) $   (2,600)
                                             ==========  ==========  ==========

  The vested portion of the actuarial present value of the benefit obligation is believed to represent a substantial percentage of the total present value of the benefit obligation based on the average length of service of employees who are expected to be transferred.

 Actuarial Assumptions

                                                FOR YEARS ENDED AUGUST 31,
                                                ------------------------------
                                                  1996       1995       1994
                                                ---------  ---------  --------
   Discount rate...............................      7.50%      7.50%      8.0%
   Annual salary increase rate.................      4.75%      4.75%      5.0%
   Long-term rate of return....................       9.0%       9.0%      8.5%

 Postretirement

  Postretirement benefits are provided to eligible employees of the Gas Business. Based on actuarial projections and adoption of the transition method of implementation which allows a 20-year amortization of the accumulated benefit obligation, the Gas Business' postretirement benefits expense approximated $6.0 million, $5.4 million and $5.7 million for the 1996 Fiscal Year, the 1995 Fiscal Year and the 1994 Fiscal Year, respectively. In addition, WRI received an order from the KCC permitting the initial deferral of postretirement benefits expense in excess of amounts recognized on a pay-as-you-go basis. The amounts of postretirement benefits expense were deferred under the provisions of Emerging Issues Task Force No. 92-12 ("EITF 92-12"). The amounts of expense deferred at August 31, 1996 and 1995 were $10.7 million and $7.9 million, respectively. To mitigate the future impact the postretirement benefits expense accruals would have on LDC rates charged to customers, WRI planned to offset this expense with income obtained from a corporate-owned life insurance ("COLI") program with respect to employees. However, in 1996 the tax benefits from the COLI program were significantly curtailed through federal legislation, and such COLI contracts will not be transferred to New ONEOK. Accordingly, in order for the Gas Business to continue to meet the provisions of EITF 92-12, that permit rate regulated utilities to defer postretirement benefits costs, the amortization of costs deferred from January 1, 1993 through December 31, 1997 and future accruals must either be offset by another form of income source, or the amortization of prior deferred postretirement benefits costs and current year postretirement benefits expense must be included in rates effective January 1, 1998. The Gas Business has the ability to seek recovery of postretirement costs through the ratemaking process. Based on regulatory precedents established by the KCC, and the current order which permits the Gas Business to seek recovery of postretirement costs upon a given

                                 GAS BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

change in legislation, management believes that it is probable that accrued postretirement benefits can be recovered in rates. If these costs cannot be recovered in rates charged to customers, the Gas Business would be required to record a one-time charge to expense the regulatory asset established for employee benefit plans at August 31, 1996 totaling approximately $10.7 million for postretirement benefits and $1.2 million for postemployment benefits discussed below. Future earnings would also be negatively impacted since the accrual costs of employee benefits would be expensed and only cash payments related to the employee benefit programs would be recovered from customers.

  The following table summarizes the estimated status of the postretirement benefit plans for employees and retirees expected to be transferred from WRI to ONEOK who qualify for these benefits. Actuarial calculations are based upon estimates similar to those described above for pension benefits because not all employees to be transferred are identified at this date. A final determination with respect to actual employees will be made prior to the Closing. Amounts noted below are believed, by management, to be materially correct.

                                                 YEARS ENDED AUGUST 31,
                                            ----------------------------------
                                                  1996              1995
                                            ----------------  ----------------
                                            (ESTIMATED DOLLARS IN THOUSANDS)
   Reconciliation of Funded Status:
     Actuarial present value of
      postretirement benefit obligations..  $        (44,300) $        (43,600)
     Fair value of plan assets............               --                --
                                            ----------------  ----------------
     Funded Status........................           (44,300)          (43,600)
     Unrecognized prior service cost......               800               900
     Unrecognized transition obligation...            38,200            40,500
     Unrecognized net (gain)..............            (5,400)           (5,700)
                                            ----------------  ----------------
   Estimated accrued postretirement
    benefit costs.........................  $        (10,700) $         (7,900)
                                            ================  ================

                                                                    FOR YEARS
                                                                      ENDED
                                                                   AUGUST 31,
                                                                   ------------
                                                                   1996   1995
                                                                   -----  -----
   Actuarial Assumptions:
     Discount rate................................................   7.5%   7.5%
     Annual salary increase rate..................................  4.75%  4.75%
     Expected rate of return......................................   9.0%   9.0%

  The estimate assumes that postretirement benefits were accounted for on an accrual basis beginning September 1, 1993.

  For measurement purposes, an annual health care cost growth rate of 10% was assumed for Fiscal Year 1996, decreasing one percent per year to five percent in 2001 and thereafter. The health care cost trend rate has a significant effect on the projected benefit obligation. Increasing the trend rate by one percent each year would increase the present value of the accumulated projected benefit obligation by $.6 million and the aggregate of the service and interest cost components by $.05 million.

 Postemployment:

  Estimated postemployment benefits have been calculated similar to pension and postretirement benefits. Estimated expense for eligible employees to be transferred approximated $556,000, $355,000 and $219,000 for the 1996 Fiscal Year, the 1995 Fiscal Year and the 1994 Fiscal Year, respectively. At August 31, 1996 and 1995 the estimated liability for these benefits approximated $1.2 million and $1.0 million, respectively. The accounting and future regulatory requirements for postemployment benefits is the same as for postretirement benefits. The

                                 GAS BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

amounts of postemployment benefits expense deferred at August 31, 1996 and 1995 were $1.2 million and $1.0 million, respectively.

8. DERIVATIVE FINANCIAL INSTRUMENTS

  Westar uses natural gas futures contracts to reduce the effects of natural gas commodity price volatility on operating results which include price risk and basis risk. Price risk is the difference between the price of the physical commodity being hedged and the price of the futures contract used for hedging. Natural gas options held to hedge price risk provide the right, but not the requirement, to buy or sell natural gas at a fixed price. Basis risk is the risk that an adverse change in the futures market will not be completely offset by an equal and opposite change in the cash price of the commodity being hedged. Basis risk exists in natural gas primarily due to the geographical price differentials between cash market locations and futures contract delivery locations. In general, Westar's risk management policy requires that positions taken with derivatives be offset by positions in physical transactions or other derivatives. All of the financial instruments are held for purposes other than trading.

  The price of derivative instruments used to hedge commodity transactions have historically had a high correlation with commodity prices and are expected to continue to do so. The correlation of indices and prices is regularly evaluated by management to ensure that the instruments continue to be effective hedges. In the event that the correlation falls below allowable levels, the gains or losses associated with hedging instruments are recognized in the current period to the extent that correlation was lost. The maturity of the derivative instruments is timed to coincide with the hedged transaction. If the hedged transaction is terminated early or if an anticipated transaction fails to occur, the deferred gain or loss associated with the derivative instrument is recognized in the period and the hedge is closed.

  Westar has historically used natural gas futures and options contracts traded on the New York Mercantile Exchange and natural gas financial swaps with various third parties to reduce exposure to price risk when gas is not bought and sold simultaneously. At August 31, 1996, Westar had a deferred gain of $289,335 representing unrealized gains on forward commitments that will mature through the year 2000.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following table presents the recorded amounts and fair value of certain financial instruments used by WRI with respect to the Gas Business. Substantially all of the items in the table noted below pertain to the operations of Westar. The estimated fair values have been determined using quoted market prices of the same or similar securities.

                                       AS OF AND FOR THE YEARS ENDED AUGUST 31,
                            ----------------------------------------------------------------
                                         1996                             1995
                            ------------------------------  --------------------------------
                            NOTIONAL                         NOTIONAL
                             VOLUMES  ESTIMATED    GAIN/     VOLUMES    ESTIMATED    GAIN/
                            (MMBTU'S) FAIR VALUE  (LOSS)    (MMBTU'S)  FAIR VALUE   (LOSS)
                            --------- ---------- ---------  ---------- ----------- ---------
   Natural gas futures..... 3,990,000 $8,060,070 $(271,150) 10,200,000 $18,187,030 $(451,260)
   Natural gas swaps....... 3,826,000  5,351,645   560,485   3,994,000   3,583,513  (123,114)

  The recorded amount of accounts receivable and other current financial instruments approximate fair value.

                                  GAS BUSINESS
                  (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                        STATEMENT OF FINANCIAL POSITION
                                  (UNAUDITED)

                                                        FEBRUARY 28, AUGUST 31,
                                                            1997        1996
                                                        ------------ ----------
                                                        (THOUSANDS OF DOLLARS)
                        ASSETS
Property
  Distribution system..................................  $ 749,524   $ 721,762
  Transmission system..................................     77,542      76,166
  Gas storage..........................................     23,360      25,604
  Gas gathering........................................     12,715      11,166
  Gas processing.......................................     20,644      18,522
  Other................................................      7,542       6,186
                                                         ---------   ---------
    Total Property.....................................    891,327     859,406
  Accumulated depreciation.............................   (291,214)   (277,964)
                                                         ---------   ---------
    Net Property.......................................    600,113     581,442
                                                         ---------   ---------
Current Assets
  Cash and cash equivalents............................      2,622         426
  Accounts receivable, net.............................    181,270      71,386
  Materials and supplies...............................      5,608       5,997
  Gas in storage.......................................     17,756      47,495
  Purchased gas cost adjustment........................     24,825       9,816
  Other current assets.................................        739       1,098
                                                         ---------   ---------
    Total Current Assets...............................    232,820     136,218
                                                         ---------   ---------
Deferred Charges And Other Assets
  Deferred future income taxes.........................     25,280      25,280
  Other regulatory assets..............................     26,558      30,183
  Other................................................          2          96
                                                         ---------   ---------
    Total Deferred Charges And Other Assets............     51,840      55,559
                                                         ---------   ---------
    Total Assets.......................................  $ 884,773   $ 773,219
                                                         =========   =========
                EQUITY AND LIABILITIES
Equity in Net Assets Acquired..........................  $ 594,250   $ 532,477
Long-term debt.........................................     35,000      35,000
Current Liabilities
  Accounts payable and other accrued liabilities.......    111,861      71,529
  Customers' deposit...................................      5,010       4,742
                                                         ---------   ---------
    Total Current Liabilities..........................    116,871      76,271
Deferred Credits And Other Liabilities
  Deferred income taxes................................    107,239      98,088
  Deferred investment tax credit.......................      9,681       9,994
  Customer advances for construction...................      3,296       3,283
  Other................................................     18,436      18,106
                                                         ---------   ---------
    Total Deferred Credits And Other Liabilities.......    138,652     129,471
Commitments and Contingencies (Note 2)
                                                         ---------   ---------
    Total Equity and Liabilities.......................   $884,773   $ 773,219
                                                         =========   =========

                 See accompanying notes to financial statements

                                  GAS BUSINESS
                  (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                            STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                               THREE MONTHS ENDED         SIX MONTHS ENDED
                            ------------------------- -------------------------
                            FEBRUARY 28, FEBRUARY 29, FEBRUARY 28, FEBRUARY 29,
                                1997         1996         1997         1996
                            ------------ ------------ ------------ ------------
                             (THOUSANDS OF DOLLARS)    (THOUSANDS OF DOLLARS)
Operating Revenues
  Regulated................   $272,143     $235,731     $384,138     $319,457
  Nonregulated:
    Marketing..............     92,012       52,305      146,530       89,774
    Processing.............      7,639        4,464       14,023        8,976
    Other..................        --           --           --           --
                              --------     --------     --------     --------
      Total Nonregulated...     99,651       56,769      160,553       98,750
                              --------     --------     --------     --------
      Total Operating
       Revenues............    371,794      292,500      544,691      418,207
                              --------     --------     --------     --------
Operating Expenses
  Cost of gas..............    276,969      212,753      399,898      303,180
  Operations and
   maintenance.............     32,493       31,888       63,226       60,021
  Depreciation, depletion
   and amortization........      8,600        6,374       16,731       11,167
  General taxes............      2,525        3,172        5,958        6,090
  Income taxes.............     20,962       15,645       23,889       15,133
                              --------     --------     --------     --------
      Total Operating
       Expenses............    341,549      269,832      509,702      395,591
                              --------     --------     --------     --------
      Operating Income.....     30,245       22,668       34,989       22,616
                              --------     --------     --------     --------
Non-operating Expenses
  Interest expense and
   other...................      1,299        1,151        2,047        1,854
                              --------     --------     --------     --------
Net Income.................   $ 28,946     $ 21,517     $ 32,942     $ 20,762
                              ========     ========     ========     ========


                 See accompanying notes to financial statements

                                  GAS BUSINESS
                  (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                   STATEMENT OF EQUITY IN NET ASSETS ACQUIRED
                                  (UNAUDITED)

                                                          SIX MONTHS ENDED
                                                      -------------------------
                                                      FEBRUARY 28, FEBRUARY 29,
                                                          1997         1996
                                                      ------------ ------------
                                                       (THOUSANDS OF DOLLARS)
Equity in Net Assets Acquired, beginning of period...   $532,477     $487,815
  Net Income.........................................     32,942       20,762
  Net Capital Contributions..........................     28,831       33,536
                                                        --------     --------
Equity in Net Assets Acquired, end of period.........   $594,250     $542,113
                                                        ========     ========



                 See accompanying notes to financial statements

                                  GAS BUSINESS
                  (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                            STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                          SIX MONTHS ENDED
                                                      -------------------------
                                                      FEBRUARY 28, FEBRUARY 29,
                                                          1997         1996
                                                      ------------ ------------
                                                       (THOUSANDS OF DOLLARS)
Operating Activities
 Net income..........................................  $  32,942     $ 20,762
 Depreciation, depletion and amortization............     16,731       11,167
 Changes in assets and liabilities:
  Increase in accounts receivable....................   (109,884)     (97,672)
  Decrease in gas in storage, materials and
   supplies..........................................     30,128       33,714
  Decrease in other assets...........................        453        1,390
  Decrease in other regulatory assets................      3,625        1,797
  (Increase) decrease in purchased gas cost
   adjustment........................................    (15,009)      21,533
  Increase in accounts payable and other accrued
   liabilities.......................................     40,332       19,050
  Increase (decrease) in customers' deposit..........        268         (600)
  Increase (decrease) in deferred income taxes and
   deferred investment tax credits...................      8,838         (667)
  Increase in other deferred credits and other
   liabilities.......................................        343        6,457
                                                       ---------     --------
  Cash provided by operating activities..............      8,767       16,931
Investing Activities
 Capital expenditures, net...........................    (35,402)     (50,707)
                                                       ---------     --------
Financing Activities
 Net capital contributions...........................     28,831       33,536
                                                       ---------     --------
Change in cash and cash equivalents..................      2,196         (240)
Cash and cash equivalents--beginning of period.......        426          405
                                                       ---------     --------
Cash and cash equivalents--end of period.............  $   2,622     $    165
                                                       =========     ========


                 See accompanying notes to financial statements

                                 GAS BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                     NOTES TO INTERIM FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. FINANCIAL STATEMENTS

  The interim financial statements are unaudited but, in the opinion of management of the Gas Business, reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and operations for such periods in conformity with generally accepted accounting principles. The operations for any interim period are not necessarily indicative of operations for the full year. These financial statements should be read in conjunction with the audited financial statements and notes thereto of the Gas Business contained elsewhere in this Registration Statement.

2. COMMITMENTS AND CONTINGENCIES

 Manufactured Gas Plant Sites

  The net assets of the Gas Business to be contributed to New ONEOK include 12 former manufactured gas plant sites located in Kansas which may contain hazardous materials subject to control or remediation under various environmental laws and regulations. WRI and the KDHE entered into a consent agreement governing all future work at the 12 sites. The terms of the consent agreement allows WRI to investigate these sites and set remediation priorities based upon the results of the investigations and risk analysis. The prioritized sites will be investigated over a ten year period. The agreement allows WRI to set mutual objectives with the KDHE in order to expedite effective response activities and to control costs and environmental impact. The costs incurred for site investigation and risk management in the 1996 Fiscal Year, the 1995 Fiscal Year and the 1994 Fiscal Year were immaterial. Since the site investigations are preliminary, no formal agreement on costs to be incurred has been reached and the minimum potential liability would not be material to the financial statements, an accrual for these environmental contingencies has not been reflected in the accompanying financial statements. WRI's best current estimate of the most likely range of costs to be incurred per site based upon limited current information presently available is approximately $100,000 to $10 million. It should be noted that additional information and testing could result in costs significantly below or in excess of the amounts noted above to be incurred. The KCC has permitted another Kansas utility to recover its remediation costs through rates. To the extent that such remediation costs are not recovered through rates, the costs could be material to the Gas Business' financial position or results of operations depending on the degree of remediation required and number of years over which the remediation must be completed. See "Other Agreements--Environmental Indemnity Agreement" in the Proxy Statement/Prospectus for a description of the agreement between ONEOK and WRI relating to environmental costs and liability in connection with certain of these sites.

 Legal Proceedings

  Subject to the approval of the KCC, WRI entered into five new gas supply contracts with certain Bishop Entities which are currently regulated by the KCC. A contested hearing was held for the approval of those contracts. While the case was under consideration by the KCC, the FERC issued an order under which it asserted jurisdiction over the Bishop Entities. On November 3, 1995, the KCC stayed its consideration of the contracts between WRI and the Bishop Entities until such time as the FERC takes final appealable action on its assertion of jurisdiction over the Bishop Entities.

  On June 28, 1996, the KCC issued an order dismissing WRI's application for approval of the contracts and of recovery of related costs from its customers. WRI appealed this ruling and on January 24, 1997, the Kansas Court of Appeals reversed the KCC order thereby upholding the contracts. WRI's recovery of related costs from its customers was approved by operation of law.

  On November 27, 1996, the KCC issued a Suspension Order and on December 3, 1996, an order which suspended, subject to refund, the Gas Business' ability to recover costs related to purchases from KPP included in the COGR. On April 4, 1997, the KCC issued its order setting a procedural schedule in this matter. Under the

                                 GAS BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

              NOTES TO INTERIM FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)


schedule established by the KCC, the Staff of the KCC filed its testimony on April 4, 1997 but did not quantify the amount of any proposed disallowance. Hearings are scheduled for May 27-28, 1997 and June 3-6, 1997 with a decision from the KCC expected in late July 1997. Until such time as the amounts in question are identified, it is not possible to determine the impact of this matter on the Gas Business. WRI believes that its gas contract and purchasing practices have been prudent, and therefore, such costs should be allowed to be recovered.

  On January 17, 1997, a lawsuit was filed in Wyandotte County, Kansas, District Court (Wells & Western Resources, et al) alleging negligence on the part of WRI and several other parties in connection with carbon monoxide poisoning in a residence and claiming damages in excess of $50,000. The claim is currently under investigation, but it does not appear to WRI that resolution of the claim will result in any material impact on its financial results.

                                                                      APPENDIX A

                         AMENDED AND RESTATED AGREEMENT
                                     AMONG
                            WESTERN RESOURCES, INC.,
                                   WAI, INC.
                                      AND
                                   ONEOK INC.
                            DATED AS OF MAY 19, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 ARTICLE I THE ASSET TRANSACTION..........................................  A-2
   1.1 Certain Definitions...............................................   A-2
   1.2 The Asset Transaction.............................................   A-5
   1.3 Liabilities Assumed...............................................   A-5
   1.4 Retained Liabilities..............................................   A-5
   1.5 Instruments of Transfer...........................................   A-5
   1.6 Condition on Assignment or Assumption of Contracts and Rights.....   A-5
   1.7 Certain Adjustments...............................................   A-5
   1.8 Certain Taxes.....................................................   A-7
 ARTICLE II THE MERGER....................................................  A-7
   2.1 The Merger; Effective Time of Merger..............................   A-7
   2.2 Closing...........................................................   A-7
   2.3 Effect of the Merger..............................................   A-7
 ARTICLE III CONVERSION OF SHARES AND EXCHANGE OF CERTIFICATES............  A-8
   3.1 Effect of Merger on Capital Stock.................................   A-8
       (a)NewCorp Capital Stock Unchanged................................   A-8
       (b)Cancellation of Treasury Stock.................................   A-8
       (c)Exchange of ONEOK Common Stock.................................   A-8
   3.2 Exchange of Certificates..........................................   A-8
       (a)Exchange of Certificates.......................................   A-8
       (b)Exchange Procedures............................................   A-8
       (c)Distributions with Respect to Unexchanged Shares...............   A-9
       (d)No Further Ownership Rights in ONEOK Common Stock..............   A-9
       (e)Termination of Exchange Agent..................................   A-9
       (f)No Liability...................................................   A-9
 ARTICLE IV REPRESENTATIONS AND WARRANTIES................................ A-10
   4.1 Representations and Warranties of ONEOK...........................  A-10
       (a)Organization, Standing and Power...............................  A-10
       (b)Capital Structure..............................................  A-10
       (c)Authority; No Violations; Consents and Approvals...............  A-11
       (d)SEC Documents..................................................  A-12
       (e)Information Supplied...........................................  A-13
       (f)Absence of Certain Changes or Events...........................  A-13
       (g)No Undisclosed Material Liabilities............................  A-14
       (h)No Default.....................................................  A-14
       (i)Compliance with Applicable Laws................................  A-14
       (j)Litigation.....................................................  A-14
       (k)Taxes..........................................................  A-15
       (l)Employee Matters; ERISA........................................  A-16
       (1)Benefit Plans..................................................  A-16
       (2)Contributions..................................................  A-16
       (3)Qualification; Compliance......................................  A-16
       (4)Pension Benefit Plan; Liabilities..............................  A-17
       (5)Welfare Plans..................................................  A-17
       (6)Documents Made Available.......................................  A-17
       (7)Payments Resulting From Merger.................................  A-18

                                                                            PAGE
                                                                            ----
       (8)Funded Status of Plans..........................................  A-18
       (9)Multiemployer Plans.............................................  A-18
       (10)Modification or Termination of Plans...........................  A-18
       (11)Reportable Events; Claims......................................  A-18
       (m)Labor Matters...................................................  A-19
       (n)Intangible Property.............................................  A-19
       (o)Environmental Matters...........................................  A-19
       (1)Definitions.....................................................  A-19
       (2)Compliance......................................................  A-20
       (3)Environmental Permits...........................................  A-20
       (4)Environmental Claims............................................  A-21
       (5)Releases........................................................  A-21
       (6)Underground Storage Tanks or Surface Impoundments...............  A-21
       (p)Insurance.......................................................  A-21
       (q)Contracts.......................................................  A-22
       (r)Regulatory Proceedings..........................................  A-22
       (s)Regulation as a Utility.........................................  A-22
       (t)Opinion of Financial Advisor....................................  A-22
       (u)Vote Required...................................................  A-23
       (v)Beneficial Ownership of WRI Common Stock........................  A-23
       (w)Brokers.........................................................  A-23
       (x)Related Party Transactions......................................  A-23
       (y)Takeover Provisions.............................................  A-23
       (z)Rights Plan.....................................................  A-23
       (aa)Title to Properties............................................  A-23
       (ab)Condition of Assets............................................  A-24
       (ac)Accounts Receivable............................................  A-24
   4.2 Representations and Warranties of WRI..............................  A-24
       (a)Organization, Standing and Power................................  A-24
       (b)Capital Structure...............................................  A-24
       (c)Sufficiency of Assets...........................................  A-25
       (d)Authority; No Violations; Consents and Approvals................  A-25
       (e)SEC and Other Documents.........................................  A-26
       (f)Information Supplied............................................  A-27
       (g)Absence of Certain Changes or Events............................  A-28
       (h)No Undisclosed Material Liabilities.............................  A-28
       (i)No Default......................................................  A-28
       (j)Compliance with Applicable Laws.................................  A-28
       (k)Litigation......................................................  A-29
       (l)Taxes...........................................................  A-29
       (m)Employee Matters; ERISA.........................................  A-30
       (1)Benefit Plans...................................................  A-30
       (2)Contributions...................................................  A-31
       (3)Qualification; Compliance.......................................  A-31
       (4)Pension Benefit Plan; Liabilities...............................  A-31
       (5)Welfare Plans...................................................  A-32
       (6)Documents Made Available........................................  A-32
       (7)Payments Resulting From Merger..................................  A-32
       (8)Funded Status of Plans..........................................  A-32
       (9)Multiemployer Plans.............................................  A-33
       (10)Modification or Termination of Plans...........................  A-33

                                                                            PAGE
                                                                            ----
       (11)Reportable Events; Claims......................................  A-33
       (n)Labor Matters...................................................  A-33
       (o)Intangible Property.............................................  A-34
       (p)Environmental Matters...........................................  A-34
       (1)Compliance......................................................  A-34
       (2)Environmental Permits...........................................  A-34
       (3)Environmental Claims............................................  A-35
       (4)Releases........................................................  A-35
       (5)Underground Storage Tanks or Surface Impoundments...............  A-35
       (q)Contracts and Certain Obligations...............................  A-35
       (r)Regulatory Proceedings..........................................  A-36
       (s)Regulation as a Utility.........................................  A-36
       (t)Opinion of Financial Advisor....................................  A-36
       (u)Title to Properties.............................................  A-36
       (v)Condition of Assets.............................................  A-37
       (w)Accounts Receivable.............................................  A-37
       (x)Beneficial Ownership of ONEOK Common Stock......................  A-37
       (y)Brokers.........................................................  A-37
       (z)Insurance.......................................................  A-37
       (aa)Business of NewCorp............................................  A-37
       (ab)Intercompany Liabilities.......................................  A-37
       (ac)Related Party Transactions.....................................  A-37
 ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER.......................... A-38
   5.1 Conduct of Gas Business Pending the Merger.........................  A-38
       (a)Ordinary Course.................................................  A-38
       (b)Changes in Stock................................................  A-38
       (c)Issuance of Securities..........................................  A-38
       (d)No Acquisitions.................................................  A-38
       (e)No Dispositions.................................................  A-38
       (f)No Dissolution, Etc.............................................  A-38
       (g)Certain Employee Matters........................................  A-38
       (h)Leases; Capital Expenditures....................................  A-39
       (i)Affiliate Transactions..........................................  A-39
       (j)Rate Matters....................................................  A-39
       (k)Contracts.......................................................  A-39
       (l)Insurance.......................................................  A-39
       (m)Permits.........................................................  A-39
       (n)Tax Matters.....................................................  A-39
       (o)Discharge of Liabilities........................................  A-40
       (p)Other Actions...................................................  A-40
       (q)Agreements......................................................  A-40
       (r)Business of NewCorp.............................................  A-40
       (s)Shareholder Agreement...........................................  A-40
       (t)Rights Agreement................................................  A-40
       (u)Material Information............................................  A-40
       (v)Intercompany Liabilities........................................  A-40
   5.2 Certain Restrictions in Respect of ONEOK...........................  A-40
       (a)Changes in Stock................................................  A-40
       (b)Governing Documents; Other Material Transactions................  A-41
       (c)Other Actions...................................................  A-41

                                                                          PAGE
                                                                          ----
        (d)Rights; Redemption of Capital Stock..........................  A-41
        (e)Material Information.........................................  A-41
        (f)Other Agreements.............................................  A-41
        (g)Agreements...................................................  A-41
        (h)Stock Options................................................  A-41
   5.3  No Solicitation.................................................  A-41
 ARTICLE VI ADDITIONAL AGREEMENTS........................................ A-42
   6.1  Preparation of Form S-4 and the Proxy Statement.................  A-42
   6.2  Letter of ONEOK's Accountants...................................  A-42
   6.3  Letter of WRI's Accountants.....................................  A-42
   6.4  Access to Information...........................................  A-42
   6.5  ONEOK Stockholders' Meeting.....................................  A-43
   6.6  Regulatory and Other Approvals..................................  A-43
        (a)HSR Act......................................................  A-43
        (b)Other Regulatory Approvals...................................  A-43
        (c)Other Approvals..............................................  A-43
   6.7  Authorization for Shares and Stock Exchange Listing.............  A-44
   6.8  Stock Options...................................................  A-44
   6.9  Agreement to Defend.............................................  A-44
   6.10 Public Announcements............................................  A-44
   6.11 Other Actions...................................................  A-44
   6.12 Advice of Changes; SEC Filings..................................  A-44
   6.13 Reorganization..................................................  A-45
   6.14 Disclosure Schedules............................................  A-45
   6.15 Preparation and Filing of Returns; Payment of Taxes.............  A-45
   6.16 Access to Information...........................................  A-46
   6.17 Non-Competition.................................................  A-46
   6.18 Use of Name.....................................................  A-47
   6.19 Standstill......................................................  A-47
   6.20 Control Share Acquisition Provisions............................  A-47
   6.21 Further Assurances..............................................  A-48
   6.22 Insurance.......................................................  A-48
 ARTICLE VII CONDITIONS PRECEDENT........................................ A-48
        Conditions to Each Party's Obligation to Effect the
   7.1   Transactions...................................................  A-48
        (a)ONEOK Stockholder Approval...................................  A-48
        (b)NYSE Listing.................................................  A-48
        (c)Other Approvals..............................................  A-48
        (d)Form S-4.....................................................  A-48
        (e)No Injunctions or Restraints.................................  A-48
        (f)Shareholder Agreement; Other Agreements......................  A-48
        (g)1935 Act.....................................................  A-49
   7.2  Conditions of Obligations of WRI and NewCorp....................  A-49
        (a)Representations and Warranties...............................  A-49
        (b)Performance of Obligations of ONEOK..........................  A-49
        (c)Tax Opinion..................................................  A-49
        (d)Required Consents............................................  A-49
        (e)KCC Order....................................................  A-49
        (f)Pooling of Interests.........................................  A-49
        (g)OCC Order....................................................  A-50
   7.3  Conditions of Obligations of ONEOK..............................  A-50
        (a)Representations and Warranties...............................  A-50
        (b)Performance of Obligations of NewCorp and WRI................  A-50

                                                                            PAGE
                                                                            ----
         (c)Tax Opinion...................................................  A-50
         (d)Required Consents.............................................  A-50
         (e)Asset Transaction.............................................  A-50
         (f)OCC Order.....................................................  A-50
         (g)KCC Order.....................................................  A-50
 ARTICLE VIII EMPLOYEE AND EMPLOYEE MATTERS; ENVIRONMENTAL MATTERS......... A-50
 ARTICLE IX TERMINATION AND AMENDMENT...................................... A-51
    9.1  Termination......................................................  A-51
    9.2  Effect of Termination............................................  A-52
    9.3  Expenses.........................................................  A-52
    9.4  Amendment........................................................  A-52
    9.5  Extension; Waiver................................................  A-53
 ARTICLE X INDEMNIFICATION................................................. A-53
   10.1  General Indemnification..........................................  A-53
   10.2  Tax Indemnification and Audits...................................  A-54
 ARTICLE XI GENERAL PROVISIONS............................................. A-55
   11.1  Confidentiality Agreement........................................  A-55
   11.2  Notices..........................................................  A-55
   11.3  Interpretation...................................................  A-56
   11.4  Counterparts.....................................................  A-56
   11.5  Entire Agreement; No Third Party Beneficiaries...................  A-56
   11.6  Governing Law....................................................  A-56
   11.7  No Remedy in Certain Circumstances...............................  A-56
   11.8  Assignment.......................................................  A-56
   11.9  Bulk Sales Law...................................................  A-56
   11.10 Non-Survival of Representations and Warrants.....................  A-57

                               GLOSSARY OF TERMS


                                                                    SECTION
                                                                     -------
1935 Act............................................................ 4.1(c)
Accounts Receivable................................................. 1.1(b)
Accounting Firm..................................................... 1.7(a)
Acquired Subsidiaries............................................... 4.2(l)
Acquisition Proposal................................................ 5.3(c)
Affiliate........................................................... 5.1(i)
Agreement......................................................... Preamble
Amendment Date.................................................... Preamble
Ancillary Documents................................................. 4.1(c)
Assets.............................................................. 1.1(a)
Asset Transaction................................................. Recitals
Assumed Debt........................................................ 1.1(c)
Assumed Liabilities................................................. 1.1(c)
Certificates........................................................ 3.2(b)
Closing................................................................ 2.2
Closing Date........................................................... 2.2
Closing Working Capital............................................. 1.7(a)
Code.............................................................. Recitals
Confidentiality Agreements............................................. 6.4
Consolidated Financial Information of the Gas Business.............. 4.2(e)
Constituent Corporations............................................ 2.3(a)
Continuing Employees................................................ 1.1(d)
Control Share Acquisition Statute..................................... 6.20
Current Assets...................................................... 1.7(c)
Current Liabilities................................................. 1.7(c)
Deficient Amount.................................................... 1.7(b)
DGCL................................................................... 2.1
Disclosure Schedules.................................................. 6.14
Easements........................................................... 1.1(e)
Effective Date......................................................... 2.1
Effective Time......................................................... 2.1
Employee Agreement....................................................... 8
Environmental Claims................................................ 4.1(o)
Environmental Indemnity Agreement........................................ 8
Environmental Laws.................................................. 4.1(o)
Environmental Permits............................................... 4.1(o)
ERISA............................................................... 1.1(f)
Excess Amount....................................................... 1.7(b)
Exchange Act........................................................ 4.1(c)
Exchange Agent...................................................... 3.2(a)
Exchange Fund....................................................... 3.2(a)
Excluded Assets..................................................... 1.1(g)
excluded capital expenditures....................................... 1.7(a)
Expense Reimbursement Letter........................................ 9.2(b)
Financial Information Statements.................................... 4.2(e)
Form S-4............................................................ 4.1(e)
GAAP................................................................ 4.1(d)
Gas................................................................. 1.1(h)
Gas Business...................................................... Recitals

                                                                     SECTION
                                                                     -------
Gas Pipelines......................................................... 1.1(i)
Governmental Entity................................................... 4.1(c)
Hazardous Materials................................................... 4.1(o)
HSR Act............................................................... 4.1(c)
Income Tax Contest................................................... 10.2(b)
Income Taxes.......................................................... 4.1(k)
Indebtedness.......................................................... 1.7(a)
indemnified party.................................................... 10.1(c)
Initial Termination Date.............................................. 9.1(c)
Injunction............................................................ 7.1(e)
Inventory............................................................. 1.1(j)
IRS................................................................... 4.1(k)
KCC................................................................... 4.1(c)
Lien................................................................. 4.1(aa)
Losses............................................................... 10.1(a)
Marketing Agreement................................................... 7.1(f)
Material Adverse Change............................................... 1.1(k)
Material Adverse Effect............................................... 1.1(k)
Material Contract..................................................... 4.1(q)
MCMC................................................................ Recitals
Merger.............................................................. Recitals
Merger Effective Date.................................................... 2.1
Merger Effective Time.................................................... 2.1
Net Amount............................................................ 1.7(c)
NewCorp............................................................. Preamble
NewCorp Bylaws........................................................ 2.3(a)
NewCorp Charter....................................................... 2.3(a)
NewCorp Common Stock.................................................. 3.1(c)
NewCorp Preferred Stock.................................................. 6.1
NewCorp Rights Agreement.............................................. 3.1(c)
NewCorp Series C Preferred Stock...................................... 3.1(c)
NewCorp Stock Purchase Rights......................................... 3.1(c)
Notice of Disagreement................................................ 1.7(a)
NYSE.................................................................. 4.2(d)
OCC................................................................... 4.1(c)
OGCA..................................................................... 2.1
ONEOK............................................................... Preamble
ONEOK Affiliate....................................................... 1.1(1)
ONEOK Balance Sheet................................................... 4.1(g)
ONEOK Benefit Plan.................................................... 1.1(m)
ONEOK Capital Expenditure Amount...................................... 1.7(a)
ONEOK Common Stock.................................................... 3.1(c)
ONEOK Disclosure Schedule................................................ 4.1
ONEOK Gas Contracts................................................... 4.1(q)
ONEOK Intangible Property............................................. 4.1(n)
ONEOK Litigation...................................................... 4.1(j)
ONEOK Options......................................................... 4.1(b)
ONEOK Order........................................................... 4.1(j)
ONEOK Pension Benefit Plan............................................ 1.1(n)
ONEOK Permits......................................................... 4.1(i)
ONEOK Preference Stock................................................ 4.1(b)

                                                                       SECTION
                                                                       -------
ONEOK Preferred Stock................................................... 4.1(b)
ONEOK Representatives................................................... 5.3(a)
ONEOK Required Consents................................................. 4.1(c)
ONEOK Rights Agreement.................................................. 4.1(b)
ONEOK SEC Documents..................................................... 4.1(d)
ONEOK Stock Plans....................................................... 4.1(b)
ONEOK Stockholder Approval.............................................. 4.1(c)
ONEOK Stockholders' Meeting................................................ 6.5
Opt-out Amendment ........................................................ 6.20
Original Agreement.................................................... Recitals
Original Execution Date............................................... Recitals
PBGC.................................................................... 1.1(o)
Permitted Liens........................................................ 4.1(aa)
Plants.................................................................. 1.1(p)
PP&E Schedules.......................................................... 4.2(e)
Pre-Closing Straddle Period Income Taxes............................... 6.15(c)
Proxy Statement......................................................... 4.1(c)
Reimbursed Expenses..................................................... 9.2(b)
Release................................................................. 4.1(o)
Reportable Event........................................................ 1.1(q)
Retained Gas Manufacturing Plants....................................... 1.1(r)
Retained Liabilities.................................................... 1.1(s)
Retired Employees....................................................... 1.1(t)
Returns................................................................. 4.1(k)
Salomon................................................................. 4.2(t)
SEC..................................................................... 1.1(u)
Securities Act.......................................................... 4.1(c)
Shared Services Agreement............................................... 7.1(f)
Shareholder Agreement................................................... 5.1(s)
Significant Subsidiary.................................................. 1.1(u)
Statement............................................................... 1.7(a)
Stock Consideration..................................................... 3.2(a)
Straddle Period........................................................ 6.15(c)
Subsidiary.............................................................. 1.1(v)
Surviving Corporation................................................. Recitals
Takeover Statute........................................................ 4.1(y)
Taxes................................................................... 4.1(k)
Third Party Claim...................................................... 10.1(c)
Transactions.......................................................... Recitals
Transfer Documents......................................................... 1.5
Transferred Stock..................................................... Recitals
Transferred Subsidiaries.............................................. Recitals
Westar................................................................ Recitals
Working Capital......................................................... 1.7(c)
WRI................................................................... Preamble
WRI Affiliate........................................................... 1.1(w)
WRI Benefit Plan........................................................ 1.1(x)
WRI Capital Expenditure Amount.......................................... 1.7(a)
WRI Disclosure Schedule.................................................... 4.2
WRI Gas Contracts....................................................... 4.2(q)
WRI Litigation.......................................................... 4.2(k)
WRI Orders.............................................................. 4.2(k)

                                                                       SECTION
                                                                       -------
WRI Pension Benefit Plan................................................ 1.1(y)
WRI Permits............................................................. 4.2(j)
WRI Required Consents................................................... 4.2(d)
WRI SEC Documents....................................................... 4.2(e)
WRI's Refunds.......................................................... 10.2(c)

                        AMENDED AND RESTATED AGREEMENT

  AMENDED AND RESTATED AGREEMENT (the "Agreement"), dated as of May 19, 1997 (the "Amendment Date"), by and among ONEOK Inc., a Delaware corporation ("ONEOK"), Western Resources, Inc., a Kansas corporation ("WRI") and WAI, Inc., an Oklahoma corporation and wholly-owned subsidiary of WRI ("NewCorp").

  WHEREAS, ONEOK and WRI have entered into an Agreement (the "Original Agreement"), dated as of December 12, 1996 (the "Original Execution Date"), and the parties to the Original Agreement wish to amend and restate such Original Agreement as specified herein;

  WHEREAS, WRI is engaged in the business of local natural gas distribution in the States of Kansas and Oklahoma (such business, other than the Excluded Assets and the Retained Liabilities (as such terms are hereinafter defined) associated therewith, and the business and operations of the Transferred Subsidiaries (as such term is hereinafter defined), shall be referred to herein as the "Gas Business");

  WHEREAS, WRI owns, either directly or indirectly, 100% of the outstanding capital stock of Westar Gas Marketing, Inc. ("Westar") and Mid Continent Market Center, Inc. ("MCMC"; and, together with Westar, the "Transferred Subsidiaries") (such stock shall be referred to herein as the "Transferred Stock");

  WHEREAS, WRI has formed NewCorp for the sole purpose of effecting the transactions contemplated by this Agreement;

  WHEREAS, ONEOK, WRI and NewCorp have determined to engage in a strategic business combination in which the Gas Business will be combined with the business and assets of ONEOK;

  WHEREAS, in furtherance thereof, (i) immediately prior to the Merger Effective Time (as such term is hereinafter defined), WRI will contribute or cause to be contributed to NewCorp all of the Assets (as such term is hereinafter defined) and WRI will cause NewCorp to assume all of the Assumed Liabilities (as such term is hereinafter defined (such contribution and assumption, the "Asset Transaction")), and (ii) at the Merger Effective Time, ONEOK will be merged with and into NewCorp (the "Merger," and, together with the Asset Transaction, the "Transactions"), with NewCorp as the surviving corporation (NewCorp, in its capacity as such, the "Surviving Corporation");

  WHEREAS, the respective Boards of Directors of ONEOK, WRI and NewCorp have approved this Agreement and the Transactions and have determined that it is in the best interests of their respective shareholders that the Transactions be effected under the terms and conditions of this Agreement;

  WHEREAS, for federal income tax purposes, it is intended that (i) the Asset Transaction will be a transfer described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and

  WHEREAS, ONEOK, WRI and NewCorp desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and the other transactions contemplated hereby and by the Ancillary Documents (as hereinafter defined) and also to prescribe various conditions to the Transactions and the other transactions contemplated hereby and thereby.

  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                             THE ASSET TRANSACTION

  1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

  (a) "Assets" shall mean all of the assets, property and interests owned by WRI that are primarily used in, or primarily related to or primarily generated by, the field operations of the Gas Business, of every type and description, tangible and intangible, wherever located and whether or not reflected on the books and records of WRI and its Subsidiaries (as such term is hereinafter defined) as of the Closing Date (as such term is hereinafter defined), including, but not limited to, the following types, categories or items of assets, properties and interests, in each case, to the extent primarily used in, or primarily related to, or primarily generated by the field operations of the Gas Business:

    (i) all Gas Pipelines (as such term is hereinafter defined) and Plants (as such term is hereinafter defined) and construction work in progress on the Gas Pipelines and Plants;

    (ii) all Gas and other substances and materials located in the Gas Pipelines or at the Plants;

    (iii) all gauges, meters and other measuring equipment, telemetry equipment, regulators, motors, compressors, storage tanks, fittings, valves, equipment, machinery, tooling, furniture, fixtures, vehicles, supplies, spare parts, repair parts, materials, fuel, computer hardware and other tangible personal property;

    (iv) all rights under agreements, sales and purchase orders, contracts, product warranties, guarantees, service agreements and other commitments;

    (v) all leasehold interests of equipment, machinery, furniture, and tangible personal property;

    (vi) all government permits, authorizations, franchises, certificates and licenses to the extent transferable, in whole or in part;

    (vii) all leases of real property;

    (viii) all intangible personal property rights and regulatory assets as described in Schedule 1.1(a)(viii);

    (ix) all Accounts Receivable (as such term is hereinafter defined);

    (x) all of the outstanding capital stock of Westar and MCMC;

    (xi) copies of all customer and vendor lists relating to the operation of the Gas Business or ownership of the Assets, copies of all files and documents (including lists and credit information) relating to customers and vendors related to the Gas Business, copies of all financial books and records of the Gas Business, copies of all continuing property records for the Plants and the Gas Pipelines, copies of all other records, files, books, documents, and data bases, or portions thereof, including, but not limited to, real property instruments (originals where available), rate case files and records, system maps and operational manuals, sales materials and correspondence;

    (xii) all Easements (as such term is hereinafter defined);

    (xiii) all Inventory (as such term is hereinafter defined);

    (xiv) all rights and claims relating to the Assets or the Gas Business under insurance policies (but not the policies themselves), all rights against third parties arising out of the Assets or the Gas Business, and the right to maintain or commence suits against such parties and the right to carry on the Gas Business as successor to WRI and its Subsidiaries, as applicable, in any and all respects; and

    (xv) all other properties and assets of every kind and nature, real or personal, tangible or intangible, to the extent used primarily in connection with, or primarily related to or primarily generated by the field operations of the Gas Business;

provided, however, that Assets shall not include Excluded Assets.

  (b) "Accounts Receivable" shall mean the accounts and other receivables, including unbilled revenues, of WRI and the Transferred Subsidiaries to the extent arising out of the Gas Business, or ONEOK, as applicable.

  (c) "Assumed Liabilities" shall mean any and all debts, claims, losses, liabilities, leases and obligations whatsoever, including, without limitation, debts, liabilities, obligations, Environmental Claims (as such term is hereinafter defined) and claims with respect to any contracts included in the Assets, that arise primarily out of, or relate primarily to or are primarily generated by, the Assets or field operations of the Gas Business, whether arising before or after the Asset Transaction and whether known or unknown, fixed or contingent, other than Retained Liabilities. Assumed Liabilities shall also include $35 million aggregate principal amount of debt of WRI, with terms which permit prepayment with no more than 30 days' prior notice without penalty (other than breakage fees with respect to LIBOR loans) and with a maturity of no more than 3 years (the "Assumed Debt"), subject to adjustment pursuant to Section 1.7.

  (d) "Continuing Employees" shall mean all employees who are hired by NewCorp pursuant to the Employee Agreement (as such term is hereinafter defined).

  (e) "Easements" shall mean all easements, rights-of-way, permits, licenses, franchises, leases, surface leases, prescriptive rights and ways of necessity, whether or not of record.

  (f) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  (g) "Excluded Assets" shall mean those assets of WRI and/or any of its Subsidiaries used in the Gas Business or owned by the Transferred Subsidiaries which are not being contributed to NewCorp as set forth on Schedule 1.1(g), including, without limitation, the Retained Gas Manufacturing Plants, and any intellectual property rights relating to the names "Westar", "Western Resources", "KPL" or "KGE".

  (h) "Gas" shall mean gas, gas liquids and other substances and materials associated therewith.

  (i) "Gas Pipelines" shall mean the gas gathering, distribution and transmission system and related properties of the Gas Business, including but not limited to the assets and properties described in Schedule 1.1(i).

  (j) "Inventory" shall mean the following:

    (i) Gas. The (1) Gas purchased for the Gas Business but not yet delivered to customers of the Gas Business and unrecovered Gas costs allocable to the Gas Business, less Gas delivered to customers but not yet purchased by customers, in each case, limited to those amounts of FERC Account 191; and
  (2) Gas in storage purchased for the Gas Business.

    (ii) Other Assets. The inventory of WRI and the Transferred Subsidiaries of materials and supplies and merchandise that are primarily used in, or primarily relate to or are primarily generated by, the field operations of the Gas Business.

  (k) A "Material Adverse Effect" or "Material Adverse Change" shall mean, in respect of ONEOK, the Gas Business or NewCorp, as applicable, any effect or change that is or, is reasonably likely to be, materially adverse to the business, operations, assets, condition (financial or otherwise), results of operations or prospects of ONEOK and its Subsidiaries, NewCorp, or the Gas Business, as applicable, in each case taken as a whole.

  (l) "ONEOK Affiliate" means any Subsidiary of ONEOK, and any other trade or business, whether or not incorporated, that is under control by or treated as a single employer with ONEOK under Sections 414(b), (c), (m) or (o) of the Code.

  (m) "ONEOK Benefit Plan" means each benefit plan, program, policy, or arrangement described in Section 4.1(l)(1) (whether or not terminated).

  (n) "ONEOK Pension Benefit Plan" means each employee pension benefit plan (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA that is or was maintained or contributed to by ONEOK or any ONEOK Affiliate at any time during the six calendar years immediately preceding the Original Execution Date.

  (o) "PBGC" means the Pension Benefit Guaranty Corporation.

  (p) "Plants" shall mean the real property interests of WRI, including Easements, together with the buildings and improvements of WRI located on such real property, in each case to the extent primarily used in or primarily related to the Gas Business.

  (q) "Reportable Event" means an event constituting a "reportable event" within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement or penalty has not been waived by the PBGC.

  (r) "Retained Gas Manufacturing Plants" shall mean the manufactured gas plants specified in Schedule 1.1(r).

  (s) "Retained Liabilities" shall mean (i) all debts, liabilities, leases and obligations whatsoever of WRI and its Subsidiaries that do not arise primarily out of, do not relate primarily to, or are not primarily generated by, the Assets and the field operations of the Gas Business, (ii) liabilities of WRI and its Subsidiaries other than the Transferred Subsidiaries for Income Taxes (as such term is hereinafter defined), (iii) all liabilities, including environmental liabilities, relating to the Retained Gas Manufacturing Plants,
(iv) all liabilities relating to or resulting from, the divestiture by WRI of the Missouri Gas assets to Southern Union Company, and (v) all liabilities of WRI and its Subsidiaries, whether or not relating to the Gas Business, relating to indebtedness for borrowed money or guarantees, other than the Assumed Debt and other than capital leases primarily related to the Gas Business.

  (t) "Retired Employees" shall mean all vested former employees of the Gas Business and the Gas Business' predecessors, such other individuals who were independent contractors and are recharacterized as former employees, and the surviving beneficiaries of all such former employees and other individuals all who are entitled to pension benefits from NewCorp pursuant to the Employee Agreement.

  (u) "Significant Subsidiary" means any Subsidiary of ONEOK or WRI, as applicable, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC").

  (v) "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner or managing member (excluding partnerships or limited liability companies, the general partnership or membership interests of which are held by such party or any Subsidiary of such party that do not have a majority of the voting interest in such partnership or limited liability company); or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

  (w) "WRI Affiliate" means any Subsidiary of WRI, or any other trade or business, whether or not incorporated, that is under control by or treated as a single employer with WRI under Section 414(b), (c), (m) or (o) of the Code.

  (x) "WRI Benefit Plan" means each benefit plan, program, policy, or arrangement described in Section 4.2(m)(1) (whether or not terminated).

  (y) "WRI Pension Benefit Plan" means each employee pension benefit (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA that is or was maintained or contributed to by WRI or any WRI Affiliate at any time during the six calendar years immediately preceding the Original Execution Date.

  1.2 The Asset Transaction. Immediately prior to the Merger Effective Time and as a condition precedent to the Merger, WRI shall contribute, or cause to be contributed, to NewCorp, and WRI shall cause NewCorp to acquire, all of the right, title and interest of WRI in, to and under the Assets, free and clear of all Liens (as such term is hereinafter defined) other than Permitted Liens (as such term is hereinafter defined).

  1.3 Liabilities Assumed. Concurrently with the contribution of the Assets to NewCorp pursuant to Section 1.2, WRI will cause NewCorp to assume and agree to pay, perform and discharge when due the Assumed Liabilities.

  1.4 Retained Liabilities. Except for the Assumed Liabilities, WRI shall or shall cause its Subsidiaries (other than Westar and MCMC) to, retain and have full responsibility for and obligation with respect to the Retained Liabilities.

  1.5 Instruments of Transfer. The conveyance, transfer, assignment and delivery of the Assets to NewCorp and the assumption of Assumed Liabilities by NewCorp shall be effected by one or more Assignments, assumption agreements, bills of sale, and regulatory orders (collectively, the "Transfer Documents"), as may be necessary or as ONEOK or the Surviving Corporation may reasonably require. As to the real property interests included in the Assets, the conveyance shall be by general warranty deed for those interests for which WRI received a general warranty deed and the remainder shall be by special warranty deed.

  1.6 Condition on Assignment or Assumption of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or assume any claim, contract, lease, commitment or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or assumption thereof, without the consent of a third party thereto, would constitute a breach thereof. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of WRI or its Subsidiaries thereunder so that NewCorp or the Surviving Corporation would not in fact receive all such rights, WRI will, and will cause its Subsidiaries to, cooperate with the Surviving Corporation in any arrangement reasonably designed to provide for the Surviving Corporation, at the expense of the Surviving Corporation, the benefits under any such claims, contracts, licenses, leases or commitments including, without limitation, enforcement for the benefit of the Surviving Corporation of any and all rights of WRI and its Subsidiaries against a third party thereto arising out of the breach or cancellation by such third party or otherwise; and any transfer or assignment to NewCorp or the Surviving Corporation by WRI or its Subsidiaries of any property or property rights or any contract or agreement which shall require the consent or approval of any third party, shall be made subject to such consent or approval being obtained; provided, however, that any third party consents to the assignment of such contracts shall provide that WRI shall be released in full from its obligations under such contracts.

  1.7 Certain Adjustments. (a) 45 days before the Closing Date, WRI shall prepare and deliver to ONEOK a statement (the "Statement"), certified by an officer of WRI, setting forth the anticipated Working Capital (as such term is hereinafter defined) of the Gas Business as of the close of business on the Closing Date (the "Closing Working Capital"), and the dollar amount anticipated to be expended by WRI with respect to capital expenditures and construction work in progress relating to the Gas Business for the period from December 1, 1996, through the Closing Date (the "WRI Capital Expenditure Amount"). ONEOK shall prepare and deliver to WRI for inclusion on the Statement, the dollar amount anticipated to be expended by ONEOK, for the purpose of this paragraph ONEOK shall mean only Oklahoma Natural Gas Company Division and ONG Transmission Company, with respect to capital expenditures and construction work in progress (excluding capital expenditures and construction work in progress resulting from any acquisition of, whether by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof, the "excluded capital expenditures") for the period from December 1, 1996, through the Closing Date, less the aggregate net increase of any Indebtedness (as defined below) incurred or assumed by, or any equity issued by, ONEOK from December 1, 1996 to the Closing Date, to the extent the proceeds thereof are used to finance any capital expenditure or construction work in progress of ONEOK (the "ONEOK Capital Expenditure Amount") and, based on the foregoing, WRI shall include on the Statement, the Net Amount (as such term is hereinafter defined). As used in this Section, the term "Indebtedness" shall mean the total long-term debt and short-term debt incurred under a revolving credit, working capital or other comparable credit facilities, but shall exclude debt incurred to finance the "excluded capital expenditures."

  During the 10-day period following ONEOK's receipt of the Statement, WRI and ONEOK and their respective independent auditors shall be permitted to review the working papers relating to the Statement. The Statement shall become final and binding upon the parties on the tenth day following delivery thereof, unless WRI or ONEOK gives written notice of its disagreement with the Statement ("Notice of Disagreement") to the other party prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received in a timely manner, then the Statement (as revised in accordance with clause (A) or (B) below) shall become final and binding upon ONEOK and WRI on the earlier of
(A) the date ONEOK and WRI resolve in writing any differences they have with respect to the matters specified in each Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as such term is hereinafter defined).

  During the 5-day period following the delivery of a Notice of Disagreement, ONEOK and WRI shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in each Notice of Disagreement. During such period, WRI and ONEOK and their respective auditors shall have access to the working papers of each other and its auditors prepared in connection with the Notice of Disagreement. At the end of such 5-day period, ONEOK and WRI shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which were properly included in any Notice of Disagreement. The Accounting Firm shall be a nationally recognized independent public accounting firm as shall be reasonably agreed upon by ONEOK and WRI in writing. In the event ONEOK and WRI are unable to agree upon the choice of Accounting Firm within 2 days after the end of such 5-day period, either party may request the American Arbitration Association to promptly choose the Accounting Firm, and the American Arbitration Association shall promptly choose an Accounting Firm which has not performed services for ONEOK or WRI in the two years prior to the Original Execution Date. Promptly, but no later than 10 days after its acceptance of its appointment as Accounting Firm hereunder, the Accounting Firm shall determine, based solely on presentations by ONEOK and WRI, and not by independent review, only those issues in dispute and shall render a report as to the dispute and the resulting computation of the Statement, which shall be conclusive and binding upon the parties. The cost of any dispute resolution (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 1.7 shall be borne by ONEOK and WRI in inverse proportion to the extent to which they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

  (b) To the extent that the Net Amount (as such term is hereinafter defined), as specified in a Statement which becomes final pursuant to Section 1.7(a), exceeds $40,000,000 (such excess shall be referred to herein as the "Excess Amount"), the Surviving Corporation shall correspondingly assume at the Closing additional debt of WRI with terms comparable to the terms of the Assumed Debt in an aggregate principal amount equal to the Excess Amount. To the extent the Net Amount as specified in a Statement which becomes final pursuant to Section 1.7(a) is less than $40,000,000 (such deficiency being referred to herein as the "Deficient Amount"), the aggregate principal amount of Assumed Debt to be assumed by the Surviving Corporation shall be correspondingly reduced by an amount equal to the lesser of (i) the Deficient Amount and (ii) the aggregate amount of the Assumed Debt.

  (c) The term "Working Capital" shall mean Current Assets minus Current Liabilities. The terms "Current Assets" and "Current Liabilities," for the purpose of this Section 1.7, shall mean the current assets (exclusive of cash and cash equivalents) and current liabilities of the Gas Business, calculated consistently with WRI's past practice based upon the books and records of WRI and the Consolidated Financial Information of the Gas Business. The term "Net Amount" shall mean the Working Capital of the Gas Business as of the close of business on the Closing Date minus the amount, if any, by which the ONEOK Capital Expenditure Amount exceeds the WRI Capital Expenditure Amount and plus the amount, if any, by which the WRI Capital Expenditure Amount exceeds the ONEOK Capital Expenditure Amount, as applicable.

  1.8 Certain Taxes. ONEOK shall pay all transfer, stamp, sales or use taxes and any filing, recording, regulatory or similar fees or assessments payable or determined to be payable in connection with the execution, delivery or performance of this Agreement or the contribution to NewCorp of the Assets contemplated hereby pursuant to the Transfer Documents.

                                  ARTICLE II

                                  THE MERGER

  2.1 The Merger; Effective Time of Merger. Upon, and pursuant to the terms and subject to the conditions of this Agreement, at the Merger Effective Time, ONEOK will be merged into NewCorp in accordance with the Delaware General Corporation Law ("DGCL") and the Oklahoma General Corporation Act ("OGCA"), the separate existence of ONEOK shall thereupon cease and NewCorp shall continue as the surviving corporation in the Merger. Subject to the terms and conditions hereof, the Merger shall be consummated as promptly as practicable after satisfaction or, to the extent permitted hereunder, waiver of all of the conditions to each party's obligation to consummate the Merger specified in
Article VII, by filing appropriate certificates of merger, in such form as is required by, and executed in accordance with, the relevant provisions of the laws of the States of Delaware and Oklahoma, as applicable. The Merger shall be effective at such time as the foregoing certificates of merger are duly filed with the Secretaries of State of the States of Delaware and Oklahoma, in accordance with Delaware or Oklahoma law, as applicable, or at such later times as specified in the foregoing certificates of merger (the "Merger Effective Time" or "Effective Time"). The date on which the Merger Effective Time shall occur is referred to herein as the "Merger Effective Date" or the "Effective Date".

  2.2 Closing. The closing of the Merger (the "Closing") shall take place at the offices of WRI as promptly as practicable after satisfaction or, to the extent permitted hereunder, waiver of all of the conditions to each party's obligation to consummate the Merger contained in Article VII, or at such other place or time as the parties hereto shall agree (the date of the Closing being referred to herein as the "Closing Date").

  2.3 Effect of the Merger. (a) At the Merger Effective Date: (i) ONEOK shall be merged with and into NewCorp, the separate existence of ONEOK shall cease and NewCorp shall continue as the surviving corporation (ONEOK and NewCorp being sometimes referred to hereinafter as the "Constituent Corporations");
(ii) the Certificate of Incorporation of NewCorp in effect immediately prior to the Merger, which shall be in a form to be reasonably mutually agreed upon in good faith by WRI and ONEOK prior to the Merger, which shall include the provisions summarized in Exhibit A hereto and which shall not contain other provisions inconsistent with the terms of the Shareholder Agreement (as such term is hereinafter defined), shall be the Certificate of Incorporation of the Surviving Corporation (the "NewCorp Charter"), provided, however, that the Certificate of Incorporation of NewCorp shall be amended immediately prior to or at the Merger Effective Time to change the name of NewCorp to "ONEOK, Inc."; and (iii) the Bylaws of NewCorp in effect immediately prior to the Merger, which shall be in a form to be reasonably mutually agreed upon in good faith by WRI and ONEOK prior to the Merger and which shall include the provisions summarized in Exhibit A hereto and which shall not contain other provisions inconsistent with the terms of the Shareholder Agreement, shall be the Bylaws of the Surviving Corporation (the "NewCorp Bylaws").

  (b) The directors and officers of the Surviving Corporation will be those of ONEOK immediately prior to the Merger Effective Time, provided, however, that the Surviving Corporation shall add additional directors to the Board of Directors of the Surviving Corporation as contemplated by the Shareholder Agreement and 5 persons who are currently officers of WRI with respect to the Gas Business (inclusive of the officers of the Transferred Subsidiaries referred to in the next sentence) will be appointed as officers, with comparable responsibilities, of the Surviving Corporation. The current officers of the Transferred Subsidiaries will either retain their positions post-Closing as officers of the Transferred Subsidiaries or be granted comparable positions with the Surviving Corporation.

  (c) The Merger shall have the effect provided for in the DGCL and the OGCA and the provisions of this Section 2.3.

                                  ARTICLE III

                           CONVERSION OF SHARES AND
                           EXCHANGE OF CERTIFICATES

  3.1 Effect of Merger on Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the owners of the capital stock of ONEOK or NewCorp:

  (a) NewCorp Capital Stock Unchanged. Each issued and outstanding share of the capital stock of NewCorp shall not be converted or otherwise affected by the Merger and shall remain outstanding after the Merger.

  (b) Cancellation of Treasury Stock. All shares of the capital stock of ONEOK, if any, that are owned by ONEOK as treasury stock and any share of capital stock of ONEOK owned by any Subsidiary of ONEOK shall be canceled and retired and shall cease to exist and no stock of NewCorp or other consideration shall be delivered in exchange therefor.

  (c) Exchange of ONEOK Common Stock. Each share of Common Stock, without par value, of ONEOK ("ONEOK Common Stock") issued and outstanding immediately prior to the Merger Effective Time (other than shares canceled in accordance with Section 3.1(b) above) shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation ("NewCorp Common Stock"), together with the corresponding number of associated rights ("NewCorp Stock Purchase Rights") to purchase one one-hundredth of a share of NewCorp Series C Participation Preferred Stock, par value $.01 per share, of the Surviving Corporation ("NewCorp Series C Preferred Stock") pursuant to a Rights Agreement entered into prior to the Closing between NewCorp and Liberty Bank and Trust Company of Oklahoma City, N.A., as Rights Agent (the "NewCorp Rights Agreement"), in a form to be reasonably mutually agreed upon in good faith by ONEOK and WRI prior to the Merger, which shall include the provisions summarized in Exhibit A hereto and which shall not contain other provisions inconsistent with the terms of the Shareholder Agreement. All references in this Agreement to the NewCorp Common Stock shall be deemed to include the associated NewCorp Stock Purchase Rights. All such shares of ONEOK Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive shares of NewCorp Common Stock in accordance herewith.

  3.2 Exchange of Certificates. (a) Exchange of Certificates. As of the Merger Effective Time, WRI shall cause NewCorp to deposit with such bank or trust company (the "Exchange Agent") to be designated by ONEOK with the consent of WRI (such consent not to be unreasonably withheld or delayed), for the benefit of the holders of shares of ONEOK Common Stock, for exchange in accordance with this Article III, through the Exchange Agent, certificates representing shares of NewCorp Common Stock (such shares representing the "Stock Consideration", and together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to this Article III in exchange for outstanding shares of ONEOK Common Stock.

  (b) Exchange Procedures. As soon as reasonably practicable after the Merger Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Merger Effective Time, represented outstanding shares of ONEOK Common Stock (the "Certificates"), which holder's shares of ONEOK Common Stock were converted into the right to receive the same number of shares of NewCorp Common Stock (Stock Consideration): (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as ONEOK or the Surviving Corporation may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Stock Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such

Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of NewCorp Common Stock which such holder has the right to receive pursuant to the provisions of this Article III and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of ONEOK Common Stock which is not registered in the transfer records of ONEOK, a certificate representing the appropriate number of shares of NewCorp Common Stock may be issued to a transferee if the Certificate representing such shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Merger Effective Time to represent only the right to receive upon such surrender the Stock Consideration. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the NewCorp capital stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to NewCorp Common Stock declared or made after the Merger Effective Time with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder thereof, without interest, if such holder is entitled to receive the Stock Consideration: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore paid with respect to such whole shares of such Stock Consideration; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of NewCorp Common Stock.

  (d) No Further Ownership Rights in ONEOK Common Stock. All shares of NewCorp Common Stock issued upon the surrender for exchange of shares of ONEOK Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of ONEOK Common Stock, subject, however, to the Surviving Corporation's right to pay any dividends or make any other distributions with a record date on or prior to the Merger Effective Time that may have been declared or made by ONEOK on such shares of ONEOK Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Merger Effective Time, and after the Merger Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of ONEOK Common Stock that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

  (e) Termination of Exchange Agent. Any portion of the Exchange Fund that remains undistributed to the former stockholders of ONEOK for one year after the Merger Effective Time shall be delivered to the Surviving Corporation which shall after the Merger Effective Time act as the Exchange Agent, and any former stockholders of ONEOK who have not complied with this Article III prior to the Merger Effective Time shall thereafter look only as a general creditor to the Surviving Corporation for payment of their claim for the Stock Consideration and any dividends or distributions with respect to NewCorp Common Stock if such holder is entitled to receive the Stock Consideration.

  (f) No Liability. None of ONEOK, WRI or the Surviving Corporation shall be liable to any holder of shares of ONEOK Common Stock for such shares (or dividends or distributions with respect thereto), delivered to a public official pursuant to any applicable abandonment, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares six years after the Merger Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

  4.1 Representations and Warranties of ONEOK. ONEOK represents and warrants to WRI as follows, except as set forth in the disclosure schedule signed by an authorized officer of ONEOK and delivered to WRI by ONEOK (the "ONEOK Disclosure Schedule") on the Amendment Date, each of which exceptions shall specifically identify the relevant Section hereof to which it relates:

  (a) Organization, Standing and Power. Each of ONEOK and its Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on ONEOK. ONEOK has heretofore delivered to WRI complete and correct copies of ONEOK's and its Significant Subsidiaries' certificates of incorporation and bylaws, each as amended and in full force and effect on the Original Execution Date. All Significant Subsidiaries of ONEOK and their respective jurisdictions of incorporation or organization are identified on
Section 4.1(a) of the ONEOK Disclosure Schedule.

  (b) Capital Structure. As of the Original Execution Date, the authorized capital stock of ONEOK consists of 60,000,000 shares of ONEOK Common Stock, without par value, 340,000 shares of ONEOK Preferred Stock, par value of $50 per share ("ONEOK Preferred Stock"), and 3,000,000 shares of ONEOK Preference Stock, without par value ("ONEOK Preference Stock"). As of the Original Execution Date, (i) 27,304,870 shares of ONEOK Common Stock and 180,000 shares of ONEOK Preferred Stock were issued and outstanding, and 4,350,000 shares of ONEOK Common Stock were reserved for issuance as follows:

      ONEOK Employee Stock Purchase Plan..............................   350,000
      ONEOK Key Employee Stock Plan................................... 1,000,000
      Thrift Plan for Employees of ONEOK Inc. and Subsidiaries........ 3,000,000

(collectively, the "ONEOK Stock Plans"; the options outstanding pursuant to the ONEOK Stock Plans being referred to herein as the "ONEOK Options"); (ii) no shares of ONEOK Preference Stock are outstanding; (iii) 148,482 shares of ONEOK Series A Participating Preference Stock have been reserved for issuance pursuant to the Shareholder Protection Rights Agreement, dated as of March 21, 1988 between ONEOK and The Chase Manhattan Bank, N.A. (the "ONEOK Rights Agreement"); (iv) no shares of ONEOK Common Stock were held by ONEOK in its treasury; and (v) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which ONEOK stockholders may vote were issued or outstanding. All such issued and outstanding shares of ONEOK Common Stock and ONEOK Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Other than 148,482 shares of Preference Stock, ONEOK has no shares of Common Stock, Preferred Stock or Preference Stock reserved for issuance pursuant to the ONEOK Rights Agreement. Section 4.1(b) of the ONEOK Disclosure Schedule contains a correct and complete list as of December 12, 1996 of each outstanding option to purchase shares of capital stock of ONEOK outstanding pursuant to the ONEOK Stock Plans, including the holder, date of grant, exercise price and number of shares subject thereto. All outstanding shares of capital stock of the Subsidiaries of ONEOK are owned by ONEOK, or a direct or indirect wholly owned Subsidiary of ONEOK, free and clear of all Liens, and are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except (i) as set forth above and as contemplated by the ONEOK Rights Agreement, (ii) for changes since December 12, 1996 resulting from the exercise of employee stock options granted pursuant to, or from issuance or purchases under, the ONEOK Stock Plans and ONEOK's Direct Stock Purchase and Dividend Reinvestment Plan, (iii) as contemplated by this Agreement, and (iv) for transactions effected by ONEOK after the Original Execution Date without breaching the terms hereof, there are, as of the Original Execution Date, outstanding: (A) no shares of capital stock; (B) no securities of ONEOK or any Subsidiary of ONEOK convertible into or exchangeable for shares of capital stock, or other voting securities of ONEOK or any Subsidiary of ONEOK; and (C) no options, warrants, calls, subscriptions, convertible securities, or other rights (including preemptive rights), commitments or agreements to which ONEOK or any Subsidiary of ONEOK is a party or by which it is bound in any case obligating ONEOK or any Subsidiary of ONEOK to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of its capital stock or any securities of ONEOK or any Subsidiary of ONEOK exercisable for, exchangeable for or convertible into such capital stock, or obligating ONEOK or any Subsidiary of ONEOK to grant, extend or enter into any such option, warrant, call, subscription, convertible securities, or other right, commitment or agreement. Except with respect to the Shareholder Agreement, there are not as of the Original Execution Date and there will not be at the Merger Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which ONEOK is a party or by which it is bound relating to the voting of any shares of the capital stock of ONEOK that will limit in any way the solicitation of proxies by or on behalf of ONEOK from, or the casting of votes by, the stockholders of ONEOK with respect to the Merger. There are no restrictions on ONEOK to vote the stock of any of its Subsidiaries.

  (c) Authority; No Violations; Consents and Approvals.

    (1) The Board of Directors of ONEOK has approved the Merger and this Agreement, and declared the Merger and this Agreement to be in the best interest of the stockholders of ONEOK. ONEOK has and will have all requisite corporate power and authority to enter into this Agreement and the other agreements contemplated hereby, including the Marketing Agreement (as such term is hereinafter defined), the Shared Services Agreement (as such term is hereinafter defined), the Transfer Documents, the Shareholder Agreement, the Employee Agreement (as such term is hereinafter defined) and the Environmental Indemnity Agreement (as such term is hereinafter defined) (collectively, the "Ancillary Documents") to the extent it is a party thereto, to perform its obligations hereunder and thereunder and to consummate the Transactions and the other transactions contemplated hereby and thereby, subject to the approval of this Agreement and the Merger by the holders of a majority of the voting power of the ONEOK Common Stock, assuming the redemption of the ONEOK Preferred Stock as contemplated by
  Section 5.2(d), in accordance with the DGCL and ONEOK's certificate of incorporation and bylaws, as amended (the "ONEOK Stockholder Approval"). The execution and delivery of this Agreement and each Ancillary Document to which ONEOK is a party, the performance of obligations hereunder and thereunder by ONEOK and the consummation of the Transactions and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of ONEOK, subject to the ONEOK Stockholder Approval. This Agreement has been duly executed and delivered by ONEOK and, subject to the ONEOK Stockholder Approval, constitutes and the Ancillary Documents to which ONEOK is a party, when executed and delivered by ONEOK, will constitute, valid and binding obligations of ONEOK, enforceable against ONEOK in accordance with their respective terms, subject, in each case, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (assuming such documents constitute a valid and binding obligation on the other parties thereto).

    (2) The execution and delivery of this Agreement and the Ancillary Documents to which ONEOK is a party do not, and the consummation of the Transactions and the other contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or change the rights or obligations of any party under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien, upon any of the properties or assets of ONEOK or any of its Subsidiaries under, any provision of (A) the certificate of incorporation or bylaws of ONEOK, as amended, or any provision of the charter or other organizational documents of any of its Subsidiaries, (B) subject to obtaining the third-party consents set forth in Section 4.1(c)(2) of the ONEOK Disclosure Schedule (the "ONEOK Required Consents"), any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, instrument, permit, franchise or license applicable to ONEOK or any of its Subsidiaries or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.1(c)(3) of the ONEOK Disclosure Schedule are duly and timely obtained or made and the ONEOK Stockholder Approval has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ONEOK or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, or Liens, that, individually or in the aggregate, would not have a Material Adverse Effect on ONEOK, materially impair the ability of ONEOK to perform its obligations hereunder or under any Ancillary Document to which ONEOK is a party or prevent the consummation of any of the Transactions and the other transactions contemplated hereby or thereby.

    (3) No notice, report, consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to ONEOK or any of its Subsidiaries in connection with the execution and delivery by ONEOK of this Agreement or any Ancillary Documents to which ONEOK is a party or the consummation by ONEOK of the Transactions and the other transactions contemplated hereby or thereby, as to which the failure to obtain or make would have a Material Adverse Effect on ONEOK or prevent or materially burden or materially impair the ability of ONEOK to consummate the Transactions and the other transactions contemplated by this Agreement or by the Ancillary Documents, except for: (A) the filing of a premerger notification report by ONEOK under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of (x) a proxy statement in preliminary and definitive form relating to the meeting of the holders of ONEOK capital stock to be held in connection with the Merger (the "Proxy Statement") and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions and the other transactions contemplated hereby; (C) a filing for a determination by the SEC or its Staff in the form of an order or a no-action letter that NewCorp will not be a subsidiary company under Section 2(a)(8) of the Public Utility Holding Company Act of 1935 (the "1935 Act"), for the purposes of the 1935 Act as a result of the Merger and the obtaining of such an order or no-action letter from the SEC or its Staff to such effect; (D) the approval of the Merger by the SEC under Section 9(a)(2) of the 1935 Act; (E) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;
  (F) filings with, and the approval of, or notices to, the Oklahoma Corporation Commission (the "OCC") and the Kansas Corporation Commission (the "KCC"); (G) such filings and approvals as are set forth on Section 4.1(c)(3) of the ONEOK Disclosure Schedule in connection with the transfer of ONEOK's municipal franchises; (H) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; and (I) such filings and approvals as may be required by any other premerger notification, securities, corporate or other law, rule or regulation.

  (d) SEC Documents. ONEOK has made available to WRI a true and complete copy of each report, schedule, registration statement and definitive proxy statement or information statement filed by ONEOK with the SEC and/or prepared by ONEOK since August 31, 1993 and prior to the Original Execution Date (the "ONEOK SEC Documents") which are all the documents (other than preliminary material) that ONEOK was required to file with the SEC since such date. As of their respective dates, the ONEOK SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ONEOK SEC Documents, and none of the ONEOK SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, for the applicable periods, not misleading. The financial statements (including the related notes and schedules) of ONEOK included in the ONEOK SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which will be material) the consolidated financial position of ONEOK and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations, the consolidated cash flows, the retained earnings and the changes in financial position of ONEOK and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the ONEOK SEC Documents, there are no agreements, arrangements or understandings between ONEOK and any party who is as of the Original Execution Date or was at any time prior to the Original Execution Date but after August 31, 1993 an Affiliate of ONEOK that are required to be disclosed in the ONEOK SEC Documents.

  (e) Information Supplied. None of the information supplied or to be supplied by ONEOK for inclusion or incorporation by reference in the Registration Statement on Form S-4 to be filed with the SEC by NewCorp in connection with the issuance of shares of NewCorp Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and none of the information supplied or to be supplied by ONEOK and included or incorporated by reference in the Proxy Statement will, at the date mailed to stockholders of ONEOK or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Merger Effective Time any event with respect to ONEOK or any of its Subsidiaries, or with respect to other information supplied by ONEOK for inclusion in the Proxy Statement or the Form S-4, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of ONEOK. The Proxy Statement, insofar as it relates to ONEOK or its Subsidiaries or other information supplied by ONEOK for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

  (f) Absence of Certain Changes or Events. Except (I) as disclosed in, or reflected in the financial statements included in, the ONEOK SEC Documents and/or Section 4.1(f) of the ONEOK Disclosure Schedule, (II) as contemplated by this Agreement, or (III) for transactions effected or actions taken by ONEOK or its Subsidiaries after the Original Execution Date without breaching the terms hereof, in the case of clauses (iv) through (xi) below, since August 31, 1996, ONEOK has conducted its business in the ordinary course of such business consistent with past practice, and since August 31, 1996, there has not been: (i) any event or events which, individually or in the aggregate, have had or would have a Material Adverse Effect on ONEOK; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of ONEOK's capital stock, except for regular quarterly cash dividends on ONEOK Common Stock or the regular quarterly cash dividend on ONEOK Preferred Stock (or a pro rata amount for any dividend less than a full quarter) with usual record and payment dates for such dividends; (iii) any amendment of any material term of any outstanding equity security of ONEOK or any Subsidiary of ONEOK; (iv) any repurchase, redemption or other acquisition by ONEOK or any Subsidiary of ONEOK of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, ONEOK or any Subsidiary of ONEOK, except as contemplated by any ONEOK Benefit Plans; (v) any material change in any method of accounting or accounting practice by ONEOK or any Significant Subsidiary of ONEOK; (vi) any increase in the salaries or other compensation payable to any officer or employee of ONEOK or any of its Subsidiaries (except for normal increases in the ordinary course of business consistent with past practice) or any increase in, or addition to, other benefits to which any officer or employee may be entitled (except as required by the terms of plans as in effect on the Original Execution Date or as required by law); (vii) any incurrence of indebtedness for borrowed money (except in the ordinary course of business consistent with past practice); (viii) any Material Adverse Change or threat of a Material Adverse Change in ONEOK's or any of its Subsidiaries' relations with, or any loss or, to the knowledge of ONEOK, threat of loss of, any of ONEOK's or any of its Subsidiaries' material suppliers or customers, except to the extent such loss does not and would not have a Material Adverse Effect on ONEOK; (ix) any termination, cancellation or waiver of any contract or other right material to the operation of the business of ONEOK and its Subsidiaries taken as a whole, except to the extent such termination, cancellation or waiver does not and would not have a Material Adverse Effect on ONEOK; (x) any amendment of any material term of the respective certificates of incorporation or bylaws of ONEOK or any Subsidiary of ONEOK; or (xi) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that does have or would have a Material Adverse Effect on ONEOK.

  (g) No Undisclosed Material Liabilities. Except as disclosed in the ONEOK SEC Documents and/or Section 4.1(g) of the ONEOK Disclosure Schedule, to the knowledge of ONEOK, there are no liabilities or obligations, including Environmental Claims, of ONEOK or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and whether or not required to be disclosed, nor are there any facts or circumstances of which ONEOK has or its Subsidiaries have knowledge that could result in obligations or liabilities of ONEOK, its Subsidiaries or any of their Affiliates, that have or would have a Material Adverse Effect on ONEOK, other than: (i) liabilities adequately provided for on the balance sheet of ONEOK dated as of August 31, 1996 (including the notes thereto) contained in ONEOK's Annual Report on Form 10-K for the year ended August 31, 1996 (the "ONEOK Balance Sheet"); and (ii) liabilities under this Agreement or the Ancillary Documents.

  (h) No Default. Neither ONEOK nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) their respective charters, bylaws or other respective organizational documents, (ii) any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which ONEOK or any of its Subsidiaries is now a party or by which ONEOK or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to ONEOK or any of its Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which in the aggregate do not and would not have a Material Adverse Effect on ONEOK.

  (i) Compliance with Applicable Laws. Except as specifically addressed in other representations in this Section 4.1 or set forth in Section 4.1(i) of the ONEOK Disclosure Schedule, ONEOK and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "ONEOK Permits"), except where the failure so to hold does not and would not have a Material Adverse Effect on ONEOK. Except as set forth in
Section 4.1(i) of the ONEOK Disclosure Schedule, ONEOK and its Subsidiaries are in compliance with the terms of the ONEOK Permits, except where the failure so to comply does not and would not have a Material Adverse Effect on ONEOK. Except as disclosed in the ONEOK SEC Documents or set forth in Section 4.1(i) of the ONEOK Disclosure Schedule, the businesses of ONEOK and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation of any Governmental Entity, except for violations which do not and would not have a Material Adverse Effect on ONEOK. Except as set forth in
Section 4.1(i) of the ONEOK Disclosure Schedule, neither ONEOK nor any of its Subsidiaries has been notified of any pending investigation or review by any Governmental Entity nor, to the knowledge of ONEOK and its Subsidiaries, is any investigation or review by any Governmental Entity with respect to ONEOK or any of its Subsidiaries pending or threatened, other than those the outcome of which does not and is not reasonably likely to have a Material Adverse Effect on ONEOK.

  (j) Litigation. Except as disclosed in the ONEOK SEC Documents and/or
Section 4.1(j) of the ONEOK Disclosure Schedule or otherwise within this
Section 4.1, as of the Original Execution Date, there is no suit, action or proceeding pending, or, to the knowledge of ONEOK and its Subsidiaries, threatened against or affecting ONEOK or any Subsidiary of ONEOK ("ONEOK Litigation"), at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that, individually or in the aggregate, has had or would have a Material Adverse Effect on ONEOK, and ONEOK and its Subsidiaries have no knowledge of any facts that are likely to give rise to any ONEOK Litigation, that (in any case) would have a Material Adverse Effect on ONEOK, nor is there any judgment, decree, injunction, rule or order of any

Governmental Entity or arbitrator outstanding against ONEOK or any Subsidiary of ONEOK ("ONEOK Order") that has or would have a Material Adverse Effect on ONEOK or ONEOK's ability to consummate the transactions contemplated by this Agreement or any of the Ancillary Documents.

  (k) Taxes. Except as, individually or in the aggregate, do not and would not have a Material Adverse Effect on ONEOK:

    (1) ONEOK and each of its Subsidiaries has (A) timely (taking into account any extensions) filed all material federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed or sent by or with respect to it in respect of any Taxes (as hereinafter defined), (B) timely paid all Taxes that are shown to be due thereon, (C) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of ONEOK and its Subsidiaries, and (D) to the knowledge of ONEOK or any Subsidiary of ONEOK, timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

    (2) Section 4.1(k)(2) of the ONEOK Disclosure Schedule sets forth the last taxable period through which the federal Income Tax Returns of ONEOK and its Subsidiaries have been examined by the Internal Revenue Service ("IRS") or otherwise closed. No material Tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which ONEOK or any of its Subsidiaries could be liable, and except as provided for in the ONEOK Balance Sheet, no material deficiency for any such Taxes has been proposed, asserted or assessed pursuant to such examination against ONEOK or any of its Subsidiaries by any Governmental Entity with respect to any period.

    (3) Neither ONEOK nor any of its Subsidiaries has executed or entered into with the IRS or any taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessments or collection of any federal Income Taxes for which ONEOK or any of its Subsidiaries could be liable or (B) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state or local Tax law that relates to the assets or operations of ONEOK or any of its Subsidiaries.

    (4) Neither ONEOK nor any of its Subsidiaries has made an election under
  Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by ONEOK or any of its Subsidiaries.

    (5) Except as set forth in the ONEOK SEC Documents or Section 4.1(k)(5) of the ONEOK Disclosure Schedule, neither ONEOK nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement which has as a party a person other than ONEOK or any of its Subsidiaries.

    (6) Section 4.1(k)(6) of the ONEOK Disclosure Schedule sets forth a list of federal, state, local or foreign jurisdictions in which ONEOK and its Subsidiaries have paid any Taxes or filed any Returns during the past 3 years. No jurisdiction not listed on Section 4.1(k)(6) of the ONEOK Disclosure Schedule has made a claim, assertion or, to the knowledge of ONEOK and its Subsidiaries, threat that ONEOK or its Subsidiaries is subject to taxation in such jurisdiction.

    (7) Except as disclosed in Section 4.1(k)(7) of the ONEOK Disclosure Schedule, neither ONEOK nor any of its Subsidiaries maintains any compensation plans, programs, or arrangements the payments under which would not be expected to be deductible as a result of the limitation of
  Section 162(m) of the Code and the regulations issued thereunder.

    (8) Except as disclosed in Section 4.1(k)(8) of the ONEOK Disclosure Schedule, as a result, directly or indirectly, of the Transactions or the other transactions contemplated by this Agreement (including without limitation, any terminations of employment prior to or following the Merger Effective Time), none of ONEOK, its Subsidiaries or NewCorp will be obligated to make a payment (including without limitation any acceleration of vesting or payment) with respect to employees of ONEOK or its Subsidiaries who are "disqualified individuals" that would be characterized as an "excess parachute payment" (as such terms are defined in Section 280G of the Code).

For purposes of this Agreement, (i) "Taxes" shall mean any federal, state, local or foreign taxes, charges, fees, levies or other assessments, without limitation, all net income, gross income, sales and use, valorem, transfer, gains, profits, excise, franchise, real and personal gross receipts, capital stock, production, business and disability, employment, payroll, license, estimated, stamp, duties, severance or withholding taxes or charges imposed by any Governmental Entity, and (ii) "Income Taxes" shall mean any federal, state, local or foreign income or franchise taxes, or other taxes measured in whole or in part by income, and in each of (i) and (ii), any interest, penalties and additions to any such taxes, charges, fees or levies and any expenses incurred in connection with the settlement or litigation of any liability for any of the foregoing.

  (l) Employee Matters; ERISA.

    (1) Benefit Plans. Section 4.1(l)(1) of the ONEOK Disclosure Schedule contains a true and complete list, as of the Original Execution Date, of each item described below, whether formal or informal, written or unwritten, legally binding or not:

      a. each material "employee benefit plan" within the meaning of
    Section 3(3) of ERISA that is or was maintained or contributed to at any time during the six calendar year period immediately preceding the Original Execution Date by ONEOK or any ONEOK Affiliate and each similar plan, program, policy or arrangement maintained for non-employee directors or other non-employees who have provided services to ONEOK or any ONEOK Affiliate;

      b. each material plan, program, policy, payroll practice or arrangement not listed in a. above that provides for bonuses, profit-sharing, incentive compensation, deferred compensation, equity-based compensation (including stock options or other stock purchases, restricted stock, stock appreciation rights, performance units and dividend equivalents), holiday pay, vacation pay, sick pay, dependent care benefits, flexible benefits (including any cafeteria plan governed by Section 125 of the Code), paid or unpaid leave (including sick leave, parental leave, military leave and bereavement leave), tuition assistance, relocation or any similar type of benefits, that has been adopted or implemented by ONEOK or any ONEOK Affiliate (including any such plan, program, policy or arrangement that has been terminated before the Original Execution Date); and

      c. each material employment contract, severance contract, parachute agreement, option agreement, stock appreciation right agreement, bonus or other incentive award agreement, deferred compensation agreement, supplemental benefit agreement, split dollar agreement or other personal service or benefit contract or arrangement with or covering a current or former officer, director, employee or independent contractor of ONEOK or any ONEOK Affiliate.

    (2) Contributions. All material contributions and other material payments required to have been made by ONEOK or any ONEOK Affiliate under Section 412 of the Code or pursuant to any ONEOK Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or will be timely made in accordance with Section 404(a)(6) of the Code.

    (3) Qualification; Compliance. The following representations apply to ONEOK Benefit Plans being continued by NewCorp or for which NewCorp may have liability.

      a. Each ONEOK Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code (1) currently meets all qualification requirements under the Code both in form and in operation, except any failure that can be corrected without material liability, and (2) has received a favorable determination letter from the IRS on its qualification or application for such a determination has been made prior to the expiration of the applicable remedial amendment period, and to the knowledge of ONEOK there are no circumstances existing likely to result in revocation of any such favorable determination letter.

      b. Each ONEOK Benefit Plan is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code, and all filings, disclosures and notices required have been timely made, except for violations that would not have a Material Adverse Effect on ONEOK. All amendments and actions required to bring each of the ONEOK Benefit Plans into conformity with all of the applicable provisions of ERISA and the Code and other applicable legal requirements have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Merger Effective Time and except for actions the failure of which to take would not have a Material Adverse Effect on ONEOK.

      c. To the knowledge of ONEOK, no individual or entity has engaged in any transaction in connection with which ONEOK or any ONEOK Affiliate, or any ONEOK Benefit Plan or any trust, trustee or administrator thereof, could be subject to liability pursuant to Section 409 or
    Section 502 of ERISA, or subject to an excise tax pursuant to Section 4975 of the Code, which could in either case have a Material Adverse Effect on ONEOK.

      d. Except for matters that would not have a Material Adverse Effect on ONEOK:

        1. To the knowledge of ONEOK, no ONEOK Benefit Plan is subject to any ongoing audit, investigation or other administrative proceeding of the IRS, the Department of Labor or any other Governmental Entity or, to the knowledge of ONEOK, is scheduled to be subject to such an audit, investigation or proceeding; and

        2. No ONEOK Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program of any Governmental Entity (including, without limitation, the IRS' Voluntary Compliance Resolution Program or Walk-in Closing Agreement Program, or the Department of Labor's Delinquent Filer Voluntary Compliance Program).

    (4) Pension Benefit Plan; Liabilities. Except as set forth in Section 4.1(l)(4) of the ONEOK Disclosure Schedule, with respect to the ONEOK Pension Benefit Plans, individually and in the aggregate, no termination or partial termination of any ONEOK Pension Benefit Plan has occurred and no event has occurred that would be reasonably expected to subject ONEOK or any ONEOK Affiliate to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to or under any such plan or to the PBGC, or under any indemnity agreement to which ONEOK or any ONEOK Affiliate is a party), which liability could have a Material Adverse Effect on ONEOK (excluding liability for benefit claims and funding obligations payable in the ordinary course and liability for PBGC insurance premiums payable in the ordinary course).

    (5) Welfare Plans. To the knowledge of ONEOK, no circumstances exist that could subject ONEOK or any ONEOK Affiliate to an excise tax under Section 4976 of the Code that would have a Material Adverse Effect on ONEOK.

    (6) Documents Made Available. ONEOK has made available to WRI a true and correct copy of each collective bargaining agreement to which ONEOK or any ONEOK Affiliate is a party and under which ONEOK has obligations or joint and several liability; and, with respect to each ONEOK Benefit Plan, ONEOK has made available to WRI a true and correct copy of each of the following, as applicable:

      a. the current plan document (including all amendments adopted since the most recent restatement) and its most recently prepared summary plan description and all summaries of material modifications prepared since the most recent summary plan description;

      b. annual reports or Code Section 6039D information returns (IRS Form 5500 Series), including financial statements, for the last two years;

      c. the most recent IRS determination letter or other opinion letter with respect to the qualified status under Code Section 401(a) of such plan or under Code Section 501 of the related trust;

      d. actuarial reports or valuations for the last two years; and

      e. trust instruments and insurance contracts; any Form 5310 or Form 5330 filed with the IRS during the last six years.

    (7) Payments Resulting From Merger. Except as set forth on Section 4.1(l)(7) of the ONEOK Disclosure Schedule or as provided under any ONEOK Benefit Plan or any agreement described in Section 4.1(l)(1)c. above, the consummation or announcement of any transaction contemplated by this Agreement will not directly or indirectly (either alone or upon the occurrence of any additional or further acts or events) result in any:

      a. payment (whether of severance pay or otherwise) becoming due from ONEOK or any ONEOK Affiliate to any current or former officer, director, employee or independent contractor of ONEOK or any ONEOK Affiliate or to the trustee under any "rabbi trust" or other funding arrangement, which would reasonably be expected to result in liability to NewCorp; or

      b. benefit under any ONEOK Benefit Plan being established or increased or becoming accelerated, vested or payable, except for a payment or benefit that would have been payable under the same terms and conditions without regard to the transactions contemplated by this Agreement, which would reasonably be expected to result in liability to NewCorp.

    (8) Funded Status of Plans. Except as disclosed in Section 4.1(l)(8) of the ONEOK Disclosure Schedule, (A) each ONEOK Pension Benefit Plan has been maintained in compliance with the minimum funding standards of ERISA and the Code, (B) no ONEOK Pension Benefit Plan has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) and (C) all required payments to the PBGC with respect to each ONEOK Pension Benefit Plan have been made on or before their due dates, in each case with respect to ONEOK Pension Benefit Plans which would reasonably be expected to result in liability to ONEOK or any ONEOK Subsidiary. Except as disclosed in Section 4.1(l)(8) of the ONEOK Disclosure Schedule, neither ONEOK nor any of its Subsidiaries has provided, or is required to provide, security to any ONEOK Pension Benefit Plan pursuant to Section 401(a)(29) of the Code.

    (9) Multiemployer Plans. Except as disclosed in Section 4.1(l)(9) of the ONEOK Disclosure Schedule, no ONEOK Benefit Plan is a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA), a multiple employer plan described in Section 413(c) of the Code or a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA); and none of ONEOK or any ONEOK Affiliate is obligated to contribute to, has incurred or is expected to incur any withdrawal liability or has had any liability under Title IV of ERISA with respect to, or any liability in connection with the reorganization or termination of, any multiemployer plan, multiple employer plan, or multiple employer welfare arrangement.

    (10) Modification or Termination of Plans. Except as disclosed in Section 4.1(l)(10) of the ONEOK Disclosure Schedule or as required pursuant to a collective bargaining agreement or as required to secure a favorable determination letter from the IRS, neither ONEOK nor any ONEOK Affiliate is subject to any legal obligation, or has any formal plan, to enter into any form of material compensation or employment agreement or to establish any employee benefit plan of any nature, including (without limitation) any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice or to modify or change any existing ONEOK Benefit Plan and, to the knowledge of ONEOK, there has been no communication to employees by ONEOK or any ONEOK Affiliate that would reasonably be expected to promise or guarantee such employees retiree health or life insurance benefits on a permanent basis.

    (11) Reportable Events; Claims. Except as disclosed in Section 4.1(l)(11) of the ONEOK Disclosure Schedule:

      a. No Reportable Event has occurred with respect to any ONEOK Pension Benefit Plan that would reasonably be expected to result in a liability to ONEOK, and

      b. No liability, claim, action or litigation exists, has been made, commenced or, to the actual knowledge of ONEOK, threatened, by or against ONEOK or any ONEOK Affiliate with respect to any ONEOK Benefit Plan (other than for benefits or PBGC premiums payable in the ordinary course) that would reasonably be expected to result in a liability to ONEOK, and

      c. The PBGC has not instituted proceedings to terminate any ONEOK Pension Benefit Plan, and, to the knowledge of ONEOK, no condition exists that presents a likely risk that such proceedings will be instituted.

  (m) Labor Matters. Except as set forth in Section 4.1(m) of the ONEOK Disclosure Schedule or the ONEOK SEC Documents:

    (1) Neither ONEOK nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of ONEOK or any of its Subsidiaries, nor does ONEOK or its Subsidiaries have knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize or threaten to organize any such employees;

    (2) There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against ONEOK or any of its Subsidiaries pending, or, to the knowledge of ONEOK or its Subsidiaries, threatened, that would have a Material Adverse Effect on ONEOK;

    (3) There is no strike, dispute, slowdown, work stoppage or lockout pending or, to the knowledge of ONEOK or its Subsidiaries, threatened, against or involving ONEOK or any of its Subsidiaries that would have a Material Adverse Effect on ONEOK; and

    (4) ONEOK and each of its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that would not have a Material Adverse Effect on ONEOK.

  (n) Intangible Property. ONEOK and its Subsidiaries possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of ONEOK and its Subsidiaries (collectively, the "ONEOK Intangible Property"), except where the failure to possess or have adequate rights to use such properties would not have a Material Adverse Effect on ONEOK.

  (o) Environmental Matters.

    (1) Definitions. For purposes of this Agreement:

      a. "Environmental Claims" means, with respect to any person, (x) any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of non-compliance or violation in writing by or from any person or entity (including any Governmental Entity), or (y) oral notification provided by a Governmental Entity that written action of the type described in the foregoing clause is in process, which (in case of either (x) or (y)) alleges potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (1) the presence, or Release (as such term is hereinafter defined) or threatened Release into the environment, of any Hazardous Materials (as such term is hereinafter defined) at any location, whether or not owned, operated, leased or managed by ONEOK or any of its Subsidiaries (for purposes of Section 4.1(o)) or by WRI or any of its Subsidiaries (for purposes of Section 4.2(p)), (2) pollution, protection of the environment and human health or safety from the effects of Hazardous Materials, health or safety of employees or sanitation, (3) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law (as hereinafter defined), or (4) any and all claims by any third party seeking damages, civil or criminal fines or penalties, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release, manufacture, processing, distributing, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

      b. "Environmental Laws" means all federal, state and local laws, rules, regulations and guidances, as well as common law causes of action or contractual obligations, relating to pollution or the protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

      c. "Hazardous Materials" means (x) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (y) any chemicals, materials, substances or wastes which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances" or "toxic pollutants," or words of similar import, under any applicable Environmental Law, and (z) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any applicable Environmental Law in a jurisdiction in which ONEOK or any of its Subsidiaries operates (for purposes of Section 4.1(o)) or in which WRI or any of its Subsidiaries operates (for purposes of Section 4.2(p)).

      d. "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, subsurface, surface water, groundwater or property.

    (2) Compliance.

      a. To the actual knowledge of the executive officers of ONEOK and the officer or employee of ONEOK with responsibility for environmental matters, after due inquiry, except as set forth in the ONEOK SEC Documents or Section 4.1(o)(2)(a) of the ONEOK Disclosure Schedule, ONEOK and each of its Subsidiaries is in compliance with all applicable Environmental Laws, except where the failure to be so in compliance would not have a Material Adverse Effect on ONEOK.

      b. To the actual knowledge of the executive officers of ONEOK and the officer or employee of ONEOK with responsibility for environmental matters, after due inquiry, except as set forth in the ONEOK SEC Documents or Section 4.1(o)(2)(b) of the ONEOK Disclosure Schedule, neither ONEOK nor any of its Subsidiaries has received any Environmental Claim from any person or Governmental Entity that alleges that ONEOK or any of its Subsidiaries is not in compliance with applicable Environmental Laws, except where the failure to be so in compliance would not have a Material Adverse Effect on ONEOK.

      c. Except as set forth in Section 4.1(o)(2)(c) of the ONEOK Disclosure Schedule, to the actual knowledge of the executive officers of ONEOK and the officer or employee of ONEOK with responsibility for environmental matters, after due inquiry, neither ONEOK nor any of its Subsidiaries has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location, in violation of any Environmental Laws.

    (3) Environmental Permits. To the actual knowledge of the executive officers of ONEOK and the officer or employee of ONEOK with responsibility for environmental matters, after due inquiry, except as set forth in the ONEOK SEC Documents or Section 4.1(o)(3) of the ONEOK Disclosure Schedule, ONEOK and each of its Subsidiaries has obtained or applied for all environmental, health and safety permits and authorizations (collectively, "Environmental Permits") necessary for the construction of their facilities and the operation of their respective businesses, as presently conducted and for the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to its business, and all such permits are in good standing and in all material respects in full force and effect or, where applicable, a renewal application has been timely filed, is pending and agency approval is expected to be obtained, and ONEOK and its Subsidiaries are in compliance in all material respects with all terms and conditions of all such Environmental Permits and are not required to make any expenditure in order to obtain or renew any Environmental Permits necessary for the operation of their respective businesses, as presently conducted, except where the failure to obtain or be in compliance with such Environmental Permits and the requirement to make such expenditures would not have a Material Adverse Effect on ONEOK

    (4) Environmental Claims. To the actual knowledge of the executive officers of ONEOK and the officer or employee of ONEOK with responsibility for environmental matters, after due inquiry, except as set forth in the ONEOK SEC Documents or Section 4.1(o)(4) of the ONEOK Disclosure Schedule, there is no Environmental Claim pending or, to the actual knowledge of the executive officers of ONEOK and the officer or employee of ONEOK with responsibility for environmental matters, threatened:

      a. against ONEOK or any of its Subsidiaries,

      b. against any person or entity whose liability for such Environmental Claim ONEOK or any of its Subsidiaries has retained or assumed, either contractually or by operation of law, or

      c. against any real or personal property or operations that ONEOK or any of its Subsidiaries owns, leases or manages, in whole or in part,


  that, in the case of a, b or c, if adversely determined, would have a Material Adverse Effect on ONEOK.

    (5) Releases. To the actual knowledge of the executive officers of ONEOK and the officer or employee of ONEOK with responsibility for environmental matters, after due inquiry, except as set forth in the ONEOK SEC Documents or Section 4.1(o)(5) of the ONEOK Disclosure Schedule, and except for Releases of Hazardous Materials the liability for which would not have a Material Adverse Effect on ONEOK, ONEOK and its Subsidiaries have not caused any Release of any Hazardous Materials at any place or property, including, but not limited to, properties owned, leased or occupied by ONEOK or any Subsidiary of ONEOK or any predecessor of ONEOK or any Subsidiary of ONEOK, nor has it transported or arranged for the transportation of any Hazardous Materials to any place or property where a Release has occurred or allegedly has occurred, where such transportation or arrangement has had, or would have, a Material Adverse Effect on ONEOK.

    (6) Underground Storage Tanks or Surface Impoundments. To the actual knowledge of the executive officers of ONEOK and the officer or employee of ONEOK with responsibility for environmental matters, after due inquiry, except as set forth in Section 4.1(o)(6) of the ONEOK Disclosure Schedule, there are no underground storage tanks or surface impoundments at, on, under or within any real property owned, leased or occupied by ONEOK or any of its Subsidiaries, or any portion thereof, other than those liabilities which would not have a Material Adverse Effect on ONEOK.

  (p) Insurance. ONEOK and its Subsidiaries maintain insurance coverage as is customary for the industry in which ONEOK and each of its Subsidiaries operates, respectively (taking into account the cost and availability of such insurance), and the Transactions and the other transactions contemplated hereby and by the Ancillary Documents will not materially adversely affect such coverage. All such insurance policies are with reputable insurance carriers. There are no claims pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights, except for claims that would not have a Material Adverse Effect on ONEOK. All premiums payable under all such policies have been paid and ONEOK and its Subsidiaries have otherwise complied fully with the terms and conditions of all such policies.

  (q) Contracts.

    (1) Except as set forth in Section 4.1(q)(1) of the ONEOK Disclosure Schedule, neither ONEOK nor any of its Subsidiaries is a party to or bound by any Material Contract. "Material Contract" shall mean any contract or obligation pursuant to which any party thereto would be required to pay $5,000,000 or more. Except as set forth in Section 4.1(q)(1) of the ONEOK Disclosure Schedule, all Material Contracts are in full force and effect, and each of ONEOK and its Subsidiaries which is a party to or bound by such Material Contract has performed its obligations thereunder as of the Original Execution Date and, to the knowledge of ONEOK and its Subsidiaries, each other party thereto has performed its obligations thereunder as of the Original Execution Date, other than any failure of a Material Contract to be in full force and effect or any nonperformance thereof that would not have a Material Adverse Effect on ONEOK.

    (2) Neither ONEOK nor any of its Subsidiaries engages in any natural gas or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments, except for transactions and agreements entered into or hedge contracts for the purchase or sale of hydrocarbons to which ONEOK or any of its Subsidiaries is a party which are commercially reasonable and in accordance with the general practices of other similarly situated companies in the industry.

    (3) Neither ONEOK nor any of its Subsidiaries have been given notice of any default under, or action to alter, terminate, rescind or procure a judicial reformation of, any material provisions of any Material Contract.

    (4) (i) Section 4.1(q)(4)(i) of the ONEOK Disclosure Schedule sets forth a list of (a) all Gas purchase contracts which are Material Contracts, (b) all gathering, exchange and transportation contracts which are Material Contracts, and (c) all other contracts relating to Gas supply and transportation which are Material Contracts, in each case, to the extent ONEOK or any of its Subsidiaries is a party thereto, (collectively, the "ONEOK Gas Contracts").

    (ii) Except as set forth in Section 4.1(q)(4)(ii) of the ONEOK Disclosure Schedule, (a) all ONEOK Gas Contracts to which ONEOK or any of its Subsidiaries is a party have been approved or reviewed by the OCC to the extent such approval or review is required, (b) all costs under the ONEOK Gas Contracts are currently being passed through to the customers and (c) ONEOK and its Subsidiaries have no reason to believe that (a) and (b) will not continue in the future.

  (r) Regulatory Proceedings. Except as set forth in the ONEOK SEC Documents or in Section 4.1(r) of the ONEOK Disclosure Schedule, other than purchase gas adjustment provisions, neither ONEOK nor any of its Subsidiaries all or part of whose rates or services are regulated by a Governmental Entity (i) has rates which have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Entity or on appeal to the courts or (ii) is a party to any rate proceeding before a Governmental Entity or on appeal from orders of a Governmental Entity which could result in orders having a Material Adverse Effect on ONEOK.

  (s) Regulation as a Utility.

    (1) Neither ONEOK nor any of its Subsidiaries is a "holding company," a "subsidiary company" or an "affiliate" of any public utility company (other than ONEOK) within the meaning of Section 2(a)(7), 2(a)(8) or 2(a)(11) of the 1935 Act, respectively, and none of the Subsidiaries of ONEOK is a "public utility company" within the meaning of Section 2(a)(5) of the 1935 Act.

    (2) ONEOK and certain of its Subsidiaries are regulated as public utilities in the State of Oklahoma and in no other state. Neither ONEOK nor any "subsidiary company" or "affiliate" (as each such term is defined in any relevant statute, rule or regulations) of ONEOK is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country.

  (t) Opinion of Financial Advisor. The Board of Directors of ONEOK has received the opinion of PaineWebber Incorporated to the effect that, as of December 11, 1996, the date on which the Board of Directors of ONEOK approved the Transactions, the Transactions are fair to ONEOK and its shareholders from a financial point of view.

  (u) Vote Required. The ONEOK Stockholder Approval is the only vote of the holders of any class or series of capital stock of ONEOK necessary to approve this Agreement, the Transactions and the other transactions contemplated hereby.

  (v) Beneficial Ownership of WRI Common Stock. Neither ONEOK nor any of its Subsidiaries "beneficially owns" (as defined in Rule 13d-3 under the Exchange
Act) any outstanding shares of WRI Common Stock.

  (w) Brokers. Except for the fees and expenses payable to PaineWebber Incorporated, which fees are reflected in its agreement with ONEOK, no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the negotiations leading to this Agreement or the consummation of the Transactions or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of ONEOK or any of its Subsidiaries.

  (x) Related Party Transactions. There are no contracts, arrangements or transactions in effect between ONEOK or any of its Subsidiaries, on the one hand, and any officer, director or 5% stockholder of ONEOK, or any Affiliate or immediate family member of any of the foregoing persons, on the other hand, except as set forth in Section 4.1(x) of the ONEOK Disclosure Schedule.

  (y) Takeover Provisions. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") or any applicable anti-takeover provision in ONEOK's certificate of incorporation or bylaws, as amended, is, or at the Merger Effective Time will be, applicable to ONEOK, the shares of ONEOK's capital stock, the Merger or the other transactions contemplated by this Agreement or any of the Ancillary Documents. The Board of Directors of ONEOK has taken all action necessary so that WRI will not become an "Interested Stockholder" within the meaning of Section 203 of the DGCL.

  (z) Rights Plan. ONEOK has taken such action as may be necessary to provide under the ONEOK Rights Agreement that WRI shall not be deemed an Acquiring Person (as defined therein), the Distribution Date (as defined therein) shall not be deemed to occur, and the Rights will not separate from ONEOK's shares of capital stock, as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated hereby or by any of the Ancillary Documents.

  (aa) Title to Properties.

    (1) ONEOK and its Subsidiaries, individually or together, have good and sufficient title to all of the assets that they purport to own, including all of the properties and assets reflected in the balance sheet as of August 31, 1996, included in the ONEOK Balance Sheet, and all properties and assets purchased or otherwise acquired since August 31, 1996. Such assets are sufficient to enable ONEOK and its Subsidiaries to conduct the business of ONEOK or its Subsidiaries as currently conducted without material interference, free and clear of Liens, other than Permitted Liens. ONEOK and its Subsidiaries, individually or together, hold under valid lease agreements all of their real and personal properties reflected in the ONEOK Balance Sheet, and all real and personal property that is subject to the operating leases to which reference is made in the notes to the ONEOK Balance Sheet, and enjoy peaceful and undisturbed possession of such properties under such leases, other than any properties as to which such leases will have terminated in the ordinary course since the date of the ONEOK Balance Sheet. None of ONEOK, its Subsidiaries or any of their predecessors has received any written notice of any adverse claim to the title to any properties owned by them or with respect to any lease under which any properties are held by them, other than any claims that, individually or in the aggregate, would not have a Material Adverse Effect on ONEOK. For the purposes hereof, the term "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien, claim, condition, equity interest, option, right of first refusal, charge or restriction of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Uniform

  Commercial Code of any jurisdiction, and the term "Permitted Liens" shall mean (i) Liens for taxes and assessments, general and special, not yet due and payable, and (ii) Liens, encumbrances and other defects which, individually or in the aggregate, do not and will not materially interfere with or impair the continued ownership, possession, use or operation of the assets as such assets are used in the business of ONEOK or the Gas Business, as applicable.

    (2) Neither ONEOK nor any of its Subsidiaries is in violation of the terms of any Easement except any such violations that, individually or in the aggregate, would not have a Material Adverse Effect on ONEOK. Except as would not have a Material Adverse Effect on ONEOK, all Easements in favor of ONEOK are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the operation of the business of ONEOK. Except as would not have a Material Adverse Effect on ONEOK, to the knowledge of ONEOK, there are no spatial gaps in the Easements in favor of ONEOK that would have a Material Adverse Effect on ONEOK and all parts of the pipeline assets which constitute a portion of the assets of ONEOK and its Subsidiaries are located either on property which is owned in fee by ONEOK or its Subsidiaries or on property which is subject to an Easement in favor of ONEOK or its Subsidiary.

  (ab) Condition of Assets. To the knowledge of ONEOK and its Subsidiaries, the buildings, plants, structures, and equipment of ONEOK and its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

  (ac) Accounts Receivable. All Accounts Receivable of ONEOK represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of the business of ONEOK. Unless paid prior to the Closing, the Accounts Receivable are or will be, as of the Closing, collectible, subject only to allowance for doubtful accounts, and calculated consistently with past practice. There is no contest, claim or right of set-off, under any contract or with any obligor of an Account Receivable relating to the amount or validity of such Accounts Receivable, which would have a Material Adverse Effect on ONEOK.

  4.2 Representations and Warranties of WRI. WRI and, solely to the extent of representations and warranties concerning NewCorp, NewCorp represents and warrants to ONEOK as follows, except as set forth in the disclosure schedule signed by an authorized officer of WRI and delivered to ONEOK by WRI (the "WRI Disclosure Schedule") on the Amendment Date, each of which exceptions shall specifically identify the relevant Section hereof to which it relates:

  (a) Organization, Standing and Power. Each of WRI, Westar, MCMC and the Significant Subsidiaries of Westar and MCMC is, and NewCorp as of the Closing will be, a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation or organization, and has, and NewCorp as of the Closing will, subject to the satisfaction of the closing conditions, have, all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is, and NewCorp as of the Closing will be, duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on the Gas Business. WRI has heretofore delivered to ONEOK complete and correct copies of its articles of incorporation and bylaws, as amended as of the Original Execution Date. WRI has heretofore delivered to ONEOK complete and correct copies of the certificate of incorporation and bylaws of each of Westar and MCMC each, as amended and in full force and effect as of the Original Execution Date.

  (b) Capital Structure. Subject to the provisions of the Shareholder Agreement, upon the consummation of the Transactions, on a fully diluted basis after giving effect to the Transactions and based on the number of shares of ONEOK Common Stock outstanding as of December 12, 1996, (i) 2,996,702 shares of NewCorp Common Stock will be issued and outstanding and owned by WRI and the remaining then outstanding shares of NewCorp Common Stock shall constitute the Stock Consideration issued and/or issuable to the shareholders of

ONEOK pursuant to Article III and (ii) 19,317,584 shares of Series A Convertible Preferred Stock will be issued and outstanding and owned by WRI. As of the Original Execution Date, the authorized capital stock of Westar consists of 1,000 shares of common stock, without par value, of which 1,000 shares of common stock are issued and outstanding and owned by Westar Energy Inc., a wholly-owned Subsidiary of WRI. As of the Original Execution Date, the authorized capital stock of MCMC consists of 1,000 shares of common stock, without par value, of which 1,000 shares of common stock are issued and outstanding and owned by WRI. All issued and outstanding shares of the Transferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Upon the contribution by WRI of the Transferred Stock to NewCorp at the Closing, pursuant to the Transfer Documents, NewCorp will own the Transferred Stock, free and clear of all Liens.

  (c) Sufficiency of Assets. Except as disclosed in Section 4.2(c) of the WRI Disclosure Schedule, the Assets to be contributed to NewCorp pursuant to the Asset Transaction will constitute all of the assets and properties of WRI and its Subsidiaries (other than the Excluded Assets) that are primarily used in, or primarily related to, or primarily generated by the field operations of the Gas Business as conducted by WRI immediately prior to the Asset Transaction.

  (d) Authority; No Violations; Consents and Approvals.

    (1) The Board of Directors of WRI has approved the Merger and this Agreement. WRI has and will have all requisite corporate power and authority to enter into this Agreement and the Ancillary Documents to the extent it is a party thereto, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which WRI is a party, the performance of obligations hereunder and thereunder by WRI and the consummation of the Transactions and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of WRI. This Agreement has been duly executed and delivered by WRI and constitutes, and the Ancillary Documents to which WRI is a party when executed and delivered by WRI, will constitute, valid and binding obligations of WRI, enforceable against WRI in accordance with their respective terms, subject, in each case, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (assuming such documents constitute a valid and binding obligation on the other parties thereto).

    (2) As of the Amendment Date, (i) the Board of Directors and shareholders of NewCorp have approved the Transactions and this Agreement, (ii) NewCorp has all requisite corporate power and authority to enter into this Agreement and the Ancillary Documents to the extent that it is a party thereto, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, (iii) the execution and delivery of this Agreement and each Ancillary Document to which NewCorp is a party, the performance of obligations hereunder and thereunder by NewCorp and the consummation of the Transactions and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of NewCorp. As of the Amendment Date, this Agreement has been duly executed and delivered by NewCorp and constitutes, and the Ancillary Documents to which NewCorp is a party when executed and delivered by NewCorp, will constitute, valid and binding obligations of NewCorp, enforceable against NewCorp in accordance with their respective terms, subject, in each case, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (assuming such documents constitute a valid and binding obligation on the other parties thereto).

    (3) The execution and delivery of this Agreement and the Ancillary Documents to which WRI and/or NewCorp is a party do not, and the consummation of the Transactions and the other transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or change the rights or obligations of any party under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Gas Business under, any provision of (A) the certificates of incorporation or bylaws of WRI, Westar and MCMC, as amended, or the certificate of incorporation or bylaws of NewCorp as they may be amended at the Closing, or any provision of the charters or organizational documents of any of the respective Subsidiaries of Westar or MCMC, (B) subject to obtaining the third-party consents set forth in Section 4.2(d)(3) of the WRI Disclosure Schedule and the assignments of contracts, in the manner contemplated by Section 1.6 of this Agreement (the "WRI Required Consents"), any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, instrument, permit, franchise or license applicable to WRI with respect to the Gas Business and/or the Transferred Subsidiaries, or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.2(d)(4) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to WRI or, at the Amendment Date or the Closing, NewCorp with respect to the Gas Business and/or any of the Transferred Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights or Liens, that, individually or in the aggregate, would not have a Material Adverse Effect on the Gas Business, materially impair the ability of WRI or NewCorp to perform its obligations hereunder or under any Ancillary Document to which WRI and/or NewCorp is a party or prevent the consummation of any of the Transactions and the other transactions contemplated hereby or thereby.

    (4) Except as set forth in Section 4.2(d)(4) of the WRI Disclosure Schedule, no notice, report, consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to WRI relating to the Gas Business and/or any of the Transferred Subsidiaries or, as of the Closing, NewCorp in connection with the execution and delivery by WRI and/or NewCorp of this Agreement or any Ancillary Document to which WRI and/or NewCorp is a party, or the consummation by WRI and/or NewCorp of the Transactions and the other transactions contemplated hereby or thereby, as to which the failure to obtain or make would have a Material Adverse Effect on the Gas Business or prevent or materially burden or materially impair the ability of WRI, NewCorp or the Transferred Subsidiaries to consummate the transactions contemplated by this Agreement, except for: (A) the filing of a premerger notification report by WRI under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of the Form S-4, such reports under
  Section 13(a) of the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the Transactions and the other transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required; (C) a filing for a determination by the SEC or its Staff in the form of an order or a no-action letter that WRI will not be a holding company under Section 2(a)(7) of the 1935 Act for the purposes of the 1935 Act as a result of the Merger and the obtaining of such an order or no-action letter from the SEC or its Staff to such effect; (D) the approval of the Merger by the SEC under Section 9(a)(2) of the 1935 Act; (E) filings with, and the approvals of, or notices to, the KCC and the OCC; (F) in the case of NewCorp, the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma; (G) filings with, and approval of, the New York Stock Exchange ("NYSE") in connection with the listing of the NewCorp Common Stock; (H) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; (I) such filings and approvals as may be required in connection with the transfer of WRI's municipal franchises with respect to the Gas Business; and (J) such filings and approvals as may be required by any other premerger notification, securities, corporate or other law, rule or regulation.

  (e) SEC and Other Documents.

    (1) WRI has made available to ONEOK a true and complete copy of each Form 10-K and Form 10-Q filed by WRI with the SEC since January 1, 1994 and prior to the Original Execution Date (the "WRI SEC Documents"). As of their respective dates, the WRI SEC Documents as they relate to the Gas Business complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such WRI SEC Documents, and none of the WRI SEC Documents as they relate to the Gas Business contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, for the applicable periods, not misleading.

    (2) The audited financial statements of the Gas Business included as Exhibit B hereto for the three years ended August 31, 1996, 1995 and 1994 and the unaudited financial statements of the Gas Business for the six-month period ended February 28, 1997 (the "Consolidated Financial Information of the Gas Business") were prepared, consistent with WRI's past practices, based upon the books and records of WRI, and fairly present, in all material respects, as they relate to the Assets of the Gas Business, the matters indicated therein. Section 4.2(e)(2) of the WRI Disclosure Schedule specifies all accounting principles utilized in connection with the preparation of the Consolidated Financial Information of the Gas Business which are not in conformity with GAAP. Except as disclosed in the WRI SEC Documents, there are no agreements, arrangements or understandings with respect to the Gas Business between WRI or the Transferred Subsidiaries and any party who is at the Original Execution Date or was at the time prior to the Original Execution Date but after January 1, 1996 an Affiliate of WRI or the Transferred Subsidiaries that are required to be disclosed in the WRI SEC Documents.

    (3) WRI has delivered to ONEOK a true and correct copy of WRI's FERC Form 2 for the years ended December 31, 1995, December 31, 1994, and December 31, 1993, required to be filed with the OCC and KCC, which includes the appropriate Supplement containing certain financial information related to the gas utility business of WRI (the "Financial Information Statements"). The Financial Information Statements: (i) have been prepared, consistent with WRI's past practices, based upon the books and records of WRI, and
  (ii) fairly present, in all material respects, the matters indicated for the periods indicated therein, in conformity with the regulations of the OCC, KCC and the FERC (subject to normal recurring adjustments, none of which are material). WRI has also delivered to ONEOK the unaudited PP&E Schedules "Intangible Personal Property; Regulatory Assets; Miscellaneous Debits," and "Gas Pipelines and Plants," in each case relating to the gas utility business as of September 30, 1996 (together, the "PP&E Schedules"). The PP&E Schedules: (i) have been prepared consistent with WRI's past practices based on the books and records of WRI, and (ii) fairly present, in all material respects, the matters indicated, as of the date indicated (subject to normal recurring adjustments, none of which are material). The financial records, ledgers and subledgers, account books and other accounting records of WRI relating to the Gas Business have been maintained in accordance with good business practice and are current, complete, accurate and correct, except for normal month end adjustments, in all material respects.

    (4) The unaudited financial information of Westar and MCMC delivered to ONEOK were prepared consistent with WRI's past practices, based upon the books and records of WRI and the Transferred Subsidiaries, and fairly present, in all material respects, the matters indicated therein. Section 4.2(e)(4) of the WRI Disclosure Schedule specifies all accounting principles utilized in connection with the preparation of the financial information of Westar and MCMC which are not in conformity with GAAP.

  (f) Information Supplied. None of the information supplied or to be supplied by WRI or NewCorp for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and none of the information supplied or to be supplied by WRI or NewCorp and included or incorporated by reference in the Proxy Statement will, at the date mailed to the shareholders of ONEOK or at the time of the meeting of such shareholders to be held in connection with the Merger or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Merger Effective Time any event with respect to the Gas Business, or with respect to other information supplied by WRI or NewCorp for inclusion in the Proxy Statement or the Form S-4, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC.

  (g) Absence of Certain Changes or Events. Except (I) as disclosed in, or reflected in the financial statements included in, the WRI SEC Documents and/or Section 4.2(g) of the WRI Disclosure Schedule, (II) as contemplated by this Agreement, or (III) for transactions effected or actions taken by WRI or the Transferred Subsidiaries after the Original Execution Date without breaching the terms hereof in the case of clauses (iii) through (viii) below, since August 31, 1996, the Gas Business has been conducted in the ordinary course of business consistent with past practice, and since August 31, 1996 there has not been: (i) any event or events which, individually or in the aggregate have had or would have a Material Adverse Effect on the Gas Business; (ii) any amendment of any material term of any outstanding equity security or the respective certificates of incorporation or bylaws of Westar or MCMC; (iii) any non-cash dividend or distribution by Westar or MCMC or any repurchase, redemption or other acquisition by Westar or MCMC of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Westar or MCMC or any Significant Subsidiary of Westar or MCMC; (iv) any material change in any method of accounting or accounting practice by WRI relating to the Gas Business and the Transferred Subsidiaries;
(v) any increase in the salaries or other compensation payable to any officer or employee of WRI relating to the Gas Business or any of the Transferred Subsidiaries (except for normal increases in the ordinary course of business consistent with past practice) or any increase in, or addition to, other benefits to which any such officer or employee may be entitled (except as required by the terms of plans as in effect on the Original Execution Date or as required by law); (vi) any Material Adverse Change or threat of a Material Adverse Change in the relations of WRI relating to the Gas Business or the Transferred Subsidiaries with, or any loss or, to the knowledge of WRI, threat of loss of, any of the material suppliers or customers of the Gas Business or the Transferred Subsidiaries, except to the extent such loss does not and would not have a Material Adverse Effect on the Gas Business; (vii) any termination, cancellation or waiver of any contract or other right material to the operation of the Gas Business taken as a whole, except to the extent such termination, cancellation or waiver does not and would not have a Material Adverse Effect on the Gas Business; or (viii) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that does have or would have a Material Adverse Effect on the Gas Business.

  (h) No Undisclosed Material Liabilities. Except as disclosed in the WRI SEC Documents and/or Section 4.2(h) of the WRI Disclosure Schedule, to the knowledge of WRI, WRI with respect to the Gas Business and the Transferred Subsidiaries do not have any liabilities or obligations, including Environmental Claims, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and whether or not required to be disclosed, nor are there any facts or circumstances of which WRI has or the Transferred Subsidiaries have knowledge that could result in obligations or liabilities of WRI, the Transferred Subsidiaries or any of their Affiliates, that have or would have a Material Adverse Effect on the Gas Business, other than: (i) liabilities adequately provided for in the Consolidated Financial Information of the Gas Business; and (ii) liabilities under this Agreement or the Ancillary Documents.

  (i) No Default. With respect to the Gas Business, neither WRI nor any of the Transferred Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) their respective charters, bylaws or other respective organizational documents, (ii) any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which WRI or any of the Transferred Subsidiaries is now a party or by which WRI or any of the Transferred Subsidiaries or any of their respective properties or assets may be bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to WRI or any of the Transferred Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which in the aggregate do not and would not have a Material Adverse Effect on the Gas Business.

  (j) Compliance with Applicable Laws. Except as specifically addressed in other representations in this Section 4.2 or as disclosed in, or reflected in the financial statements included in, the WRI SEC Documents, or as disclosed or reflected in the Consolidated Financial Information of WRI and/or as set forth in Section 4.2(j) of the WRI Disclosure Schedule, WRI and the Transferred Subsidiaries hold, and subject to the terms of this Agreement and the Ancillary Documents, will transfer, to the extent transferable, to NewCorp on or before the Closing, all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of the Gas Business (the "WRI Permits"), except where the failure so to hold does not and would not have a Material Adverse Effect on the Gas Business. Except as disclosed in, or reflected in the financial statements included in, the WRI SEC Documents, or as disclosed or reflected in the Consolidated Financial Information of WRI and/or as set forth in Section 4.2(j) of the WRI Disclosure Schedule, WRI and the Transferred Subsidiaries are in compliance with the terms of the WRI Permits, except where the failure so to comply does not and would not have a Material Adverse Effect on the Gas Business. Except as disclosed in the WRI SEC Documents as disclosed in, or reflected in the financial statements included in, the WRI SEC Documents, or as disclosed or reflected in the Consolidated Financial Information of WRI and/or as set forth in Section 4.2(j) of the WRI Disclosure Schedule, the Gas Business is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations which do not and would not have a Material Adverse Effect on the Gas Business. Except as disclosed in, or reflected in the financial statements included in, the WRI SEC Documents, or as disclosed or reflected in the Consolidated Financial Information of WRI and/or as set forth in Section 4.2(j) of the WRI Disclosure Schedule, neither WRI nor any of the Transferred Subsidiaries has been notified of any pending investigation or review by any Governmental Entity nor, to the knowledge of WRI or the Transferred Subsidiaries, is any investigation or review by any Governmental Entity with respect to WRI and/or any of the Transferred Subsidiaries, in each case, to the extent relating to the Gas Business, pending or, to the knowledge of WRI, threatened, other than those the outcome of which does not and is not reasonably likely to have a Material Adverse Effect on the Gas Business.

  (k) Litigation. Except as disclosed in the WRI SEC Documents and/or Section 4.2(k) of the WRI Disclosure Schedule or otherwise within this Section 4.2, as of the Original Execution Date, there is no suit, action or proceeding pending, or, to the knowledge of WRI or any of the Transferred Subsidiaries, threatened against or affecting WRI relating to the Gas Business or any of the Transferred Subsidiaries ("WRI Litigation"), at law or in equity, or before or by any federal or state commission board, bureau, agency or instrumentality, that, individually or in the aggregate, has had or would have a Material Adverse Effect on the Gas Business, and WRI and the Transferred Subsidiaries have no knowledge of any facts that are likely to give rise to any WRI Litigation, that (in any case) would have a Material Adverse Effect on the Gas Business, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against WRI or any of the Transferred Subsidiaries ("WRI Orders") that has or would have a Material Adverse Effect on the Gas Business or the ability of WRI to consummate the transactions contemplated by this Agreement or any of the Ancillary Documents.

  (l) Taxes. Except as, individually or in the aggregate, do not and would not have a Material Adverse Effect on the Gas Business:

    (1) WRI, each of the Transferred Subsidiaries and, as of the Closing, NewCorp has (A) timely (taking into account any extensions) filed all material federal, state, local and foreign Returns required to be filed or sent by or with respect to it in respect of any Taxes, (B) timely paid all Taxes that are shown to be due thereon, (C) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to results of operations, and (D) to the knowledge of WRI or any of the Transferred Subsidiaries timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

    (2) Section 4.2(l)(2) of the WRI Disclosure Schedule sets forth the last taxable period through which the Returns of WRI, NewCorp and each of the Transferred Subsidiaries have been examined by the IRS or otherwise closed. No material Tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which WRI, any of the Transferred Subsidiaries or, as of the Closing, NewCorp could be liable, and except as provided for in the Consolidated Financial Information of the Gas Business, no material deficiency for any such Taxes has been proposed, asserted or assessed pursuant to such examination against WRI, any of the Transferred Subsidiaries or, as of the Closing, NewCorp by any Governmental Entity with respect to any period.

    (3) None of WRI, the Transferred Subsidiaries or, as of the Closing, NewCorp has executed or entered into with the IRS or any taxing authority
  (A) any agreement or other document extending or having the effect of extending the period for assessments or collection of any federal Income Taxes for which NewCorp or any of the Transferred Subsidiaries could be liable or (B) a closing agreement pursuant to

  Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state or local Tax law that relates to the assets or operations of NewCorp or any of the Transferred Subsidiaries or the Gas Business.

    (4) Neither the Transferred Subsidiaries nor, as of the Closing, NewCorp has made an election under Section 341(f) of the Code or agreed to have
  Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by NewCorp or any of the Transferred Subsidiaries.

    (5) As of the Closing Date, neither NewCorp nor any of the Transferred Subsidiaries, nor any Subsidiary of the Transferred Subsidiaries (such Subsidiaries, together with the Transferred Subsidiaries, the "Acquired Subsidiaries") will be a party to, will be bound by or will have any obligation under any tax sharing agreement or similar agreement or arrangement that includes any entity other than NewCorp or the Acquired Subsidiaries.

    (6) Section 4.2(l)(6) of the WRI Disclosure Schedule sets forth a list of federal, state, local or foreign jurisdictions in which WRI, with respect to the Gas Business, or the Transferred Subsidiaries has paid any Taxes or filed any Returns during the past 3 years. No jurisdiction not listed on
  Section 4.2(l)(6) of the WRI Disclosure Schedule has made a claim, assertion or, to the knowledge of WRI and the Transferred Subsidiaries, threat that WRI, with respect to the Gas Business, or any of the Transferred Subsidiaries is subject to taxation in such jurisdiction.

    (7) For purposes of subsections (1) and (2) of Section 4.2(l), the use of the terms "Tax" or "Taxes" in conjunction with WRI shall refer only to (i) Taxes which are reported on a consolidated, combined or unitary basis with respect to a group that includes NewCorp or either of the Transferred Subsidiaries or (ii) Taxes which arise primarily out of or relate primarily to the Gas Business.

    (8) Except as disclosed in Section 4.2(l)(8) of the WRI Disclosure Schedule, as a result, directly or indirectly, of the Transactions or the other transactions contemplated by this Agreement (including without limitation, any terminations of employment prior to or following the Effective Time), as of the Closing Date, NewCorp will not be obligated to make a payment (including without limitation any acceleration of vesting or payment) with respect to Continuing Employees or Retired Employees who are "disqualified individuals" that would be characterized as an "excess parachute payment" (as such terms are defined in Section 280G of the Code).

  (m) Employee Matters; ERISA.

    (1) Benefit Plans. Section 4.2(m)(1) of the WRI Disclosure Schedule contains a true and complete list, as of the Original Execution Date, of each item described below, whether formal or informal, written or unwritten, legally binding or not, each of which have been or will be made available to ONEOK:

      a. each material "employee benefit plan" within the meaning of
    Section 3(3) of ERISA that is or was maintained or contributed to at any time during the six calendar year period immediately preceding the Original Execution Date by WRI or any WRI Affiliate in which Continuing Employees or Retired Employees participate and each similar plan, program, policy or arrangement maintained for non-employee directors or other non-employees who have provided services to WRI or any WRI Affiliate;

      b. each material plan, program, policy, payroll practice or arrangement not listed in a. above that provides for bonuses, profit-sharing, incentive compensation, deferred compensation, equity-based compensation (including stock options or other stock purchases, restricted stock, stock appreciation rights, performance units and dividend equivalents), holiday pay, vacation pay, sick pay, dependent care benefits, flexible benefits (including any cafeteria plan governed by Section 125 of the Code), paid or unpaid leave (including sick leave, parental leave, military leave and bereavement leave), tuition assistance, relocation or any similar type of benefits, that has been adopted or implemented by WRI or any WRI Affiliate and in which Continuing Employees or Retired Employees participate (including any such plan, program, policy or arrangement that has been terminated before the Original Execution Date); and

      c. each material employment contract, severance contract, parachute agreement, option agreement, stock appreciation right agreement, bonus or other incentive award agreement, deferred compensation agreement, supplemental benefit agreement, split dollar agreement or other personal service or benefit contract or arrangement with or covering a Continuing Employee or Retired Employee.

    (2) Contributions. All material contributions and other material payments required to have been made by WRI or any WRI Affiliate under Section 412 of the Code in respect of any WRI Pension Benefit Plan which covers Continuing Employees or Retired Employees or pursuant to the terms of any WRI Pension Benefit Plan which covers Continuing Employees or Retired Employees (or to any person pursuant to the terms thereof) have been timely made or will be timely made in accordance with Section 404(a)(6) of the Code.

    (3) Qualification; Compliance. The following representations apply to WRI Benefit Plans for which NewCorp may have joint and several liability or with respect to which assets are being contributed from the WRI Benefit Plans to plans established by NewCorp pursuant to the Employee Agreement.

      a. Each WRI Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code (1) currently meets all qualification requirements under the Code both in form and in operation, except any failure that can be corrected without material liability, and (2) has received a favorable determination letter from the IRS on its qualification or application for such a determination has been made prior to the expiration of the applicable remedial amendment period, and to the knowledge of WRI there are no circumstances existing likely to result in revocation of any such favorable determination letter.

      b. Each WRI Benefit Plan is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code, and all filings, disclosures and notices required have been timely made, except for violations that would not have a Material Adverse Effect on NewCorp. All amendments and actions required to bring each of the WRI Benefit Plans into conformity with all of the applicable provisions of ERISA and the Code and other applicable legal requirements have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Merger Effective Time and except for actions the failure of which to take would not have a Material Adverse Effect on NewCorp.

      c. To the knowledge of WRI, no individual or entity has engaged in any transaction in connection with which WRI or any WRI Affiliate, or any WRI Benefit Plan or any trust, trustee or administrator thereof, could be subject to liability pursuant to Section 409 or Section 502 of ERISA, or subject to an excise tax pursuant to Section 4975 of the Code, which could in either case have a Material Adverse Effect on NewCorp.

      d. Except for matters that would not have a Material Adverse Effect on NewCorp:

        1. To the knowledge of WRI, no WRI Benefit Plan is subject to any ongoing audit, investigation or other administrative proceeding of the IRS, the Department of Labor or any other Governmental Entity or, to the knowledge of WRI, is scheduled to be subject to such an audit, investigation or proceeding; and

        2. No WRI Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program of any Governmental Entity (including, without limitation, the IRS' Voluntary Compliance Resolution Program or Walk-in Closing Agreement Program, or the Department of Labor's Delinquent Filer Voluntary Compliance Program).

    (4) Pension Benefit Plan; Liabilities. Except as disclosed in Section 4.2(m)(4) of the WRI Disclosure Schedule, with respect to the WRI Pension Benefit Plans, individually and in the aggregate, no termination or partial termination of any WRI Pension Benefit Plan has occurred and no event has occurred that would be reasonably expected to subject the Gas Business or NewCorp, by reason of joint and several liability, to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to or under any such plan or to the PBGC, or under any indemnity agreement to which WRI or any WRI Affiliate is a party), which liability could have a Material Adverse Effect on the Gas Business or NewCorp, by reason of joint and several liability (excluding liability for benefit claims and funding obligations payable in the ordinary course and liability for PBGC insurance premiums payable in the ordinary course).

    (5) Welfare Plans. To the knowledge of WRI, no circumstances exist that could subject WRI or any WRI Affiliate to an excise tax under Section 4976 of the Code that would have a Material Adverse Effect on the Gas Business or NewCorp by reason of joint and several liability.

    (6) Documents Made Available. WRI has made available to ONEOK, or will make available to ONEOK upon request, a true and correct copy of each collective bargaining agreement to which WRI or any WRI Affiliate is a party or under which WRI has obligations relating to the Gas Business or to NewCorp by reason of joint and several liability; and, with respect to each such WRI Benefit Plan relating to the Gas Business or to NewCorp by reason of joint and several liability, WRI has made available or will make available upon request to ONEOK a true and correct copy of each of the following, as applicable:

      a. the current plan document (including all amendments adopted since the most recent restatement) and its most recently prepared summary plan description and all summaries of material modifications prepared since the most recent summary plan description;

      b. annual reports or Code Section 6039D information returns (IRS Form 5500 Series), including financial statements, for the last two years;

      c. the most recent IRS determination letter or other opinion letter with respect to the qualified status under Code Section 401(a) of such plan under Code Section 501 of the related trust;

      d. actuarial reports or valuations for the last two years; and

      e. trust instruments and insurance contracts; any Form 5310 or Form 5330 filed with the IRS during the last six years.

    (7) Payments Resulting From Merger. Except as set forth on Section 4.2(m)(7) of the WRI Disclosure Schedule or as provided under any WRI Benefit Plan or any agreement described in Section 4.2(m)(1)c. above, the consummation or announcement of any transaction contemplated by this Agreement will not directly or indirectly (either alone or upon the occurrence of any additional or further acts or events) result in any:

      a. payment (whether of severance pay or otherwise) becoming due from WRI or any WRI Affiliate to any current or former officer, director, employee or independent contractor of WRI or any WRI Affiliate or to the trustee under any "rabbi trust" or other funding arrangement, which would reasonably be expected to result in liability to NewCorp; or

      b. benefit under any WRI Benefit Plan being established or increased or becoming accelerated, vested or payable, except for a payment or benefit that would have been payable under the same terms and conditions without regard to the transactions contemplated by this Agreement, which would reasonably be expected to result in liability to NewCorp.

    (8) Funded Status of Plans. Except as disclosed in Section 4.2(m)(8) of the WRI Disclosure Schedule, (A) each WRI Pension Benefit Plan has been maintained in compliance with the minimum funding standards of ERISA and the Code, (B) no WRI Pension Benefit Plan has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) and (C) all required payments to the PBGC with respect to each WRI Pension Benefit Plan have been made on or before their due dates in each case with respect to such WRI Pension Benefit Plans covering Continuing Employees or Retired Employees or which would reasonably be expected to result in liability to NewCorp.

  Except as disclosed in Section 4.2(m)(8) of the WRI Disclosure Schedule, neither WRI nor any of its Subsidiaries has provided, or is required to provide, security to any WRI Pension Benefit Plan pursuant to Section 401(a)(29) of the Code in each case with respect to such WRI Pension Benefit Plans covering Continuing Employees or Retired Employees or which would reasonably be expected to result in liability to NewCorp.

    (9) Multiemployer Plans. Except as disclosed in Section 4.2(m)(9) of the WRI Disclosure Schedule, no WRI Benefit Plan is a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA), a multiple employer plan described in Section 413(c) of the Code or a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA); and none of WRI or any WRI Affiliate is obligated to contribute to, has incurred or is expected to incur any withdrawal liability or has had any liability under Title IV of ERISA with respect to, or any liability in connection with the reorganization or termination of, any multiemployer plan, multiple employer plan, or multiple employer welfare arrangement which relates to the Gas Business or which would reasonably be expected to result in liability to NewCorp by reason of joint and several liability.

    (10) Modification or Termination of Plans. Except as disclosed in Section 4.2(m)(10) of the WRI Disclosure Schedule or as required pursuant to a collective bargaining agreement or as required to secure a favorable determination letter from the IRS, neither WRI nor any WRI Affiliate is subject to any legal obligation, or has any formal plan, to enter into any form of material compensation or employment agreement or to establish any employee benefit plan of any nature which would reasonably be expected to result in liability to NewCorp or in which Continuing Employees or Retired Employees may participate, including (without limitation) any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice or to modify or change any existing WRI Benefit Plan in which Continuing Employees or Retired Employees participate and, to the knowledge of WRI, there has been no communication to Continuing Employees or Retired Employees by WRI or any WRI Affiliate that would reasonably be expected to promise or guarantee such employees retiree health or life insurance benefits on a permanent basis.

    (11) Reportable Events; Claims. Except as disclosed in Section 4.2(m)(11) of the WRI Disclosure Schedule:

      a. No Reportable Event has occurred with respect to any WRI Pension Benefit Plan that would reasonably be expected to result in liability to NewCorp, and

      b. No liability, claim, action or litigation exists, has been made, commenced or, to the actual knowledge of WRI, threatened, by or against WRI or any WRI Affiliate with respect to any WRI Benefit Plan (other than for benefits or PBGC premiums payable in the ordinary course) that would reasonably be expected to result in liability to NewCorp, and

      c. The PBGC has not instituted proceedings to terminate any WRI Pension Benefit Plan, and, to the knowledge of WRI, no condition exists that presents a likely risk that such proceedings will be instituted.

  (n) Labor Matters. Except as set forth in Section 4.2(n) of the WRI Disclosure Schedule or the WRI SEC Documents, to the extent related to the Gas
Business:

    (1) Neither WRI nor any of the Transferred Subsidiaries is a party to, or bound by, any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of WRI relating to the Gas Business or any of the Transferred Subsidiaries, nor does WRI or the Transferred Subsidiaries have knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize or threaten to organize any such employees;

    (2) There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against WRI relating to the Gas Business or any of the Transferred Subsidiaries pending, or, to the knowledge of WRI or any of the Transferred
  Subsidiaries, threatened, that would have a Material Adverse Effect on the Gas Business;

    (3) There is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of WRI or any of the Transferred
  Subsidiaries, threatened, against or involving WRI with respect to the Gas Business and/or any of the Transferred Subsidiaries that would have a Material Adverse Effect on the Gas Business; and

    (4) WRI and the Transferred Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that would not have a Material Adverse Effect on the Gas Business.

  (o) Intangible Property. WRI and the Transferred Subsidiaries possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the Gas Business, except where the failure to possess or have adequate rights to use such properties would not have a Material Adverse Effect on the Gas Business.

  (p) Environmental Matters.

    (1) Compliance.

    To the extent related to the Gas Business,

      a. To the actual knowledge of the executive officers of WRI and the officer or employee of WRI with responsibility for environmental matters, after due inquiry, except as set forth in the WRI SEC Documents or Section 4.2(p)(1)(a) of the WRI Disclosure Schedule, WRI and each of the Transferred Subsidiaries is in compliance with all applicable Environmental Laws, except where the failure to be so in compliance would not have a Material Adverse Effect on the Gas Business.

      b. To the actual knowledge of the executive officers of WRI and the officer or employee of WRI with responsibility for environmental matters, after due inquiry, except as set forth in the WRI SEC Documents or Section 4.2(p)(1)(b) of the WRI Disclosure Schedule, neither WRI nor any of the Transferred Subsidiaries have received any Environmental Claim from any person or Governmental Entity that alleges that WRI or any of the Transferred Subsidiaries is not in compliance with applicable Environmental Laws, except where the failure to be so in compliance would not have a Material Adverse Effect on the Gas Business.

      c. Except as set forth in Section 4.2(p)(1)(c) of the WRI Disclosure Schedule, to the actual knowledge of the executive officers of WRI and the officer or employee of WRI with responsibility for environmental matters, after due inquiry, neither WRI nor any of the Transferred Subsidiaries has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location, in violation of any Environmental Laws.

    (2) Environmental Permits. To the actual knowledge of the executive officers of WRI and the officer or employee of WRI with responsibility for environmental matters, after due inquiry, except as set forth in the WRI SEC Documents or Section 4.2(p)(2) of the WRI Disclosure Schedule, WRI with respect to the Gas Business has, and the Transferred Subsidiaries have, obtained or applied for all Environmental Permits necessary for the construction of their facilities and the operation of their respective businesses, as presently conducted, and for the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the Gas Business, and all such permits are in good standing and in all material respects in full force and effect or, where applicable, a renewal application has been timely filed, is pending and agency approval is expected to be obtained, and WRI, with respect to the Gas Business, is and the Transferred Subsidiaries are in compliance in all material respects with all terms and conditions of all such Environmental Permits and are not required to make any expenditure in order to obtain or renew any Environmental Permits necessary for the operation of the Gas Business, as presently conducted, except where the failure to obtain or be in compliance with such Environmental Permits and the requirement to make such expenditures would not have a Material Adverse Effect on the Gas Business.

    (3) Environmental Claims. To the actual knowledge of the executive officers of WRI and the officer or employee of WRI with responsibility for environmental matters, after due inquiry, except as set forth in the WRI SEC Documents or Section 4.2(p)(3) of the WRI Disclosure Schedule, there is no Environmental Claim pending or, to the actual knowledge of the executive officers of WRI and the officer or employee of WRI with responsibility for environmental matters, threatened

      a. against WRI relating to the Gas Business, or any of the Transferred Subsidiaries,

      b. against any person or entity whose liability for such Environmental Claim WRI in connection with the Gas Business or any of the Transferred Subsidiaries has retained or assumed either contractually or by operation of law, or

      c. against any real or personal property or operations that WRI, relating to the Gas Business, or any of the Transferred Subsidiaries owns, leases or manages, in whole or in part,

  that, in the case of a, b or c, if adversely determined, would have a Material Adverse Effect on the Gas Business.

    (4) Releases. To the actual knowledge of the executive officers of WRI and the officer or employee of WRI with responsibility for environmental matters, after due inquiry, except as set forth in Section 4.2(p)(4) of the WRI Disclosure Schedule or the WRI SEC Documents, and except for Releases of Hazardous Materials the liability for which would not have a Material Adverse Effect on the Gas Business, with respect to the Gas Business, neither WRI, with respect to the Gas Business, nor any of the Transferred Subsidiaries has caused any Release of any Hazardous Materials at any place or property, including but not limited to, properties owned, leased or occupied by WRI or any of the Transferred Subsidiaries or any predecessor of WRI or any of the Transferred Subsidiaries, nor has it transported or arranged for the transportation of any Hazardous Materials to any place or property where a Release has occurred or allegedly has occurred, where such transportation or arrangement has had, or would have, a Material Adverse Effect on the Gas Business.

    (5) Underground Storage Tanks or Surface Impoundments. To the actual knowledge of the executive officers of WRI and the officer or employee of WRI with responsibility for environmental matters, after due inquiry, except as set forth in Section 4.2(p)(5) of the WRI Disclosure Schedule, with respect to the Gas Business, there are no underground storage tanks or surface impoundments at, on, under or within any of real property owned, leased or occupied by WRI or any of the Transferred Subsidiaries, or any portion thereof, other than those liabilities which would not have a Material Adverse Effect on the Gas Business.

  (q) Contracts and Certain Obligations.

    (1) Except as set forth in Section 4.2(q)(1) of WRI's Disclosure Schedule, neither WRI nor any of the Transferred Subsidiaries is a party to or bound by any Material Contract with respect to the Gas Business. Except as set forth in Section 4.2(q)(1) of the WRI Disclosure Schedule, all Material Contracts relating to the Gas Business are in full force and effect, and each of WRI and the Transferred Subsidiaries which is a party to or bound by such Material Contract has performed its obligations thereunder as of the Original Execution Date and, to the knowledge of WRI and the Transferred Subsidiaries, each other party thereto has performed its obligations thereunder as of the Original Execution Date, other than any failure of a Material Contract to be in full force and effect or any nonperformance thereof that would not have a Material Adverse Effect on the Gas Business.

    (2) With respect to the Gas Business, neither WRI nor any of the Transferred Subsidiaries engages in any natural gas or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments, except for transactions and agreements entered into or hedge contracts for the purchase or sale of hydrocarbons to which WRI with respect to the Gas Business or any of the Transferred Subsidiaries is a party which are commercially reasonable and in accordance with the general practices of other similarly situated companies in the industry.

    (3) With respect to the Gas Business, neither WRI nor any of the Transferred Subsidiaries have been given notice of any default under, or action to alter, terminate, rescind or procure a judicial reformation of, any material provisions of any Material Contract relating to the Gas Business.

    (4) (i) Section 4.2(q)(4)(i) of the WRI Disclosure Schedule sets forth a list of (a) all gas purchase contracts which are Material Contracts (b) all gathering, exchange and transportation contracts which are Material Contracts, and (c) all other contracts relating to Gas supply and transportation which are Material Contracts, in each case, to the extent WRI or any of the Transferred Subsidiaries is a party thereto and to the extent to which they relate to the Gas Business (collectively, the "WRI Gas Contracts"); (ii) Except as set forth in Section 4.2(q)(4)(ii) of the WRI Disclosure Schedule, (a) all WRI Gas Contracts which relate to the Gas Business have been approved or reviewed by the KCC, to the extent such approval or review is required, (b) all costs under the WRI Gas Contracts which relate to the Gas Business are currently being passed through to the customers and (c) neither WRI nor any of the Transferred Subsidiaries has any reason to believe that (a) and (b) will not continue in the future.

  (r) Regulatory Proceedings. Except as set forth in the WRI SEC Documents or
Section 4.2(r) of the WRI Disclosure Schedule and other than purchase gas adjustment provisions, no portion of the Gas Business in relation to which all or part of the rates or services are regulated by a Governmental Entity (i) has rates which have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Entity or on appeal to the courts or (ii) is a party to any rate proceeding before a Governmental Entity or on appeal from orders of a Governmental Entity which could result in orders having a Material Adverse Effect on the Gas Business.

  (s) Regulation as a Utility.

    (1) WRI is an exempt Holding Company under Section 3(a) of the 1935 Act and as such is exempt from all provisions of the 1935 Act except Section 9(a)(2) thereof.

    (2) The Gas Business of WRI is regulated as a public utility in the States of Kansas and Oklahoma and in no other states. MCMC is a regulated utility in the State of Kansas.

  (t) Opinion of Financial Advisor. The Board of Directors of WRI has received the opinion of Salomon Brothers Inc ("Salomon") to the effect that, as of the date on which the Board of Directors of WRI approved the Transactions, the Transactions are fair to WRI from a financial point of view.

  (u) Title to Properties.

    (1) WRI with respect to the Gas Business and the Transferred Subsidiaries, individually or together, have good and sufficient title to all of the Assets that they purport to own, including all of the properties and assets reflected in the balance sheet as of September 30, 1996, included in the Consolidated Financial Information of the Gas Business and all properties and assets purchased or otherwise acquired since September 30, 1996. Such assets are sufficient to enable WRI with respect to the Gas Business and the Transferred Subsidiaries to conduct the Gas Business as currently conducted without material interference, and, at the Closing, will be free and clear of Liens, other than Permitted Liens. WRI, with respect to the Gas Business, and the Transferred Subsidiaries, individually or together, hold under valid lease agreements all real and personal properties which constitute part of the Assets or are reflected in the Consolidated Financial Information of the Gas Business as being held under capitalized leases and enjoy peaceful and undisturbed possession of such properties under such leases, other than any properties as to which such leases will have terminated in the ordinary course of business since the date of such financial information. Neither WRI, with respect to the Gas Business, nor any of the Transferred Subsidiaries, nor any of their predecessors has received any written notice of any adverse claim to the title to any properties owned by them or with respect to any lease under which any properties are held by them, other than any claims that, individually or in the aggregate, would not have a Material Adverse Effect on the Gas Business.

    (2) With respect to the Gas Business, neither WRI nor any of the Transferred Subsidiaries is in violation of the terms of any Easement except any such violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Gas Business. Except as would not have a Material Adverse Effect on the Gas Business, all Easements in favor of the Gas Business are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the operation of the Gas Business. Except as would not have a Material Adverse Effect on the Gas Business, to the knowledge of WRI, there are no spatial gaps in the Easements in favor of the Gas Business that would have a Material Adverse Effect on the Gas Business and all parts of the pipeline assets which constitute a portion of the Assets are located either on property which is owned in fee by WRI or the Transferred Subsidiaries or on property which is subject to an Easement in favor of WRI or a Transferred Subsidiary.

  (v) Condition of Assets. To the knowledge of WRI and the Transferred Subsidiaries, the buildings, plants, structures, and equipment of WRI relating to the Gas Business and the Transferred Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

  (w) Accounts Receivable. All Accounts Receivable with respect to the Gas Business represent or will represent, as of the Closing, valid obligations arising from sales actually made or services actually performed in the ordinary course of business of WRI with respect Gas Business and of the Transferred Subsidiaries. Unless paid prior to the Closing, the Accounts Receivable relating to the Gas Business are or will be, as of the Closing, collectible, subject only to allowance for doubtful accounts, and calculated consistently with past practice. There is no contest, claim or right of set-off, under any contract or with any obligor of an Account Receivable relating to the Gas Business relating to the amount or validity of such Account Receivable which would have a Material Adverse Effect on the Gas Business.

  (x) Beneficial Ownership of ONEOK Common Stock. Neither WRI nor any of its Subsidiaries "beneficially owns" (as defined in Rule 13d-3 under the Exchange
Act) any of the outstanding ONEOK Common Stock or ONEOK Preferred Stock.

  (y) Brokers. Except for the fees and expenses payable to Salomon, which fees are reflected in its agreement with WRI and will be for the account of and paid by WRI and not by NewCorp, no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the negotiations leading to this Agreement or the consummation of the Transactions and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of WRI or any of the Transferred Subsidiaries.

  (z) Insurance. With respect to the Gas Business, WRI and the Transferred Subsidiaries maintain insurance coverage as is customary for the industry in which the Gas Business operates (taking into account the cost and availability of such insurance). All such insurance policies are with reputable insurance carriers. There are no claims pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights, except for claims that would not have a Material Adverse Effect on the Gas Business. All premiums payable under all such policies have been paid and WRI and the Transferred Subsidiaries have otherwise complied fully with the terms and conditions of all such policies.

  (aa) Business of NewCorp. Prior to the Closing, NewCorp shall not have engaged in any business or incurred any liabilities, except as expressly contemplated by this Agreement.

  (ab) Intercompany Liabilities. Prior to the Closing, all liabilities of the Transferred Subsidiaries to WRI and its Subsidiaries shall have been discharged.

  (ac) Related Party Transactions. With respect to the Gas Business, there are no contracts, arrangements or transactions in effect between WRI or any of the Transferred Subsidiaries, on the one hand, and any officer, director or 5% stockholder of WRI, or any Affiliate or immediate family member of any of the foregoing persons, on the other hand, except as set forth in Section 4.2(ac) of the WRI Disclosure Schedule.

                                   ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE MERGER

  5.1 Conduct of Gas Business Pending the Merger. During the period from the Original Execution Date and continuing until the Merger Effective Time, WRI agrees as to itself and the Transferred Subsidiaries that (except as expressly contemplated or permitted by this Agreement, as provided in Section 5.1 of the WRI Disclosure Schedule (each of which exceptions shall specifically identify the relevant subsection hereof to which it relates) or to the extent that ONEOK shall consent in writing, which consent will not be unreasonably withheld or delayed):

  (a) Ordinary Course. WRI and each of the Transferred Subsidiaries shall carry on the Gas Business in the usual, regular and ordinary course in substantially the same manner as conducted on the Original Execution Date and, to the extent consistent therewith, shall use all commercially reasonable efforts to preserve intact the present business organizations of the Gas Business, keep available the services of the current officers and employees of the Gas Business, and endeavor to preserve the relationships of the Gas Business with customers, suppliers, distributors, creditors, lessors, employees and business associates to the end that the goodwill and ongoing business of the Gas Business shall not be impaired in any material respect at the Merger Effective Time.

  (b) Changes in Stock. WRI shall not permit Westar or MCMC to (i) split, combine or reclassify any of the outstanding shares of capital stock of Westar or MCMC or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Westar or MCMC or pay or declare any dividends; or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of Westar or MCMC.

  (c) Issuance of Securities. Except for the issuance of capital stock as contemplated by Article III hereof, NewCorp shall not issue, deliver, pledge, dispose of, encumber or sell, or authorize or propose to issue, deliver, pledge, dispose of, encumber or sell, any shares of its capital stock of any class, or other voting securities of NewCorp or any securities convertible into, or any rights, warrants or options to acquire, any such shares, or other voting securities or convertible securities.

  (d) No Acquisitions. Except as provided for in Article I of this Agreement, WRI shall not, and it shall not permit any of the Transferred Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof in the local natural gas distribution business in the States of Kansas, Missouri or Oklahoma which will form a part of the Assets with an aggregate book value of $6,500,000 or more.

  (e) No Dispositions. Other than dispositions in the ordinary course of business consistent with past practice that are not material to the Gas Business and other dispositions with an aggregate of inventory and equipment book value not to exceed $6,500,000, WRI shall not, and it shall not permit any of the Transferred Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of the Assets.

  (f) No Dissolution, Etc. NewCorp shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of NewCorp.

  (g) Certain Employee Matters. Except as specified in Section 5.1(g) of the WRI Disclosure Schedule, as required by collective bargaining agreements, as may be required by applicable law or as expressly contemplated by this Agreement, including Section 5.1(c) hereof, WRI, with respect to employees of the Gas Business, shall not, nor shall it permit any of the Transferred Subsidiaries with respect to employees of the Gas Business, other than in the ordinary course of business that, in the aggregate, does not result in a material increase in benefits or compensation expense to the Gas Business, to:

    (1) amend, or increase the amount of (or accelerate the payment or vesting of) any benefit or amount payable under, any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy providing for compensation or benefits to any current or former officer or employee, and maintained by, contributed to or entered into by, WRI or any of the Transferred Subsidiaries with respect to employees of the Gas Business;

    (2) increase (or enter into any contract, agreement, commitment or arrangement to increase in any manner) the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any current or former officer or employee, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Gas Business;

    (3) adopt, establish or implement any plan, policy or other arrangement providing for any form of benefits or other compensation to any current or former officer or employee;

    (4) enter into or amend any employment agreement, severance agreement, or other contract, agreement or arrangement with any current or former officer or employee; or

    (5) pay or agree to pay any pension, retirement allowance or other benefit not required or contemplated by any of the existing WRI Benefit Plans as in effect on the Original Execution Date to any current or former officer or employee.

  (h) Leases; Capital Expenditures. With respect to the Gas Business, WRI shall not, nor shall WRI permit any of the Transferred Subsidiaries to, (i) except in the ordinary course of business, enter into any lease (whether such lease is an operating or capital lease) or (ii) incur Liens on the Assets, other than Permitted Liens, or (iii) make or commit to make capital expenditures outside the ordinary course of business or in excess of budgeted amounts previously disclosed to ONEOK, except to the extent necessary to meet applicable legal or regulatory requirements or to maintain the safety of the operations.

  (i) Affiliate Transactions. WRI shall not, nor shall it permit any of the Transferred Subsidiaries to, enter into any agreement or arrangement with respect to the Gas Business with any of their respective Affiliates (as such term is defined in Rule 405 under the Securities Act, an "Affiliate"), on terms materially less favorable to the Gas Business than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

  (j) Rate Matters. Except as required by statute, regulation or judicial rule or order, with respect solely to the Gas Business, WRI shall not, and shall not permit any of the Transferred Subsidiaries to, make any filing with any Governmental Entity regarding any changes in rates or charges (other than pass-through fuel and gas rates or charges under existing tariffs or rate schedules), standards of service, accounting, or the services provided by the Gas Business (or any amendment thereto).

  (k) Contracts. With respect to the Gas Business, WRI shall not, nor shall it permit any of the Transferred Subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any Material Contract or agreement to which it or any of the Transferred Subsidiaries is a party or waive, release or assign any material rights or claims. With respect to the Gas Business, WRI shall not, nor shall it permit any of the Transferred Subsidiaries to, enter into any contract involving total consideration of $10,000,000 or more, with a term longer than one year which is not terminable by WRI or any such Transferred Subsidiary without penalty upon no more than 90 days' prior notice.

  (l) Insurance. WRI shall, and shall cause the Transferred Subsidiaries to, maintain with financially responsible insurance companies insurance with respect to the Gas Business, in such amounts and against such risks and losses as are consistent with the past practices of WRI.

  (m) Permits. WRI shall, and shall cause the Transferred Subsidiaries to, use reasonable efforts to maintain in effect all existing WRI Permits which are material to the operations of the Gas Business.

  (n) Tax Matters. WRI shall not and shall not permit any of the Acquired Subsidiaries to (i) make or rescind any material express or deemed election relating to Taxes with respect to the Gas Business, unless it is reasonably expected that such action will not adversely affect the Gas Business, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes with respect to the Gas Business, except where such settlement or compromise will not adversely affect the Gas Business, or (iii) change in any material respect any of the methods utilized by the Gas Business in reporting income or deductions for federal income tax purposes, except as may be required by applicable law or except for such changes that are reasonably expected not to adversely affect the Gas Business.

  (o) Discharge of Liabilities. With respect to the Gas Business, WRI shall not, nor shall it permit any of the Transferred Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Consolidated Financial Information of the Gas Business, or incurred in the ordinary course of business consistent with past practice.

  (p) Other Actions. WRI shall not, and shall not permit any of the Transferred Subsidiaries to, take or fail to take any other action which would reasonably be expected to prevent or materially impede, interfere with or delay the Merger or the Transactions or the other transactions contemplated by this Agreement, the Ancillary Documents, or the Transfer Documents.

  (q) Agreements. WRI shall not, nor shall it permit any of the Transferred Subsidiaries to, agree in writing or otherwise to take any action inconsistent with the foregoing.

  (r) Business of NewCorp. WRI shall not permit NewCorp to engage in any business or incur any liabilities or be a party to any contract or agreement, other than as contemplated by this Agreement or the Ancillary Documents.

  (s) Shareholder Agreement. Immediately prior to the Closing, WRI and NewCorp shall enter into the Shareholder Agreement, in the form attached hereto as Exhibit C (the "Shareholder Agreement").

  (t) Rights Agreement. WRI shall use best efforts to take or cause to be taken, all actions and to do or cause to be done, all things necessary to adopt the NewCorp Rights Agreement.

  (u) Material Information. With respect to the Gas Business, without limiting other obligations imposed by this Agreement, WRI will use best efforts to keep ONEOK informed of any material business developments of WRI and the Transferred Subsidiaries, including but not limited to significant Gas contracts, material acquisitions and dispositions.

  (v) Intercompany Liabilities. WRI will use best efforts to take or cause to be taken, all actions and to do or cause to be done, all things necessary to discharge any liabilities of the Transferred Subsidiaries to WRI or its other Subsidiaries prior to Closing.

  5.2 Certain Restrictions in Respect of ONEOK. During the period from the Original Execution Date and continuing until the Merger Effective Time, ONEOK agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, as provided in Section 5.2 of the ONEOK Disclosure Schedule (each of which exceptions shall specifically identify the relevant subsection hereof to which it relates) or to extent that WRI shall otherwise consent in writing):

  (a) Changes in Stock. ONEOK shall not (i) engage in any repurchase, recapitalization, restructuring, redemption, other acquisition or reorganization with respect to its capital stock, including, without limitation, by way of any extraordinary dividends on or other extraordinary distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of the outstanding shares of capital stock of ONEOK or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of ONEOK, or (iii) amend any material term or provision of the ONEOK Common Stock or ONEOK Preferred Stock. Notwithstanding the foregoing, ONEOK shall have the right to cause the ONEOK Preferred Stock to be redeemed or repurchased at any time prior to the Merger Effective Time pursuant to Section 5.2(d) hereof, provided that the aggregate redemption or repurchase price shall not exceed the redemption price required to be paid under the ONEOK Certificate of Incorporation upon such redemption.

  (b) Governing Documents; Other Material Transactions. ONEOK shall not amend or propose to amend its articles of incorporation or bylaws, as amended through the Original Execution Date. ONEOK shall not effect any transactions which if effected after Closing would constitute a "Change of Control" as defined in Section 1.1 of the Shareholder Agreement. For any matter that is being presented to the Board of Directors of ONEOK, other than with respect to an Acquisition Proposal and the enforcement or interpretation by ONEOK of its rights under the Agreement or the Ancillary Documents, ONEOK shall (i) provide written notice to WRI 10 days prior to the time of such presentation or, if not possible, at the same time that the Board of Directors will receive such notice and (ii) deliver to WRI any written materials to be provided to the Board of Directors of ONEOK at the same time they are provided to the members of the Board of Directors of ONEOK relating thereto and, if not possible, prior to the applicable meeting of the Board of Directors.

  (c) Other Actions. ONEOK shall not, and shall not permit any of its Subsidiaries to, take or fail to take any other action which would reasonably be expected to prevent or materially impede, interfere with or delay the Transactions or the other transactions contemplated hereby or by the Ancillary Documents.

  (d) Rights; Redemption of Capital Stock. ONEOK shall (i) cause the rights contemplated by the ONEOK Rights Agreement to be redeemed prior to the Merger Effective Time and (ii) repurchase or redeem all of the outstanding shares of the ONEOK Preferred Stock with the result that the holders of the ONEOK Preferred Stock will not have the right to vote on the Merger.

  (e) Material Information. Without limiting other obligations imposed by this Agreement, ONEOK will use its best efforts to keep WRI informed of any material business developments, including but not limited to significant Gas contracts, material acquisitions and dispositions.

  (f) Other Agreements. Prior to Closing, ONEOK and its Subsidiaries will use their best efforts, take or cause to be taken all actions and do or cause to be done all things necessary, to enter into the Shared Services Agreement and the Marketing Agreement.

  (g) Agreements. ONEOK shall not agree, nor shall it permit any of its Subsidiaries to agree, in writing or otherwise to take any action inconsistent with the foregoing.

  (h) Stock Options. ONEOK will not issue any ONEOK Options.

  (i) ONEOK shall not issue any equity securities except in connection with the acquisition, by merger or otherwise, of any third party or the assets of any third party.

 5.3 No Solicitation. (a) From and after the Original Execution Date, ONEOK will not, and will not authorize or permit any of its officers, directors, employees, investment bankers, attorney or agents and other representatives or those of any of its Subsidiaries (collectively, "ONEOK Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of providing information to any prospective buyer) the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined) from any person or engage in any discussions or negotiations or providing any non-public information or data with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any effort or attempt to make or implement, any such proposal; provided, however, that, notwithstanding any other provision of this Agreement, (i) ONEOK's Board of Directors may take and disclose to ONEOK's stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, and
(ii) prior to approval of this Agreement by ONEOK's stockholders and following receipt from a third party (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with ONEOK or any ONEOK Representatives) of an unsolicited bona fide Acquisition Proposal, (x) ONEOK may engage in discussions or negotiations with such third party and/or may furnish such third party information concerning ONEOK and its business, properties and assets if such third party executes a confidentiality agreement in favor of ONEOK and (y) the Board of Directors of ONEOK may withdraw, modify or not make its recommendation referred to in
Section 6.5. In the event ONEOK or the Board of Directors of ONEOK takes any of the actions specified in clauses (x) or (y) of the immediately preceding sentence, WRI shall be notified of the taking of such action contemporaneously with the taking of such action and the provisions of Section 6.19 shall thereupon terminate without any further action on the part of WRI or ONEOK.

  (b) ONEOK shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by ONEOK or any ONEOK Representatives with respect to any Acquisition Proposal existing on the Original Execution Date.

  (c) As used in this Agreement, "Acquisition Proposal" means any proposal or offer, other than the Merger, for, or that could be reasonably expected to lead to, a tender or exchange offer, a merger, consolidation or other business combination involving ONEOK or any proposal to acquire in any manner a substantial equity interest in, or any substantial portion of, the assets of ONEOK.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

  6.1 Preparation of Form S-4 and the Proxy Statement. As promptly as practicable after the Amendment Date, ONEOK shall prepare and file with the SEC the Proxy Statement and WRI shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. WRI shall use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing. ONEOK shall use its best efforts to cause the Proxy Statement to be mailed to the shareholders of ONEOK at the earliest practicable date. WRI shall use its best efforts to obtain all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of NewCorp Common Stock and, if applicable, Series A NewCorp Convertible Preferred Stock and Series B NewCorp Convertible Preferred Stock ("NewCorp Preferred Stock"), in the Merger and shall furnish all information concerning ONEOK and the holders of ONEOK Common Stock as may be reasonably requested in connection with obtaining such permits, approvals and registrations. ONEOK shall bear 55% and WRI shall bear 45% of the final cost of preparing and filing the Form S-4 and requisite financial statements filed with the Form S-4 and all other filings required to be made under the Securities Act and the Exchange Act, including, without limitation, the Consolidated Financial Information of the Gas Business. Upon the consummation of the Merger, the Surviving Corporation shall reimburse WRI in full for that portion of the expenses borne by WRI as contemplated by this
Section 6.1 (other than the fees and expenses of counsel and fees and expenses payable to financial advisors).

  6.2 Letter of ONEOK's Accountants. ONEOK shall use its best efforts to cause to be delivered to NewCorp a letter of KPMG Peat Marwick, L.L.P., ONEOK's public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to WRI and ONEOK, in form and substance reasonably satisfactory to WRI and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

  6.3 Letter of WRI's Accountants. WRI shall use its best efforts to cause to be delivered to ONEOK a letter of Arthur Andersen, L.L.P., WRI's public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to ONEOK and WRI, in form and substance reasonably satisfactory to ONEOK and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

  6.4 Access to Information. Upon reasonable notice, and in all events to the extent reasonably related to the Transactions and the other transactions contemplated by this Agreement and the Ancillary Documents, WRI and ONEOK shall each (and WRI shall cause the Transferred Subsidiaries and ONEOK shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Merger Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of WRI and ONEOK shall (and WRI shall cause the Transferred Subsidiaries and ONEOK shall cause its Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of WRI and ONEOK agrees that it will not and will cause its respective representatives not to, use any information obtained pursuant to this Section 6.4 for any purpose unrelated to the consummation of the Transactions and the other transactions contemplated by this Agreement and the Ancillary Documents. The Confidentiality Agreement dated June 17, 1996 between WRI and ONEOK (the "Confidentiality Agreement") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

  6.5 ONEOK Stockholders' Meeting. ONEOK shall (i) call a meeting of its common stockholders (the "ONEOK Stockholders' Meeting") to be held as promptly as possible after the Amendment Date for the purpose of voting upon this Agreement and the Merger, (ii) through its Board of Directors, recommend to its stockholders approval of such matters and, subject to the provisions of
Section 5.3, not rescind such recommendation, (iii) use its best efforts to obtain approval and adoption of this Agreement and the Merger by its common stockholders, and (iv) use all reasonable efforts to hold such meeting as soon as practicable after the date upon which the Form S-4 becomes effective, provided, however, that nothing herein obligates ONEOK to take any action that would cause its Board of Directors to act inconsistently with their fiduciary duties as determined by the Board of Directors of ONEOK in good faith. The ONEOK Stockholders' Meeting shall be held on such date as soon as practicable after the date upon which the Form S-4 becomes effective as ONEOK and WRI shall mutually determine.

  6.6 Regulatory and Other Approvals. (a) HSR Act. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent entities" within the meaning of the HSR Act under the HSR Act and the rules and regulations promulgated thereunder with respect to the Transactions and the other transactions contemplated hereby and by the Ancillary Documents. Such parties will use all commercially reasonable efforts to make such filing promptly and to respond on a timely basis to any requests for additional information made by either of such agencies.

  (b) Other Regulatory Approvals. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by ONEOK, WRI or any of their respective Subsidiaries in connection with the Transactions and the other transactions contemplated by the Ancillary Documents and hereby or the taking of any action contemplated thereby or by this Agreement, including without limitation the ONEOK Required approvals and the WRI Required Approvals. Each party shall have the right to review and approve in advance (such approvals not to be unreasonably withheld based upon the economic benefits expected to be realized by such party from the Transactions and the other transactions contemplated by the Ancillary Documents and this Agreement) all applications for approvals to be filed by the other party. Each party shall consult with the other with respect to the obtaining of all such necessary or advisable permits, consents, approvals and authorizations of Governmental Authorities.

  (c) Other Approvals. Each party hereto will, and will cause its Subsidiaries to, take all commercially reasonable actions necessary to obtain (and will cooperate with each other in obtaining) all ONEOK Required Consents and all WRI Required Consents, as the case may be.

  6.7 Authorization for Shares and Stock Exchange Listing. Prior to the Merger Effective Time, WRI shall have caused NewCorp to take all action necessary to permit it to issue the number of shares of NewCorp Common Stock required to be issued pursuant to Sections 3.1 and 3.2. Prior to the Closing Date, WRI shall cause NewCorp to take all reasonable efforts to cause the shares of NewCorp Common Stock to be issued in the Merger and the shares of NewCorp Common Stock to be reserved for issuance upon exercise of the ONEOK Options assumed by NewCorp pursuant to Section 6.8 and issuances under the ONEOK Stock Plans to be approved for listing on the NYSE, subject to official notice of issuance.

  6.8 Stock Options. (a) At the Merger Effective Time, each outstanding ONEOK Option, whether vested or unvested, shall be assumed by NewCorp. Each such option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under each ONEOK Option, a number of shares of NewCorp Common Stock equal to the number of shares of ONEOK Common Stock as the holder of such ONEOK Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Merger Effective Time, at a price per share equal to (y) the aggregate exercise price for ONEOK Common Stock otherwise purchasable pursuant to such ONEOK Option, divided by (z) the number of full shares of NewCorp Common Stock deemed purchasable pursuant to such ONEOK Option. In no event shall NewCorp be required to issue fractional shares of NewCorp Common Stock. In the case of any option which is an "incentive stock option" (as defined in Section 422 of the Code), the adjustments made pursuant to this subsection shall be and are intended to be effected in a manner which is consistent with the requirements of Section 424(a) of the Code.

  (b) As soon as practicable after the Merger Effective Time, NewCorp shall file with the SEC a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of NewCorp Common Stock subject to the ONEOK Options assumed in accordance with this Section 6.8 and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the ONEOK Options remain outstanding.

  6.9 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the Transactions and the other transactions contemplated hereby and by the Ancillary Documents or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

  6.10 Public Announcements. WRI and ONEOK will consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions and the other transactions contemplated by this Agreement and the Ancillary Documents, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system.

  6.11 Other Actions. Except as contemplated by this Agreement, neither WRI nor ONEOK shall, and none of them shall permit any of their respective Subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in Article VII not being satisfied, in each case as of the Closing Date.

  6.12 Advice of Changes; SEC Filings. WRI and ONEOK shall confer on a regular basis with each other, report on operational matters and promptly advise each other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on the Gas Business or ONEOK, as the case may be. ONEOK and WRI shall promptly provide each other (or their respective counsel) copies of all filings made by such party with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions and the other transactions contemplated hereby and by the Ancillary Documents.

  6.13 Reorganization. It is the intention of the parties hereto that the Merger will qualify as a reorganization described in Section 368(a) of the Code (and any comparable provisions of applicable state law) and the Asset Transaction will qualify as a transfer described in Section 351 of the Code (and any comparable provisions of applicable state law) and the parties will so characterize the Merger and the Asset Transaction for the purpose of all Returns and other filings. None of WRI, ONEOK nor NewCorp (nor any of their respective Subsidiaries) will take or omit to take any action (whether before, on or after the Closing Date) that would cause the Merger or the Asset Transaction not to be so treated.

  6.14 Disclosure Schedules. The ONEOK Disclosure Schedule and the WRI Disclosure Schedule (collectively, the "Disclosure Schedules") are an integral part of this Agreement and shall modify or otherwise affect the respective warranties, covenants or agreements of the parties hereto contained in this Agreement.

  6.15 Preparation and Filing of Returns; Payment of Taxes. (a) WRI shall include each of the Acquired Subsidiaries for all taxable periods of each of the Acquired Subsidiaries ending on or before the Closing Date in any consolidated, combined or unitary Income Tax Returns for which they are eligible to do so. WRI shall cause to be timely prepared and filed all such consolidated, combined or unitary Returns. NewCorp agrees to cooperate with WRI and its Affiliates in the preparation of the portions of such Returns pertaining to each of the Acquired Subsidiaries. For purposes of this Section 6.15(a), WRI shall treat (and shall cause each of the Acquired Subsidiaries to treat) the Closing Date as the last date of the taxable period of each of the Acquired Subsidiaries in which they shall be included in such Returns. WRI shall cause to be timely paid all Taxes to which such Returns relate for all periods covered by such Returns.

  (b) WRI shall cause to be timely prepared and filed all required Income Tax Returns of each of the Acquired Subsidiaries (other than those to be filed by WRI pursuant to paragraph (a) of this Section 6.15) for any period which ends on or before the Closing Date for which Income Tax Returns have not been filed as of the Closing Date. WRI shall pay all Taxes to which such Returns relate for all periods covered by such Returns (after taking into account any estimated Taxes paid prior to the Closing).

  (c) NewCorp shall cause to be timely prepared and filed, subject to review by WRI, all required Income Tax Returns of NewCorp and each of the Acquired Subsidiaries for any period which begins before and ends after the Closing Date (a "Straddle Period") and shall cause to be paid all Taxes with respect to the Returns to be caused to be filed by NewCorp pursuant to this Section 6.15(c). Such Taxes to be caused to be paid by NewCorp, to the extent attributable to the portion of a Straddle Period ending on the Closing Date, shall be referred to herein as "Pre-Closing Straddle Period Income Taxes." Except to the extent taken into account as a Current Liability in the calculation of the Closing Working Capital, WRI shall pay to NewCorp an amount equal to the Pre-Closing Straddle Period Income Taxes due with respect to any such Returns caused to be filed by NewCorp (after taking into account any estimated Taxes paid prior to the Closing). Such Pre-Closing Straddle Period Income Taxes shall be calculated as though the taxable year of NewCorp and each of the Acquired Subsidiaries terminated at the close of business on the Closing Date; provided, however, that, in the case of a franchise Tax not based on income, sales, receipts, or other transactions, Pre-Closing Straddle Period Income Taxes shall be equal to the amount of franchise Tax for the taxable year which would have been imposed if such Tax were determined based on the assets and liabilities of NewCorp and each of the Acquired Subsidiaries (as applicable) as of the Closing, multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable year through the Closing Date and the denominator of which shall be the number of days in the taxable year. Any amounts owed by WRI to NewCorp pursuant to this
Section 6.15(c) shall be paid by WRI within five days of NewCorp's request therefor or five days prior to the date on which NewCorp is required to cause to be paid the related Tax liability, whichever is later.

  (d) To the extent permitted by applicable Law, all Returns prepared pursuant to this Section 6.15 shall be prepared in all material respects, and all elections with respect to such Returns shall be made, consistent with prior practice with respect to each of the Acquired Subsidiaries, except as may be mutually agreed by NewCorp and WRI.

  (e) NewCorp shall, with the assistance of WRI, prepare and file or cause to be prepared and filed all Returns with respect to Taxes described in Section 1.8.

  6.16 Access to Information. From and after the Closing:

  (a) WRI and each of its Affiliates shall grant to the Surviving Corporation (or its designees) access at all reasonable times to all of the information, books and records relating to the Surviving Corporation and its Subsidiaries within the possession of WRI or any of its Affiliates (including work papers and correspondence with taxing authorities), shall afford to the Surviving Corporation (or its designees) the right (at the Surviving Corporation's expense) to take extracts therefrom and to make copies thereof, and shall render other reasonable assistance, to the extent reasonably necessary to permit the Surviving Corporation or any of its Affiliates (or its designees) to prepare Returns, to conduct negotiations with Tax authorities, to fulfill an obligation to any Governmental Authority imposed by law, regulation or order and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.

  (b) The Surviving Corporation shall grant or cause its Subsidiaries to grant to WRI or any of its Affiliates (or its designees) access at all reasonable times to all of the information, books and records relating to the Gas Business within the possession of the Surviving Corporation, or its Subsidiaries (including work papers and correspondence with taxing authorities), shall afford to WRI (or its designees) the right (at WRI's expense) to take extracts therefrom and to make copies thereof, and shall render other reasonable assistance, to the extent reasonably necessary to permit WRI (or its designees) to prepare Returns, to conduct negotiations with Tax authorities, to fulfill an obligation to any Governmental Authority imposed by law, regulation or order and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement or otherwise.

  (c) Each of the parties hereto will preserve and retain all schedules, work papers and other documents relating to any Returns of or with respect to the Gas Business or to any claims, audits or other proceedings affecting the Gas Business until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

  (d) Notwithstanding the foregoing provisions of this Section, neither the Surviving Corporation nor WRI shall be required to grant or cause to be granted to the other access to information, books and records or to furnish extracts or copies thereof if such information, books and records also include information regarding such party or any of its Affiliates unrelated to the Gas Business. In such circumstances, such party shall either (i) provide appropriately detailed summaries of the information contained therein, or (ii) in providing extracts or copies thereof, redact the information relating to such party or its Affiliates unrelated to the Gas Business.

  (e) The information received by a party pursuant to this Section shall be treated as if it were "Evaluation Material," and the receiving party hereunder were the receiving party, under the Confidentiality Agreement.

  6.17 Non-Competition. (a) In order to induce ONEOK to enter into this Agreement, WRI covenants and agrees that from the Closing Date until the fifth
(5th) anniversary of the Closing Date, it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly,

    (i) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing, of, or be connected as a partner, principal, agent, representative, consultant or otherwise with, or use or permit its name to be used in connection with, any local natural gas distribution business or enterprise in the States of Kansas, Oklahoma, or Missouri; or

    (ii) solicit any contracts or business relationships involving local natural gas distribution in the States of Kansas, Oklahoma, or Missouri.

  Notwithstanding the foregoing, nothing in this Section 6.17 shall prohibit WRI or its Subsidiaries from: (A) acquiring and retaining any entity which engages (at the time of such acquisition or thereafter) in one or more business(es) which compete(s) with the Surviving Corporation in the business of local natural gas distribution in the States of Kansas, Oklahoma and/or Missouri, provided that the assets of such competing business(es) do not constitute more than 20% of the consolidated assets of such acquired entity at the time of such acquisition (or thereafter, during the term of this Agreement); or (B) acquiring, in the aggregate, "beneficial ownership" (as defined under the Exchange Act) of not more than 20% of any class of publicly-traded equity securities or any profit or loss interest in any publicly-held entity which competes with the Surviving Corporation in the business of local natural gas distribution, in the States of Kansas, Oklahoma and/or Missouri.

  (b) If any part of the restrictions set forth in Section 6.17(a) should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restriction shall not thereby be adversely affected and shall be enforced to the full extent permitted by law. If any of such restrictions are deemed to be unreasonable by a court of competent jurisdiction, then WRI shall submit to the reduction or modification thereof as said court deems reasonable.

  (c) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of Section 6.17, Section 6.18, Section 6.19 or Section 6.20 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Section 6.17, Section 6.18 or Section 6.19 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  6.18 Use of Name. From and after the Closing, neither WRI nor any of its Subsidiaries shall use the name "Mid Continent Market Center," or any similar name.

  6.19 Standstill. WRI agrees that, for the period from the Original Execution Date through the Closing, except as expressly contemplated by the Asset Transaction or as permitted by this Agreement, including without limitation
Section 5.2(b) hereof, it shall not, and shall not permit any of its Subsidiaries to, (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of ONEOK or any of its Subsidiaries, (b) except at the specific written request of ONEOK, propose to enter into, directly or indirectly, any merger or business combination involving ONEOK or any of its Subsidiaries or to purchase, directly or indirectly, a material portion of the assets of ONEOK or any of its Subsidiaries, (c) make, or in any way participate, directly or indirectly, in any "solicitation" or "proxies" (as such terms are used in the proxy rules of the SEC) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of ONEOK or any of its Subsidiaries, (d) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting security of ONEOK or any of its Subsidiaries, (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of ONEOK, (f) disclose any intention, plan or arrangement inconsistent with the foregoing or (g) advise, assist or encourage any other persons in connection with any of the foregoing. WRI also agrees during such period not to (i) request ONEOK (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 6.19 (including this sentence), or (ii) take any action which might require ONEOK to make a public announcement regarding the possibility of a business combination or merger.

  6.20 Control Share Acquisitions Provisions. At the earlier of NewCorp's first annual meeting of its shareholders after the Merger Effective Time (provided that the Merger Effective Time shall have occurred at least 60 days prior to the annual meeting), or at a special meeting to be held no later than 120 days after the Merger Effective Time, NewCorp shall, through its Board of Directors, propose and recommend and use its best efforts to obtain, approval of an amendment (the "Opt-out Amendment") to the NewCorp Charter that provides
(i) that Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes, as the same may be amended (the "Control Share Acquisition Statute") shall not apply to NewCorp as of a date no more than two days after the date of such shareholders' meeting and (ii) that such Opt-out Amendment may be further amended only by the affirmative vote of at least sixty-six and two-thirds per cent (66 2/3%) of the voting power of all outstanding equity securities of New ONEOK, voting as a class, and shall properly file the Opt-out Amendment, if so approved, with the Secretary of State of Oklahoma pursuant to Section 1148(E)(1) of Title 18 of the Oklahoma Statutes.

  6.21 Further Assurances. Subject to the terms and conditions of this Agreement, each of ONEOK and WRI shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions and the other transactions contemplated by this Agreement, including the satisfaction of the conditions specified in Article VII of this Agreement. In case at any time after the Merger Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all necessary actions to the extent not inconsistent with their other duties and obligations or applicable law.

  6.22 Insurance. To the extent reasonably requested by the Surviving Corporation, at the direction and expense of the Surviving Corporation, WRI will assist the Surviving Corporation in pursuing any claims under insurance policies relating to the Gas Business and enforcing any claims or rights under such policies.

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

  7.1 Conditions to Each Party's Obligation to Effect the Transactions. The respective obligation of each party to consummate the Transactions and the other transactions contemplated hereby and by the Ancillary Documents shall be subject to satisfaction prior to the Closing Date of the following conditions:

  (a) ONEOK Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding votes of ONEOK Common Stock.

  (b) NYSE Listing. The shares of NewCorp Common Stock issuable to ONEOK shareholders pursuant to this Agreement and such other shares of NewCorp Common Stock required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

  (c) Other Approvals. The waiting period applicable to the consummation of the Transactions and the other transactions contemplated by the Transfer Documents, this Agreement and the Ancillary Documents shall have expired or been terminated and all filings required to be made prior to the relevant Merger Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the relevant Merger Effective Time from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Transactions and the other transactions contemplated hereby and by the Ancillary Documents by ONEOK, WRI and NewCorp shall have been made or obtained (as the case may be), except for such consents, approvals, permits and authorizations the failure of which to be obtained would not, in the aggregate, be reasonably likely to result in a Material Adverse Effect on ONEOK or the Gas Business or to materially adversely affect the consummation of the Transactions and the other transactions contemplated hereby and by the Ancillary Documents or the economic and strategic benefits to be achieved by the party invoking these conditions, and no such consent, approval, permit or authorization shall impose terms or conditions that would have, or would be reasonably likely to have, a Material Adverse Effect on ONEOK or the Gas Business.

  (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

  (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, no order of any Governmental Entity having jurisdiction over ONEOK, WRI or the Gas Business, and no other legal restraint or prohibition shall be in effect (an "Injunction") preventing or making illegal the consummation of the Transactions or the other transactions contemplated hereby and by the Ancillary Documents; provided, however, that prior to any party invoking this condition, such party shall have complied fully with its obligations under Section 6.6.

  (f) Shareholder Agreement; Other Agreements. The Shareholder Agreement shall be executed and delivered by WRI and NewCorp. WRI and ONEOK, on behalf of NewCorp, shall have entered into a Shared

Services Agreement (the "Shared Services Agreement") relating to functions and services where synergies can be achieved between the parties to avoid unnecessary duplication of expenses and a Marketing Agreement (the "Marketing Agreement") in form, scope and substance reasonably satisfactory to WRI and ONEOK.

  (g) 1935 Act. Receipt of an order of the SEC under Section 9(a)(2) of the 1935 Act authorizing the Merger and receipt of an order or no-action letter from the SEC or its Staff that WRI will not be a holding company under Section 2(a)(7) of the 1935 Act and that NewCorp will not be a subsidiary company under Section 2(a)(8) of the 1935 Act for the purposes of the 1935 Act as a result of the Merger, in each case, not materially impairing the economic and strategic benefits of the Transactions and the other transactions contemplated by this Agreement to WRI or ONEOK.

  7.2 Conditions of Obligations of WRI and NewCorp. The obligations of WRI and NewCorp to consummate the Transactions and the other transactions contemplated hereby and by the Ancillary Documents is subject to the of the following conditions, any or all of which may be waived in whole or in part by WRI and NewCorp.

  (a) Representations and Warranties. Each of the representations and warranties of ONEOK set forth in this Agreement shall be true and correct in all material respects as of the Original Execution Date, the Amendment Date and the Closing Date as if made on or as of each such date (except to the extent any such representation or warranty speaks as of a specific date), except where the failure to be so true and correct (without giving effect to the individual materiality qualifications and thresholds otherwise contained in Section 4.1 hereof) could not reasonably be expected to have a Material Adverse Effect on ONEOK or as otherwise contemplated by this Agreement, and WRI shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of ONEOK to such effect.

  (b) Performance of Obligations of ONEOK. ONEOK shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and WRI shall have received a certificate signed on behalf of ONEOK by the Chief Executive Officer and the Chief Financial Officer of ONEOK to such effect.

  (c) Tax Opinion. WRI shall have received (x) either (i) an opinion of Sullivan & Cromwell, counsel to WRI, in form and substance reasonably satisfactory to WRI, dated the Closing Date, or (ii) a private letter ruling from the IRS, in each case to the effect that, if the Asset Transaction is consummated in accordance with the terms of this Agreement the Asset Transaction will be treated for federal Income Tax purposes as a transfer described in Section 351 of the Code and (y) the opinion of Fried, Frank, Harris, Shriver & Jacobson delivered to ONEOK pursuant to Section 7.3(c), to the effect that, if the Merger is consummated in accordance with the terms of this Agreement, the Merger will be treated for federal Income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Sullivan & Cromwell may receive and rely upon appropriate representations of fact, including facts contained in certificates of WRI and ONEOK, which representations are in form and substance reasonably satisfactory to such counsel.

  (d) Required Consents. The ONEOK Required Consents and the WRI Required Consents shall have been obtained, except for such ONEOK Required Consents or WRI Required Consents the failure of which to be obtained would not have a Material Adverse Effect on ONEOK or WRI, as the case may be.

  (e) KCC Order. The KCC Order shall be in such form and substance and shall cover such matters as shall be reasonably satisfactory to WRI.

  (f) Pooling of Interests. WRI shall have received a letter from Arthur Andersen, L.L.P., its independent public accountants (based on consultation with the office of the Chief Accountant of the SEC) stating that, as a result of the consummation of the Transactions and the other transactions contemplated by this Agreement, WRI shall not be precluded from accounting for any potential business combination between WRI and Kansas City Power & Light Company as a "pooling of interests" as defined by Accounting Principles Bulletin No. 16 (APB 16) regarding Accounting for Business Combinations and SEC or SEC Staff interpretations thereunder.

  (g) OCC Order. The OCC Order shall be in such form and substance and shall cover such matters as shall be reasonably satisfactory to WRI.

  7.3 Conditions of Obligations of ONEOK. The obligation of ONEOK to effect the Transactions and the other transactions contemplated hereby and by the Ancillary Documents is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by ONEOK:

  (a) Representations and Warranties. Each of the representations and warranties of WRI and NewCorp set forth in this Agreement shall be true and correct in all material respects as of the Original Execution Date, the Amendment Date and the Closing Date as if made on or as of each such date (except to the extent any such representation or warranty speaks as of a specific date), except where the failure to be so true and correct (without giving effect to the individual materiality qualifications and thresholds otherwise contained in Section 4.2 hereof) could not reasonably be expected to have a Material Adverse Effect on the Gas Business or as otherwise contemplated by this Agreement, and ONEOK shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of WRI to such effect.

  (b) Performance of Obligations of NewCorp and WRI. Each of WRI and NewCorp shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ONEOK shall have received a certificate signed on behalf of WRI by the Chief Executive Officer and the Chief Financial Officer of WRI to such effect.

  (c) Tax Opinion. ONEOK shall have received (x) an opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to ONEOK, in form and substance reasonably satisfactory to ONEOK, dated the Closing Date, to the effect that, if the Merger is consummated in accordance with the terms of this Agreement, the Merger will be treated for federal Income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (y) either (i) the opinion of Sullivan & Cromwell delivered to WRI pursuant to Section 7.2(c) or
(ii) a private letter ruling from the IRS, in each case to the effect that, if the Asset Transaction is consummated in accordance with the terms of this Agreement, the Asset Transaction will be treated for federal Income Tax purposes as a transfer described in Section 351 of the Code, a copy of each of which will be furnished to Donald A. Kihle of Arrington Kihle Gaberino & Dunn, counsel to ONEOK. In rendering such opinion, Fried, Frank, Harris, Shriver & Jacobson may receive and rely upon appropriate representations of fact, including facts contained in certificates of NewCorp, WRI and ONEOK and certain stockholders and members of management of ONEOK and NewCorp, which representations are in form and substance reasonably satisfactory to such counsel.

  (d) Required Consents. The WRI Required Consents and the ONEOK Required Consents shall have been obtained, except for such WRI Required Consents or ONEOK Required Consents the failure of which to be obtained would not have a Material Adverse Effect on the Gas Business or ONEOK, as the case may be.

  (e) Asset Transaction. The Asset Transaction shall have been consummated pursuant to this Agreement, the Ancillary Documents and the Transfer Documents, which Transfer Documents shall be in form and substance reasonably satisfactory to ONEOK.

  (f) OCC Order. The OCC Order shall be in such form and substance and cover such matters as shall be reasonably satisfactory to ONEOK.

  (g) KCC Order. The KCC Order shall be in such form and substance and shall cover such matters as shall be reasonably satisfactory to ONEOK.

                                 ARTICLE VIII

             EMPLOYEE AND EMPLOYEE MATTERS; ENVIRONMENTAL MATTERS

  The terms of the Employee Agreement, in the form attached hereto as Exhibit D (the "Employee Agreement") and the Environmental Indemnity Agreement, in the form attached hereto as Exhibit E (the "Environmental Indemnity Agreement") are hereby incorporated herein by reference as if fully set forth herein.

                                  ARTICLE IX

                           TERMINATION AND AMENDMENT

  9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Effective Time, whether before or after the matters presented in connection with the Merger have been approved by the stockholders of ONEOK:

  (a) by mutual written consent of ONEOK and WRI or by mutual action of their respective Boards of Directors;

  (b) by either ONEOK or WRI if (i) any Governmental Entity shall have issued any Injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions or the other transactions contemplated by this Agreement and the Ancillary Documents and such Injunction or other action shall have become final and nonappealable; or
(ii) the ONEOK Stockholders' Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the ONEOK Stockholders' Meeting, or at any adjournment thereof;

  (c) by either ONEOK or WRI if the Merger shall not have been consummated by the first anniversary of the Original Execution Date (the "Initial Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; and provided further, that if on the Initial Termination Date the conditions to the Closing set forth in Section 7.1(d) shall not have been fulfilled but all other conditions to the Closing shall have been fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to June 30, 1998;

  (d) by WRI if (i) for any reason ONEOK fails to call and hold the ONEOK Stockholders' Meeting for the purpose of voting upon this Agreement and the Merger by July 31, 1997 (provided that the right to terminate this Agreement under this Section 9.1(d) shall not be available to WRI if (x) the Form S-4 shall not have been declared effective by the SEC at least 45 days prior to the date of termination or (y) ONEOK would be entitled to terminate this Agreement under Section 9.1(e)); (ii) ONEOK shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by ONEOK at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by ONEOK of notice of such breach and is existing at the time of termination of this Agreement); (iii) any representation or warranty of ONEOK contained in this Agreement shall not be true and correct in all material respects when made or on or at the time of termination as if made on such date of termination (except to the extent it relates to a particular date) provided such breach has not been cured within 30 days following receipt by ONEOK of notice of such breach and is existing at the time of termination of this Agreement, except where the failure to be so true and correct (without giving effect to the individual materiality qualifications and thresholds otherwise contained in Section 4.1 hereof) could not reasonably be expected to have a Material Adverse Effect on ONEOK; (iv) after the Original Execution Date there has been any Material Adverse Change with respect to ONEOK; or (v) any Governmental Entity shall have issued any Injunction or taken any other action permanently imposing, prohibiting or compelling any of the limitations, prohibitions or compulsions specified in Section 7.1(e) and such Injunction or other action shall have become final and nonappealable;

  (e) by ONEOK if (i) WRI or NewCorp shall have failed to comply in any material respect with any of their covenants or agreements contained in this Agreement to be complied with or performed by them at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by WRI and NewCorp of notice of such breach and is existing at the time of termination of this Agreement); (ii) any representation or warranty of WRI and/or NewCorp contained in this Agreement shall not be true and correct in all material respects when made or on or at the time of termination as if made on such date of termination (except to the extent it relates to a particular date) provided such breach has not been cured within 30 days following receipt by WRI and NewCorp of notice of such breach and is existing at the time of termination of this Agreement, except where the failure to be so true and correct (without giving effect to the individual materiality qualifications and thresholds otherwise contained in Section 4.2 hereof) could not reasonably be expected to have a Material Adverse Effect on the Gas Business; (iii) after the Original Execution Date there has been any Material Adverse Change with respect to the Gas Business; or (iv) any Governmental Entity shall have issued any Injunction or taken any other action permanently imposing, prohibiting or compelling any of the limitations, prohibitions or compulsions specified in Section 7.1(e) and such Injunction or other action shall have become final and nonappealable.

  9.2 Effect of Termination. (a) In the event of termination of this Agreement by any party hereto as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of WRI, NewCorp or ONEOK except (i) with respect to this Section 9.2, the second and third sentences of Section 6.4, Section 9.3 and Article X, and (ii) a party shall be liable to the extent that such termination results from the willful breach by such party hereto of any of its representations or warranties or of any of its covenants or agreements contained in this Agreement.


  (b) If WRI or ONEOK terminates this Agreement pursuant to Section 9.1(b)(ii) and, at the time of the ONEOK Stockholders' Meeting, there shall be outstanding and publicly announced, an Acquisition Proposal, ONEOK shall, within 3 days after WRI delivers to ONEOK the Expense Reimbursement Letter (as such term is herein defined), reimburse WRI for all expenses incurred by WRI and its Subsidiaries in connection with the Transactions and the other transactions contemplated hereby and by the Ancillary Documents, up to $1,500,000, as specified in writing by WRI to ONEOK (such writing shall be referred to herein as the "Expense Reimbursement Letter"), by a payment in cash by wire transfer of immediately available funds to an account designated by WRI (the "Reimbursed Expenses"). In addition, upon the consummation of an Acquisition Proposal which was entered into within 12 months after termination of the Agreement pursuant to Section 9.1(b), whereby ONEOK shall be obligated to reimburse WRI for expenses pursuant to this Section 9.2(b), ONEOK shall pay WRI, by a payment in cash by wire transfer of immediately available funds to an account designated by WRI, an amount equal to $20,000,000 less the amount of the Reimbursed Expenses.

  (c) If WRI terminates this Agreement as a result of the failure to be satisfied of the condition specified in Section 7.2(e) or, if ONEOK terminates this Agreement as a result of the failure to be satisfied of the condition specified in Section 7.3(f), then the terminating party shall promptly reimburse the non-terminating party for expenses reasonably incurred by the non-terminating party in connection with this Agreement in an amount not to exceed $1,500,000.

  9.3 Expenses. The parties agree that the agreements contained in Section 9.2 are an integral part of the Transactions and the other the transactions contemplated by this Agreement and by the Ancillary Documents and represent liquidated damages and are not a penalty. Notwithstanding anything to the contrary contained in Section 9.2, if one party fails to promptly pay to the other any fee due under Section 9.2, in addition to any amounts paid or payable pursuant to such Section, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime interest rate of Citibank, N.A. from the date such fee was required to be paid. Except as otherwise provided in this Agreement, ONEOK shall pay its fees and expenses, and WRI shall pay its fees and expenses and the fees and expenses of NewCorp, incurred in connection with the Transactions and the other transactions contemplated hereby and by the Ancillary Documents.

  9.4 Amendment. This Agreement may be amended by mutual agreement of ONEOK, WRI and NewCorp, by action taken or authorized by their respective Boards of Directors, at any time prior to the Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each the parties hereto.

  9.5 Extension; Waiver. At any time prior to the Merger Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE X

                                INDEMNIFICATION

  10.1 General Indemnification. (a) WRI hereby agrees to indemnify ONEOK and its Affiliates (including from and after the Closing, the Surviving Corporation) and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("Losses"), as incurred (payable quarterly upon written request), for or on account of or arising from or in connection with or otherwise with respect to (i) any breach of any covenant of WRI contained in this Agreement or any document delivered in connection herewith and (ii) the Retained Liabilities.

  (b) ONEOK, and from and after the Closing, the Surviving Corporation, hereby agrees to indemnify WRI and its Affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any Losses, as incurred (payable quarterly upon written request), for or on account of or arising from or in connection with or otherwise with respect to (i) any breach of any covenant of ONEOK contained in this Agreement or any document delivered in connection herewith and (ii) the Assumed Liabilities.

  (c) In order for a party (the "indemnified party"), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing of the Third Party Claim within a reasonable time after receipt by such indemnified party of written notice of the Third Party Claim unless the indemnifying party shall have previously obtained actual knowledge thereof. Thereafter, the indemnified party shall deliver to the indemnifying party, within a reasonable time after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

  (d) If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if is so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided such counsel is not reasonably objected to by the indemnified party; and provided further that the indemnifying party first admits in writing its liability to the indemnified party with respect to all material elements of such claim. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party elects to assume the defense of a Third Party Claim, the indemnified party will (i) cooperate in all reasonable respects with the indemnifying party in connection with such defense, (ii) not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the indemnifying party's prior written consent and (iii) agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and which would not adversely affect the business carried on by the indemnified party. In the event the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the indemnifying party does not assume the defense of any such Third Party Claim, the indemnified party may defend the same in such manner as it may deem appropriate, including but not limited to settling such claim or litigation after giving notice to the indemnifying party of such terms and the indemnified party will promptly reimburse the indemnified party upon written request. Anything contained in this Agreement to the contrary notwithstanding, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which, if successful, would adversely affect the business of the indemnified party.

  10.2 Tax Indemnification and Audits. (a) From and after the Closing, WRI shall indemnify and hold harmless the Surviving Corporation and each of the Acquired Subsidiaries against (i) any and all liability assessed against the Surviving Corporation or any of the Acquired Subsidiaries for Income Taxes with respect to taxable periods ending on or before the Closing Date; (ii) any liability assessed against the Surviving Corporation or any of the Acquired Subsidiaries by reason of the Surviving Corporation or any of the Acquired Subsidiaries being severally liable for Income Taxes of WRI or any of its Affiliates pursuant to Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign tax law); and (iii) except to the extent taken into account as a Current Liability in the calculation of Closing Working Capital, any liability for Pre-Closing Straddle Period Income Taxes assessed against the Surviving Corporation or any of the Acquired Subsidiaries (other than Pre-Closing Straddle Period Income Taxes for which WRI has paid the Surviving Corporation pursuant to Section 6.15(c)), including without limitation in each of (i) through (iii) above, any liability resulting from changes made on audit. For purposes of clauses (i) and (iii) of the preceding sentence, the taxable year of any partnership or other pass-through entity in which WRI, the Surviving Corporation or any of the Acquired Subsidiaries is a partner or other beneficial interest holder shall be deemed to terminate at the close of business on the Closing Date. Any indemnification payable by WRI to the Surviving Corporation or any of the Acquired Subsidiaries pursuant to this Section 10.2(a) shall be paid within the later of five days of the Surviving Corporation's request therefor and five days prior to the date on which the liability upon which the indemnification is based is required to be satisfied by the Surviving Corporation or any of the Acquired Subsidiaries as the case may be.

  (b) Each party shall promptly notify the other in writing upon receipt of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may affect the Tax liabilities of the Surviving Corporation or any of the Acquired Subsidiaries with respect to periods ending on or before the Closing Date; provided, however, that the failure of the Surviving Corporation to give WRI prompt notice as provided herein shall not relieve WRI of any of its obligations hereunder, except to the extent that WRI's position is actually and materially prejudiced as a result of such failure. WRI shall, at its own expense, control any audit or determination by any authority, initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Income Taxes of the Surviving Corporation or any of the Acquired Subsidiaries (collectively, an "Income Tax Contest") attributable to taxable periods ending on or before the Closing Date, and shall be responsible for the timely payment of any liability for Income Taxes that relate to such periods; provided, however, that to the extent such audit or assessment relates to an Income Tax for which the Surviving Corporation or any of the Acquired Subsidiaries could be held liable or affects the amount of Income Taxes to be paid or caused to be paid by the Surviving Corporation, the Surviving Corporation shall have the right to participate in any such Income Tax Contest in the manner it deems appropriate and WRI shall be prohibited from reaching a settlement with regard to such Income Tax Contest without the Surviving Corporation's consent, which consent shall not be unreasonably withheld. The Surviving Corporation shall, at its own expense, control all Income Tax Contests attributable to taxable periods ending after the Closing Date, and shall be responsible for the timely payment of any liability for Income Taxes that relate to such periods; provided, however, that to the extent such audit or assessment relates to an Income Tax for which WRI could be held liable or affects the amount of Income Taxes to be paid or caused to be paid by WRI, WRI shall have the right to participate in any such Income Tax Contest in the manner it deems appropriate and the Surviving Corporation shall be prohibited from reaching a settlement with regard to such Income Tax Contest without WRI's consent, which consent shall not be unreasonably withheld.

  (c) Any refunds or credits of Income Taxes of any of the Acquired Subsidiaries received by or credited to the Surviving Corporation or any of the Acquired Subsidiaries attributable to periods ending on or before the Closing Date or to such portions of Straddle Periods ending at the close of business on the Closing Date, (collectively, "WRI's Refunds"), shall be for the benefit of WRI. The Surviving Corporation shall cause any such refund (net of any Tax liability resulting from such refund) to be paid to WRI within ten days of the Surviving Corporation's or any of the Acquired Subsidiaries' receipt thereof.

  (d) WRI agrees that if any of the Acquired Subsidiaries carries back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date into any taxable period beginning before the Closing Date, then such Acquired Subsidiary shall be entitled to any Tax benefit or refund of Taxes realized as a result thereof (after giving priority to any existing Tax attributes of WRI). The Surviving Corporation and WRI shall negotiate in good faith to resolve any dispute with respect to the calculation of any such benefit. Any unresolved disputes with respect to the calculation of any such Tax benefits shall be submitted to a "Big Six" accounting firm for arbitration, the costs of which shall be shared equally by the Surviving Corporation and WRI.

                                  ARTICLE XI

                              GENERAL PROVISIONS

  11.1 Confidentiality Agreement. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and the provisions of the Confidentiality Agreement shall apply to all information and material delivered hereunder.

  11.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

  (a) if to WRI or NewCorp (prior to the Merger Effective Time):

      Western Resources, Inc.
      818 Kansas Avenue
      Topeka, Kansas 66612
      Attention: President

  with copies to:

      Western Resources, Inc.
      818 Kansas Avenue
      Topeka, Kansas 66612
      Attention: John K. Rosenberg, Esq.

  and

      Sullivan & Cromwell
      125 Broad Street
      New York, New York 10004
      Attention: Francis J. Aquila, Esq.

  (b) if to ONEOK or the Surviving Corporation (after the Merger Effective
Time), to:

      ONEOK Inc.
      100 West Fifth Street
      Tulsa, Oklahoma 74103
      Attention: President
  with copies to:

      Gable Gotwals Mock Schwabe Kihle Gaberino
      100 W. Fifth Street, Suite 1000
      Tulsa, Oklahoma 74103
      Attention: Donald A. Kihle, Esq.

  and

      Fried, Frank, Harris, Shriver & Jacobson
      One New York Plaza
      New York, New York 10004
      Attention: F. William Reindel, Esq.

  11.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular.

  11.4 Counterparts. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and become effective when two or more counterparts have been signed by each of parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  11.5 Entire Agreement; No Third Party Beneficiaries. This Agreement as amended and restated (together with the Confidentiality Agreements, the Ancillary Documents and any other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto, and (b) except as expressly provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  11.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

  11.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article IX hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under Section 6.6 or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

  11.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  11.9 Bulk Sales Law. The parties hereto each waive compliance by the other with the provisions of any applicable bulk transfer law and the provisions of any statute of any other state or jurisdiction regulating bulk sales or transfers which may be applicable to the transfer of assets.

  11.10 Non-Survival of Representations and Warranties. The representations and warranties of the parties hereto shall not survive the Closing.

  IN WITNESS WHEREOF, each party has caused this Agreement to be signed by respective officers thereunto duly authorized, all as of the Amendment Date.

                                          ONEOK INC.

                                                  /s/ Larry W. Brummett
                                          By: _________________________________
                                              Name: Larry W. Brummett
                                              Title: Chairman of the Board

                                          WESTERN RESOURCES, INC.

                                                   /s/ David C. Wittig
                                          By: _________________________________
                                              Name: David C. Wittig
                                              Title: President

                                          WAI, INC.

                                                 /s/ Richard D. Terrill
                                          By: _________________________________
                                              Name: Richard D. Terrill
                                              Title: Secretary and Treasurer

                                                                      APPENDIX B

                       FORM OF SHAREHOLDER AGREEMENT

                                    BETWEEN

                                   WAI, INC.,
                            AN OKLAHOMA CORPORATION

                                      AND

                            WESTERN RESOURCES, INC.,
                              A KANSAS CORPORATION

                        DATED AS OF               , 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                                   ARTICLE I

                              CERTAIN DEFINITIONS

 Section 1.1. .............................................................  B-1

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

 Section 2.1.  Representations and Warranties of the Company..............   B-6
 Section 2.2.  Representations and Warranties of the Shareholder..........   B-7

                                  ARTICLE III

                        SHAREHOLDER AND COMPANY CONDUCT

 Section 3.1.  Standstill Provision.......................................   B-7
 Section 3.2.  Required Reduction of Ownership Percentage.................   B-8
 Section 3.3.  Top-Up Rights; Dilutive Issuance Right.....................   B-8
 Section 3.4.  Restrictions on Transfer...................................  B-10
 Section 3.5.  Buy-Back Options...........................................  B-11
 Section 3.6.  Buy/Sell Option............................................  B-11
 Section 3.7.  Charter and By-Laws........................................  B-12
 Section 3.8.  Rights Agreement...........................................  B-13
 Section 3.9.  Agreement Not to Convert...................................  B-13
 Section 3.10. Taxes Upon Conversion or Exchange..........................  B-13
 Section 3.11. Make Whole Payment.........................................  B-13
 Section 3.12. Prohibition on Senior Securities...........................  B-13

                                   ARTICLE IV

                        BOARD REPRESENTATION AND VOTING

 Section 4.1.  Directors Designated by the Shareholder....................  B-13
 Section 4.2.  Resignation of Shareholder Nominees........................  B-15
 Section 4.3.  Voting.....................................................  B-15

                                   ARTICLE V

                         EFFECTIVENESS AND TERMINATION

 Section 5.1.  Effectiveness..............................................  B-16
 Section 5.2.  Termination................................................  B-16

                                   ARTICLE VI

                                 MISCELLANEOUS

 Section 6.1.  Compliance With Law........................................  B-17
 Section 6.2.  Regulatory Matters.........................................  B-17

                                                                            PAGE
                                                                            ----
 Section 6.3.  Injunctive Relief..........................................  B-18
 Section 6.4.  Successors and Assigns.....................................  B-18
 Section 6.5.  Amendments; Waiver.........................................  B-18
 Section 6.6.  Notices....................................................  B-18
 Section 6.7.  Applicable Law.............................................  B-19
 Section 6.8.  Headings...................................................  B-19
 Section 6.9.  Integration................................................  B-19
 Section 6.10. Severability...............................................  B-19
 Section 6.11. Consent to Jurisdiction....................................  B-19
 Section 6.12. Counterparts...............................................  B-20

  SHAREHOLDER AGREEMENT, dated as of       , 1997 (this "Agreement"), between
WAI, Inc., an Oklahoma corporation (the "Company"), and Western Resources, Inc., a Kansas corporation (the "Shareholder").

                             W I T N E S S E T H:

  WHEREAS, the Shareholder, the Company, and ONEOK, Inc., a Delaware corporation ("ONEOK") have entered into an Agreement, dated as of December 12, 1996, amended and restated as of May 19, 1997 (the "Merger Agreement"), pursuant to which ONEOK has been merged with and into the Company (the "Merger") and the Shareholder has acquired pursuant to the transactions contemplated thereby Beneficial Ownership (as defined in Article I hereof) of 2,996,702 shares of common stock of the Company, par value $.01 per share (the "Common Stock") and 19,317,584 shares of Series A Convertible Preferred Stock of the Company, par value $.01 per share (together with the Company's Series B Convertible Preferred Stock, the "Convertible Preferred Stock");

  WHEREAS, prior to the consummation of the Merger (the "Closing"), the Company and the Shareholder desire to establish in this Agreement certain terms and conditions concerning the acquisition and disposition of securities of the Company by the Shareholder, and related provisions concerning the Shareholder's relationship with and investment in the Company; and

  WHEREAS, concurrently with the execution and delivery hereof, the Company and the Shareholder are entering into a Registration Rights Agreement, dated as of the date hereof (the "Registration Rights Agreement"), in the form attached hereto as Exhibit A.

  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

  Section 1.1. In addition to other terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the meanings ascribed to them below:

  "Adjusted Maximum Ownership Percentage" shall mean the Maximum Ownership Percentage minus 10.0%.

  "Affiliate" shall mean, with respect to any person, any other person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such person. For the purposes of this definition, "control," when used with respect to any particular person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Agreement" shall have the meaning assigned to such term in the introduction hereto.

  "Beneficial Owner" (and, with correlative meanings, "Beneficially Own" and "Beneficial Ownership") of any interest means a Person who, together with his or its Affiliates, is or may be deemed a beneficial owner of such interest for purposes of Rule 13d-3 or 13d-5 under the Exchange Act, or who, together with his or its Affiliates, has the right to become such a beneficial owner of such interest (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise, conversion or exchange of any warrant, right or other instrument, or otherwise.

  "Board" shall mean the Board of Directors of the Company in office at the applicable time, as elected in accordance with the By-laws of the Company and with the provisions of this Agreement.

  "Buy-Back Offer" shall have the meaning assigned to such term in Section 3.5(a) hereof.

  "Buyout Tender Offer" shall have the meaning assigned to such term in
Section 3.6(b) hereof.

  "Buy/Sell Notice" shall have the meaning assigned to such term in Section 3.6(a) hereof.

  "Buy/Sell Option" shall have the meaning assigned to such term in Section 3.6(a) hereof.

  "Buy/Sell Price" shall have the meaning assigned to such term in Section 3.6(a) hereof.

  "By-laws" shall mean the by-laws of the Company, in the form specified in the Merger Agreement, as they may be amended from time to time.

  "Change in Control" shall mean the occurrence of any one of the following events:

    (1) any Person (other than the Shareholder Group) becoming the Beneficial Owner, directly or indirectly, of Voting Securities, pursuant to the consummation of a merger, consolidation, sale of all or substantially all of the Company's assets, share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's shareholders, whether for such transaction or the issuance of securities in such transaction, so as to cause such Person's Voting Ownership Percentage to exceed the Control Percentage (as defined below); provided, however, that the event described in this paragraph (1) shall not be deemed to be a Change in Control if it occurs as the result of any of the following acquisitions: (A) by any employee benefit plan sponsored or maintained by the Company or any Affiliate, or
  (B) by any underwriter temporarily holding securities pursuant to an offering of such securities;

    (2) the consummation of a merger, consolidation, sale of all or substantially all of the Company's assets, share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's shareholders, whether for such transaction or the issuance of securities in such transaction, unless immediately following such transaction more than 50% of the total voting power of (x) the corporation resulting from such transaction, or (y) if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of 100% of the voting securities eligible to elect directors of such resulting corporation, is represented by Voting Securities that were outstanding immediately prior to such transaction (or, if applicable, shares into which such Voting Securities were converted pursuant to such transaction), and such voting power among the holders of such Voting Securities that were outstanding immediately prior to such transaction is in substantially the same proportion as the voting power of such Voting Securities among the holders thereof immediately prior to such transaction; or

    (3) the consummation of a plan of complete liquidation or dissolution of the Company.

  "Charter" shall mean the Certificate of Incorporation of the Company, in the form specified in the Merger Agreement, as it may be amended from time to time.

  "Clearly Credible Tender Offer" shall mean any bona fide offer, tender offer or exchange offer that is subject to Section 14 of the Exchange Act, other than any such offer with respect to which (i) the Board of Directors of the Company is advised in writing by outside counsel of recognized standing that the consummation of such offer would be in violation of applicable law, or
(ii) the party making such offer has not obtained as of the date of the commencement of such offer definitive commitment letters from reputable financial institutions in customary form with respect to the financing of such offer.

  "Closing" shall have the meaning assigned in the second recital of this Agreement.

  "Commission" shall mean the United States Securities and Exchange
Commission.

  "Common Stock" shall have the meaning assigned in the first recital of this Agreement.

  "Company" shall have the meaning assigned in the introduction of this Agreement.

  "Company Decision Period" shall have the meaning assigned in Section 3.6(c)(i) hereof.

  "Company Repurchase Notice" shall have the meaning assigned to such term in
Section 3.5(b) hereof.

  "Control Percentage" shall mean a Voting Ownership Percentage of 15%, during the period prior to a Regulatory Change, and a Voting Ownership Percentage of 35% thereafter.

  "Conversion" shall mean the conversion of shares of Convertible Preferred Stock into shares of Common Stock pursuant to the Charter.

  "Convertible Preferred Stock" shall have the meaning assigned in the first recital of this Agreement.

  "Dilutive Issuance" shall have the meaning assigned in Section 3.3(a)(iii) of this Agreement.

  "Dilutive Issuance Right" shall have the meaning assigned in Section 3.3(a)(iii) of this Agreement.

  "Director" shall mean any member of the Board of Directors of the Company in office at the applicable time, as elected in accordance with the provisions of the By-laws of the Company.

  "Dividend Premium" with respect to any share of Series A Convertible Preferred Stock calculated at any time, shall be equal to the aggregate of the present values as of the date of the Closing (assuming a discount rate of 9.25%) of the excess of (x) each quarterly dividend actually paid by the Company to the Shareholder Group with respect to such share of Series A Convertible Preferred Stock over (y) $0.45.

  "Excess Buy-Back Shares" shall have the meaning assigned to such term in
Section 3.5(a) hereof.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "Independent Director" shall mean any person who is not a Shareholder Nominee and is independent of and otherwise unaffiliated with any member of the Shareholder Group, and who is not a director, officer, employee, consultant or advisor (financial, legal or other) of any member of the Shareholder Group and has not served in any such capacity in the previous three (3) years.

  "Initial Shareholder Nominee Notice" shall have the meaning assigned in
Section 4.1(b) of this Agreement.

  "Initial Shareholder Nominees" shall have the meaning assigned in Section 4.1(b) of this Agreement.

  "Market Price" for a Security of the Company shall mean the average of the closing prices for such Security for the twenty (20) Trading Days immediately prior to the date on which the Market Price is being determined; provided, however, that in the event that the current per share market price of such security is determined during a period following the announcement by the Company of (a) a dividend or distribution on such security payable in shares of such security or securities convertible into such shares, or (b) any subdivision, combination or reclassification of such security and prior to the expiration of 20 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current per share market price shall be appropriately adjusted to take into account ex-dividend trading or the effects of such subdivision, combination or reclassification. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such security is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use, or, if on any such date such security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such security selected by a majority of the Board or, if on any such date no market maker is making a market in such security, the fair value as determined in good faith by a majority of the Board based upon the opinion of an independent investment banking firm of recognized standing.

  "Make Whole Payment" shall have the meaning assigned to such term in Section
3.11 hereof.

  "Maximum Ownership Percentage" shall mean, calculated at a particular point in time, a Total Ownership Percentage of 45.0%, less the Voting Power represented by all Voting Securities Transferred by the Shareholder Group during the term of this Agreement (including the Voting Power represented by any shares of Convertible Preferred Stock which were converted into shares of Common Stock contemporaneously with such Transfer pursuant to the terms of this Agreement).

  "Merger" shall have the meaning set forth in the first recital of this Agreement.

  "Merger Agreement" shall have the meaning set forth in the first recital of this Agreement.

  "1935 Act" shall mean the Public Utility Holding Act of 1935, as amended.

  "NYSE" shall mean the New York Stock Exchange.

  "ONEOK" shall have the meaning assigned in the first recital of this Agreement.

  "Opt-out Amendment" shall have the meaning assigned in Section 4.3(c) hereof.

  "Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or department or agency of a government.

  "Quarterly Pay Down Amount" shall mean the Total Per Share Pay Down Amount divided by 20.

  "Registration Rights" shall mean the rights and obligations of the Shareholder Group and the corresponding rights and obligations of the Company set forth in the Registration Rights Agreement.

  "Registration Rights Agreement" shall have the meaning assigned in the third recital of this Agreement.

  A "Regulatory Change" will be deemed to have occurred, with respect to all or any one of the provisions of this Agreement, upon the receipt by the Shareholder of an opinion of the Shareholder's counsel (which counsel must be reasonably acceptable to the Company) to the effect that either (1) the 1935 Act has been repealed, modified, amended or otherwise changed or (2) the Shareholder has received an exemption, or, in the unqualified opinion of such counsel, is entitled without any regulatory approval to claim an exemption, or has received an approval or no-action letter from the Securities and Exchange Commission or its staff under the 1935 Act or has registered under the 1935 Act, or any combination of the foregoing, and as a consequence of (1) and/or (2) the Shareholder may fully and legally exercise the rights set forth in such provision(s) of this Agreement which take effect in the period after a Regulatory Change has occurred.

  "Repurchase" shall have the meaning assigned in Section 3.5(a) of this Agreement.

  "Rights Agreement" means the Shareholder Protection Rights Agreement, dated as of the date hereof, attached hereto as Exhibit B.

  "Sale Notice" shall have the meaning assigned in Section 3.4(b)(i) of this Agreement.

  "Sale Option" shall have the meaning assigned in Section 3.4(b) of this Agreement.

  "Sale Period" shall have the meaning assigned in Section 3.4(b)(ii) of this Agreement.

  "Sale Securities" shall have the meaning assigned in Section 3.4(b)(i) of this Agreement.

  "Securities" shall mean any equity securities of the Company.

  "Securities Act" shall mean the Securities Act of 1993, as amended.

  "Seller" shall have the meaning assigned in Section 3.4 of this Agreement.

  "Series A Convertible Preferred Stock" shall mean the Series A Convertible Preferred Stock, par value $.01 per share, of the Company.

  "Series B Convertible Preferred Stock" shall mean the Series B Convertible Preferred Stock, par value $.01 per share, of the Company.

  "Shareholder" shall have the meaning assigned in the introduction to this Agreement.

  "Shareholder Affiliate" shall mean any Affiliate of the Shareholder.

  "Shareholder Group" shall mean the Shareholder, any Shareholder Affiliate and any Person with whom any Shareholder or any Affiliate of any Shareholder is part of a 13D Group.

  "Shareholder Nominees" shall have the meaning set forth in Section 4.1(d) of this Agreement.

  "Successor Shareholder Nominee Notice" shall have the meaning assigned in
Section 4.1(d) of this Agreement.

  "Successor Shareholder Nominees" shall have the meaning assigned in Section 4.1(d) of this Agreement.

  "13D Group" shall mean any group of Persons acquiring, holding, voting or disposing of any Voting Security which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act.

  "Total Make Whole Amount" shall mean, with respect to any share of Series A Convertible Preferred Stock calculated at any time, an amount equal to the Total Per Share Pay Down Amount minus the sum of (I) the product of (x) the Quarterly Pay Down Amount and (y) the number of quarters since the date of the Closing in which the Company has paid a dividend on the Series A Convertible Preferred Stock of at least $0.45 per share plus (II) the Dividend Premium with respect to such share through such time.

  "Total Ownership Percentage" shall mean, calculated at a particular point in time, the Voting Power which would be represented by the Securities Beneficially Owned by the Person whose Total Ownership Percentage is being determined if all shares of Convertible Preferred Stock (or other Securities convertible into Voting Securities) Beneficially Owned by such Person were converted into shares of Common Stock (or other Voting Security).

  "Total Per Share Paydown Amount" shall mean the product of (i) $35,000,000 divided by (ii) the total number of shares of Series A Convertible Preferred Stock issued at the Closing.

  "Total Voting Power" shall mean, calculated at a particular point in time, the aggregate Votes represented by all then outstanding Voting Securities.

  "Trading Day", with respect to a Voting Security, shall mean a day on which the principal national securities exchange on which such Voting Security is listed or admitted to trading is open for the transaction of business or, if such security is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated to close.

  "Transfer" shall mean any sale, transfer, pledge, encumbrance or other disposition to any Person, and to "Transfer" shall mean to sell, transfer, pledge, encumber or otherwise dispose of to any Person.

  "Unrestricted Ownership Percentage" shall mean a Voting Ownership Percentage of 9.9%.

  "Votes" shall mean votes entitled to be cast generally in the election of Directors, not including the votes that would be able to be cast by holders of shares of Convertible Preferred Stock upon Conversion to shares of Common Stock unless such Conversion shall occur or be deemed to occur.

  "Voting Ownership Percentage" shall mean, calculated at a particular point in time, the Voting Power represented by the Voting Securities Beneficially Owned by the Person whose Voting Ownership Percentage is being determined.

  "Voting Power" shall mean, calculated at a particular point in time, the ratio, expressed as a percentage, of (a) the Votes represented by the Voting Securities with respect to which the Voting Power is being determined to (b) Total Voting Power.

  "Voting Securities" shall mean the Common Stock and shares of any other class of capital stock of the Company then entitled to vote generally in the election of Directors, and shall not include Convertible Preferred Stock (or other Securities convertible into Voting Securities) prior to Conversion into Common Stock (or other Voting Security).

                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES

  Section 2.1. Representations and Warranties of the Company. The Company represents and warrants to the Shareholder as of the date hereof as follows:

    (a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Oklahoma and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

    (b) This Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to execute and deliver this Agreement and to perform its obligations hereunder.

    (c) This Agreement has been duly executed and delivered by the Company and assuming due authorization and valid execution and delivery by the Shareholder, this Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms.

  Section 2.2. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to the Company as of the date hereof as follows:

    (a) The Shareholder has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Kansas and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

    (b) This Agreement has been duly and validly authorized by the Shareholder and all necessary and appropriate action has been taken by the Shareholder to execute and deliver this Agreement and to perform its obligations hereunder.

    (c) This Agreement has been duly executed and delivered by the Shareholder and assuming due authorization and valid execution and delivery by the Company, this Agreement is a valid and binding obligation of the Shareholder, enforceable in accordance with its terms.

    (d) As of the effectiveness of this Agreement, the Shareholder Group Beneficially Owns 2,996,702 shares of Common Stock and 19,317,584 shares of Series A Convertible Preferred Stock and does not Beneficially Own any other Voting Security, warrant, option, convertible security or other similar right to acquire Common Stock or shares of any other class of capital stock of the Company which are entitled to vote generally in the election of directors.

                                  ARTICLE III

                        SHAREHOLDER AND COMPANY CONDUCT

  Section 3.1. Standstill Provision. Subject to the provisions of this Agreement, during the term of this Agreement, the Shareholder agrees with the Company that, without the prior approval of a majority of the Board, the Shareholder will not, and will cause each Shareholder Affiliate not to, take any of the following actions:

    (a) prior to the occurrence of a Regulatory Change, but not thereafter, singly or as part of a partnership, limited partnership, syndicate or other 13D Group, directly or indirectly, acquire Beneficial Ownership of any Voting Security so as to cause the Shareholder Group's Voting Ownership Percentage to exceed the Unrestricted Ownership Percentage;

    (b) singly or as part of a partnership, limited partnership, syndicate or other 13D Group, directly or indirectly, acquire, propose to acquire, or publicly announce or otherwise disclose an intention to propose to acquire, or offer or agree to acquire, by purchase or otherwise, Beneficial Ownership of any Security so as to cause the Shareholder Group's Total Ownership Percentage to exceed the Maximum Ownership Percentage;

    (c) deposit (either before or after the date of the execution of this Agreement) any Security in a voting trust or subject any Security to any similar arrangement or proxy with respect to the voting of such Security;

    (d) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies", or become a "Participant" in a "solicitation" (as such terms are used in Regulation 14A under the Exchange Act) to seek to advise or influence any person to vote against any proposal or director nominee recommended to the shareholders of the Company or any of its subsidiaries by at least a majority of the Board of Directors;

    (e) form, join or in any way participate in a 13D Group with respect to any Security of the Company or any securities of its subsidiaries;

    (f) commence (including by means of proposing or publicly announcing or otherwise disclosing an intention to propose, solicit, offer, seek to effect or negotiate) a merger, acquisition or other business combination transaction relating to the Company;

    (g) initiate a "proposal," as such term is used in Rule 14a-8 under the Exchange Act, "propose", or otherwise solicit the approval of, one or more stockholders for a "proposal" or induce or attempt to induce any other person to initiate a "proposal";

    (h) otherwise act, alone or in concert with others, to seek to control or influence the management, the Board or policies of the Company;

    (i) take any other action to seek or effect control of the Company other than in a manner consistent with the terms of this Agreement.

  This Section 3.1 shall not be interpreted to restrict the Shareholder or any Shareholder Affiliate from taking any action or exercising any right consistent with the terms of this Agreement, including engaging in private and confidential discussions with the Board or the management of the Company. In addition, this section shall not be deemed to restrict the Shareholder Nominees from participating as board members in the direction of the Company.

  Section 3.2. Required Reduction of Ownership Percentage. If at any time the Shareholder becomes aware that the Shareholder Group's Total Ownership Percentage (excluding Excess Buy-Back Securities) exceeds the Maximum Ownership Percentage and/or, prior to the occurrence of a Regulatory Change and not thereafter, that the Shareholder Group's Voting Ownership Percentage (excluding Excess Buy-Back Securities) exceeds the Unrestricted Ownership Percentage, in each case other than as permitted pursuant to the terms of this Agreement, then the Shareholder shall, or shall cause the Shareholder Affiliates to, consistent with the provisions of Section 3.4 of this Agreement, promptly take all action necessary to reduce the amount of Securities or Voting Securities, as the case may be, Beneficially Owned by the Shareholder Group such that the Shareholder Group's Total Ownership Percentage (excluding Excess Buy-Back Securities) is not greater than the Maximum Ownership Percentage and that the Shareholder Group's Voting Ownership Percentage (excluding Excess Buy-Back Securities) is not greater than the Unrestricted Ownership Percentage, as the case may be.

  Section 3.3. Top-Up Rights; Dilutive Issuance Right. (a) During the term of this Agreement and prior to the occurrence of a Regulatory Change, but not thereafter:

    (i) If the Shareholder Group's Voting Ownership Percentage falls below the Unrestricted Ownership Percentage, the Shareholder may at its option
  (A) purchase Voting Securities from time to time in the open market or otherwise or (B) convert shares of Convertible Preferred Stock into shares of Common Stock pursuant to the terms of the Charter, in each case in an amount sufficient in order to restore the Shareholder Group's Voting Ownership Percentage to the Unrestricted Ownership Percentage.

    (ii) If the Shareholder Group's Total Ownership Percentage falls below the Maximum Ownership Percentage, the Shareholder may at its option purchase Voting Securities from time to time in the open market or otherwise in an amount sufficient in order to restore the Shareholder Group's Total Ownership Percentage to the Maximum Ownership Percentage; provided, however that the Shareholder shall present for exchange, and the Company shall exchange at no cost to the Shareholder, Common Stock purchased pursuant to this paragraph for shares of Series B Convertible Preferred Stock (at a ratio of one share of Series B Convertible Preferred Stock in exchange for each share of Common Stock (as appropriately adjusted to reflect any stock split, stock dividend, reverse stock split, reclassification or any other transaction with a comparable effect)) in an amount sufficient to ensure that the Shareholder Group is in compliance with its obligations under Section 3.1(a) hereof.

    (iii) If the Shareholder Group's Total Ownership Percentage would fall below the Maximum Ownership Percentage as a result of any security issuance (a "Dilutive Issuance") by the Company, except as provided in paragraph 3.3(a)(v) below, the Shareholder shall have the right (the "Dilutive Issuance Right") to require the Company to issue to the Shareholder (A) additional Common Stock, up to the maximum number of such shares that would permit the Shareholder Group to remain in compliance with Section 3.1(a) hereof, and (B) additional shares of Series B Convertible Preferred Stock, up to an amount of such shares of Common Stock and Series B Convertible Preferred Stock as may be necessary to restore the Shareholder Group's Total Ownership Percentage to the Maximum Ownership Percentage. Shares of Common Stock or Series B Preferred Stock issued pursuant to the exercise of a Dilutive Issuance Right shall be issued for cash concurrently with the closing of the Dilutive Issuance. The issue price per share for shares of Common Stock and shares of Series B Convertible Preferred Stock issued pursuant to the Dilutive Issuance Right shall be equal to the issue price per share of the Dilutive Issuance. Such issue price shall in turn be equal to the aggregate amount of cash plus the fair market value of any other property received by the Company in consideration of the Dilutive Issuance, divided by the number of shares being issued in such Dilutive Issuance, with such fair market value being determined in good faith by the Board of Directors of the Company, provided that if the Shareholder shall object to such valuation within 30 days of its receipt of notice thereof, then the fair market value of such property shall be determined at the Company's sole expense by an independent nationally recognized financial advisor mutually acceptable to the Shareholder and the Company.

    (iv) The Shareholder must provide the Company with notice of its intention to exercise the Dilutive Issuance Right sixty (60) days prior to the expected closing of the Dilutive Issuance, which expected closing date will be provided to the Shareholder by or on behalf of the Company not less than ninety (90) days prior to such expected closing date.

    (v) The Company shall not be obligated to provide the Shareholder with a Dilutive Issuance Right (I) in connection with issuances of securities pursuant to employee benefit plans and programs of the Company in the ordinary course of business or (II) which would require the issuance of fewer than 25,000 shares of Series B Convertible Preferred Stock; provided, however, that any share issuances not required to be made pursuant to this clause (II) shall be carried forward and taken into account in determining whether the Company must provide the Shareholder with a subsequent Dilutive Issuance Right. In addition, in the case of any Dilutive Issuance in connection with any acquisition or other business combination transaction, by merger or otherwise, by the Company, the Company shall be required to provide the Shareholder with a Dilutive Issuance Right only to the extent of restoring the Shareholder Group's Total Ownership Percentage to the Adjusted Maximum Ownership Percentage.

    (vi) At the Closing, the Shareholder shall be entitled to require the Company to issue to the Shareholder, at a price per share equal to the Market Price as of the date of the Closing, additional Common Stock up to the maximum number of shares that would permit the Shareholder Group to remain in compliance with Section 3.1(a) and additional shares of Series A Convertible Preferred Stock so as to restore the Shareholder Group's Total Ownership Percentage to the Maximum Ownership Percentage.

  (b) From time to time following a Regulatory Change and during the term of this Agreement:

    (i) If the Shareholder Group's Total Ownership Percentage falls below the Maximum Ownership Percentage, the Shareholder may at its option purchase Voting Securities from time to time in the open market or otherwise in an amount sufficient in order to restore the Shareholder Group's Total Ownership Percentage to the Maximum Ownership Percentage.

    (ii) If the Shareholder Group's Total Ownership Percentage would fall below the Adjusted Maximum Ownership Percentage as a result of a Dilutive Issuance by the Company pursuant to primary or secondary offerings, mergers, acquisitions or otherwise, the Shareholder shall have a Dilutive Issuance Right (for the issuance of Common Stock only and not Series B Convertible Preferred Stock) to the extent of restoring the Shareholder Group's Total Ownership Percentage to the Adjusted Maximum Ownership Percentage.

    (iii) The Shareholder must provide the Company with notice of its intention to exercise the Dilutive Issuance Right sixty (60) days prior to the expected closing of the Dilutive Issuance, which expected closing date will be provided to the Shareholder by or on behalf of the Company not less than ninety (90) days prior to such expected closing date.

  (c) All Securities acquired by purchase or conversion pursuant to this
Section 3.3 shall be subject to the terms of this Agreement. In no event shall the Shareholder Group's exercise of the Dilutive Issuance Right be interpreted to be a waiver by the Shareholder of its right to make purchases of Securities pursuant to this Section.

  Section 3.4. Restrictions on Transfer. None of the members of the Shareholder Group shall directly or indirectly Transfer any Securities without the prior written consent of a majority of the Independent Directors, except the following Transfers:

    (a) Transfers of Securities representing upon Transfer Voting Power of less than 5.0% to any Transferee, without prior notice to the Company, so long as such Transferee and any Affiliate of such Transferee and any such person who is a member of a 13D Group with such Transferee does not have a Voting Ownership Percentage of 5.0% or more immediately prior to giving effect to at the time of each such Transfer.

    (b) Transfers of Securities representing upon Transfer Voting Power of 5.0% or more pursuant to the following procedure (the "Sale Option"):

      (i) The Seller must provide written notice (a "Sale Notice") of its intention to sell to the Company Securities representing, upon Transfer, Voting Power of 5.0% or more (the "Sale Securities"). The Sale Notice shall specify the number of Sale Securities and the cash price per share at which the Company or its designee may purchase the Sale Securities, which cash price shall equal 98.5% of the Market Price of such Sale Securities determined as of the date of the Sale Notice; provided, however, that the cash price per share at which the Company or its designee shall purchase shares of Convertible Preferred Stock pursuant to this subsection shall equal 98.5% of the Market Price of the Common Stock determined as of the date of the Sale Notice.

      (ii) The Company shall have a period ending on the later of ninety
    (90) days after the date of the Sale Notice and thirty (30) days from the date of receipt of all necessary regulatory approvals (the "Sale Period") (provided, that in no event shall the Sale Period exceed one hundred eighty (180) days) within which to effect a closing of the Company's or its designee's purchase of all, but not less than all, of the Sale Securities.

      (iii) If the Company or its designee shall for any reason fail to effect a closing of the purchase of all, but not less than all, of the Sale Securities within the Sale Period, the Company shall at its option inform the Seller in writing that it shall reimburse the Seller for the aggregate difference between the Market Price of the Sale Securities as of the date of the Sale Notice and the Market Price of the Sale Securities as of the date that the Seller completes its transfer of the Sale Securities, in which event such transfer by the Seller must be completed within the later of 180 days from the date of the Sale Notice or 30 days from the receipt of all necessary regulatory approvals. Otherwise, if the Company shall not have so informed the Seller, the Seller shall have 16 months from the date of the Sale Notice to complete such transfer. In the event that such transfer by the Seller is not so completed within the applicable period, the Sale Securities shall thenceforth again be subject to this Section 3.4.

    (c) Transfers of Securities to the public in a bona fide underwritten offering pursuant to the Registration Rights Agreement; provided, however, that the Seller and the representative or representatives of the underwriters previously agree in writing with the Company that all reasonable efforts will be made to achieve a wide distribution of the Voting Securities in such offering and to ensure that no Transferee in such offering acquires for its own account Beneficial Ownership of Securities representing upon Transfer Voting Power of 5.0% or more.

    (d) Transfers of all or part of the Shareholder Group's Securities pursuant to a pro rata distribution of Securities among the shareholders of the Shareholder.

    (e) Transfers of Securities among members of the Shareholder Group; provided, however, that any such transferee shall agree with the Company in writing prior to each such transfer to be bound by the terms of this Agreement with respect to its Beneficial Ownership of Securities.

    (f) If a Clearly Credible Tender Offer for the Company has been commenced, at the Shareholder's option Transfers of Securities by means of tenders into such Clearly Credible Tender Offer in an amount not exceeding the percentage (on the basis of total Votes and assuming the conversion of all shares of Convertible Preferred Stock into shares of Common Stock) of the Voting Securities of which it is the Beneficial Owner equal to the highest percentage (on the basis of total Votes) of the aggregate of all Voting Securities not Beneficially Owned by any member of the Shareholder Group which has ever been announced to have been tendered into such Clearly Credible Tender Offer.

  Section 3.5. Buy-Back Options. (a) During the term of this Agreement, if the Company purchases Securities from the public, whether by tender offer, open market purchase or otherwise (a "Repurchase"), the Company shall contemporaneously with the Repurchase offer to repurchase from the Shareholder on the same terms and conditions, including price, as in the Repurchase, a percentage (on the basis of total Votes and assuming the conversion of all shares of Convertible Preferred Stock into shares of Common Stock) of those Securities Beneficially Owned by the Shareholder equal to the percentage (on the basis of total Votes and assuming the conversion of all shares of Convertible Preferred Stock into shares of Common Stock) of Securities to be Repurchased from the Beneficial Owners of Securities other than the Shareholder or any Shareholder Affiliate (the "Buy-Back Offer"). The Shareholder may accept such Buy-Back Offer in its sole discretion; provided, however, that in the event of a Repurchase the Shareholder shall be required to sell Securities or Voting Securities of which it is the Beneficial Owner to the Company in an amount sufficient to ensure that its Total Ownership Percentage does not exceed the Maximum Ownership Percentage and/or, prior to the occurrence of a Regulatory Change and not thereafter, that the Shareholder Group's Voting Ownership Percentage does not exceed the Unrestricted Ownership Percentage, in each case other than as permitted pursuant to the terms of this Agreement; and provided further that the Shareholder shall not be required to comply with the preceding mandatory sale requirement (i) during any period when doing so would cause the Shareholder to incur any liability under Section 16(b) of the Exchange Act or the rules and regulations promulgated thereunder, and (ii) to the extent that compliance with such mandatory sale requirement would have an adverse effect on the availability of pooling-of-interests accounting treatment with respect to any business combination involving the Shareholder or any of the Shareholder's subsidiaries that has either been announced or is under bona fide consideration by the Shareholder at the time of such Repurchase, but the Shareholder shall be required to comply with such mandatory sale requirement immediately upon the conditions set forth in (i) and (ii) above no longer being applicable. Any Securities Beneficially Owned by the Shareholder Group as permitted by the preceding sentence which cause the Shareholder Group's Total Ownership Percentage to exceed the Maximum Ownership Percentage and/or, prior to the occurrence of a Regulatory Change and not thereafter, the Shareholder Group's Voting Ownership Percentage to exceed the Unrestricted Ownership Percentage shall be referred to in this Agreement as "Excess Buy-Back Securities."

  (b) The Company shall provide notice to the Shareholder of its intention to engage in a Repurchase not less than 30 days in advance of the date on which the Repurchase is to begin (the "Company Repurchase Notice"). The Shareholder must provide notice to the Company within ten (10) days of receipt of the Company Repurchase Notice of (i) whether the Shareholder intends to accept the Buy-Back Offer and (ii) in good faith whether the Shareholder is aware that the Shareholder would be subject to any of the conditions set forth in (i) or
(ii) above as a result of such Repurchase.

  Section 3.6. Buy/Sell Option. (a) At the fifteenth and at each succeeding anniversary of the date hereof, if at such times this Agreement remains in force, each of the Shareholder and the Company may at its option (the "Buy/Sell Option") provide notice (the "Buy/Sell Notice") to the other party of a price (the "Buy/Sell

Price") at which such notifying party intends in good faith either to sell to the receiving party all, but not less than all, of the Securities Beneficially Owned by the notifying party or to buy from the receiving party all, but not less than all, of the Securities Beneficially Owned by the receiving party; provided, however, that the Buy/Sell Price shall apply equally to shares of Convertible Preferred Stock and shares of Common Stock and provided, further, that all references in this Section 3.8 to Securities Beneficially Owned by the Company shall be deemed to refer only to outstanding Securities Beneficially Owned by shareholders of the Company other than the Shareholder Group.

  (b) Upon receipt by the Shareholder of a Buy/Sell Notice from the Company, the Shareholder Group shall have ninety (90) days (the "Shareholder Decision Period") within which either to (i) agree to sell for cash all, but not less than all, of the Securities Beneficially Owned by the Shareholder Group to the Company at the Buy/Sell Price or (ii) make a bona fide Clearly Credible Tender Offer (a "Buyout Tender Offer") at the Buy/Sell Price for any and all Securities Beneficially Owned by the Company, which Buyout Tender Offer the Company hereby agrees not to oppose. A non-waivable condition to the consummation of the Buyout Tender Offer shall be the valid tender into such offer, on or prior to the 20th day following the receipt of all regulatory approvals required for the consummation of such offer, of Voting Securities representing in the aggregate two-thirds ( 2/3) of the Voting Power represented by all Voting Securities held by shareholders of the Company other than the Shareholder Group.

  (c) (i) Upon receipt by the Company of a Buy/Sell Notice from the Shareholder, the Company shall have ninety (90) days (the "Company Decision Period") within which to (A) agree to purchase for cash all but not less than all of the Securities Beneficially Owned by the Shareholder Group at the Buy/Sell Price or (B) agree to seek an opinion from an independent, internationally recognized investment banking firm relating to the fairness to the Company's shareholders of the Offer Price in the Buyout Tender Offer with respect to the acquisition by the Shareholder of all Securities Beneficially Owned by the Company at the Buy/Sell Price.

    (ii) If the Company shall not agree to repurchase the Voting Securities Beneficially Owned by the Shareholder Group pursuant to Section 3.6(c)(i) above, the Company shall have the right, within ninety (90) days following the end of the Company Decision Period, to obtain the fairness opinion and execute a merger agreement between the Company and any member of the Shareholder Group pursuant to which the Shareholder or a Shareholder Affiliate shall acquire Beneficial Ownership of all remaining Securities at the Buy/Sell Price. The terms of such merger agreement shall include customary provisions regarding the non-solicitation of alternative transactions by the Company and the recommendation of the Merger to the Company's shareholders, if required.

    (iii) If the Company fails to satisfy the condition pursuant to Section 3.6(c)(ii) above by the end of such ninety (90) day period, or if the Company cannot obtain a fairness opinion by the end of such ninety (90) day period, this Agreement shall immediately terminate.

  (d) If the Shareholder and the Company each provide a Buy/Sell Notice to the other party on the same day, the Buy/Sell Notice containing the higher valued Buy/Sell Price shall be the effective and controlling Buy/Sell Notice. In the event that (i) the Buy/Sell Price set forth in either or both of the Buy/Sell Notices consists of consideration other than cash, and (ii) the parties are unable to reach agreement as to which of the Buy/Sell Prices is higher valued for purposes of this subsection (d), an independent, internationally recognized investment banking firm mutually agreeable to both parties shall conclusively make such determination.

  (e) Any purchase by the Company of the Shareholder Group's Securities pursuant to this Section shall be closed within a period ending ninety (90) days after the end of the Shareholder Decision Period or the Company Decision Period, as the case may be, or thirty (30) days after the date of receipt of all necessary regulatory approvals, whichever is later.

  Section 3.7 Charter and By-Laws. During the term of this Agreement the Company shall not amend, alter or repeal, or propose the amendment, alteration or repeal of, any provision of the Charter or the By-Laws in any manner which is inconsistent with the terms of this Agreement and which adversely affects the rights of the

Shareholder Group under the terms of this Agreement. If at any time during the term of this Agreement the provisions of this Agreement shall conflict with the provisions of the Charter and the By-Laws, the provisions of this Agreement shall be controlling.

  Section 3.8. Rights Agreement. During the term of this Agreement, the Company hereby agrees not to amend any provision of the Rights Agreement in any manner which is inconsistent with the terms of this Agreement or the Merger Agreement and which adversely affects the rights of the Shareholder Group under the terms of this Agreement.

  Section 3.9. Agreement Not to Convert. During the term of this Agreement and prior to the occurrence of a Regulatory Change, the Shareholder agrees that it shall not, and shall cause each Shareholder Affiliate not to, Convert shares of Convertible Preferred Stock Beneficially Owned by the Shareholder or any Affiliate into shares of Common Stock except to the extent any such shares of Convertible Preferred Stock are Converted (a) concurrently with the Transfer of such shares to any Person other than the Shareholder or any Shareholder Affiliate or (b) pursuant to the Shareholder's top-up rights as set forth in
Section 3.3(a)(i)(B).

  Section 3.10. Taxes Upon Conversion or Exchange. The Company hereby agrees to pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of (i) any shares of Convertible Preferred Stock, (ii) any shares of Common Stock issued in a Conversion of shares of Convertible Preferred Stock, or (iii) any exchange of shares of Common Stock for shares of Convertible Preferred Stock, or certificates or instruments evidencing any of such shares or securities. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a Conversion of shares of Convertible Preferred Stock in a name other than that in which the shares of such Convertible Preferred Stock were registered.

  Section 3.11. Make Whole Payment. Immediately upon the Conversion of any share of Series A Preferred Stock, the Company shall pay to the Shareholder an amount (a "Make Whole Payment") with respect to such share equal to the Total Make Whole Amount for such share as of the date of such Conversion; provided, however, that the Company shall not be required to make a Make Whole Payment in respect of the Conversion of fewer than 25,000 shares of Series A Convertible Preferred Stock; provided, further, that any Make Whole Payments not required to be made pursuant to this sentence shall be carried forward and taken into account in determining whether the Company must provide the Shareholder with a subsequent Make Whole Payment.

  Section 3.12. Prohibition on Senior Securities. During the term of this Agreement, the Company hereby agrees that it shall not create, authorize or reclassify any authorized stock of the Company into (x) any class or series of the Company's capital stock ranking prior to the Convertible Preferred Stock as to dividends or as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or (y) any class or series of the Company's capital stock entitled to vote separately as a class on any matter whatsoever, other than an amendment to the Charter which would have the effect of modifying the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series so as to affect the holders thereof adversely, or (z) any security convertible into shares of any class or series described in (x) or
(y) above.

                                  ARTICLE IV

                        BOARD REPRESENTATION AND VOTING

  Section 4.1. Directors Designated by the Shareholder. (a) Immediately following the Closing, the Board shall expand the size of the Board by two (2) Directors and shall appoint as additional Directors the two (2) Initial Shareholder Nominees (as defined in Section 4.1(b) below) who have been designated by the Shareholder in the Initial Shareholder Nominee Notice (as defined in Section 4.1(b) below) attached as Exhibit C hereto. One Initial Shareholder Nominee shall be placed in the class of Directors next standing for election, and the remaining Initial Shareholder Nominee shall be placed in the class of Directors next but one standing for election.

Immediately following the occurrence of a Regulatory Change, the Board shall expand the Board as may be necessary and shall appoint additional Initial Shareholder Nominees as designated by the Shareholder in an additional Initial Shareholder Nominee Notice in a number sufficient to ensure that Shareholder Nominees comprise a number of Directors which is (x) 4 Directors if the total size of the Board is 14 or fewer Directors (excluding any Shareholder Nominees) or (y) one-third (rounding down to the nearest whole Director) of the Board if the total size of the Board is more than 14 Directors (excluding any Shareholder Nominees). Such additional Initial Shareholder Nominees shall be distributed among the classes of Directors as evenly as possible. In the event of a vacancy caused by the disqualification, removal, resignation or other cessation of service of any Initial Shareholder Nominee from the Board, the Board shall elect as a Director (to serve until the Company's immediately succeeding annual meeting of shareholders) a new Initial Shareholder Nominee who has been designated by the Shareholder in an additional Initial Shareholder Nominee Notice that has been provided to the Company at least seven (7) days prior to the date of a regular meeting of the Board.

  (b) The Shareholder shall provide notice to the Company (the "Initial Shareholder Nominee Notice") as required by Section 4.1(a) above, which notice shall contain the following information: (i) the name of the person(s) it has designated to become Director(s) (the "Initial Shareholder Nominees"), and
(ii) all information required by Regulation 14A and Schedule 14A under the Exchange Act with respect to each such Initial Shareholder Nominee.

  (c) Following the occurrence of a Regulatory Change and during the term of this Agreement, until such time as the Initial Shareholder Nominees and the Successor Shareholder Nominees (as defined in Section 4.1(d) below) together comprise a number of Directors which is one-third (rounding down to the nearest whole Director) of the Board, at the first annual meeting of shareholders of the Company following the occurrence of a Regulatory Change and at each subsequent annual meeting of shareholders of the Company at which
(i) the term of any Director is to expire or (ii) a vacancy is caused by the removal, resignation, retirement, death, disability or disqualification or other cessation of service of any Director, the Company shall at its option
(i) cause such directorship to remain vacant, with the size of the Board correspondingly being reduced, or (ii) designate as a replacement Director a Successor Shareholder Nominee to be included in the slate of nominees recommended by the Board to the Company's shareholders for election as Directors and use its best efforts to cause the election of each such Successor Shareholder Nominee to the Board, including soliciting proxies in favor of the election of such persons. The Successor Shareholder Nominees shall be divided as nearly equally as possible among all the classes of Directors, as specified in the Successor Shareholder Nominee Notice (as defined in Section 4.1(d) below).

  (d) Following the occurrence of a Regulatory Change and during the term of this Agreement, until such time as the Initial Shareholder Nominees and the Successor Shareholder Nominees together comprise a number of Directors which is one-third (rounding down to the nearest whole Director) of the Board, the Shareholder shall provide notice to the Company in writing sixty (60) days prior to each annual meeting of the Company's shareholders ("Successor Shareholder Nominee Notice"), indicating (i) the name of the person(s) it has designated to become Director(s) ("Successor Shareholder Nominees" and together with Initial Shareholder Nominees, "Shareholder Nominees"), if any,
(ii) the class of Directors to which each such Successor Shareholder Nominee shall be assigned, and (iii) all information required by Regulation 14A and
Schedule 14A under the Exchange Act with respect to each such Successor Shareholder Nominee.

  (e) The Shareholder shall consult with the Company in connection with the identity of any proposed Shareholder Nominee. In the event the Company is advised in writing by its outside counsel that a proposed Shareholder Nominee would not be qualified under the Company's Charter or By-Laws or any applicable statutory or regulatory standards to serve as a Director, or if the Company otherwise reasonably objects to a proposed Shareholder Nominee, including without limitation because such Shareholder Nominee either (i) is a director or officer of a direct competitor of the Company or (ii) has engaged in any adverse conduct that would require disclosure under Item 7 of Schedule 14A promulgated under the Exchange Act, the Shareholder agrees to withdraw such proposed Shareholder Nominee and nominate a replacement therefor (which replacement would be subject to the requirements of this Section 4.1(e)). Any such objection by the Company must be made no later than one (1) month after the Shareholder first informs the Company of the identity of the proposed Shareholder Nominee; provided, however, that the Company shall in all cases notify the Shareholder of any such objection sufficiently in advance of the date on which proxy materials are mailed by the Company in connection with such election of directors to enable the Shareholder to propose an alternate Shareholder Nominee pursuant to and in accordance with the terms of this Agreement. Prior to the occurrence of a Regulatory Change, no more than one Shareholder Nominee may be a director, officer or employee of the Shareholder. Following the occurrence of a Regulatory Change, no more than two (2) Shareholder Nominees may be directors, officers or employees of the Shareholder.

  (f) During the term of this Agreement the Company agrees to include each Shareholder Nominee to be added to or retained on the Board pursuant to this Agreement in the slate of nominees recommended by the Board to the Company's shareholders for election as Directors and shall use its best efforts to cause the election or reelection of each such Shareholder Nominee to the Board, including soliciting proxies in favor of the election of such persons.

  (g) During the term of this Agreement and prior to the occurrence of a Regulatory Change, but not thereafter, no Shareholder Nominee shall chair a committee of the Board and no Shareholder Nominee shall serve on the Nominating Committee of the Board. Following the occurrence of a Regulatory Change and during the term of this Agreement, the Shareholder shall be entitled to designate Shareholder Nominees to be members of each committee of the Board (including without limitation the executive committee, the audit committee, the nominating committee and the executive compensation committee), and to fill any vacancies caused by the departure of Shareholder Nominees from any such committees if no other Shareholder Nominee is a member of such committee, for so long as Shareholder Nominees are not represented pro rata, based on the number of Directors who are Shareholder Nominees (rounding down to the nearest whole Director), with respect to each committee of the Board.

  Section 4.2. Resignation of Shareholder Nominees. Unless otherwise agreed by the Company, the Shareholder shall cause each of the Shareholder Nominees then serving on the Board to offer their resignations from the Board immediately upon the earlier to occur of the following:

    (a) The termination of this Agreement pursuant to and in accordance with
  Section 5.2 hereof; and

    (b) The Shareholder Group's Total Ownership Percentage falling below
  10.0%.

  Section 4.3. Voting. During the term of this Agreement, the Shareholder, as a holder of shares of Voting Securities, agrees that:

  (a) The Shareholder shall, and shall cause each Shareholder Affiliate to, be present, in person or by proxy, at all meetings of shareholders of the Company so that all Voting Securities having voting rights which are Beneficially Owned by the Shareholder and the Shareholder Affiliates may be counted for the purpose of determining the presence of a quorum at such meetings.

  (b)(i) With respect to the election of Directors, the Shareholder shall, and shall cause each Shareholder Affiliate to, vote all Voting Securities Beneficially Owned by the Shareholder and any Shareholder Affiliate in favor of the election of all candidates for Director nominated by the Company's Board (including the Shareholder Nominees) and (ii) with respect to any proposal initiated by a shareholder of the Company relating to the redemption of the rights issued pursuant to the Rights Agreement or any modification of the Rights Agreement (other than nonbinding precatory resolutions with respect to which subsection (c) hereof shall apply), the Shareholder shall, and shall cause each member of the Shareholder Group to, vote all Voting Securities Beneficially Owned by the Shareholder or any member of the Shareholder Group in accordance with the recommendation of the Board.

  (c)(i) With respect to the Opt-out Amendment (as defined in the Merger Agreement), the Shareholder and any member of the Shareholder Group may vote any or all of the Securities Beneficially Owned by them in their sole discretion; and (ii) with respect to any proposed amendment to the Charter or By-laws which would reasonably have the effect of modifying in any way the Opt-out Amendment or would reasonably cause the Company to become subject to
(a) the Control Share Acquisition Statute (as defined in the Merger Agreement) or (b) any other provisions which are substantially similar to the Control Share Acquisition Statute, the Shareholder Group shall have the right to abstain or vote against such amendment.

  (d) With respect to all other matters submitted to a vote of the Company's shareholders, prior to the occurrence of a Regulatory Change, but not thereafter, and during the term of this Agreement, the Shareholder and any member of the Shareholder Group may vote any or all of the Voting Securities Beneficially Owned by them, in their sole discretion. Following the occurrence of a Regulatory Change and during the term of this Agreement, (i) the Shareholder and each member of the Shareholder Group may vote in their sole discretion a number of Voting Securities Beneficially Owned by the Shareholder Group having voting rights with respect to such other matters representing in the aggregate a Voting Ownership Percentage not in excess of the Unrestricted Ownership Percentage, and (ii) the Shareholder shall, and shall cause each member of the Shareholder Group to, vote all Voting Securities Beneficially Owned by the Shareholder Group having voting rights with respect to such other matters representing in the aggregate a Voting Ownership Percentage in excess of the Unrestricted Ownership Percentage in the same proportion (based on total Votes) as all Voting Securities voted on any such other matter are voted by the shareholders of the Company other than the Shareholder or any member of the Shareholder Group, provided, however, that the Shareholder and any member of the Shareholder Group may vote any or all of the Voting Securities Beneficially Owned by them in their sole discretion with respect to a vote of the Company's shareholders on any transaction or series of transactions which would, if consummated, constitute a Change in Control of the Company. Notwithstanding the foregoing, at all times prior to or following the occurrence of a Regulatory Change, the Shareholder shall, and shall cause each member of the Shareholder Group to, vote all Excess Buy-Back Securities having voting rights with respect to any matter (including the election of Directors) in the same proportion (based on total Votes) as all Voting Securities voted on such matter are voted by the shareholders of the Company other than the Shareholder or any member of the Shareholder Group.

  (e) At all times the Shareholder Group may exercise in its sole discretion such voting rights as the Convertible Preferred Stock may have from time to time pursuant to the Charter and with respect to an amendment to the Charter which would have the effect of modifying the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series so as to affect the holders thereof adversely.

                                   ARTICLE V

                         EFFECTIVENESS AND TERMINATION

  Section 5.1. Effectiveness. This Agreement shall take effect immediately upon the Closing and shall remain in effect until it is terminated pursuant to
Section 5.2 hereof.

  Section 5.2. Termination. Unless otherwise agreed in writing by the Shareholder, this Agreement shall terminate upon the earliest to occur of the following:

    (a) The Company's quarterly dividend on its Common Stock falling below $0.30 per share (as appropriately adjusted to reflect any stock split, stock dividend, reverse stock split, reclassification or any other transaction with a comparable effect) in any five (5) quarters during the term of this Agreement.

    (b) The Company's failure to pay the stated quarterly dividend on any series of Convertible Preferred Stock in any five (5) quarters during the term of this Agreement.

    (c) The election to the Board of a majority of Directors other than those nominated by the Nominating Committee of the Board.

    (d) The size of the Board being increased to more than 21 directors.

    (e) The Shareholder Group's Total Ownership Percentage falling below 9.9% at any time.

    (f) The Shareholder Group's Total Ownership Percentage falling below 30.0% at any time following the fifteenth (15th) anniversary of the date hereof.

    (g) The material breach of this Agreement or the Merger Agreement by the Company, provided that the Company has not cured the breach within thirty
  (30) days after receiving notice of such breach, or if cure within such time is not possible, the Company has not made reasonable efforts to cure such breach, provided, further that in no event shall such cure period extend longer than ninety (90) days from the date of first notice of such breach.

    (h) Mutual written agreement of the Company and the Shareholder at any time to terminate this Agreement, which termination shall occur at a time to be fixed in such mutual agreement.

    (i) The entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the Company's property, or ordering the winding up or liquidation of the Company's affairs; and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days.

    (j) The commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by the Company to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the Company's property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of the Company's inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

                                  ARTICLE VI

                                 MISCELLANEOUS

  Section 6.1. Compliance With Law. Notwithstanding anything to the contrary in this Agreement, no Transfer of Securities shall be deemed to be required or permitted pursuant to this Agreement if such Transfer would (a) result in an adverse effect on the exemptions from the 1935 Act of the Shareholder or any Shareholder Affiliate or the Company or any subsidiary of the Company, or (b) require regulatory approvals which, individually or in the aggregate with respect to such Transfer, would have a material adverse impact on the Company or any of its subsidiaries or the Shareholder or any Shareholder Affiliate.

  Section 6.2. Regulatory Matters. During the term of this Agreement, the Company agrees to take all commercially reasonable steps to assist the Shareholder in (a) with respect to each provision of this Agreement, causing a Regulatory Change which would not reasonably be expected to have an adverse effect on the Company to occur as soon as reasonably practicable, and (b) securing such regulatory approvals as would not reasonably be expected to have a material adverse effect on the Company and as may be necessary to allow the Shareholder to exercise its rights under the Agreement at all times, including without limitation the right of the Shareholder to Transfer Securities free of the restrictions and limitations imposed by
Section 6.1. Following the occurrence of a Regulatory Change, if the Company believes in good faith that the Shareholder's regulatory status as modified by such Regulatory Change would place an unreasonable restriction on the Company's implementation of the Company's strategic business plan, then the Company shall have an immediate right to exercise its Buy-Sell Option as provided in Section 3.6 hereof, without regard to whether Section 3.6 would otherwise then be applicable.

  Section 6.3. Injunctive Relief. Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against him or it, without the necessity of posting bond or other security against him or it, and consents to the entry of injunctive relief against him or it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

  Section 6.4. Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Company and by the Shareholder and their respective successors and permitted assigns, and no such term or provision is for the benefit of, or intended to create any obligations to, any other Person.

  Section 6.5. Amendments; Waiver. (a) This Agreement may be amended only by an agreement in writing executed by the parties hereto. Any approval of an amendment of this Agreement upon the part of the Company shall require the approval of a majority of the Independent Directors at a duly convened meeting thereof or all of the Company's directors by written consent thereto.

  (b) Either party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. Any waiver of any benefit or right provided to the Company under this Agreement shall require the approval of a majority of the Board and a majority of the Independent Directors at a duly convened meeting thereof or all of the Company's directors by written consent thereto.

  Section 6.6. Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, when delivered personally or by courier, three days after being deposited in the mail (registered or certified mail, postage prepaid, return receipt requested), or when received by facsimile transmission if promptly confirmed by one of the foregoing means, as follows:

  If to the Company:

      WAI, Inc.
      100 W. Fifth Street
      Tulsa, Oklahoma
      Attention: President
      Fax: (918) 588-7960
  with a copy to:

      Gable Gotwals Mock Schwabe Kihle
      100 W. Fifth Street
      Suite 1000
      Tulsa, Oklahoma 74103
      Attention: Donald A. Kihle, Esq.
      Fax: (918) 588-7873

  If to the Shareholder:

      Western Resources, Inc.
      818 Kansas Avenue
      Topeka, Kansas 66612
      Attention: President
      Fax: (913) 575-8061

  with a copy to:

      Western Resources, Inc.
      818 Kansas Avenue
      Topeka, Kansas 66612
      Attention: General Counsel
      Fax: (913) 575-1788

or to such other address or facsimile number as either party may, from time to time, designate in a written notice given in a like manner.

  Section 6.7. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF OKLAHOMA WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

  Section 6.8. Headings. The descriptive headings of the several sections in this Agreement are for convenience only and do not constitute a part of this Agreement and shall not be deemed to limit or affect in any way the meaning or interpretation of this Agreement.

  Section 6.9. Integration. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to its subject matter other than those expressly set forth or referred to herein.

  Section 6.10. Severability. If any term or provision of this Agreement or any application thereof shall be declared or held invalid, illegal or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

  Section 6.11. Consent to Jurisdiction. In connection with any suit, claim, action or proceeding arising out of this Agreement, the Shareholder and the Company each hereby consent to the in personam jurisdiction of the United States federal courts and state courts located in Tulsa, Oklahoma; the Shareholder and the Company each agree that service in the manner set forth in
Section 6.5 hereof shall be valid and sufficient for all purposes; and the Shareholder and the Company each agree to, and irrevocably waive any objection based on forum non conveniens or venue not to, appear in any United States federal court state court located in Tulsa, Oklahoma.

  Section 6.12. Counterparts. This Agreement may be executed by the parties hereto in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the Company and the Shareholder have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Agreement.

                                          WAI, INC.

                                          By:__________________________________
                                            Name:
                                            Title:

                                          WESTERN RESOURCES, INC.

                                          By:__________________________________
                                            Name:
                                            Title:

                                                                      APPENDIX C

             FORM OF CERTIFICATE OF THE DESIGNATIONS, POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
               OPTIONAL OR OTHER RIGHTS, AND THE QUALIFICATIONS,
                    LIMITATIONS OR RESTRICTIONS THEREOF, OF

                          CONVERTIBLE PREFERRED STOCK

                                       OF

                                   WAI, INC.

                        PURSUANT TO SECTION 1032 OF THE
                GENERAL CORPORATION ACT OF THE STATE OF OKLAHOMA

  WAI, INC., an Oklahoma corporation (the "Corporation"), does hereby certify that the Board of Directors of the Corporation duly adopted the following
resolution, at a meeting duly convened and held on                 , in
respect of two series of Preferred Stock, par value $0.01 per share, of the Corporation, pursuant to authority conferred upon the Board by Article Fourth of the Certificate of Incorporation of the Corporation and in accordance with
Section 1032 of the General Corporation Act of the State of Oklahoma:

  BE IT RESOLVED, that the issuance of two series of Preferred Stock of the Corporation is hereby authorized, and the designation, amount, powers, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, of the shares of such series of Preferred Stock of the Corporation, are hereby fixed as follows:

  1. Designation; Class and Amount; Certain Definitions. The two series of Preferred Stock, the issuance of which is hereby authorized, shall comprise twenty million (20,000,000) shares the distinctive serial designation of which shall be "Preferred Stock, Series A", which is sometimes herein referred to as "Convertible Preferred Stock, Series A" and thirty million (30,000,000) shares the distinctive serial designation of which shall be "Preferred Stock, Series B", which is sometimes herein referred to as "Convertible Preferred Stock, Series B" and, together with the Convertible Preferred Stock, Series A, the "Convertible Preferred Stock". Each share of Convertible Preferred Stock, Series A shall be identical in all respects with all other shares of Convertible Preferred Stock, Series A and each share of Convertible Preferred Stock, Series B shall be identical in all respects with all other shares of Convertible Preferred Stock, Series B. The number of shares of Convertible Preferred Stock which are purchased or otherwise acquired by the Corporation or converted into Common Stock shall be canceled and shall revert to authorized but unissued shares of Convertible Preferred Stock undesignated as to series. Certain capitalized terms used herein have the meanings specified therefor in Section 10 below.

  2. Dividends; Priority. (a)(i) Payments of Dividend; Convertible Preferred Stock, Series A. Each Holder of shares of Convertible Preferred Stock, Series A shall be entitled to receive, when and if declared by the Board of Directors, in respect of each share of Convertible Preferred Stock, Series A, out of the funds of the Corporation legally available therefor, quarterly cash dividend payments for each Dividend Period or portion thereof during which such share of Convertible Preferred Stock, Series A is outstanding. Such dividend payments shall be made, (A) during the First Dividend Stage, in an amount determined by multiplying (x) the dividend amount declared in respect of each share of the Corporation's common stock, par value $0.01 per share (the "Common Stock") for such Dividend Period (such amount payable being adjusted appropriately as set forth in Section 7(d) to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with a comparable effect upon the Common Stock), times (y) 1.5; and (B) during the Second Dividend Stage, in an amount determined by multiplying (x) the dividend amount declared in respect of each share of Common Stock of the Corporation for such Dividend Period (such amount payable being adjusted appropriately as set forth in Section 7(d) to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with a comparable effect upon the Common Stock), times (y) 1.25, provided, however, that in no event during either the First or the Second Dividend Stage shall the aggregate annual dividend amount payable in respect of each share of Convertible Preferred Stock, Series A be less than $1.80. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on shares of Convertible Preferred Stock, Series A, which are not paid.

  (ii) Payments of Dividend; Convertible Preferred Stock, Series B. Each Holder of shares of Convertible Preferred Stock, Series B, shall be entitled to receive, when and if declared by the Board of Directors, in respect of each share of Convertible Preferred Stock, Series B, out of the funds of the Corporation legally available therefor, quarterly cash dividend payments for each Dividend Period or portion thereof during which such share of Convertible Preferred Stock, Series B is outstanding. Such dividend payments shall be made in an amount determined by multiplying (x) the dividend amount declared in respect of each share of Common Stock of the Corporation for such Dividend Period (such amount payable being adjusted appropriately as set forth in Section 7(d) to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with a comparable effect upon the Common Stock), times (y) 1.25, provided, however, that in no event, during the First Dividend Stage, shall the aggregate annual dividend amount payable in respect of each share of Convertible Preferred Stock, Series B be less than $1.50 and provided, further, that in no event, during the Second Dividend Stage, shall the aggregate annual dividend amount payable in respect of each share of Convertible Preferred Stock, Series B be less than $1.80. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on shares of Convertible Preferred Stock, Series B, which are not paid.

  (b) Payment and Record Dates. Dividends accrued on the Convertible Preferred Stock in respect of each Dividend Period shall be payable, when and if declared by the Board of Directors, in arrears prior to or concurrently with each date of payment (each such date, a "Dividend Payment Date") by the Corporation of quarterly cash dividends on the Common Stock in respect of such Dividend Period; provided, however, that if any such day is not a Business Day the applicable Dividend Payment Date shall be the next succeeding day that is a Business Day; and provided, further that if no quarterly cash dividends are paid on the Common Stock in respect of any such Dividend Period, the Dividend Payment Date shall mean such date as may be determined by the Board of Directors within three months following the end of such Dividend Period. Dividends on the Convertible Preferred Stock shall accrue based on the then-current dividend amount on a daily basis from the commencement of each Dividend Period. Dividends will cease to accrue in respect of any shares of Convertible Preferred Stock on the Surrender Date (as defined below) in respect of a mandatory conversion pursuant to Section 7(c) or on the Surrender Date in respect of a voluntary conversion pursuant to Section 7(a). Dividends payable on the Convertible Preferred Stock for any Dividend Period constituting less than a full fiscal quarter shall be computed ratably on the basis of a 360-day year of 12 30-day months. Dividends for any Dividend Period shall not be cumulative to the extent not paid in full on each Dividend Payment Date. Dividends on the Convertible Preferred Stock in respect of any Dividend Period unpaid as of the Dividend Payment Date for such Dividend Period shall permanently remain unpaid. The foregoing notwithstanding, dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date. Dividends shall be payable to the Holders as they appear on the Stock Books not exceeding 40 days preceding the relevant Dividend Payment Date. Dividends shall be paid in cash, by wire transfer in immediately available funds to the accounts designated by the respective Holders in written notices given to the Corporation at least five Business Days prior to the payment date or by such other means as may be agreed to by the Corporation and the respective Holders, such wire transfer to be effected for good value on or before the Dividend Payment Date.

  (c) Dividend Rate; Calculation of Dividend Rate; Notice.

    (i) The First Dividend Stage shall commence upon the initial issuance of Convertible Preferred Stock and shall cease upon the fifth anniversary of the Closing Date.

    (ii) The Second Dividend Stage shall commence upon the fifth anniversary of the Closing Date and shall continue for so long as any shares of Convertible Preferred Stock shall remain outstanding.

    (iii) Notwithstanding anything in this Certificate of Designations to the contrary, the holders of the Convertible Preferred Stock shall participate in all Special Dividends on a share for share basis with the holders of Common Stock, as if shares of the Convertible Preferred Stock were converted into Common Stock immediately prior to the record date with respect to each such Special Dividend, and Special Dividends shall not be taken into account in determining the annual dividend rate of the Convertible Preferred Stock for purposes of Section 2(a) hereof.

  (d) The Corporation will cause written notice of each dividend amount on the Convertible Preferred Stock to be given to each Holder within five Business Days after it is determined by the Board of Directors. Notwithstanding the foregoing, if the Corporation shall not declare quarterly cash dividends on its Common Stock for any Dividend Period, the dividend amount on the Convertible Preferred Stock for purposes of Section 2(a) hereof shall be computed by reference to the dividend amount on the Common Stock for the most recent Dividend Period in respect of which dividends (other than Special Dividends) were paid.

  (e) Priority as to Dividends; Restriction on Dividends, Redemption, etc. The Corporation shall not, for so long as the Convertible Preferred Stock shall remain outstanding, directly or indirectly, declare or pay or set apart for payment any dividends (including cumulative dividends) or make (or permit any Subsidiary to make) any other distributions on, or payment on account of the purchase, redemption or other retirement or acquisition for value of the Common Stock, any other capital stock of the Corporation ranking junior to the Convertible Preferred Stock as to dividends or as to distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation or any options, warrants or rights to purchase or acquire Common Stock or any such capital stock or any securities convertible into or exchangeable for shares of Common Stock or any such capital stock, except that such payment of dividends and such other distributions and payments may be made so long as full dividends payable on the Convertible Preferred Stock for the Dividend Period commencing immediately prior to the date of such dividend, distribution or other payment have been or are concurrently paid (or a sum sufficient for the payment thereof set apart for such payment subject to declaration thereof); provided, however, that the foregoing restrictions shall not apply to: (i) any dividend payable solely in shares of any stock of the Corporation ranking, as to dividends and as to distribution of assets upon any liquidation, dissolution or winding-up of the affairs of the Corporation, junior to the Convertible Preferred Stock (or payable solely in options, warrants or rights to purchase or acquire any such stock) or (ii) any distribution pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any Subsidiary heretofore or hereafter adopted; or (iii) any distribution pursuant to a redemption, at the stated redemption price, of any rights granted to Holders of Common Stock pursuant to a stockholder rights plan; or (iv) any dividend approved in writing by the holders of at least 66 2/3 percent of all shares of Convertible Preferred Stock then outstanding. Holders of shares of Convertible Preferred Stock shall be entitled to receive dividends in accordance with the foregoing clause (a) of this Section 2 in preference to and in priority over any dividend upon any securities junior to the Convertible Preferred Stock.

  3. Voting Rights. (a) Holders of shares of Convertible Preferred Stock, voting together as a single class with holders of shares of Common Stock (and with holders of any other class or series of stock which may similarly be entitled to vote with the holders of Common Stock) shall be entitled at any meeting of stockholders called for the purpose of voting on (or acting by written consent without need of any advance notice) (i) the Opt-out Amendment (as defined in the Merger Agreement) (ii) any proposed amendment to the Certificate of Incorporation or By-Laws which would reasonably have the effect of modifying in any way the Opt-out Amendment or would reasonably cause the Corporation to become subject to (a) the Control Share Acquisition Statute (as defined in the Merger Agreement) or (b) any other provisions which are substantially similar to the Control Share Acquisition Statute or (iii) any transaction or series of transactions submitted to a vote of the stockholders of the Corporation which, if consummated, would constitute a Change in Control, to vote with respect to such proposal or transaction(s). When voting together with the holders of shares of Common Stock on any such transaction(s), each share of Convertible Preferred Stock shall carry, as of the record date applicable to such vote, a number of votes equal to the number of votes carried in the aggregate by the number of shares of Common Stock issuable upon conversion of one share of Convertible Preferred Stock into Common Stock in accordance with Section 7 below.

  (b) Except as provided by this Section 3 and Sections 4 and 8 below, or as otherwise may be required by applicable law, the Holders of Convertible Preferred Stock shall not be entitled, by virtue of their being Holders thereof, to vote in any election of directors to the Board of the Corporation, or with respect to any other matter submitted to the stockholders of the Corporation. Where a vote of the Holders, voting as a separate class, may be required by applicable law or by this Section 3 or Section 4 or 8, each share of Convertible Preferred Stock, Series A and each share of Convertible Preferred Stock, Series B, shall carry one vote.

  4. Covenants. So long as any shares of Convertible Preferred Stock are outstanding, the Corporation covenants and agrees with and for the benefit of the Holders of such shares that without the affirmative vote or consent of Holders of 66 2/3 percent of all shares of the Convertible Preferred Stock then outstanding, voting as a separate class in person or by proxy or by written consent delivered to the Secretary of the Corporation, the Corporation shall not amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation, this Certificate of Designations, or any amendment or supplement to any of the foregoing, so as to affect adversely the rights, powers, preferences, qualifications, limitations or restrictions of any Holder of Convertible Preferred Stock.

  5. Redemption. Shares of the Convertible Preferred Stock shall not be redeemable, in whole or in part, in any event, at the option of the Corporation.

  6. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share in cash equal to the amount that would be payable on one share of Common Stock (such amount payable being adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, or any transaction with comparable effect upon the Common Stock and assuming conversion of all shares of Convertible Preferred Stock then outstanding into shares of Common Stock immediately prior to such liquidation, dissolution or winding up), plus all dividends then due on the Convertible Preferred Stock (the "Liquidation Preference"). This entitlement of the Holders of shares of Convertible Preferred Stock shall be satisfied before any similar payment shall be made or any assets distributed to the holders of the Common Stock or any other security junior in rank to the Convertible Preferred Stock as to distribution of assets upon such dissolution, liquidation or winding up. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to all of the Holders of the outstanding shares of Convertible Preferred Stock, then the Holders of all such shares shall share ratably in such distribution of assets in accordance with the respective liquidation preferences to which they are entitled. For the purposes of this section, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

  7. Conversion. (a) Conversion Right. At any time after the occurrence of a Regulatory Change, each share of Convertible Preferred Stock shall be convertible at the option of the Holder thereof into one fully paid and nonassessable share of Common Stock (as adjusted pursuant to Section 7(d) hereof).

  (b)(i) Conversion Procedures. Any Holder of shares of Convertible Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate(s) evidencing such shares of Convertible Preferred Stock of the Holder at the office of the transfer agent appointed for the purpose of such conversion by the Corporation. Such surrendered certificate(s), if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, and, in the case of any conversion other than a mandatory conversion pursuant to clause (c) of this Section 7 below, shall be accompanied by written notice to the Corporation that the Holder elects so to convert such shares of Convertible Preferred Stock, which notice shall specify the name or names (with address or addresses) in which the Holder wishes the certificate(s) evidencing shares of Common Stock to be issued, in exchange for that certificate or those certificates so surrendered.

    (ii) The Corporation shall, within five Business Days after such surrender of certificates evidencing shares of Convertible Preferred Stock accompanied by written notice and in compliance with any other conditions contained herein, issue and deliver, or cause to be issued and delivered, to the person(s) for whose account such certificate(s) evidencing shares of Convertible Preferred Stock were so surrendered, or to the nominee(s) of such Person(s), certificates representing the number of full shares of Common Stock to which such Person shall be entitled pursuant to the then-applicable conversion rate. Such conversion shall be deemed to have been made on the date of such surrender of the certificate(s) evidencing shares of Convertible Preferred Stock to be converted (the "Surrender Date") and the Person(s) entitled to receive the Common Stock deliverable upon conversion of such Convertible Preferred Stock shall be treated for all purposes as the record holder(s) of such Common Stock on such date and thereafter. Conversion of Preferred Stock may otherwise be achieved in accordance with such procedures as the Corporation and a majority of the Holders may agree.

    (iii) In the event that fewer than all shares of Convertible Preferred Stock represented by a surrendered certificate are to be converted hereunder, a new certificate shall be issued at the Corporation's expense representing the shares of Convertible Preferred Stock not so converted.

    (iv) Effective on the day following the Surrender Date, dividends shall cease to accrue on any shares of Convertible Preferred Stock surrendered for conversion, such shares of Convertible Preferred Stock shall no longer be deemed outstanding, all rights of the Holders thereof as preferred stockholders of the Corporation shall cease (other than the right to receive dividends declared or otherwise payable to Holders of Convertible Preferred Stock on a record date prior to the Surrender Date) and thereupon the certificate(s) theretofore representing shares of Convertible Preferred Stock shall represent only the right to receive the Common Stock deliverable upon conversion in respect thereof.

    (v) If any shares of Convertible Preferred Stock are surrendered for conversion subsequent to the record date preceding a Dividend Payment Date but on or prior to such Dividend Payment Date (except shares called for redemption on a redemption date between such record date and such Dividend Payment Date), the Holder of such shares at the close of business on such record date shall be entitled to receive the dividend payable on such shares on such Dividend Payment Date notwithstanding the conversion thereof.

  (c) Mandatory Conversion. Immediately upon the transfer of Beneficial Ownership of any share of Convertible Preferred Stock to any Person other than the Shareholder or an Affiliate of the Shareholder, such share of Convertible Preferred Stock shall convert into one fully-paid and non-assessable share of Common Stock (as adjusted pursuant to Section 7(d)), in accordance with the procedures provided in clause (b) of this Section 7.

  (d) The conversion rate shall be adjusted from time to time as follows:

    (i) In case the Corporation shall, at any time or from time to time while any of the shares of Convertible Preferred Stock are outstanding, (A) pay a dividend in shares of its Common Stock, (B) subdivide its outstanding shares of Common Stock into a smaller number of shares, or (C) combine its outstanding shares of Common Stock into a smaller number of shares, the conversion rate in effect immediately prior to such action shall be adjusted so that the Holder of any shares of Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such Holder would have owned or have been entitled to receive immediately following such action had such shares of Convertible Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this Section 7(d)(i) shall become effective retroactively to immediately after the opening of business on the Business Day following the record date in the case of a dividend and shall become effective immediately after the opening of business on the Business Day following the effective date in the case of a subdivision or combination. If, as a result of an adjustment made pursuant to this Section 7(d)(i), the Holder of any shares of Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive) shall determine the allocation of the adjusted conversion rate between or among shares of such classes of capital stock.

    (ii) In case the Corporation shall, at any time or from time to time while any of the shares of Convertible Preferred Stock are outstanding, issue rights or warrants to all holders of shares of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share less than the current Market Price per share of Common Stock, at such record date, the conversion rate shall be adjusted so that it shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of issuance of such rights or warrants by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such current market price. For the purposes of this Section 7(d)(ii), the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights or warrants to purchase the shares of Common Stock into which such securities are convertible at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon conversion of such securities into shares of Common Stock; provided, however, that if all of the shares of Common Stock subject to such rights or warrants have not been issued when such rights or warrants expire, then the conversion rate shall promptly be readjusted to the conversion rate which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights or warrants. The foregoing provision shall not apply to issuances of rights pursuant to a stockholder rights plan provided that such rights are issued together with the Common Stock upon conversion of the Convertible Preferred Stock. An adjustment made pursuant to this Section 7(d)(ii) shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights or warrants.

    (iii) In case the Corporation shall, at any time or from time to time while any of the shares of Convertible Preferred Stock are outstanding, distribute to all holders of shares of its Common Stock evidences of its indebtedness or securities or assets (excluding cash dividends payable out of consolidated earnings or retained earnings or dividends payable in shares of Common Stock) or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries (excluding those referred to in Section 7(d)(ii)), then in each such case the conversion rate shall be adjusted so that it shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of such distribution by a fraction, the numerator of which shall be the current Market Price per share of the Common Stock on the record date referred to below, and the denominator of which shall be such current market price per share of the Common Stock less the then fair market value of the portion of the assets or evidences of indebtedness or securities or assets so distributed or of such subscription rights or warrants applicable to one share of Common Stock. Such adjustment shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such distribution.

    (iv) The Corporation shall be entitled at its option to make such additional adjustments in the conversion rate, in addition to those required by subsections 7(d)(i), 7(d)(ii) and 7(d)(iii), as shall be necessary in order that any dividend or distribution in shares of stock, subdivision or combination of shares of Common Stock, issuance of rights or warrants, evidences of indebtedness or assets (other than cash dividends payable out of consolidated earnings or retained earnings) referred to above, shall not be taxable to the Holders of shares of Convertible Preferred Stock.

    (v) In any case in which this Section 7(d) shall require that an adjustment be made retroactively immediately following a record date, the Corporation may elect to defer (but only for five (5) Business Days following the filing of the statement referred to in Section 7(d)(vii)) issuing to the holder of any shares of this Series converted after such record date (A) the shares of Common Stock and other capital stock of the Corporation issuable upon such conversion over and above (B) the shares of Common Stock and other capital stock of the Corporation issuable upon such conversion on the basis of the conversion rate prior to adjustment.

    (vi) Notwithstanding any other provisions of this Section 7(d), the Corporation shall not be required to make any adjustment of the conversion rate (A) in respect of any Special Dividend in which the holders of Convertible Preferred Stock participate as provided in Section 2(c)(iii) or
  (B) unless such adjustment would require an increase or decrease of at least 1% in such rate (any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% in such rate).

    (vii) Whenever an adjustment in the conversion rate is required, the Corporation shall forthwith place on file with its Transfer Agent a statement signed by its Chief Executive Officer, Chief Financial Officer or a Vice President and by its Secretary, Assistant Secretary, Treasurer or Assistant Treasurer, stating the adjusted conversion rate determined as provided herein. Such statements shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. Promptly after the adjustment of the conversion rate, the Corporation shall mail a notice thereof to each holder of shares of Convertible Preferred Stock.

  (e) Reservation of Shares; Etc. (i) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized and unissued stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of the Convertible Preferred Stock from time to time outstanding, solely for the purpose of effecting such conversion. The Corporation shall, from time to time, in accordance with the laws of the State of Oklahoma, increase the authorized number of shares of Common Stock if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then-outstanding shares of Convertible Preferred Stock.

    (ii) If any shares of Common Stock required to be reserved hereunder for purposes of conversion require registration with or approval of any governmental authority under any Federal or state law before such shares may be issued upon conversion, the Corporation shall, in good faith and as expeditiously as possible, cause such shares to be duly registered or approved as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national or foreign securities exchange, the Corporation shall, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of Convertible Preferred Stock.

    (iii) The Corporation will pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock upon conversion of shares of Convertible Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Convertible Preferred Stock so converted were registered and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

  (f) Reclassifications, Consolidations, Mergers or Sales of Assets. In case of (i) any reclassification or change of outstanding shares of Common Stock (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) or
(ii) any consolidation or merger of the Corporation with one or more other corporations (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock issuable upon conversion of Convertible Preferred Stock), (iii) any sale or conveyance to another corporation or other entity of all or substantially all of the property of the Corporation, or (iv) any other transaction which would constitute a Change in Control of the Corporation, then the Corporation, or such successor corporation or other entity, as the case may be, shall make appropriate provision so that the holder of each share of Convertible Preferred Stock then outstanding shall have the right to convert such share into the kind and amount of shares of stock or other securities and property receivable upon such consolidation, merger, sale, reclassification, change or conveyance by a holder of the number of shares of Common Stock into which such shares of Convertible Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, reclassification, change or conveyance, subject to adjustment which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 7(d). The provisions of this paragraph shall apply similarly to successive consolidations, mergers, sales or conveyances.

  8. Priority. The Convertible Preferred Stock shall be senior in rank, both as to dividends and as to distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, to the Common Stock, or any class of equity securities of the Corporation which by its terms are junior to the Convertible Preferred Stock, and shall not be junior in rank with respect to any class or series of preferred stock that may be issued by the Corporation, unless the Holders of 66 2/3 percent of the outstanding shares of the Convertible Preferred Stock shall consent to the creation, reclassification or authorization of any class or series of the Corporation's capital stock ranking prior to the Convertible Preferred Stock as to dividends or as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any security convertible into shares of such class or series. Except as otherwise provided in this Certificate of Designations, the Convertible Preferred Stock, Series A shall be deemed to rank on a parity with the Convertible Preferred Stock, Series B.

  9. Notices. The Corporation shall provide notice to each Holder of any action taken or proposed to be taken or any determination made by the Corporation and/or the Shareholder under the terms of this Certificate of Designations. Notice of any such action or determination by the Corporation and/or the Shareholder and all other notices and other communications provided for in this Certificate of Designations shall be delivered by facsimile and by reputable overnight courier,

  (a) if to the Corporation, to:

  WAI, Inc.
  Tulsa, Oklahoma 74103
  Facsimile: (918) 588-7960
  Attn: President

  with a copy to:

  Gable Gotwals Mock Schwabe Kihle Gaberino
  100 West Fifth Street, Suite 1000
  Tulsa, Oklahoma 74103
  Facsimile: (918) 588-7873
  Attn: Donald H. Kihle, Esq.

  and

  Fried, Frank, Harris, Shriver & Jacobson
  One New York Plaza
  New York, New York 10004
  Facsimile: (212) 859-4000
  Attn: F. William Reindel, Esq.

or such other address as the Corporation shall have furnished to the Holders in writing,

  (b) if to a Holder and/or the Shareholder, to the address and facsimile number of such Holder listed on the Stock Books of the Corporation.

  10. Definitions. Certain capitalized terms are used herein as defined below:

  "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person. For the purposes of this definition, "control," when used with respect to any particular Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Beneficial Owner" (and, with correlative meanings, "Beneficially Own" and "Beneficial Ownership") of any interest means a Person who, together with his, her or its Affiliates, is or may be deemed a beneficial owner of such interest for purposes of Rule 13d-3 or 13d-5 under the Exchange Act of 1934, or who, together with his, her, or its Affiliates, has the right to become such a beneficial owner of such interest (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise, conversion or exchange of any warrant, right or other instrument, or otherwise.

  "Board" shall mean the Board of Directors of the Corporation in office at the applicable time, as elected in accordance with the By-Laws of the Corporation and with the Stockholder Agreement.

  "Business Day" means any day other than a Saturday, a Sunday, a day on which the New York Stock Exchange is closed or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

  "By-Laws" shall mean the By-Laws of the Corporation, in the form specified in the Merger Agreement, as they may be amended from time to time.

  "Certificate of Designations" means this Certificate of Designations, Powers, Preferences and Relative, Participating, Optional or other Rights, and the Qualifications, Limitations or Restrictions Thereof, creating the Convertible Preferred Stock, Series A and Convertible Preferred Stock, Series B.

  "Certificate of Incorporation" shall mean the Certificate of Incorporation of the Corporation, in the form specified in the Merger Agreement, as it may be amended from time to time.

  "Change in Control" shall mean the occurrence of any one of the following events:

    (1) any Person (other than WRI and/or its Affiliates) becoming the Beneficial Owner, directly or indirectly, of Voting Securities, pursuant to the consummation of a merger, consolidation, sale of all or substantially all of the Corporation's assets, share exchange or similar form of corporate transaction involving the Corporation or any of its subsidiaries that requires the approval of the Corporation's shareholders, whether for such transaction or the issuance of securities in such transaction, so as to cause such Person's Voting Ownership Percentage to exceed the Control Percentage (as defined below); provided, however, that the event described in this paragraph (1) shall not be deemed to be a Change in Control if it occurs as the result of any of the following acquisitions: (A) by any employee benefit plan sponsored or maintained by the Corporation or any Affiliate, or (B) by any underwriter temporarily holding securities pursuant to an offering of such securities;

    (2) the consummation of a merger, consolidation, sale of all or substantially all of the Corporation's assets, share exchange or similar form of corporate transaction involving the Corporation or any of its subsidiaries that requires the approval of the Corporation's shareholders, whether for such transaction or the issuance of securities in such transaction, unless immediately following such transaction more than 50 percent of the total voting power of (x) the corporation resulting from such transaction, or (y) if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of 100 percent of the voting securities eligible to elect directors of such resulting corporation, is represented by Voting Securities that were outstanding immediately prior to such transaction (or, if applicable, shares into which such Voting Securities were converted pursuant to such transaction), and such voting power among the holders of such Voting Securities that were outstanding immediately prior to such transaction is in substantially the same proportion as the voting power of such Voting Securities among the holders thereof immediately prior to such transaction; or

    (3) the consummation of a plan of complete liquidation or dissolution of the Corporation.

  "Closing Date" means the date of consummation of the merger of ONEOK with and into the Corporation, as provided in the Merger Agreement.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Common Stock" has the meaning specified in Section 2(a)(i) above.

  "Control Percentage" shall mean a Voting Ownership Percentage of 15 percent, during the period prior to a Regulatory Change, and a Voting Ownership Percentage of 35 percent thereafter.

  "Convertible Preferred Stock" has the meaning specified in Section 1 above.

  "Dividend Period" means the applicable period from (and including) the Closing Date to the end of the first fiscal quarter after the Closing Date, and each fiscal quarter thereafter.

  "Dividend Rate" has the meaning specified in Section 2(c) above.

  "First Dividend Stage" has the meaning specified in Section 2(c)(iii) above.

  "Holder" means a holder of record of a share or shares of Convertible Preferred Stock.

  "Liquidation Preference" has the meaning specified in Section 6 above.

  The "Market Price" for the Common Stock shall mean the average of the closing prices for such Common Stock for the twenty (20) Trading Days immediately prior to the date on which the Market Price is being determined; provided, however, that in the event that the current per share market price of the Common Stock is determined during a period following the announcement by the Corporation of (a) a dividend or distribution on the Common Stock payable in shares of Common Stock or securities convertible into Common Stock, or (b) any subdivision, combination or reclassification of the Common Stock and prior to the expiration of 20 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current per share market price shall be appropriately adjusted to take into account ex-dividend trading or the effects of such subdivision, combination or reclassification. The closing price for each Trading Day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system of the New York Stock Exchange or, if the Common Stock is no longer listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Common Stock is then listed or admitted to trading or if the Common Stock is no longer listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such security selected by a majority of the Board or, if on any such date no market maker is making a market in such security, the fair value as determined in good faith by a majority of the Board based upon the opinion of an independent investment banking firm of recognized standing.

  "Merger Agreement" means the Agreement, dated as of December 12, 1996, between ONEOK and WRI, as amended and/or restated from time to time.

  "ONEOK" means Oneok, Inc., a Delaware corporation.

  "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

  A "Regulatory Change" will be deemed to have occurred upon the receipt by the Shareholder of an opinion of the Shareholder's counsel (which counsel must be reasonably acceptable to the Corporation) to the effect that either (1) the Public Utility Holding Company Act of 1935 (the "1935 Act") has been repealed, modified, amended or otherwise changed or (2) the Shareholder has received an exemption, or, in the unqualified opinion of such counsel, is entitled without any regulatory approval to claim an exemption, or has received an approval or no-action letter from the Securities and Exchange Commission or its staff under the 1935 Act or has registered under the 1935 Act, or any combination of the foregoing, and as a consequence of (1) and/or (2) the Shareholder may fully and legally exercise the rights set forth in the Shareholder Agreement which take effect in the period after a Regulatory Change has occurred.

  "Second Dividend Stage" has the meaning specified in Section 2(c)(ii) above.

  "Shareholder" means WRI.

  "Shareholder Agreement" means the Shareholder Agreement, dated as of       ,
1997 between WAI and WRI.

  "Special Dividend" means a dividend declared or paid on the Common Stock in respect of a recapitalization, spin-off, reorganization or other extraordinary transaction of the Corporation.

  "Stock Books" means the stock transfer books of the Corporation relating to its Common Stock and Preferred Stock.

  "Surrender Date" has the meaning specified in Section 7 above.

  "Total Voting Power" shall mean, calculated at a particular point in time, the aggregate Votes represented by all then outstanding Voting Securities.

  "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business.

  "Votes" shall mean votes entitled to be cast generally in the election of any member of the Board, as elected in accordance with the provisions of the By-Laws, not including the votes that would be able to be cast by holders of shares of Convertible Preferred Stock upon the conversion of such shares to shares of Common Stock, unless such conversion shall occur or be deemed to occur.

  "Voting Ownership Percentage" shall mean, calculated at a particular point in time, the Voting Power represented by the Voting Securities Beneficially Owned by the Person whose Voting Ownership Percentage is being determined.

  "Voting Power" shall mean, calculated at a particular point in time, the ratio, expressed as a percentage, of (a) the Votes represented by the Voting Securities with respect to which the Voting Power is being determined to (b) Total Voting Power.

  "Voting Securities" shall mean the Common Stock and shares of any other class of capital stock of the Corporation then entitled to vote generally in the election of any member of the Board, as elected in accordance with the provisions of the By-Laws and shall not include the Convertible Preferred Stock (or other securities convertible into Voting Securities) prior to its conversion into Common Stock (or other Voting Securities).

  "WRI" means Western Resources, Inc., a Kansas corporation.

  IN WITNESS WHEREOF, WAI, INC. has caused this Certificate to be made under the seal of the Corporation and signed and attested by the undersigned
officers of the Corporation this      day of          , 1997.

                                          WAI, INC.

                                          By___________________________________
                                            Name:
                                            Title:

(Corporate Seal)

Attest:

By___________________________________
 Name:
 Title:

                                                                      APPENDIX D

                                   WAI, INC.
                                      AND
                       LIBERTY BANK AND TRUST COMPANY OF
                            OKLAHOMA CITY, N.A., AS
                                  RIGHTS AGENT

                         FORM OF RIGHTS AGREEMENT
                            DATED AS OF      , 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 Section  1. Certain Definitions........................................    D-1
 Section  2. Appointment of Rights Agent................................    D-4
 Section  3. Issue of Right Certificates................................    D-4
 Section  4. Form of Right Certificate..................................    D-5
 Section  5. Countersignature and Registration..........................    D-5
 Section  6. Transfer, Split-Up, Combination and Exchange of Right
              Certificates; Mutilated, Destroyed, Lost or Stolen Right
              Certificate...............................................    D-6
             Exercise of Rights; Purchase Price; Expiration Date of
 Section  7.  Rights....................................................    D-6
 Section  8. Cancellation and Destruction of Right Certificates.........    D-8
 Section  9. Reservation and Availability of Capital Stock..............    D-8
 Section 10. Preferred Shares Record Date...............................    D-9
             Adjustment of Purchase Price, Number and Kind of Shares or
 Section 11.  Number of Rights..........................................    D-9
             Certificate of Adjusted Purchase Price or Number of
 Section 12.  Shares....................................................   D-14
             Consolidation, Merger or Sale or Transfer of Assets or
 Section 13.  Earning Power.............................................   D-14
 Section 14. Fractional Rights and Fractional Shares....................   D-16
 Section 15. Rights of Action...........................................   D-17
 Section 16. Agreement of Right Holders.................................   D-17
 Section 17. Right Certificate Holder Not Deemed a Stockholder..........   D-18
 Section 18. Concerning the Rights Agent................................   D-18
 Section 19. Merger or Consolidation or Change of Name of Rights Agent..   D-18
 Section 20. Duties of Rights Agent.....................................   D-19
 Section 21. Change of Rights Agent.....................................   D-20
 Section 22. Issuance of New Right Certificates.........................   D-21
 Section 23. Redemption and Termination.................................   D-21
 Section 24. Exchange...................................................   D-22
 Section 25. Notice of Certain Events...................................   D-23
 Section 26. Notices....................................................   D-23
 Section 27. Supplements and Amendments.................................   D-24
 Section 28. Determination and Actions by the Board of Directors, etc...   D-24
 Section 29. Successors.................................................   D-24
 Section 30. Benefits of this Agreement.................................   D-24
 Section 31. Severability...............................................   D-24
 Section 32. Governing Law..............................................   D-25
 Section 33. Counterparts...............................................   D-25
 Section 34. Descriptive Headings.......................................   D-25
 Signatures  ...........................................................   D-26
 Exhibit A   --Certificate of Designation, Preferences and Rights of
              Series C Participating Preferred Stock of WAI, Inc.
 Exhibit B   --Form of Right Certificate
 Exhibit C   --Summary of Rights to Purchase Preferred Shares

                       DEFINED TERM CROSS REFERENCE SHEET

Acquiring Person............................................. Section 1(a)
Act.......................................................... Section 1(b)
Adjusted Number of Shares.................................... Section 11(a)(iii)
Adjusted Purchase Price...................................... Section 11(a)(iii)
Adjustment Shares............................................ Section 11(a)(ii)
Affiliate.................................................... Section 1(c)
Agreement.................................................... Preface
Associate.................................................... Section 1(c)
beneficially own............................................. Section 1(d)
Beneficial Owner............................................. Section 1(d)
Business Day................................................. Section 1(e)
capital stock equivalent..................................... Section 11(a)(iii)
Close of Business............................................ Section 1(f)
Common Shares................................................ Section 1(g)
Corporation.................................................. Preface
current per share market price............................... Section 11(d)(i)
Disinterested Directors...................................... Section 1(h)
Distribution Date............................................ Section 1(i)
equivalent preferred shares.................................. Section 11(b)
Exchange Act................................................. Section 1(c)
Exchange Ratio............................................... Section 24(a)
Final Expiration Date........................................ Section 1(j)
Interested Stockholder....................................... Section 1(k)
NASDAQ....................................................... Section 11(d)(i)
Permitted Offer.............................................. Section 1(l)
Person....................................................... Section 1(m)
Preferred Shares............................................. Section 1(n)
Principal Party.............................................. Section 13(b)
Proration Factor............................................. Section 11(a)(iii)
Purchase Price............................................... Section 4(a)
Record Date.................................................. Preface
Redemption Date.............................................. Section 1(o)
Redemption Price............................................. Section 23(a)(i)
Right........................................................ Preface
Right Certificate............................................ Section 3(a)
Rights Agent................................................. Preface
Section 11(a)(ii) Event...................................... Section 1(p)
Section 13 Event............................................. Section 1(q)
Security..................................................... Section 11(d)(i)
Shareholder Agreement........................................ Section 1(r)
Shares Acquisition Date...................................... Section 1(s)
Subsidiary................................................... Section 1(t)
Summary of Rights............................................ Section 3(b)
then outstanding............................................. Section 1(d)
Trading Day.................................................. Section 11(d)(i)
Transaction.................................................. Section 1(u)
Transaction Person........................................... Section 1(v)
Triggering Event............................................. Section 1(w)
voting securities............................................ Section 13(a)

                               RIGHTS AGREEMENT

  RIGHTS AGREEMENT, dated as of    , 1997 (the "Agreement"), between WAI,
Inc., an Oklahoma corporation (the "Corporation"), and LIBERTY BANK AND TRUST COMPANY OF OKLAHOMA CITY, N.A. (the "Rights Agent").

  The Board of Directors of the Corporation has authorized and declared a dividend of one preferred share purchase right (a "Right") for each Common Share (as hereinafter defined) of the Corporation outstanding at 5:00 P.M.,
Eastern Standard Time, on    , 1997 (the "Record Date"), each Right
representing the right to purchase one one-hundredth (subject to adjustment as provided herein) of a Preferred Share (as hereinafter defined), upon the terms and subject to the conditions herein set forth, and has further authorized and directed the issuance of one Right with respect to each Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date (as such terms are hereinafter defined); provided, however, that Rights may be issued with respect to Common Shares that shall become outstanding after the Distribution Date and prior to the earlier of the Redemption Date and the Final Expiration Date in accordance with the provisions of Section 22 of this Agreement.

  Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

  Section 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

  (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the then outstanding Common Shares (other than as a result of a Permitted Offer) or was such a Beneficial Owner at any time after the date hereof, whether or not such person continues to be the Beneficial Owner of 15% or more of the then outstanding Common Shares. Notwithstanding the foregoing,
(A) the term "Acquiring Person" shall not include (i) the Corporation, (ii) any Subsidiary of the Corporation, (iii) any employee benefit plan of the Corporation or of any Subsidiary of the Corporation, (iv) any Person or entity organized, appointed or established by the Corporation for or pursuant to the terms of any such plan acting in such capacity, (v) any member of the Shareholder Group, but only to the extent of Common Shares held or acquired by such Shareholder Group member in accordance with the terms of the Shareholder Agreement (as hereinafter defined), and provided that the exemption provided under this clause (v) shall permanently expire at such time as the Total Ownership Percentage of WRI and its affiliates first falls below 10% or (vi) any Transferee who acquires Beneficial Ownership of Common Shares from the Shareholder Group pursuant to Sections 3.4(a) or 3.4(b) of the Shareholder Agreement or who acquires Beneficial Ownership of less than 5% of the Common Shares in a public offering pursuant to Section 3.4(c) of the Shareholder Agreement, but only to the extent of Common Shares acquired in accordance with the terms of the Shareholder Agreement (it being understood that, any such Transferee shall become an Acquiring Person upon the concurrent or subsequent acquisition by such Transferee, or its Affiliates or Associates, of any additional Common Shares if, after giving effect to such acquisition, and taking into account all shares Beneficially Owned by the Transferee including the shares acquired from the Shareholder Group, such Transferee would be an Acquiring Person but for the provisions of this clause (vi)) (Defined terms used in clauses (v) and (vi) above which are defined in the Shareholder Agreement shall have the same respective meanings as such terms have in the Shareholder Agreement), and (B) no Person shall become an "Acquiring Person"
(i) as a result of the acquisition of Common Shares by the Corporation which, by reducing the number of Common Shares outstanding, increases the proportional number of shares beneficially owned by such Person together with all Affiliates and Associates of such Person, provided, that if (1) a Person would become an Acquiring Person (but for the operation of this subclause (i)) as a result of the acquisition of Common Shares by the Corporation, and (2) after such share acquisition by the Corporation, such Person, or an Affiliate or Associate of such Person, becomes the Beneficial Owner of any additional Common Shares, then such Person shall be deemed an Acquiring Person; or (ii) if (1) within five Business Days after such Person would otherwise have become or, if such Person did so inadvertently, after such Person discovers that such Person would otherwise have become, an Acquiring Person

(but for the operation of this subclause (ii)), such Person notifies the Board of Directors that such Person did so inadvertently, and (2) within two Business Days after such notification, such Person divests itself of a sufficient number of Common Shares so that such Person is the Beneficial Owner of such number of Common Shares that such Person no longer would be an Acquiring Person.

  (b) "Act" shall mean the Securities Act of 1933, as amended and as in effect on the date of this Agreement.

  (c) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended and as in effect on the date of this Agreement (the "Exchange Act").

  (d) A Person shall be deemed the "Beneficial Owner" of and shall be deemed to "beneficially own" any securities:

    (i) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly;

    (ii) which such Person or any of such Person's Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

    (iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) relating to the acquisition, holding, voting (except to the extent contemplated by the proviso to Section l(d)(ii)(B)) or disposing of any securities of the Corporation.

    Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase "then outstanding," when used with reference to a Person's Beneficial Ownership of securities of the Corporation, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

  (e) "Business Day" shall mean any day other than a Saturday, Sunday or federal holiday.

  (f) "Close of Business" on any given date shall mean 5:00 P.M., New York City time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., New York City time, on the next succeeding Business Day.

  (g) "Common Shares" when used with reference to the Corporation shall mean the shares of Common Stock, par value $0.01 per share, of the Corporation or, in the event of a subdivision, combination or consolidation with respect to such shares of Common Stock, the shares of Common Stock resulting from such subdivision, combination or consolidation. "Common Shares" when used with reference to any Person other than the Corporation shall mean the capital stock (or equity interest) with the greatest combined economic and voting power of such other Person or, if such other Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person.

  (h) "Disinterested Directors" shall mean the members of the Board of Directors who are not (i) officers of the Corporation, (ii) Acquiring Persons or their Affiliates or Associates or representatives of any of them, or (iii) any Person who was directly or indirectly proposed or nominated as a director of the Corporation by a Transaction Person.

  (i) "Distribution Date" shall have the meaning set forth in Section 3 hereof.

  (j) "Final Expiration Date" shall have the meaning set forth in Section 7 hereof.

  (k) "Interested Stockholder" shall mean any Acquiring Person or any Affiliate or Associate of an Acquiring Person or any other Person in which any such Acquiring Person, Affiliate or Associate has an interest which represents in excess of 5% of the total combined economic or voting power of such person, or any other Person acting directly or indirectly on behalf of or in concert with any such Acquiring Person, Affiliate or Associate.

  (l) "Permitted Offer" shall mean (i) a tender or exchange offer for all outstanding Common Shares which is at a price and on terms determined, prior to the purchase of shares under such tender or exchange offer, by at least a majority of the Disinterested Directors, to be adequate and otherwise in the best interests of the Corporation, its stockholders and its other relevant constituencies (other than the Person or any Affiliate or Associate thereof on whose behalf the offer is being made) taking into account all factors that such Disinterested Directors may deem relevant and (ii) any tender or exchange offer required or permitted to be made by the Shareholder Group (as defined in the Shareholder Agreement) pursuant to, and in accordance with, the Shareholder Agreement.

  (m) "Person" shall mean any individual, firm, partnership, corporation, limited liability company, trust, association, joint venture or other entity, and shall include any successor (by merger or otherwise) of such entity.

  (n) "Preferred Shares" shall mean shares of Series C Participating Preferred Stock, par value $0.01 per share, of the Corporation having the relative rights, preferences and limitations set forth in the Form of Certificate of Designation, Preferences and Rights attached to this Agreement as Exhibit A.

  (o) "Redemption Date" shall have the meaning set forth in Section 7 hereof.

  (p) "Section 11(a)(ii) Event" shall mean any event described in Section 11(a)(ii) hereof.

  (q) "Section 13 Event" shall mean any event described in clause (x), (y) or
(z) of Section 13(a) hereof.

  (r) "Shareholder Agreement" shall mean the Shareholder Agreement between WAI, Inc., an Oklahoma corporation and Western Resources, Inc. a Kansas corporation, to be entered immediately prior to the closing of the transactions contemplated in the Agreement among WAI, Inc., Western Resources Inc. and ONEOK Inc., dated as of December 12, 1996, as amended and restated, dated as of May 19, 1997.

  (s) "Shares Acquisition Date" shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to the Exchange Act) by the Corporation or an Acquiring Person that an Acquiring Person has become such.

  (t) "Subsidiary" of any Person shall mean any corporation or other Person of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

  (u) "Transaction" shall mean any merger, consolidation or sale of assets described in Section 13(a) hereof or any acquisition of Common Shares of the Corporation which would result in a Person becoming a Transaction Person.

  (v) "Transaction Person" with respect to a Transaction shall mean (x) any Person who (i) is or will become an Acquiring Person if the Transaction were to be consummated and (ii) directly or indirectly proposed or nominated a director of the Corporation which director is in office at the time of consideration of the Transaction, or (y) an Affiliate or Associate of such a Person.

  (w) "Triggering Event" shall mean any Section 11(a)(ii) Event or any Section 13 Event.

  Section 2. Appointment of Rights Agent. The Corporation hereby appoints the Rights Agent to act as agent for the Corporation and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of Common Shares) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Corporation may from time to time appoint such co-Rights Agents as it may deem necessary or desirable.

  Section 3. Issue of Right Certificates. (a) Until the earlier to occur of
(i) the Shares Acquisition Date or (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of the Corporation's Board of Directors) after the date of the commencement by any Person (other than the Corporation, any Subsidiary of the Corporation, any employee benefit plan of the Corporation or of any Subsidiary of the Corporation or any Person or entity organized, appointed or established by the Corporation for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Corporation, any Subsidiary of the Corporation, any employee benefit plan of the Corporation or of any Subsidiary of the Corporation or any Person or entity organized, appointed or established by the Corporation for or pursuant to the terms of any such plan) to commence (which intention to commence remains in effect for five Business Days after such announcement), a tender or exchange offer the consummation of which would result in any Person becoming an Acquiring Person (including, in the case of both (i) and (ii), any such date which is after the date of this Agreement and prior to the issuance of the Rights), the earlier of such dates being herein referred to as the "Distribution Date," (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of the underlying Common Shares (including a transfer to the Corporation); provided, however, that if the tender offer is terminated prior to the occurrence of a Distribution Date, then no Distribution Date shall occur as a result of such tender offer. As soon as practicable after the Distribution Date, the Corporation will prepare and execute, the Rights Agent will countersign, and the Corporation will send or cause to be sent by first-class, postage-prepaid mail, to each record holder of Common Shares as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Corporation, a Right Certificate, substantially in the form of Exhibit B hereto (a "Right Certificate"), evidencing one Right for each Common Share so held. As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

  (b) As promptly as practicable following the Record Date, the Corporation will send a copy of a Summary of Rights to Purchase Preferred Shares, in substantially the form of Exhibit C hereto (the "Summary of Rights"), by first-class, postage-prepaid mail, to each record holder of Common Shares as of the close of business on the Record Date, at the address of such holder shown on the records of the Corporation. With respect to certificates for Common Shares outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates registered in the names of the holders thereof together with a copy of the Summary of Rights attached thereto. Until the Distribution Date (or the earlier of the Redemption Date or the Final Expiration Date), the surrender for transfer of any certificate for Common Shares outstanding on the Record Date, with or without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with such Common Shares.

  (c) Certificates for Common Shares which become outstanding (including, without limitation, reacquired Common Shares referred to in the last sentence of this paragraph (c)) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date shall be deemed also to be certificates for Rights and shall bear the following legend:

    This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between WAI, Inc. and Liberty
  Bank and Trust Company of Oklahoma City, N.A., dated as of    , 1997 (the
  "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of WAI, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. WAI, Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor from such holder. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and certain related persons, whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.

With respect to such certificates containing the foregoing legend, until the Distribution Date, the Rights associated with the Common Shares represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares represented thereby. In the event that the Corporation purchases or acquires any Common Shares after the Record Date but prior to the Distribution Date, any Rights associated with such Common Shares shall be deemed cancelled and retired so that the Corporation shall not be entitled to exercise any Rights associated with the Common Shares which are no longer outstanding.

  Section 4. Form of Right Certificate. (a) The Right Certificates (and the forms of election to purchase and of assignment to be printed on the reverse thereof) shall be substantially in the form set forth in Exhibit B hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Corporation may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage. Subject to the provisions of Section 11 and Section 22 hereof, the Right Certificates shall entitle the holders thereof to purchase such number of one one-hundredths of a Preferred Share as shall be set forth therein at the price per one one-hundredth of a Preferred Share set forth therein (the "Purchase Price"), but the amount and type of securities purchasable upon the exercise of each Right and the Purchase Price thereof shall be subject to adjustment as provided herein.

  (b) Any Right Certificate issued pursuant to Section 3(a) or Section 22 hereof that represents Rights which are null and void pursuant to Section 7(e) of this Agreement and any Right Certificate issued pursuant to Section 6 or
Section 11 hereof upon transfer, exchange, replacement or adjustment of any other Right Certificate referred to in this sentence, shall contain (to the extent feasible) the following legend:

    The Rights represented by this Right Certificate are or were beneficially owned by a Person who was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement). Accordingly, this Right Certificate and the Rights represented hereby are null and void.

Provisions of Section 7(e) of this Rights Agreement shall be operative whether or not the foregoing legend is contained on any such Right Certificate.

  Section 5. Countersignature and Registration. The Right Certificates shall be executed on behalf of the Corporation by its Chairman of the Board, its Chief Executive Officer, its President, any of its Vice Presidents, or its Treasurer, either manually or by facsimile signature, shall have affixed thereto the Corporation's seal or a facsimile thereof, and shall be attested by the Secretary or an Assistant Secretary of the Corporation, either manually or by facsimile signature. The Right Certificates shall be countersigned by the Rights Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Corporation who shall have signed any of the Right Certificates shall cease to be such officer of the Corporation before countersignature by the Rights Agent and issuance and delivery by the Corporation, such Right Certificates may nevertheless be countersigned by the Rights Agent and issued and delivered by the Corporation with the same force and effect as though the person who signed such Right Certificates had not ceased to be such officer of the Corporation; and any Right Certificate may be signed on behalf of the Corporation by any person who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Corporation to sign such Right Certificate, although at the date of the execution of this Rights Agreement any such person was not such an officer.

  Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its office designated as the appropriate place for surrender of such Right Certificate for transfer, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced on its face by each of the Right Certificates and the certificate number and the date of each of the Right Certificates.

  Section 6. Transfer, Split-Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificate. Subject to the provisions of Section 4(b), Section 7(e) and Section 14 hereof, at any time after the close of business on the Distribution Date, and at or prior to the close of business on the earlier of the Redemption Date or the Final Expiration Date, any Right Certificate or Right Certificates may be transferred, split up, combined or exchanged for another Right Certificate or Right Certificates, entitling the registered holder to purchase a like number of one one-hundredths of a Preferred Share (or, following a Triggering Event, other securities, as the case may be) as the Right Certificate or Right Certificates surrendered then entitled such holder (or former holder in the case of a transfer) to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Right Certificate or Right Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender the Right Certificate or Right Certificates to be transferred, split up, combined or exchanged at the principal office or offices of the Rights Agent designated for such purpose. Neither the Rights Agent nor the Corporation shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Right Certificate until the registered holder shall have completed and signed the certificate contained in the form of assignment on the reverse side of such Right Certificate and shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Corporation shall reasonably request. Thereupon the Rights Agent shall, subject to Section 4(b), Section 7(e) and Section 14 hereof, countersign and deliver to the Person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested. The Corporation may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split-up, combination or exchange of Right Certificates.

  Upon receipt by the Corporation and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and, at the Corporation's request, reimbursement to the Corporation and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Corporation will make and deliver a new Right Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered holder in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

  Section 7. Exercise of Rights; Purchase Price; Expiration Date of
Rights. (a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the total number of one one-hundredths of a Preferred Share (or other securities, as the case may be) as to which such surrendered Rights are exercised, at or
prior to the earliest of (i) the Close of Business on    , 2007 (the "Final
Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), (iii) the time at which the Rights are exchanged as provided in Section 24 hereof, or (iv) the consummation of a transaction contemplated by Section 13(d) hereof.

  (b) The Purchase Price for each one-hundredth of a Preferred Share pursuant to the exercise of a Right shall initially be $80.00, shall be subject to adjustment from time to time as provided in the next sentence and in Sections 11 and 13(a) hereof and shall be payable in accordance with paragraph (c) below. Anything in this Agreement to the contrary notwithstanding, in the event that at any time after the date of this Agreement and prior to the Distribution Date, the Corporation shall (i) declare or pay any dividend on the Common Shares payable in Common Shares or (ii) effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares) into a greater or lesser number of Common Shares, then in any such case, each Common Share outstanding following such subdivision, combination or consolidation shall continue to have one Right (subject to adjustment as provided herein) associated therewith and the Purchase Price following any such event shall be proportionately adjusted to equal the result obtained by multiplying the Purchase Price immediately prior to such event by a fraction the numerator of which shall be the total number of Common Shares outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of Common Shares outstanding immediately following the occurrence of such event. The adjustment provided for in the preceding sentence shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected.

  (c) Upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase and the certificate duly executed, accompanied by payment of the Purchase Price for the Preferred Shares (or other securities, as the case may be) to be purchased and an amount equal to any applicable transfer tax required to be paid by the holder of such Right Certificate in accordance with Section 6 hereof by certified check, cashier's check or money order payable to the order of the Corporation, the Rights Agent shall thereupon promptly (i) (A) requisition from any transfer agent of the Preferred Shares certificates for the number of Preferred Shares to be purchased and the Corporation hereby irrevocably authorizes its transfer agent to comply with all such requests, or (B) requisition from the depositary agent (if the Corporation, in its sole discretion, shall have elected to deposit the Preferred Shares issuable upon exercise of the Rights hereunder into a depositary) depositary receipts representing such number of one one-hundredths of a Preferred Share as are to be purchased (in which case certificates for the Preferred Shares represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Corporation will direct the depositary agent to comply with such requests, (ii) when appropriate, requisition from the Corporation the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 14 hereof, (iii) after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder, and (iv) when appropriate, after receipt thereof, deliver such cash to or upon the order of the registered holder of such Right Certificate. In the event that the Corporation is obligated to issue other securities (including Common Shares) of the Corporation pursuant to Section 11(a) hereof, the Corporation will make all arrangements necessary so that such other securities are available for distribution by the Rights Agent, if and when appropriate.

  In addition, in the case of an exercise of the Rights by a holder pursuant to Section 11(a)(ii), the Rights Agent shall return such Right Certificate to the registered holder thereof after imprinting, stamping or otherwise indicating thereon that the rights represented by such Right Certificate no longer include the rights provided by Section 11(a)(ii) of the Rights Agreement and if less than all the Rights represented by such Right Certificate were so exercised, the Rights Agent shall indicate on the Right Certificate the number of Rights represented thereby which continue to include the rights provided by Section 11(a)(ii).

  (d) In case the registered holder of any Right Certificate shall exercise less than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent to the registered holder of such Right Certificate or to his duly authorized assigns, subject to the provisions of Section 14 hereof, or the Rights Agent shall place an appropriate notation on the Right Certificate with respect to those Rights exercised.

  (e) Notwithstanding anything in this Agreement to the contrary, from and after the first occurrence of a Section 11(a)(ii) Event, any Rights beneficially owned by (i) an Acquiring Person or an Affiliate or Associate of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any Affiliate or Associate thereof) who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any Affiliate or Associate thereof) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person has a continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which the Board of Directors of the Corporation has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 7(e), shall become null and void without any further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. The Corporation shall use all reasonable efforts to insure that the provisions of this Section 7(e) and Section 4(b) hereof are complied with, but shall have no liability to any holder of Right Certificates or other Person as a result of its failure to make any determinations with respect to an Acquiring Person or its Affiliates, Associates or transferees hereunder.

  (f) Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Corporation shall be obligated to undertake any action with respect to a registered holder upon the occurrence of any purported exercise as set forth in this Section 7 unless such registered holder shall have (i) completed and signed the certificate contained in the form of election to purchase set forth on the reverse side of the Right Certificate surrendered for such exercise, and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Corporation shall reasonably request.

  Section 8. Cancellation and Destruction of Right Certificates. All Right Certificates surrendered for the purpose of exercise (other than a partial exercise), transfer, split up, combination or exchange shall, if surrendered to the Corporation or to any of its agents, be delivered to the Rights Agent for cancellation or in canceled form, or, if surrendered to the Rights Agent, shall be canceled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Rights Agreement. The Corporation shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Right Certificate purchased or acquired by the Corporation otherwise than upon the exercise thereof. The Rights Agent shall deliver all canceled Right Certificates to the Corporation, or shall, at the written request of the Corporation, destroy such canceled Right Certificates, and in such case shall deliver a certificate of destruction thereof to the Corporation.

  Section 9. Reservation and Availability of Capital Stock. The Corporation covenants and agrees that at all times prior to the occurrence of a Section 11(a)(ii) Event it will cause to be reserved and kept available out of its authorized and unissued Preferred Shares, or any authorized and issued Preferred Shares held in its treasury, the number of Preferred Shares that will be sufficient to permit the exercise in full of all outstanding Rights and, after the occurrence of a Section 11(a)(ii) Event, shall, to the extent reasonably practicable, so reserve and keep available a sufficient number of Common Shares (and/or other securities) which may be required to permit the exercise in full of the Rights pursuant to this Agreement.

  So long as the Preferred Shares (and, after the occurrence of a Section 11(a)(ii) Event, Common Shares, or any other securities, as the case may be) issuable upon the exercise of the Rights may be listed on any national securities exchange, the Corporation shall use its best efforts to cause, from and after such time as the Rights become exercisable, all shares reserved for such issuance to be listed on such exchange upon official notice of issuance upon such exercise.

  The Corporation covenants and agrees that it will take all such action as may be necessary to ensure that all Preferred Shares (or Common Shares and/or other securities, as the case may be) delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares or other securities (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and non-assessable shares or securities.

  The Corporation further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Right Certificates or of any Preferred Shares (or Common Shares and/or other securities, as the case may be) upon the exercise of Rights. The Corporation shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Right Certificates to a person other than, or the issuance or delivery of certificates or depositary receipts for the Preferred Shares (or Common Shares and/or other securities, as the case may be) in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise, or to issue or to deliver any certificates or depositary receipts for Preferred Shares (or Common Shares and/or other securities, as the case may be) upon the exercise of any Rights, until any such tax shall have been paid (any such tax being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Corporation's reasonable satisfaction that no such tax is due.

  The Corporation shall use its best efforts to (i) file, as soon as practicable following the Shares Acquisition Date (or, if required by law, at such earlier time following the Distribution Date as so required), a registration statement under the Act, with respect to the securities purchasable upon exercise of the Rights on an appropriate form, (ii) cause such registration statement to become effective as soon as practicable after such filing, and (iii) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Act and the rules and regulations thereunder) until the date of the expiration of the rights provided by Section 11(a)(ii). The Corporation will also take such action as may be appropriate under the blue sky laws of the various states.

  Section 10. Preferred Shares Record Date. Each Person in whose name any certificate for Preferred Shares (or Common Shares and/or other securities, as the case may be) is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Preferred Shares (or Common Shares and/or other securities, as the case may be) represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable transfer taxes) was made; provided, however, that, if the date of such surrender and payment is a date upon which the Preferred Shares (or Common Shares and/or other securities, as the case may be) transfer books of the Corporation are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Shares (or Common Shares and/or other securities, as the case may be) transfer books of the Corporation are open.

  Section 11. Adjustment of Purchase Price, Number and Kind of Shares or Number of Rights. The Purchase Price, the number and kind of shares or other securities covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

  (a) (i) In the event the Corporation shall at any time after the date of this Agreement (A) declare a dividend on the Preferred Shares payable in Preferred Shares, (B) subdivide the outstanding Preferred Shares, (C) combine the outstanding Preferred Shares into a smaller number of Preferred Shares or
(D) issue any shares of its capital stock in a reclassification of the Preferred Shares (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), except as otherwise provided in this Section 11(a) and
Section 7(e) hereof, the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Shares transfer books of the Corporation were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Corporation issuable upon exercise of one Right. If an event occurs which would require an adjustment under both
Section 11(a)(i) and Section 11(a)(ii), the adjustment provided for in this
Section 11(a)(i) shall be in addition to, and shall be made prior to, any adjustment required pursuant to Section 11(a)(ii).

  (ii) In the event any Person, alone or together with its Affiliates and Associates, shall become an Acquiring Person, then proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall, for a period of 60 days after the later of (i) the occurrence of any such event or (ii) the effective date of an appropriate registration statement under the Act pursuant to Section 9 hereof, have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price, in accordance with the terms of this Agreement, such number of Common Shares (or, in the discretion of the Board of Directors, one one-hundredths of a Preferred Share) as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-hundredths of a Preferred Share for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event and (y) dividing that product by 50% of the then current per share market price of the Corporation's Common Shares (determined pursuant to Section 11(d) hereof) on the date of such first occurrence (such number of shares being referred to as the "Adjustment Shares"); provided, however, that if the transaction that would otherwise give rise to the foregoing adjustment is also subject to the provisions of Section 13 hereof, then only the provisions of Section 13 hereof shall apply and no adjustment shall be made pursuant to this Section 11(a)(ii).

  (iii) In the event that there shall not be sufficient treasury shares or authorized but unissued (and unreserved) Common Shares to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii) and the Rights become so exercisable (and the Board has determined to make the Rights exercisable into fractions of a Preferred Share), notwithstanding any other provision of this Agreement, to the extent necessary and permitted by applicable law, each Right shall thereafter represent the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, (x) a number of (or fractions of) Common Shares (up to the maximum number of Common Shares which may permissibly be issued) and (y) one one-hundredth of a Preferred Share or a number of (or fractions of) other equity securities of the Corporation (or, in the discretion of the Board of Directors, debt) which the Board of Directors of the Corporation has determined to have the same aggregate current market value (determined pursuant to Sections 11(d)(i) and (ii) hereof, to the extent applicable) as one Common Share (such number of (or fractions of) Preferred Shares (or other equity securities or debt of the Corporation) being referred to as a "capital stock equivalent"), equal in the aggregate to the number of Adjustment Shares; provided, however, if sufficient Common Shares and/or capital stock equivalents are unavailable, then the Corporation shall, to the extent permitted by applicable law, take all such action as may be necessary to authorize additional Common Shares or capital stock equivalents for issuance upon exercise of the Rights, including the calling of a meeting of stockholders; and provided, further, that if the Corporation is unable to cause sufficient Common Shares and/or capital stock equivalents to be available for issuance upon exercise in full of the Rights, then each Right shall thereafter represent the right to receive the Adjusted Number of Shares upon exercise at the Adjusted Purchase Price (as such terms are hereinafter defined). As used herein, the term "Adjusted Number of Shares" shall be equal to that number of (or fractions of) Common Shares (and/or capital stock equivalents) equal to the product of (x) the number of Adjustment Shares and
(y) a fraction, the numerator of which is the number of Common Shares (and/or capital stock equivalents) available for issuance upon exercise of the Rights and the denominator of which is the aggregate number of Adjustment Shares otherwise issuable upon exercise in full of all Rights (assuming there were a sufficient number of Common Shares available) (such fraction being referred to as the "Proration Factor"). The "Adjusted Purchase Price" shall mean the product of the Purchase Price and the Proration Factor. The Board of Directors may, but shall not be required to, establish procedures to allocate the right to receive Common Shares and capital stock equivalents upon exercise of the Rights among holders of Rights.

  (b) In case the Corporation shall fix a record date for the issuance of rights (other than the Rights), options or warrants to all holders of Preferred Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Preferred Shares (or shares having the same rights and privileges as the Preferred Shares ("equivalent preferred shares") or securities convertible into Preferred Shares or equivalent preferred shares at a price per Preferred Share or equivalent preferred share (or having a conversion price per share, if a security convertible into Preferred Shares or equivalent preferred shares) less than the then current per share market price of the Preferred Shares (as determined pursuant to Section 11(d) hereof) on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Preferred Shares outstanding on such record date plus the number of Preferred Shares which the aggregate offering price of the total number of Preferred Shares and/or equivalent preferred shares so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current per share market price, and the denominator of which shall be the number of Preferred Shares outstanding on such record date plus the number of additional Preferred Shares and/or equivalent preferred shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible); provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Corporation issuable upon exercise of one Right. In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be determined in good faith by the Board of Directors of the Corporation, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent. Preferred Shares owned by or held for the account of the Corporation shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such rights, options or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

  (c) In case the Corporation shall fix a record date for the making of a distribution to all holders of the Preferred Shares (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation) of evidences of indebtedness or assets (other than a regular quarterly cash dividend or a dividend payable in Preferred Shares) or subscription rights or warrants (excluding those referred to in Section 11(b) hereof), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the then current per share market price (as determined pursuant to Section 11(d) hereof) of the Preferred Shares on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Corporation, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent) of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to one Preferred Share and the denominator of which shall be such current per share market price of the Preferred Shares; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Corporation to be issued upon exercise of one Right. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

  (d) (i) For the purpose of any computation hereunder, the "current per share market price" of any security (a "Security" for the purpose of this Section 11(d)(i)) on any date shall be deemed to be the average of the daily closing prices per share of such Security for the thirty (30) consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; provided, however, that in the event that the current per share market price of the Security is determined during a period following the announcement by the issuer of such Security of (A) a dividend or distribution on such Security payable in shares of such Security or securities convertible into such shares, or (B) any subdivision, combination or reclassification of such Security and prior to the expiration of thirty (30) Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current per share market price shall be appropriately adjusted to reflect the current market price per share equivalent of such Security. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Security is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Security is listed or admitted to trading or, if the Security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or, if on any such date the Security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Security selected by the Board of Directors of the Corporation. If on any such date no such market maker is making a market in the Security, the fair value of the Security on such date as determined in good faith by the Board of Directors of the Corporation shall be used. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the Security is listed or admitted to trading is open for the transaction of business or, if the Security is not listed or admitted to trading on any national securities exchange, a Business Day. Subject to Section 11(d)(ii), if any Security is not publicly held or so listed or traded, "current per share market price" of such Security shall mean the fair market value per share as determined in good faith by the Board of Directors of the Corporation, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent.

  (ii) For the purpose of any computation hereunder, the "current per share market price" of the Preferred Shares shall be determined in accordance with the method set forth in Section 11(d)(i). If the Preferred Shares are not publicly traded, the current per share market price of the Preferred Shares shall be conclusively deemed to be the current per share market price of the Common Shares as determined pursuant to Section 11(d)(i) (appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof), multiplied by one hundred. If neither the Common Shares nor the Preferred Shares are publicly held or so listed or traded, "current per share market price" shall mean the fair value per share as determined in good faith by the Board of Directors of the Corporation, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent.

  (e) Notwithstanding anything herein to the contrary, no adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price; provided, however, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one one-hundredth-thousandth of a Preferred Share or one ten-thousandth of any other share or security, as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three (3) years from the date of the transaction which mandates such adjustment or (ii) the Final Expiration Date.

  (f) If, as a result of an adjustment made pursuant to Section 11(a)(ii) or
Section 13(a) hereof, the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock of the Corporation other than Preferred Shares, thereafter the number of other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Shares contained in Sections 11(a) through (c), inclusive, and the provisions of Sections 7, 9, 10, 13 and 14 with respect to the Preferred Shares shall apply on like terms to any such other shares.

  (g) All Rights originally issued by the Corporation subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one-hundredths of a Preferred Share purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

  (h) Unless the Corporation shall have exercised its election as provided in
Section 11(i), upon each adjustment of the Purchase Price as a result of the calculations made in Sections 11(b) and (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one one-hundredths of a Preferred Share (calculated to the nearest one one-hundredth thousandths of a Preferred Share) obtained by (i) multiplying (x) the number of Preferred Shares covered by a Right immediately prior to this adjustment of the Purchase Price by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

  (i) The Corporation may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Rights, in lieu of any adjustment in the number of one one-hundredths of a Preferred Share purchasable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number of one one-hundredths of a Preferred Share for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Corporation shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Right Certificates have been issued, shall be at least ten (10) days later than the date of the public announcement. If Right Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Corporation shall, as promptly as practicable, cause to be distributed to holders of record of Right Certificates on such record date Right Certificates evidencing, subject to Section 14 hereof, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Corporation, shall cause to be distributed to such holders of record in substitution and replacement for the Right Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Corporation, new Right Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Right Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein and shall be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.

  (j) Irrespective of any adjustment or change in the Purchase Price or the number of one one-hundredths of a Preferred Share issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price and the number of one one-hundredths of a Preferred Share which were expressed in the initial Right Certificates issued hereunder.

  (k) Before taking any action that would cause an adjustment reducing the Purchase Price below the then par value, if any, of the number of one one-hundredths of a Preferred Share, Common Shares or other securities issuable upon exercise of the Rights, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue such number of fully paid and nonassessable one one-hundredths of a Preferred Share, Common Shares or other securities at such adjusted Purchase Price.

  (l) In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Corporation may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the Preferred Shares, Common Shares or other securities of the Corporation, if any, issuable upon such exercise over and above the Preferred Shares, Common Shares or other securities of the Corporation, if any, issuable upon exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

  (m) Notwithstanding anything in this Section 11 to the contrary, the Corporation shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that it in its sole discretion shall determine to be advisable in order that any (i) consolidation or subdivision of the Preferred Shares,
(ii) issuance wholly for cash of Preferred Shares at less than the current market price, (iii) issuance wholly for cash of Preferred Shares or securities which by their terms are convertible into or exchangeable for Preferred Shares, (iv) stock dividends or (v) issuance of rights, options or warrants referred to in this Section 11, hereafter made by the Corporation to holders of its Preferred Shares shall not be taxable to such stockholders.

  (n) The Corporation covenants and agrees that it shall not, at any time after the Distribution Date, (i) consolidate with any other Person (other than a Subsidiary of the Corporation in a transaction which does not violate
Section 11(o) hereof), (ii) merge with or into any other Person (other than a Subsidiary of the Corporation in a transaction which does not violate Section 11(o) hereof), or (iii) sell or transfer (or permit any Subsidiary to sell or transfer), in one transaction, or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Corporation and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Corporation and/or any of its Subsidiaries in one or more transactions each of which does not violate Section 11(o) hereof), if (x) at the time of or immediately after such consolidation, merger, sale or transfer there are any charter or by-law provisions or any rights, warrants or other instruments or securities outstanding or agreements in effect or other actions taken, which would materially diminish or otherwise eliminate the benefits intended to be afforded by the Rights or (y) prior to, simultaneously with or immediately after such consolidation, merger or sale, the stockholders of the Person who constitutes, or would constitute, the "Principal Party" for purposes of Section 13(a) hereof shall have received a distribution of Rights previously owned by such Person or any of its Affiliates and Associates. The Corporation shall not consummate any such consolidation, merger, sale or transfer unless prior thereto the Corporation and such other Person shall have executed and delivered to the Rights Agent a supplemental agreement evidencing compliance with this Section 11(n).

  (o) The Corporation covenants and agrees that, after the Distribution Date, it will not, except as permitted by Section 23 or Section 27 hereof, take (or permit any Subsidiary to take) any action the purpose of which is to, or if at the time such action is taken it is reasonably foreseeable that the effect of such action is to, materially diminish or otherwise eliminate the benefits intended to be afforded by the Rights.

  (p) The exercise of Rights under Section 11(a)(ii) shall only result in the reduction of rights under Section 11(a)(ii) to the extent so exercised and shall not otherwise affect the rights represented by the Rights under this Rights Agreement, including the rights represented by Section 13.

  Section 12. Certificate of Adjusted Purchase Price or Number of
Shares. Whenever an adjustment is made as provided in Sections 11 or 13 hereof, the Corporation shall promptly (a) prepare a certificate setting forth such adjustment, and a brief statement of the facts accounting for such adjustment, (b) file with the Rights Agent and with each transfer agent for the Common Shares and the Preferred Shares a copy of such certificate and (c) mail a brief summary thereof to each holder of a Right Certificate in accordance with Section 26 hereof. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained and shall not be deemed to have knowledge of such adjustment unless and until it shall have received such certificate.

  Section 13. Consolidation, Merger or Sale or Transfer of Assets or Earning Power. (a) In the event that, on or following the Shares Acquisition Date, directly or indirectly, (x) the Corporation shall consolidate with, or merge with and into, any Interested Stockholder or, if in such merger or consolidation all holders of Common Shares are not treated alike, any other Person, (y) the Corporation shall consolidate with, or merge with, any Interested Stockholder or, if in such merger or consolidation all holders of Common Shares are not treated alike, any other Person, and the Corporation shall be the continuing or surviving corporation of such consolidation or merger (other than, in a case of any transaction described in (x) or (y), a merger or consolidation which would result in all of the securities generally entitled to vote in the election of directors ("voting securities") of the

Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into securities of the surviving entity) all of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation and the holders (and relative percentage holdings of each such holder) of such securities not having changed as a result of such merger or consolidation), or
(z) the Corporation shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Corporation and its Subsidiaries (taken as a whole) to any Interested Stockholder or Persons or, if in such transaction all holders of Common Shares are not treated alike, any other Person (other than the Corporation or any Subsidiary of the Corporation in one or more transactions each of which does not violate Section 11(o) hereof), then, and in each such case (except as provided in Section 13(d) hereof), proper provision shall be made so that (i) each holder of a Right, except as provided in Section 7(e) hereof, shall thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Purchase Price, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of freely tradable Common Shares of the Principal Party (as hereinafter defined), not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable (without taking into account any adjustment previously made pursuant to Section 11(a)(ii)) and dividing that product by (B) 50% of the then current per share market price of the Common Shares of such Principal Party (determined pursuant to Section 11(d) hereof) on the date of consummation of such Section 13 Event;
(ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such Section 13 Event, all the obligations and duties of the Corporation pursuant to this Agreement; (iii) the term "Corporation" shall thereafter be deemed to refer to such Principal Party; it being specifically intended that the provisions of Section 11 hereof shall apply only to such Principal Party following the first occurrence of a Section 13 Event; and (iv) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of its Common Shares) in connection with the consummation of any such transaction as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to the Common Shares thereafter deliverable upon the exercise of the Rights.

  (b) "Principal Party" shall mean

    (i) in the case of any transaction described in clause (x) or (y) of the first sentence of Section 13(a), the Person that is the issuer of any securities into which Common Shares of the Corporation are converted in such merger or consolidation, and if no securities are so issued, the Person that is the other party to such merger or consolidation (including, if applicable, the Corporation if it is the surviving corporation); and

    (ii) in the case of any transaction described in clause (z) of the first sentence of Section 13(a), the Person that is the party receiving the greatest portion of the assets or earning power transferred pursuant to such transaction or transactions; provided, however, that in any of the foregoing cases, (1) if the Common Shares of such Person are not at such time and have not been continuously over the preceding twelve (12) month period registered under Section 12 of the Exchange Act, and such Person is a direct or indirect Subsidiary of another Person the Common Shares of which are and have been so registered, "Principal Party" shall refer to such other Person; (2) in case such Person is a Subsidiary, directly or indirectly, of more than one Person, the Common Shares of two or more of which are and have been so registered, "Principal Party" shall refer to whichever of such Persons is the issuer of the Common Shares having the greatest aggregate market value; and (3) in case such Person is owned, directly or indirectly, by a joint venture formed by two or more Persons that are not owned, directly or indirectly, by the same Person, the rules set forth in (1) and (2) above shall apply to each of the chains of ownership having an interest in such joint venture as if such party were a "Subsidiary" of both or all of such joint venturers and the Principal Parties in each such chain shall bear the obligations set forth in this
  Section 13 in the same ratio as their direct or indirect interests in such Person bear to the total of such interests.

  (c) The Corporation shall not consummate any such consolidation, merger, sale or transfer unless the Principal Party shall have a sufficient number of its authorized Common Shares which have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this Section 13 and unless prior thereto the Corporation and such Principal Party shall have executed and delivered to the Rights Agent a supplemental agreement providing for the terms set forth in paragraphs (a) and
(b) of this Section 13 and further providing that, as soon as practicable after the date of any consolidation, merger, sale or transfer mentioned in paragraph (a) of this Section 13, the Principal Party at its own expense shall:

    (i) prepare and file a registration statement under the Act with respect to the Rights and the securities purchasable upon exercise of the Rights on an appropriate form, and use its best efforts to cause such registration statement to (A) become effective as soon as practicable after such filing and (B) remain effective (with a prospectus at all times meeting the requirements of the Act) until the Final Expiration Date;

    (ii) use its best efforts to qualify or register the Rights and the securities purchasable upon exercise of the Rights under the blue sky laws of such jurisdictions as may be necessary or appropriate; and

    (iii) deliver to holders of the Rights historical financial statements for the Principal Party which comply in all respects with the requirements for registration on Form 10 under the Exchange Act.

  The provisions of this Section 13 shall similarly apply to successive mergers or consolidations or sales or other transfers. The rights under this
Section 13 shall be in addition to the rights to exercise Rights and adjustments under Section 11(a)(ii) and shall survive any exercise thereof.

  (d) Notwithstanding anything in this Agreement to the contrary, Section 13 shall not be applicable to a transaction described in subparagraphs (x) and
(y) of Section 13(a) if: (i) such transaction is consummated with a Person or Persons who acquired Common Shares pursuant to a Permitted Offer (or a wholly owned Subsidiary of any such Person or Persons); (ii) the price per Common Share offered in such transaction is not less than the price per Common Share paid to all holders of Common Shares whose shares were purchased pursuant to such Permitted Offer; and (iii) the form of consideration offered in such transaction is the same as the form of consideration paid pursuant to such Permitted Offer. Upon consummation of any such transaction contemplated by this Section 13(d), all Rights hereunder shall expire.

  Section 14. Fractional Rights and Fractional Shares. (a) The Corporation shall not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For the purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Rights are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors of the Corporation. If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by the Board of Directors of the Corporation shall be used.

  (b) The Corporation shall not be required to issue fractions of Preferred Shares (other than fractions which are one one-hundredths or integral multiples of one one-hundredth of a Preferred Share) upon exercise of the Rights or to distribute certificates which evidence fractional Preferred Shares (other than fractions which are one one-hundredths or integral multiples of one one-hundredth of a Preferred Share). Fractions of Preferred Shares in integral multiples of one one-hundredth of a Preferred Share may, at the election of the corporation, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Corporation and a depositary selected by it; provided that such agreement shall provide that the holders of such depositary receipts shall have the rights, privileges and preferences to which they are entitled as beneficial owners of the Preferred Shares represented by such depositary receipts. In lieu of fractional Preferred Shares that are not one one-hundredth or integral multiples of one one-hundredth of a Preferred Share, the Corporation shall pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Preferred Share. For the purposes of this
Section 14(b), the current market value of a Preferred Share shall be the closing price of a Preferred Share (as determined pursuant to Section 11(d)(ii) hereof) for the Trading Day immediately prior to the date of such exercise.

  (c) Following the occurrence of one of the transactions or events specified in Section 11 giving rise to the right to receive Common Shares, capital stock equivalents (other than Preferred Shares) or other securities upon the exercise of a Right, the Corporation shall not be required to issue fractions of shares or units of such Common Shares, capital stock equivalents or other securities upon exercise of the Rights or to distribute certificates which evidence fractions of such Common Shares, capital stock equivalents or other securities. In lieu of fractional shares or units of such Common Shares, capital stock equivalents or other securities, the Corporation may pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of a share or unit of such Common Shares, capital stock equivalents or other securities. For purposes of this Section 14(c), the current market value shall be determined in the manner set forth in Section 11(d) hereof for the Trading Day immediately prior to the date of such exercise and, if such capital stock equivalent is not traded, each such capital stock equivalent shall have the value of one one-hundredth of a Preferred Share.

  (d) The holder of a Right by the acceptance of the Right expressly waives his right to receive any fractional Rights or any fractional share upon exercise of a Right (except as provided above).

  Section 15. Rights of Action. All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent under
Section 18 hereof, are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Common Shares), may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Corporation to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.

  Section 16. Agreement of Right Holders. Every holder of a Right, by accepting the same, consents and agrees with the Corporation and the Rights Agent and with every other holder of a Right that:

    (a) prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of the Common Shares;

    (b) after the Distribution Date, the Right Certificates are transferable only on the registry books of the Rights Agent if surrendered at the principal office or offices of the Rights Agent designated for such purpose, duly endorsed or accompanied by a proper instrument of transfer and with the appropriate form fully executed;

    (c) subject to Section 6 and Section 7(f) hereof, the Corporation and the Rights Agent may deem and treat the person in whose name the Right Certificate (or, prior to the Distribution Date, the associated Common Shares certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificate or the associated Common Shares certificate made by anyone other than the Corporation or the Rights Agent) for all purposes whatsoever, and neither the Corporation nor the Rights Agent, subject to the last sentence of Section 7(e) hereof, shall be required to be affected by any notice to the contrary; and

    (d) notwithstanding anything in this Agreement to the contrary, neither the Corporation nor the Rights Agent shall have any liability to any holder of a Right or a beneficial interest in a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, the Corporation must use its best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

  Section 17. Right Certificate Holder Not Deemed a Stockholder. No holder, as such, of any Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the Preferred Shares or any other securities of the Corporation which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a stockholder of the Corporation or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 25 hereof), or to receive dividends or other distributions or to exercise any preemptive or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

  Section 18. Concerning the Rights Agent. The Corporation agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Corporation also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises.

  The Rights Agent shall be protected and shall incur no liability for, or in respect of any action taken, suffered or omitted by it in connection with, its administration of this Agreement in reliance upon any Right Certificate or certificate for Common Shares or for other securities of the Corporation, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

  Section 19. Merger or Consolidation or Change of Name of Rights Agent. Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the stock transfer or all or substantially all of the corporate trust business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor or in the name of the successor Rights Agent; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

  In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

  Section 20. Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Corporation and the holders of Right Certificates, by their acceptance thereof, shall be bound:

    (a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Corporation), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

    (b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of an Acquiring Person and the determination of the current market price of any Security) be proved or established by the Corporation prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the Corporation and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

    (c) The Rights Agent shall be liable hereunder only for its own negligence, bad faith or willful misconduct.

    (d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Right Certificates (except its countersignature on such Right Certificates) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Corporation only.

    (e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Corporation of any covenant or condition contained in this Agreement or in any Rights Certificate; nor shall it be responsible for any adjustment required under the provisions of Section 11 or Section 13 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after receipt of the certificate described in Section 12 hereof); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Preferred Shares or Common Shares or other securities to be issued pursuant to this Agreement or any Right Certificate or as to whether any Preferred Shares or Common Shares or other securities will, when issued, be validly authorized and issued, fully paid and nonassessable.

    (f) The Corporation agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

    (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the Corporation, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such officer. Any application by the Rights Agent for written instructions from the Corporation may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent under this Rights Agreement and the date on or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any officer of the Corporation actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instruction in response to such application specifying the action to be taken or omitted.

    (h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Corporation or become pecuniarily interested in any transaction in which the Corporation may be interested, or contract with or lend money to the Corporation or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Corporation or for any other legal entity.

    (i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Corporation resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

    (j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

    (k) If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has not been completed, the Rights Agent shall not take any further action with respect to such requested exercise of transfer without first consulting with the Corporation.

  Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days' notice in writing mailed to the Corporation and to each transfer agent of the Preferred Shares or Common Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. The Corporation may remove the Rights Agent or any successor Rights Agent upon sixty (60) days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Preferred Shares or Common Shares by registered or certified mail, and to holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Corporation shall appoint a successor to the Rights Agent. If the Corporation shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Corporation), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Corporation or by such a court, shall be a corporation organized and doing business under the laws of the United States or any state of the United States, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $100,000,000 (or such lower number as approved by the Corporation's Board of Directors). After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Corporation shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Preferred Shares or Common Shares and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

  Section 22. Issuance of New Right Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Corporation may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Agreement.

  In addition, in connection with the issuance or sale of Common Shares following the Distribution Date and prior to the earliest of the Redemption Date, the Final Expiration Date and the consummation of a transaction contemplated by Section 13(d) hereof, the Corporation (a) shall with respect to Common Shares so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, or upon the exercise, conversion or exchange of securities, notes or debentures issued by the Corporation, and (b) may, in any other case, if deemed necessary or appropriate by the Board of Directors of the Corporation, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that no Right Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

  Section 23. Redemption and Termination. (a) (i) The Board of Directors of the Corporation may, at its option, redeem all but not less than all the then outstanding Rights at a redemption price of $0.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"), at any time prior to the earlier of (x) the occurrence of a Section 11(a)(ii) Event, or (y) the Final Expiration Date, and the Corporation may, at its option, pay the Redemption Price either in Common Shares (based on the current per share market price, as defined in Section 11(d) hereof, of the Common Shares at the time of redemption) or cash; provided, however, that if the Corporation elects to pay the Redemption Price in Common Shares, the Corporation shall not be required to issue any fractional Common Shares and the number of Common Shares issuable to each holder of Rights shall be rounded down to the next whole share.

  (ii) In addition, the Board of Directors of the Corporation may, at its option, at any time following a Shares Acquisition Date but prior to any
Section 13 Event, redeem all but not less than all of the then outstanding Rights at the Redemption Price in connection with any Section 13 Event in which all holders of Common Shares are treated alike and not involving (other than as a holder of Common Shares being treated like all other such holders) a Transaction Person.

  (b) In the case of a redemption permitted under Section 23(a)(i), immediately upon the date for redemption set forth (or determined in the manner specified in) in a resolution of the Board of Directors of the Corporation ordering the redemption of the Rights, evidence of which shall have been filed with the Rights Agent, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right so held. In the case of a redemption permitted only under Section 23(a)(ii), evidence of which shall have been filed with the Rights Agent, the right to exercise the Rights will terminate and represent only the right to receive the Redemption Price upon the later of ten Business Days following the giving of notice or the expiration of any period during which the rights under Section 11(a)(ii) may be exercised. The Corporation shall promptly give public notice of any such redemption; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within ten (10) days after such date for redemption set forth in a resolution of the Board of Directors ordering the redemption of the Rights, the Corporation shall mail a notice of redemption to all the holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the Corporation nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this
Section 23 and other than in connection with the purchase of Common Shares prior to the Distribution Date.

  (c) In the case of a redemption permitted under Section 23(a)(i), the Corporation may, at its option, discharge all of its obligations with respect to the Rights by (i) issuing a press release announcing the manner of redemption of the Rights in accordance with this Agreement and (ii) mailing payment of the Redemption Price to the registered holders of the Rights at their last addresses as they appear on the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the Transfer Agent of the Common Shares, and upon such action, all outstanding Rights and Right Certificates shall be null and void without any further action by the Corporation.

  Section 24. Exchange. (a) The Board of Directors of the Corporation may, at its option, at any time after the time that any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e) and Section 11(a)(ii) hereof) for Common Shares of the Corporation at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction involving either the Common Shares or the Preferred Shares occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Corporation, any Subsidiary of the Corporation, any employee benefit plan of the Corporation or any such Subsidiary, any entity holding Common Shares for or pursuant to the terms of any such plan or any trustee, administrator or fiduciary of such a plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding.

  (b) Immediately upon the action of the Board of Directors of the Corporation ordering the exchange of any Rights pursuant to subsection (a) of this Section 24 and without any further action and without any notice, the right to exercise such rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Common Shares equal to the number of such rights held by such holder multiplied by the Exchange Ratio. The Corporation shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Corporation promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Shares for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 7(e) and Section 11(a)(ii) hereof) held by each holder of Rights.

  (c) In any exchange pursuant to this Section 24, the Corporation, at its option, may substitute Preferred Shares (or equivalent preferred shares, as such term is defined in Section 11(b) hereof) for some or all of the Common Shares exchangeable for Rights, at the initial rate of one-hundredth of a Preferred Share (or equivalent preferred share) for each Common Share, as appropriately adjusted to reflect adjustments in the voting rights of the Preferred Shares pursuant to the terms thereof, so that the fraction of a Preferred Share delivered in lieu of each Common Share shall have the same voting rights as one Common Share.

  (d) The Board of Directors of the Corporation shall not authorize any exchange transaction referred to in Section 24(a) hereof unless at the time such exchange is authorized there shall be sufficient Common Shares or Preferred Shares issued but not outstanding or authorized but unissued to permit the exchange of Rights as contemplated in accordance with this Section 24.

  Section 25. Notice of Certain Events. (a) In case the Corporation shall propose (i) to pay any dividend payable in stock of any class to the holders of its Preferred Shares or to make any other distribution to the holders of its Preferred Shares (other than a regularly quarterly cash dividend), (ii) to offer to the holders of its Preferred Shares rights or warrants to subscribe for or to purchase any additional Preferred Shares or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of its Preferred Shares (other than a reclassification involving only the subdivision of outstanding Preferred Shares), (iv) to effect any consolidation or merger into or with any other Person (other than a Subsidiary of the Corporation in a transaction which does not violate Section 11(o) hereof), or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer) in one or more transactions, of 50% or more of the assets or earning power of the Corporation and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Corporation and/or any of its Subsidiaries in one or more transactions each of which does not violate Section 11(o) hereof), or (v) to effect the liquidation, dissolution or winding up of the Corporation, then, in each such case, the Corporation shall give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of such proposed action to the extent feasible and file a certificate with the Rights Agent to that effect, which shall specify the record date for the purposes of such stock dividend, or distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Preferred Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least twenty (20) days prior to the record date for determining holders of the Preferred Shares for purposes of such action, and in the case of any such other action, at least twenty (20) days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Preferred Shares, whichever shall be the earlier.

  (b) In case of a Section 11(a)(ii) Event, then (i) the Corporation shall as soon as practicable thereafter give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of the occurrence of such event, which notice shall describe such event and the consequences of such event to holders of Rights under Section 11(a)(ii) hereof and (ii) all references in the preceding paragraph (a) to Preferred Shares shall be deemed thereafter to refer also, if appropriate, to Common Shares and/or, if appropriate, other securities of the Corporation.

  Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Corporation shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

    WAI, Inc.
    100 West Fifth Street
    Tulsa, Oklahoma 74103

Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Corporation or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Corporation) as follows:

    Liberty Bank and Trust Company of Oklahoma City, N.A.
    P.O. Box 25848
    Oklahoma City, Oklahoma 73125-0848
    Attention: John Brown

Notices or demands authorized by this Agreement to be given or made by the Corporation or the Rights Agent to the holder of any Right Certificate or, if prior to the Distribution Date, to the holder of certificates representing Common Shares shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Corporation.

  Section 27. Supplements and Amendments. Prior to the Distribution Date, the Corporation and the Rights Agent shall, if the Corporation so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing Common Shares. From and after the Distribution Date, the Corporation and the Rights Agent shall, if the Corporation so directs, supplement or amend this Agreement without the approval of any holders of Right Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder or (iv) to change or supplement the provisions hereunder in any manner which the Corporation may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided, however, that this Agreement may not be supplemented or amended to lengthen, pursuant to clause
(iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Corporation which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment, provided that such supplement or amendment does not adversely affect the rights or obligations of the Rights Agent under
Section 18 or Section 20 of this Agreement. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Shares.

  Section 28. Determination and Actions by the Board of Directors, etc. The Board of Directors of the Corporation shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board, or the Corporation, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including, without limitation, a determination to redeem or not redeem the Rights or to amend the Agreement and whether any proposed amendment adversely affects the interests of the holders of Right Certificates). For all purposes of this Agreement, any calculation of the number of Common Shares or other securities outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares or any other securities of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement. All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Corporation, the Rights Agent, the holders of the Right Certificates and all other parties, and (y) not subject the Board to any liability to the holders of the Right Certificates.

  Section 29. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Corporation or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

  Section 30. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Corporation, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Corporation, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

  Section 31. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  Section 32. Governing Law. This Agreement, each Right and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Oklahoma and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

  Section 33. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

  Section 34. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the date and year first above written.

                                          WAI, Inc.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Liberty Bank and Trust Company of
                                           Oklahoma City, N.A.

                                          By: _________________________________
                                            Name:
                                            Title:

                                                                      EXHIBIT A

                  CERTIFICATE OF DESIGNATION, PREFERENCES AND
                       RIGHTS OF SERIES C PARTICIPATING
                         PREFERRED STOCK OF WAI, INC.

   (PURSUANT TO SECTION 1032 OF THE GENERAL CORPORATION ACT OF THE STATE OF
                                   OKLAHOMA)

  We, John K. Rosenberg, President, and Richard D. Terrill, Secretary of WAI, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Act of the State of Oklahoma, in accordance with the provisions of Section 1007 thereof, DO HEREBY CERTIFY as follows:

  That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, said Board of Directors
on    , 1997, voted to create a series of one million shares of Preferred
Stock designated as Series C Participating Preferred Stock:

  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation in accordance with the provisions of the Corporation's Certificate of Incorporation and Section 1032(g) of the General Corporation Law of the State of Oklahoma, the Board of Directors hereby creates a series of Preferred Stock of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof (in addition to the provisions set forth in the Corporation's Certificate of Incorporation which are applicable to the Preferred Stock of all classes and series) as follows:

  Section 1. Designation and Amount. There shall be a series of Preferred Stock, par value $0.01 per share, of the Corporation which shall be designated as "Series C Participating Preferred Stock," par value $0.01 per share, and the number of shares constituting such series shall be one million. Such number of shares may be increased or decreased by resolution of the Board of Directors or by resolution of the Executive Committee of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Participating Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

  Section 2. Dividends and Distributions.

  (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock and Preferred Stock ranking prior and superior to the Series C Participating Preferred Stock with respect to dividends, the holders of shares of Series C Participating Preferred Stock in preference to the holders of shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Corporation and any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of each fiscal quarter of the Corporation in each year or such other dates as the Board of Directors of the Corporation shall approve (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Participating Preferred Stock in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Participating Preferred Stock. In the
event the Corporation shall at any time after       , 1997 (the "Rights
Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding

Common Stock, or (iii) combine (by a reverse stock split or otherwise) the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series C Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  (B) The Corporation shall declare a dividend or distribution on the Series C Participating Preferred Stock as provided in paragraph (A) above at the time it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series C Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

  (C) So long as any shares of the Series C Participating Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series C Participating Preferred Stock shall have been declared.

  (D) The holders of the shares of the Series C Participating Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

  (E) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series C Participating Preferred Stock unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Participating Preferred Stock in an amount less than the total of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof.

  Section 3. Voting Rights. The holders of shares of Series C Participating Preferred Stock shall have the following voting rights:

  (A) Subject to the provision for adjustment hereinafter set forth, each share of Series C Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding Common Stock, or (iii) combine (by a reverse stock split or otherwise) the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series C Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  (B) Except as otherwise provided herein or by law, the holders of shares of Series C Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

  (C) (i) If at any time dividends on any Series C Participating Preferred Stock shall be in arrears in an amount equal to at least six (6) full quarterly dividends (whether or not declared and whether or not consecutive) thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series C Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series C Participating Preferred Stock) with dividends in arrears in an amount equal to at least six (6) full quarterly dividends (whether or not declared and whether or not consecutive) thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

  (ii) During any default period, such voting right of the holders of Series C Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (C)(iii) of this Section 3 or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders; provided, that neither such voting right nor the right of the holders of any other series of Preferred Stock or Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of one-third (1/3) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series C Participating Preferred Stock.

  (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board or the President of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this subparagraph (C)(iii) of Section 3 shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than ten (10) days and not later than sixty (60) days after such order or request, or in default of the calling of such meeting within sixty (60) days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this subparagraph (C)(iii) of Section 3, no such special meeting shall be called during the period within sixty (60) days immediately preceding the date fixed for the next annual meeting of the stockholders.

  (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the

Board of Directors may (except as provided in subparagraph (C)(ii) of this Section 3) be filled by a vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause
(y) of the foregoing sentence.

  (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Corporation's Certificate of Incorporation or By-laws irrespective of any increase made pursuant to the provisions of subparagraph
(C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Corporation's Certificate of Incorporation or By-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

  (D) Except as set forth herein, holders of Series C Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

  Section 4. Certain Restrictions.

  (A) Whenever quarterly dividends or other dividends or distributions payable on the Series C Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

    (i) Declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Participating Preferred Stock;

    (ii) Declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Participating Preferred Stock except dividends paid ratably on the Series C Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

    (iii) Redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Participating Preferred Stock; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Participating Preferred Stock; or

    (iv) Purchase or otherwise acquire for consideration any shares of Series C Participating Preferred Stock or any shares of stock ranking on a parity with the Series C Participating Preferred Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

  (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

  Section 5. Reacquired Shares. Any shares of Series C Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

  Section 6. Liquidation, Dissolution or Winding Up.

  (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Participating Preferred Stock unless, prior thereto, the holders of shares of Series C Participating Preferred Stock shall have received per share, the amount of $1.00, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series C Liquidation Preference"). Following the payment of the full amount of the Series C Liquidation Preference, no additional distributions shall be made to the holders of shares of Series C Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series C Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in paragraph
(C) of this Section 6 below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series C Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series C Participating Preferred Stock and Common Stock, respectively, holders of Series C Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

  (B) In the event there are not sufficient assets available to permit payment in full of the Series C Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series C Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

  (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  Section 7. Consolidation, Merger, etc. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such event the shares of Series C Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

  Section 8. No Redemption. The shares of Series C Participating Preferred Stock shall not be redeemable.

  Section 9. Ranking. The Series C Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

  Section 10. Fractional Shares. The Series C Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Participating Preferred Stock.

  Section 11. Amendment. The Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series C Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series C Participating Preferred Stock, voting separately as a class.

  Section 12. Effective Date. This Certificate of Designation, Preferences and Rights of Series C Participating Preferred Stock of WAI, Inc. shall be
effective at 5:00 P.M., Eastern Standard Time, on    , 1997.

  IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do
affirm the foregoing as true under penalties of perjury this     day of    ,
1997.

                                          By: _________________________________
                                             Name:
                                             Title:

Attest:

_____________________________________
Name:
Title:  Secretary

                                                                      EXHIBIT B

                           FORM OF RIGHT CERTIFICATE

Certificate No. R-                                                       Rights

    NOT EXERCISABLE AFTER    , 2007, OR EARLIER IF REDEEMED BY THE
  CORPORATION. THE RIGHTS ARE SUBJECT TO REDEMPTION AT $.01 PER RIGHT ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT.

    UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS ISSUED TO, OR HELD BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE THEREOF (AS DEFINED IN THE RIGHTS AGREEMENT) AND CERTAIN RELATED PERSONS, WHETHER CURRENTLY HELD BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, SHALL BECOME NULL AND VOID.

                               RIGHT CERTIFICATE

                                   WAI, INC.

  This certifies that    , or registered assigns, is the registered owner of
the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights
Agreement, dated as of    , 1997 (the "Rights Agreement"), between WAI, Inc.,
an Oklahoma corporation (the "Corporation"), and Liberty Bank and Trust Company of Oklahoma City, N.A. (the "Rights Agent"), to purchase from the Corporation at any time after the Distribution Date (as such term is defined
in the Rights Agreement) and prior to 5:00 P.M., New York City time, on    ,
2007, unless the Rights evidenced hereby shall have been previously redeemed by the Corporation, at the principal office or offices of the Rights Agent designated for such purpose, or at the office of its successor as Rights Agent, one one-hundredth of a fully paid non-assessable share of Series C Participating Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of the Corporation, at a purchase price of $80.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed. The number of Rights evidenced by this Right Certificate (and the number of one one-hundredths of a Preferred Share which may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are
the number and Purchase Price as of    , 1997 based on the Preferred Shares as
constituted at such date.

  Upon the occurrence of a Section 11(a)(ii) Event (as such term is defined in the Rights Agreement), if the Rights evidenced by this Right Certificate are beneficially owned by (i) an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined in the Rights Agreement),
(ii) a transferee of any such Acquiring Person, Associate or Affiliate who becomes a transferee after the Acquiring Person becomes such, or (iii) under certain circumstances specified in the Rights Agreement, a transferee of any such Acquiring Person, Associate or Affiliate who becomes a transferee prior to or concurrently with the Acquiring Person becoming such, such Rights shall become null and void and no holder hereof shall have any right with respect to such Rights from and after the occurrence of such Section 11(a)(ii) Event.

  As provided in the Rights Agreement, the Purchase Price and the number of one one-hundredths of a Preferred Share or other securities which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events, including Triggering Events (as such term is defined in the Rights Agreement).

  This Right Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Corporation and the holders of the Right Certificates, which limitations of rights include the temporary suspension of the exercisability of such Rights under the specific circumstances set forth in the Rights Agreement. Copies of the Rights Agreement are on file at the principal executive offices of the Corporation and the principal office or offices of the Rights Agent.

  This Right Certificate, with or without other Right Certificates, upon surrender at the principal office of the Rights Agent, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of Preferred Shares or other securities as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole Rights not exercised.

  Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be redeemed by the Corporation at a redemption price of $.01 per Right (subject to adjustment as provided in the Rights Agreement) payable in Common Shares or cash.

  The Corporation shall not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right as defined in the Rights Agreement.

  The Corporation will not be required to issue fractions of Preferred Shares (other than fractions which are one one-hundredths or integral multiples of one one-hundredth of a Preferred Share) upon exercise of the Rights or to distribute certificates which evidence fractional Preferred Shares (other than fractions which are one one-hundredths or integral multiples of one one-hundredth of a Preferred Share). In lieu of fractional Preferred Shares other than fractions that are multiples of one one-hundredth of a Share, the Corporation will pay to the registered holders of Right Certificates at the time such Rights are exercised an amount in cash equal to the same fraction of the current market value of one Preferred Share as defined in the Rights Agreement.

  No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Preferred Shares or of any other securities of the Corporation which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Corporation or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or other distributions or to exercise any preemptive or subscription rights, or otherwise, until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in the Rights Agreement.

  This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

  WITNESS the signature of the proper officers of the Corporation and its
corporate seal. Dated as of    , 1997.

[SEAL]
ATTEST:                                   WAI, Inc.

Attest:

By __________________________________     By __________________________________
  Name:                                     Name:
  Title:                                    Title:

Countersigned:

[RIGHTS AGENT]

By __________________________________
  Authorized Signatory
  Name:
  Title:

                   FORM OF REVERSE SIDE OF RIGHT CERTIFICATE

                              FORM OF ASSIGNMENT

               (To be executed by the registered holder if such
              holder desires to transfer the Right Certificate.)

FOR VALUE RECEIVED ____________________________________________________________
hereby sells, assigns and transfers unto ______________________________________
_______________________________________________________________________________
                 (Please print name and address of transferee)
_______________________________________________________________________________
this Right Certificate, together with all right, title and interest therein,
and does hereby irrevocably constitute and appoint        Attorney, to
transfer the within Right Certificate on the books of the within-named Corporation, with full power of substitution.

Dated:    ,

                                          _____________________________________
                                          Signature

Signature Guaranteed:

  Signatures must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank, savings association, credit union or trust company having an office or correspondent in the United States or other eligible guarantor institution which is a participant in a signature guarantee medallion program.

-------------------------------------------------------------------------------

  The undersigned hereby certifies that (1) the Rights evidenced by this Right Certificate are not being sold, assigned or transferred by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement) and (2) after due inquiry and to the best knowledge of the undersigned, the undersigned did not acquire the Rights evidenced by this Right Certificate from any Person who is or was an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement).

                                          _____________________________________
                                          Signature

                         FORM OF ELECTION TO PURCHASE

                   (To be executed by the registered holder if such holder desires to exercise Rights represented by the Right Certificate.)

To the Rights Agent:

  The undersigned hereby irrevocably elects to exercise Rights represented by this Right Certificate to purchase the Preferred Shares, Common Shares or such other securities issuable upon the exercise of such Rights at this time as follows:

                                 Please Insert
                                 Number of Rights To Be Exercised

     (i)    Preferred Shares Exercise
                                 __________

     (ii)   Section 11(a)(ii) Exercise
                                 __________

     (iii)  Section 13 Exercise  __________

  The undersigned requests that certificates for such Preferred Shares, Common Shares or other securities be issued in the name of:

Please insert social security
or other identifying number ___________________________________________________
-------------------------------------------------------------------------------
                 (Please print name and address of transferee)
-------------------------------------------------------------------------------

If such number of Rights shall not be all the Rights evidenced by this Right Certificate, a new Right Certificate for the balance remaining of such Rights shall be registered in the name of and delivered to:

Please insert social security
or other identifying number ___________________________________________________
-------------------------------------------------------------------------------
                 (Please print name and address of transferee)
-------------------------------------------------------------------------------

Dated:    , 19

                                          _____________________________________
                                          Signature

Signature Guaranteed:

  Signatures must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank, savings association, credit union or trust company having an office or correspondent in the United States or other eligible guarantor institution which is a participant in a signature guarantee medallion program.

  The undersigned hereby certifies that (1) the Rights evidenced by this Right Certificate are not being exercised by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement) and (2) after due inquiry and to the best knowledge of the undersigned, the undersigned did not acquire the Rights evidenced by this Rights Certificate from any Person who is or was an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement).

                                          _____________________________________
                                          Signature

-------------------------------------------------------------------------------

                                    NOTICE

  The signature on the foregoing Forms of Assignment and Election and certificates must conform to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

  In the event the certification set forth above in the Form of Assignment or the Form of Election to Purchase, as the case may be, is not completed, the Corporation and the Rights Agent will deem the Beneficial Owner of the Rights evidenced by this Right Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement) and such Assignment or Election to Purchase will not be honored.

                                                                      EXHIBIT C

                SUMMARY OF RIGHTS TO PURCHASE PREFERRED SHARES

  UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS ISSUED TO, OR HELD BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE THEREOF (AS DEFINED IN THE RIGHTS AGREEMENT) AND CERTAIN RELATED PERSONS, WHETHER CURRENTLY HELD BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, SHALL BECOME NULL AND VOID.

  On    , 1997, the Board of Directors of WAI, Inc., an Oklahoma corporation
(the "Corporation"), declared a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of Common Stock, par value $0.01 per share (the "Common Shares"), of the Corporation. The dividend is payable to the stockholders of record as of 5:00 P.M., Eastern Standard
Time, on    , 1997 (the "Record Date"), and with respect to Common Shares issued thereafter until the Distribution Date (as defined below) and, in certain circumstances, with respect to Common Shares issued after the Distribution Date. Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Corporation one one-hundredth of a share of Series C Participating Preferred Stock, par value $0.01 per share (the "Preferred Shares") at a price of $80.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights
Agreement, dated as of    , 1997 (the "Rights Agreement"), between the
Corporation and Liberty Bank and Trust Company of Oklahoma City, N.A. (the "Rights Agent").

  Initially, the Rights will be attached to all certificates representing Common Shares then outstanding, and no separate Right Certificates (as hereinafter defined) will be distributed. The Rights will separate from the Common Shares on the earliest to occur of (i) the first date of public announcement that a person or "group" has acquired beneficial ownership of 15% or more of the outstanding Common Shares (except pursuant to a Permitted Offer, as hereinafter defined); or (ii) 10 business days (or such later date as the Board may determine) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (as hereinafter defined) (the earliest of such dates being called the "Distribution Date"). A person or group whose acquisition of Common Shares causes a Distribution Date pursuant to clause (i) above is an "Acquiring Person." The first date of public announcement that a person or group has become an Acquiring Person is the "Shares Acquisition Date." "Disinterested Directors" are directors who are not officers of the Corporation and who are not Acquiring Persons or their affiliates, associates or representatives of any of them, or any Person who directly or indirectly proposed or nominated as a director of the Corporation by a Transaction Person (as defined below).

  Notwithstanding the foregoing, an Acquiring Person does not include (i) any member of the Shareholder Group, but only to the extent of Common Shares held or acquired by such Shareholder Group member in accordance with the terms of the Shareholder Agreement (as defined in the Agreement between WAI, Inc., Western Resources, Inc. and ONEOK Inc., dated December 12, 1996, as restated and amended, dated May 19, 1997), and provided that the exemption provided under this clause (i) shall permanently expire at such time as the Total Ownership Percentage of Western Resources, Inc. and its affiliates first falls below 10% or (ii) any Transferee who acquires Beneficial Ownership of Common Share from the Shareholder Group pursuant to Sections 3.4(a) or 3.4(b) of the Shareholder Agreement or who acquires Beneficial Ownership of less than 5% of the Common Share in a public offering pursuant to Section 3.4(c) of the Shareholder Agreement, but only to the extent of Common Shares acquired in accordance with the terms of the Shareholder Agreement (it being understood that, any such Transferee shall become an Acquiring Person upon the concurrent or subsequent acquisition by such Transferee, or its Affiliates or Associates, of any additional Common Shares if, after giving effect to such acquisition, and taking into account all shares Beneficially Owned by the Transferee including the shares acquired from the Shareholder Group, such Transferee would be an Acquiring Person but for the provisions of this clause (ii)) (Defined terms used in clauses (i) and (ii) above which are defined in the Shareholder Agreement shall have the same respective meanings as such terms have in the Shareholder Agreement).

  The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights) new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date (and to each initial record holder of certain Common Shares issued after the Distribution Date), and such separate Right Certificates alone will evidence the Rights.

  The Rights are not exercisable until the Distribution Date and will expire
at 5:00 P.M., New York City time, on    , 2007, unless earlier redeemed by the
Corporation as described below.

  In the event that any person becomes an Acquiring Person (except pursuant to a Permitted Offer as defined below), each holder of a Right will have (subject to the terms of the Rights Agreement) the right (the "Flip-In Right") to receive upon exercise the number of Common Shares, or, in the discretion of the Board of Directors, of one one-hundredth of a Preferred Share (or, in certain circumstances, other securities of the Corporation) having a value (immediately prior to such triggering event) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of the event described above, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or any affiliate or associate thereof will be null and void. A "Permitted Offer" is a tender or exchange offer for all outstanding Common Shares which is at a price and on terms determined, prior to the purchase of shares under such tender or exchange offer, by a Majority of Disinterested Directors to be adequate (taking into account all factors that such Disinterested Directors deem relevant) and otherwise in the best interests of the Corporation, its stockholders and its other relevant constituencies (other than the person or any affiliate or associate thereof on whose basis the offer is being made) taking into account all factors that such directors may deem relevant and (ii) any tender or exchange offer required or permitted to be made by the Shareholder Group (as defined in the Shareholder Agreement) pursuant to, and in accordance with, the Shareholder Agreement).

  In the event that, at any time following the Shares Acquisition Date, (i) the Corporation is acquired in a merger or other business combination transaction in which the holders of all of the outstanding Common Shares immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or (ii) more than 50% of the Corporation's assets or earning power is sold or transferred, in either case with or to an Acquiring Person or any affiliate or associate or any other person in which such Acquiring Person, affiliate or associate has an interest or any person acting on behalf of or in concert with such Acquiring Person, affiliate or associate, or, if in such transaction all holders of Common Shares are not treated alike, any other person, then each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right (the "Flip-Over Right") to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the Right.

  The Purchase Price payable, and the number of one-hundredths of a Preferred Share or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or
(iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

  The Purchase Price is also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional one-hundredths of a Preferred Share will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day price to the date of exercise.

  Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but, if greater, will be entitled to an aggregate dividend per share of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $1.00 per share; thereafter, and after the holders of the Common Shares receive a liquidation payment of $0.01 per share, the holders of the Preferred Shares and the holders of the Common Shares will share the remaining assets in the ratio of one hundred to 1 (as adjusted) for each Preferred Share and Common Share so held, respectively. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive one hundred times the amount received per Common Share. These rights are protected by customary antidilution provisions. In the event that the amount of accrued and unpaid dividends on the Preferred Shares is equivalent to at least six full quarterly dividends, the holders of the Preferred Shares shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the Common Shares until all cumulative dividends on the Preferred Shares have been paid through the last quarterly dividend payment date or until non-cumulative dividends have been paid regularly for at least one year.

  At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, the Corporation may redeem the rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"), which redemption shall be effective upon the action of the Board of Directors. Additionally, the Corporation may redeem the then outstanding Rights in whole but not in part, at the Redemption Price after the triggering of the Flip-in Right and before the expiration of any period during which the Flip-in Right may be exercised in connection with a merger or other business combination transaction or series of transactions involving the Corporation in which all holders of Common Shares are treated alike but not involving a Transaction Person (as defined below). Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Corporation, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders of the Corporation, stockholders may, depending upon the circumstances, recognize taxable income should the Rights become exercisable or upon the occurrence of certain events thereafter.

                                                                     APPENDIX E
                   CERTIFICATE OF INCORPORATION OF WAI, INC.

  The undersigned, in order to form a corporation pursuant to Section 1006 of the General Corporation Act of the State of Oklahoma (the "OGCA"), does hereby certify as follows:

                                     FIRST

  The name of the Corporation is WAI, Inc.

                                    SECOND

  The principal office or place of business of the Corporation in the State of Oklahoma is to be located at 100 West Fifth Street, Suite 1000, in the City of Tulsa, County of Tulsa. The name of its resident agent is The Corporation Company and the address of said resident agent is 735 First National Building, Oklahoma City, Oklahoma 73102.

                                     THIRD

  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the OGCA.

                                    FOURTH

  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 200,000,000 shares divided into two classes of which 100,000,000 shares, par value $0.01 per share, shall be designated Preferred Stock and 100,000,000 shares, par value $0.01 per share, shall be designated Common Stock.

  1. Preferred Stock.

  (a) Issuance. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, and any qualifications, limitations, or restrictions thereof.

  2. Common Stock.

  (a) Dividends. Subject to the preferential rights, if any, of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

  (b) Voting Rights. At every annual or special meeting of shareholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the Corporation.


  (c) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

                                     FIFTH

  The Corporation shall have perpetual existence.

                                     SIXTH

  The private property of the shareholders shall not be subject to the payment of the corporate debts to any extent whatever.

                                    SEVENTH

  1. The business of the Corporation shall be managed by the Board of Directors, except as otherwise required by law. The Board of Directors may by resolution or resolutions, passed by a majority of the whole Board, designate one or more committees, each committee to consist of one (1) or more of the Directors of the Corporation, which to the extent provided in said resolution or resolutions or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

  2. Initially, the Board of Directors of the Corporation shall consist of two persons. Upon the consummation of the Merger (such term having the meaning specified in the Agreement, dated as of December 12, 1996, between Western Resources, Inc. and ONEOK Inc., as the same may be further amended (the "Agreement")), the number of Directors of the Corporation shall be not less than nine (9) nor more than thirty-one (31) persons and shall be fixed from time to time by the Board of Directors. Commencing concurrently with the effective time of the Merger, the Directors shall be divided into three classes (A, B and C), as nearly equal in number as possible. The initial term of office for members of Class A shall expire at the annual meeting of shareholders in January 1998; the initial term of office for members of Class B shall expire at the next annual meeting of shareholders; and the initial term of office for members of Class C shall expire at the following annual meeting of shareholders. At each annual meeting of shareholders following such initial classification and election, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, and shall continue to hold office until their respective successors are elected and qualified. In the event of any increase in the number of Directors fixed by the Board of Directors, the additional Directors shall be so classified that all classes of Directors have as nearly equal numbers of Directors as may be possible. In the event of any decrease in the number of Directors of the Corporation, all classes of Directors shall be decreased equally as nearly as may be possible.

  3. Newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of a majority of the Directors then in office, though less than a quorum, or by the sole remaining Director, or by the shareholders at their next annual meeting or at any special meeting of shareholders called for that purpose. Each Director so chosen shall hold office until the expiration of the term of the Director, if any, whom he has been chosen to succeed or if none, until the expiration of the term of the class assigned to the additional directorship to which he has been elected, or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any Director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding Voting Shares (as defined in Article Tenth).

  4. The shareholders and Directors of the Corporation may hold their meetings and have an office or offices outside of the State of Oklahoma if the By-Laws so provide.

  5. None of the Directors need be a shareholder of the Corporation or a resident of the State of Oklahoma.

  6. The By-Laws or any By-Law may be adopted, amended or repealed only by the affirmative vote of not less than a majority of the Directors then in office at any regular or special meeting, or by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding Voting Shares, voting as a single class, at any annual meeting or any special meeting called for that purpose.

  7. The Board of Directors shall have power from time to time to set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose, and to abolish such reserve in the manner in which it was created and to fix and determine and to vary the amount of the working capital of the Corporation, and to direct and determine the use and disposition of the working capital and of any surplus or net profits over and above the capital stock paid in.

  8. The shareholders and the Board of Directors shall have power to keep the books, documents and papers of the Corporation outside of the State of Oklahoma, except as otherwise required by the laws of the State of Oklahoma.

  9. The Board of Directors from time to time shall determine whether and to what extent and at what times and places, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the shareholders, and no shareholders shall have any right to inspect any account, book or documents of the Corporation except as conferred by statute or as authorized by resolution of the Board of Directors.

  10. In the absence of fraud, no contract or other transaction of the Corporation shall be affected or invalidated in any way by the fact that any of the Directors of the Corporation are in any way interested in or connected with any other party to such contract or transaction or are themselves parties to such contract or transaction, provided that such interest shall be fully disclosed or otherwise known to the Board of Directors at the meeting of said Board at which such contract or transaction is authorized or confirmed, and provided further that at the meeting of the Board of Directors authorizing or confirming such contract or transaction there shall be present a quorum of Directors not so interested or connected and such contract or transaction shall be approved by a majority of such quorum, and no such interested Director shall vote on any such contract or transaction. Any contract, transaction or act of the Corporation or of the Board of Directors or of any committee thereof which shall be ratified by a majority of a quorum of the shareholders of the Corporation having voting power at any annual meeting, or any special meeting called for such purpose, shall be as valid and as binding as though ratified by every shareholder of the Corporation. Any Director of the Corporation may vote upon any contract or other transaction between the Corporation and any subsidiary corporation without regard to the fact that he is also a Director of such subsidiary corporation. No contract or agreement between the Corporation and any other corporation or party which owns a majority of the capital stock of the Corporation or any subsidiary of any such other corporation shall be made or entered into without the affirmative vote of a majority of the whole Board of Directors at a regular meeting of the Board.

  11. Notwithstanding anything to the contrary in the foregoing paragraph 10, in the case of contracts, transactions and acts of the Corporation, of the Board of Directors or of committees thereof that require shareholder approval under any provision of this Certificate or of applicable law by a higher proportion of the voting power of the outstanding Voting Shares than a majority of a quorum of the shareholders, ratification by the shareholders of such contracts, transactions and acts shall require the affirmative vote of such higher proportion of such voting power, and any contract, transaction, act or agreement referred to in such paragraph 10 shall be subject to any such applicable provisions of the Certificate or of applicable law.

  12. All salaries and compensation paid by the Corporation to its Directors and executive officers shall be fixed from time to time by the Board of Directors at a meeting of the Board to be held as provided by the By-Laws, and any payment of any character to any Director or executive officer of the Corporation or any contract made with such Director or executive officer must be approved by a majority of the whole Board of Directors at a regular meeting of the Board, before such payment is made or contract executed.

  13. No Director shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty by such Director as a Director, except (i) for breach of the Director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 1053 of Title 18 of the OGCA, or (iv) for any transaction from which the Director derived an improper personal benefit. Any repeal or modification of this paragraph 13 shall not adversely affect any right to protection of a Director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

  14. The affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding Voting Shares shall be required to amend, repeal, or adopt any provision inconsistent with paragraphs 2, 3, 6, 11 or 13 of this Article SEVENTH or this paragraph 14.

                                    EIGHTH

  Whenever compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Oklahoma may, on the application in a summary way of this Corporation or of any creditor or shareholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 1106 of Title 18 of the OGCA, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 1100 of Title 18 of the OGCA, order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, to be summoned in such manner as the said Court directs. If holders of liabilities representing three-fourths (3/4) in value of the creditors or class of creditors and/or if holders of shares representing three-fourths (3/4) of the shares held by such shareholders or class of shareholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of this Corporation, as the case may be, and also on this Corporation.

                                     NINTH

  Other than as set forth in the Shareholder Agreement (the "Shareholder Agreement"), to be entered into by the Corporation and Western Resources, Inc. pursuant to the Agreement, no holder of stock of the Corporation of any class shall have any preferential, preemptive or other right to subscribe for or to purchase from the Corporation any stock of the Corporation of any class whether or not now authorized, or to purchase any bonds, certificates of indebtedness, debentures, notes, obligations or other securities which the Corporation may at any time issue, whether or not the same shall be convertible into stock of the Corporation of any class or shall entitle the owner or holder to purchase stock of the Corporation of any class.

                                     TENTH

  1. Higher Vote for Certain Business Combinations. At any time after consummation of the Merger, a Business Combination (as hereinafter defined) with or upon a proposal by a Related Person (as hereinafter defined) shall require, in addition to such approvals as are required by law, the approval of the Business Combination by either (a) a majority vote of all of the Independent Directors or (b) the holders of at least two-thirds (66 2/3%) of the shares otherwise entitled to vote as a single class with the Common Stock to approve such Business Combination (the "Applicable Shares"), excluding any shares owned by such Related Person; provided, however, that the provisions of this Article Tenth shall not apply (i) to any Related Person who becomes a Related Person pursuant to a single transaction in which such Related Person acquires 85% of the Applicable Shares then outstanding in a single transaction and (ii) to the Shareholder Group (as such term is defined in the Shareholder Agreement) after the termination of the Shareholder Agreement to the extent the Shareholder Group acquires, in a single transaction, an amount of Applicable Shares equal to the difference between (a) 85% of the then outstanding Applicable Shares and (b) the amount of Applicable Shares owned by the Shareholder Group on the date the Shareholder Agreement is terminated; provided, further, that for the purpose of the immediately preceding proviso, Applicable Shares owned by (i) persons who are directors and also officers of the Corporation and (ii) employee stock plans, shall be excluded.

  2. Certain Definitions. For purposes of this Article TENTH:

    (a) A "person" shall mean any individual, firm, corporation or other entity, or a group of "persons" acting or agreeing to act together in the manner set forth in Rule 13d-5 under the Securities Exchange Act of 1934, as in effect on January 1, 1997 (the "1934 Act").

    (b) The term "Business Combination" shall mean any of the following transactions, when entered into by the Corporation or a subsidiary of the Corporation with, or upon a proposal by, a Related Person:

      (1) The merger or consolidation of the Corporation or any subsidiary of the Corporation; or

      (2) The sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one or a series of transactions) of any assets of the Corporation or any subsidiary of the Corporation having an aggregate fair market value of Five Million Dollars ($5,000,000) or more; or

      (3) The issuance or transfer by the Corporation or any subsidiary of the Corporation (in one or a series of transactions) of securities of the Corporation or that subsidiary having an aggregate fair market value of Five Million Dollars ($5,000,000) or more, provided that issuances of Common Stock pursuant to conversions of Preferred Stock shall not be deemed a "Business Combination"; or

      (4) The adoption of a plan or proposal for the liquidation or dissolution of the Corporation; or

      (5) The reclassification of securities (including a reverse stock split), recapitalization, consolidation or any other transaction (whether or not involving a Related Person) which has the direct or indirect effect of increasing the voting power, whether or not then exercisable, of a Related Person in any class or series of capital stock of the Corporation or any subsidiary of the Corporation; or

      (6) Any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing.

    (c) The term "Related Person" shall mean any person (other than the Corporation, a subsidiary of the Corporation or any profit sharing, employee stock ownership or other employee benefit plan of the Corporation or a subsidiary of the Corporation or any trustee of or fiduciary with respect to any such plan acting in such capacity) that is the direct or indirect beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the 1934 Act) of more than ten percent (10%) of the outstanding Voting Shares of the Corporation and any Affiliate or Associate of any such person.

    (d) The term "Independent Director" shall mean any member of the Board of Directors who is not affiliated with or nominated by a Related Person.

    (e) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the 1934 Act.

    (f) The term "Voting Shares", at any time, shall mean the Common Stock and shares of any other class of capital stock of the Corporation then entitled to vote generally in the election of directors.

    (g) A majority of all Independent Directors shall have the power to make all determinations with respect to this Article TENTH, including, without limitation, the transactions that are Business Combinations, the persons who are Related Persons, the time at which a Related Person became a Related Person, and the fair market value of any assets, securities or other property, and any such determinations of such directors shall be conclusive and binding.

  3. Applicability of the OGCA. Section 1090.3 of Title 18 of the OGCA shall be applicable to this Corporation.

  4. No Effect on Fiduciary Obligations of Related Persons. Nothing contained in this Article TENTH shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

  5. Amendment, Repeal, etc. The affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding Voting Shares of the Corporation, voting together as a single class, shall be required in order to amend, repeal or adopt any provision inconsistent with this Article TENTH.

                                   ELEVENTH

  1. At any time after consummation of the Merger, unless otherwise specifically provided in this Certificate (including any Certificate of Designation with respect to any class or series of Preferred Stock), any action required or permitted to be taken by the shareholders of the Corporation must be effected by a vote of the shareholders at a duly called annual meeting or special meeting called for that purpose and may not be effected by any consent in writing of such shareholders.

  2. The affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding Voting Shares, voting as a single class, shall be required to amend, repeal, or adopt any provision inconsistent with this Article ELEVENTH.

  3. The name and mailing address of the Incorporator is as follows:

    Name

                                          Mailing Address

    Richard Terrill                       c/o Western Resources, Inc.
                                          818 Kansas Avenue
                                          Topeka, Kansas 66612


  4. The initial directors of the Corporation consist of John K. Rosenberg and Richard Terrill and their mailing address is as follows:

    c/o Western Resources, Inc.
    818 Kansas Avenue
    Topeka, Kansas 66612

  IN WITNESS WHEREOF, I have hereunto set my hand this 16th day of May, 1997 and I affirm that the foregoing certificate is my act and deed and that the facts stated therein are true.


                                          /s/ Richard D. Terril
                                          _____________________________________
                                          Name: Richard D. Terrill,
                                          Incorporator

                                                                     APPENDIX F

               FAIRNESS OPINION OF PAINEWEBBER INCORPORATED

December 11, 1996

Board of Directors
ONEOK Inc.
100 West Fifth Street
Tulsa, OK 74103

Madames and Gentlemen:

  ONEOK Inc. (the "Company") and Western Resources, Inc. ("Western") have entered into an Agreement and Plan of Merger (the "Agreement") pursuant to which (i) the Company will merge with and into a newly formed company ("New Oneok") with the stockholders of the Company receiving an aggregate of approximately 55% of the fully diluted common stock of New Oneok in exchange for their shares and (ii) Western will contribute certain gas assets (the "Western Gas Assets") to New Oneok in exchange for (a) approximately 9.9% of the fully diluted common stock of New Oneok, (b) New Oneok preferred stock convertible into approximately 35.1% of the fully diluted common stock of New Oneok upon a Regulatory Change (as defined in the Agreement) at Western's option and (c) the assumption by New Oneok of certain indebtedness of Western in the aggregate amount of $35 million. In connection with the Agreement, Western and New Oneok propose to enter into a Shareholder Agreement (the "Shareholder Agreement") pursuant to which, among other things, Western has agreed to certain standstill provisions relating to New Oneok's securities and corporate governance. The aforementioned transactions contemplated by the Agreement and the Shareholder Agreement are collectively referred to herein as the "Transaction".

  You have asked us whether or not, in our opinion, the proposed Transaction is fair to the shareholders of the Company from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed, among other public information, the Company's Annual Reports, Forms 10-K and related financial information for the four fiscal years ended August 31, 1996;

    (2) Reviewed, among other public information, Western's Annual Reports, Forms 10-K and related financial information for the four fiscal years ended December 31, 1995 and Western's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1996;

    (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and the Western Gas Assets, furnished to us by the Company and Western, respectively;

    (4) Conducted discussions with members of senior management of the Company and Western concerning their respective businesses and prospects;

    (5) Reviewed the historical market prices and trading activity for the Company's shares and compared such prices and trading activity with those of certain publicly traded companies which we deemed to be relevant;

    (6) Compared the financial position and operating results of the Company and the Western Gas Assets with that of certain publicly traded companies which we deemed to be relevant;

    (7) Compared the financial terms of the Transaction with the financial terms of certain other business combinations which we deemed to be relevant;

    (8) Considered the potential pro forma effects of the Transaction on the Company;

    (9) Reviewed the draft of the Agreement dated December 10, 1996 and the draft of the Shareholder Agreement dated December 2, 1996;

    (10) Reviewed an independent third party's analysis, dated September 15, 1995, of potential stand-alone operational efficiencies of the Western Gas Assets; and

    (11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary including our assessment of regulatory, general economic, market and monetary conditions.

  In preparing our opinion, we have relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to us by the Company and Western and we have not independently verified the same. We have assumed that the financial forecasts examined by us were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company and Western as to the future performance of the Company and the Western Gas Assets, respectively. We have also assumed, with your consent, that: (i) the contribution of the Western Gas Assets will be accounted for under the purchase method of accounting and (ii) any material liabilities (contingent or otherwise, known or unknown) of the Company and the Western Gas Assets are as set forth in the consolidated financial statements of the Company and the Western Gas Assets, respectively. We have not made an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Western Gas Assets, nor have we been furnished with any such appraisals. Our opinion is based upon economic, monetary and market conditions existing on the date hereof. Furthermore, we express no opinion as to the price or trading range at which the common shares of the Company or New Oneok will trade from the date hereof.

  Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Transaction. This opinion does not address the relative merits of the Transaction and other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Transaction or the decision of the Board of Directors of the Company to proceed with the Transaction.

  This opinion has been prepared solely for the use of the Board of Directors of the Company and shall not be reproduced, summarized, described or referred to or given to any other person or otherwise made public without the prior written consent of PaineWebber Incorporated; provided, however, that this letter may be reproduced in full in a proxy statement/prospectus relating to the Transaction.

  PaineWebber Incorporated is currently acting as financial advisor to the Company in connection with the Transaction and will receive a fee upon the delivery of this opinion. In the past, PaineWebber Incorporated and its affiliates have provided investment banking services to the Company and have received fees for rendering these services.

  In the ordinary course of our business, we may trade the securities of the Company and Western for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

  On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the proposed Transaction is fair to the shareholders of the Company from a financial point of view.

                                          Very truly yours,

                                          /s/ PAINEWEBBER INCORPORATED

                                          PAINEWEBBER INCORPORATED

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Registrant, as an Oklahoma corporation, is empowered by section 1031 of the Oklahoma General Corporation Act of the State of Oklahoma (the "OGCA"), subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. Article VIII of the By-laws of New ONEOK provides that directors and officers of New ONEOK shall be indemnified by New ONEOK to the fullest extent permitted by Oklahoma law as now or hereafter in force, including the advance of related expenses. If any determination is required under applicable law as to whether a director or officer is entitled to indemnification, such determination shall be made by the Board, by vote of a quorum of disinterested directors, or by independent legal counsel by written opinion or by shareholders.

  The Certificate of Incorporation of New ONEOK provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which would involve intentional misconduct or a knowing violation of law,
(iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

  In addition, Article VIII of the By-laws of New ONEOK provides for indemnification of directors and officers, including indemnification of directors and officers that are a party to a proceeding in whole or in part attributable to (a) the fact that he is or was a director or officer of the Registrant or was serving at the request of the Registrant or (b) anything done or not done by such person in any such capacity against losses if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

  New ONEOK and WRI will enter into a Registration Right Agreement on the Closing Date which provides for indemnification of New ONEOK's directors, officers, employees and controlling person, if any, in any offering or sale of shares of Common Stock, obtainable upon conversion of the Series A Convertible Preferred Stock or Series B Convertible Preferred Stock, against any claims (including amounts paid in settlement), or actions or proceedings in respect thereof, arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in such registration statement or prospectus contained therein, or any document incorporated by reference therein, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to New ONEOK by WRI or such agent or underwriter expressly for use therein.

  New ONEOK maintains directors and officers insurance on behalf of its directors, officers and certain other persons against any liability asserted against them in any such capacity.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  Set forth below is a list of the exhibits included as part of this Registration Statement.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  **2.1  Agreement, dated as of December 12, 1996, among Western Resources,
          Inc., WAI, Inc. and ONEOK Inc., as amended and restated as of May 19,
          1997 (included as Appendix A to the Proxy Statement/Prospectus)
  **2.2  Form of Shareholder Agreement between Western Resources, Inc. and WAI,
          Inc. (included as Appendix B to the Proxy Statement/Prospectus)
  **2.3  Form of Rights Agreement between WAI, Inc. and Liberty Bank and Trust
          Company of Oklahoma City, N.A., as rights agent (included as Appendix
          D to the Proxy Statement/Prospectus)
  **3.1  Certificate of Incorporation of WAI, Inc., as effective May 16, 1997
          (included as Appendix E to the Proxy Statement/Prospectus)
   *3.2  By-laws of WAI, Inc., as effective May 19, 1997
  **3.3  Form of the Certificates of Designations of the Convertible Preferred
          Stock to the Certificate of Incorporation of New ONEOK (included as
          Appendix C to the Proxy Statement/Prospectus)
   *3.4  Form of Registration Rights Agreement between WAI, Inc. and Western
          Resources, Inc.
  **5.1  Form of Opinion of Gable Gotwals Mock Schwabe Kihle Gaberino
  **5.2  Opinion of PaineWebber Incorporated, financial advisor of ONEOK
          (included as Appendix F to the Proxy Statement/Prospectus)
  **8.1  Form of Opinion of Fried, Frank, Harris, Shriver & Jacobson re: tax
          matters
  *12.1  Computation of Ratio of Earnings to Combined Fixed Changes and
          Preferred Stock Dividend Requirements
  *12.2  Computation of Pro Forma Ratio of Earnings to Combined Fixed Charges
          and Preferred Stock Dividend Requirements
 **23.1  Consent of KPMG Peat Marwick LLP, independent public accountants of
          ONEOK
 **23.2  Consent of Arthur Andersen LLP, independent public accountants of WRI
  *23.3  Consent of Gable Gotwals Mock Schwabe Kihle Gaberino
 **23.4  Consent of PaineWebber Incorporated
  *23.5  Consent of Fried, Frank, Harris, Shriver & Jacobson
 **99.1  Proxy Card

--------

 * Previously filed with Form S-4 Registration Statement.

** Filed herewith.

FINANCIAL STATEMENT SCHEDULES

ITEM 22. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

  (4) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

  (5) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective; and

  (7) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the foregoing provisions or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, WAI, INC. HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE COUNTY OF SHAWNEE, STATE OF KANSAS, ON THE 1ST DAY OF JULY, 1997.

                                          WAI, Inc.

                                                  /s/ John K. Rosenberg
                                          By: _________________________________
                                              JOHN K. ROSENBERG PRESIDENT AND
                                                         DIRECTOR

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

              SIGNATURE                        TITLE                 DATE

        /s/ John K. Rosenberg          President and
 ____________________________________   Director                 July 1, 1997
          JOHN K. ROSENBERG

       /s/ Richard D. Terrill          Treasurer, Secretary
 ____________________________________   and Director             July 1, 1997
         RICHARD D. TERRILL

                                    EXHIBITS

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  **2.1  Agreement, dated as of December 12, 1996, among Western Resources,
          Inc., WAI, Inc. and ONEOK Inc., as amended and restated as of May 19,
          1997 (included as Appendix A to the Proxy Statement/Prospectus)
  **2.2  Form of Shareholder Agreement between Western Resources, Inc. and WAI,
          Inc. (included as Appendix B to the Proxy Statement/Prospectus)
  **2.3  Form of Rights Agreement between WAI, Inc. and Liberty Bank and Trust
          Company of Oklahoma City, N.A., as rights agent (included as Appendix
          D to the Proxy Statement/Prospectus)
  **3.1  Certificate of Incorporation of WAI, Inc., as effective May 16, 1997
          (included as Appendix E to the Proxy Statement/Prospectus)
   *3.2  By-laws of WAI, Inc., as effective May 19, 1997
  **3.3  Form of the Certificates of Designations of the Convertible Preferred
          Stock to the Certificate of Incorporation of New ONEOK (included as
          Appendix C to the Proxy Statement/Prospectus)
   *3.4  Form of Registration Rights Agreement between WAI, Inc. and Western
          Resources, Inc.
  **5.1  Opinion of Gable Gotwals Mock Schwabe Kihle Gaberino
  **5.2  Opinion of PaineWebber Incorporated, financial advisor of ONEOK
          (included as Appendix F to the Proxy Statement/Prospectus)
  **8.1  Form of Opinion of Fried, Frank, Harris, Shriver & Jacobson re: tax
          matters
  *12.1  Computation of Ratio of Earnings to Combined Fixed Changes and
          Preferred Stock Dividend Requirements
  *12.2  Computation of Pro Forma Ratio of Earnings to Combined Fixed Charges
          and Preferred Stock Dividend Requirements
 **23.1  Consent of KPMG Peat Marwick LLP, independent public accountants of
          ONEOK
 **23.2  Consent of Arthur Andersen LLP, independent public accountants of WRI
  *23.3  Consent of Gable Gotwals Mock Schwabe Kihle Gaberino
 **23.4  Consent of PaineWebber Incorporated
  *23.5  Consent of Fried, Frank, Harris, Shriver & Jacobson
 **99.1  Proxy Card

--------

 *Previously filed with Form S-4 Registration Statement.

**Filed herewith.